UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant
Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Securities and Exchange Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to §240.14a-11(c) of §240.14a-12

Net2Phone, Inc.

(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $ 10,863.54

(2)	Form, Schedule or Registration Statement No.: Schedule TO / 13E –3 (SEC File No. 005 – 56655)

(3)	Filing Party: NTOP Acquisition, Inc. and IDT Corporation

(4)	Date Filed: November 10, 2005

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURE CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NET2PHONE, INC.

CONSENT SOLICITATION STATEMENT

SOLICITATION OF WRITTEN CONSENTS OF STOCKHOLDERS

MARCH 7, 2006

INTRODUCTION

These solicitation materials and the enclosed consent cards are being mailed in connection with the solicitation of written consents of stockholders by the board of directors of Net2Phone, Inc., a Delaware corporation. Net2Phone, Inc. is referred to as the “Company,” “we,” “our,” or “us” in this Solicitation Statement. The mailing address of our principal executive offices is 520 Broad Street, Newark, New Jersey 07102.

Stockholders are being asked to consider and act upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 17, 2006, among IDT Corporation, NTOP Acquisition, Inc. and the Company, providing for the acquisition of the Company by IDT Corporation. A copy of the merger agreement is included as Annex A to this Solicitation Statement. If our stockholders adopt the merger agreement and the other condition in the merger agreement, related to the absence of any law, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the merger (the “Second Condition”), is satisfied, NTOP Acquisition, Inc. will merge with and into the Company and each issued and outstanding share of the Company’s common stock and Class A common stock (other than shares held by IDT Corporation and its subsidiaries and any shares with respect to which appraisal rights have been properly perfected under Delaware law) will be converted into the right to receive $2.05 in cash, without interest and less any applicable withholding taxes. As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly-owned subsidiary of IDT Corporation. IDT Corporation is referred to as “IDT” in this Solicitation Statement.

This Solicitation Statement provides you with detailed information about the proposed merger and this solicitation of written consents. Please give this material your careful and prompt attention. You also may obtain more information about the Company from documents that we have filed with the Securities and Exchange Commission (the “Commission”).

The Company’s board of directors, based on the recommendation of a committee consisting of three independent directors and by unanimous vote and after careful consideration, (i) has approved the merger agreement and the transactions contemplated thereby, including the merger, and (ii) has determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and our stockholders (other than IDT and its subsidiaries). Accordingly, the Company’s board of directors unanimously recommends that our stockholders grant their written consent “FOR” the approval and adoption of the merger agreement and the merger.

The consent of a majority of the voting power of our outstanding stock is required to adopt the merger agreement and approve the merger. The merger has not been structured so that approval of at least a majority of unaffiliated stockholders is required. As of March 3, 2006, shares beneficially owned by IDT represented approximately 87.2% of the voting power of our outstanding capital stock. IDT has committed to grant its consent in favor of the merger agreement and the merger. The consent of the shares controlled by IDT is sufficient under Delaware law and our certificate of incorporation to adopt the merger agreement and approve the merger. Accordingly, if the other condition in the merger agreement is satisfied, we are likely to complete the merger whether or not you grant your consent.

If you so choose, you will be entitled to exercise appraisal rights upon completion of the merger so long as you take all the steps required to perfect your rights under Delaware law.

Our Independent Committee has fixed March 3, 2006 as the record date for determining the shareholders entitled to grant consents. At the close of business on the record date, 49,649,242 shares of our common stock were outstanding and entitled to grant consents, and 28,909,500 shares of Class A common stock were outstanding and entitled to grant consents.

Any shareholder granting a consent has the power to revoke it at any time before March 10, 2006 (or, if earlier, the date on which at least the minimum number of shares have consented in order to approve the merger) by delivering written notice of such revocation to our Secretary at our offices.

We will pay the expenses of soliciting consents, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares. In addition to the use of the mails, some of our directors, officers and regular employees, without extra compensation, may solicit consents by telephone, fax, e-mail and in person.

These solicitation materials will be first mailed to shareholders of record beginning on approximately March 7, 2006.

Consents are to be submitted by no later than March 10, 2006 to our consent tabulator, ADP Investor Communications Services, 51 Mercedes Way, Edgewood, NY 11717.

All information contained in this Solicitation Statement concerning IDT, NTOP Acquisition or their affiliates (other than the Company), or actions or events with respect to any of them, was provided for inclusion herein by IDT or obtained from reports or statements filed by IDT, NTOP Acquisition or their affiliates with the Commission.

Our Annual Report on Form 10-K for the year ended July 31, 2005 is included as Annex E to this Solicitation Statement, our Quarterly Report on Form 10-Q for the quarter ended October 31, 2005 is included as Annex F to this Solicitation Statement, our Current Report on Form 8-K filed on February 21, 2006 is included as Annex G to this Solicitation Statement, our Current Report on Form 8-K filed on March 7, 2006 is included as Annex H to this Solicitation Statement and Exhibit 99.1 to our Current Report on Form 8-K filed on March 7, 2006 is included as Annex I to this Solicitation Statement. Other than Annex I to this Solicitation Statement, the exhibits to the Form 10-K, Form 10-Q and Form 8-Ks are not included as part of the Annexes, but they can be viewed on EDGAR at www.sec.gov or, if you request us in writing, we will send copies of them to you free of charge.

SUMMARY TERM SHEET

This summary does not contain all of the information that may be important to you. You should carefully read the entire Solicitation Statement, including the documents that are annexed to this Solicitation Statement.

The Parties to the Merger:

Net2Phone, Inc.

Net2Phone is a leading provider of Voice over Internet Protocol, or VoIP, communications services. Since our formation in 1995 as a division of IDT, we have evolved from a pioneer developer of PC-to-telephone calling services over the Internet to a next generation provider of high quality voice and enhanced communication services throughout the world. We use VoIP technology, including PacketCable, SIP and wireless solutions, to transmit digital voice communications over managed data networks and the Internet. We provide partners with SIP-based broadband telephony solutions, calling cards, prefix dialing and enterprise services in over 100 countries. We provide our cable operator customers with a PacketCable or SIP-based platform that delivers a high quality service with a variety of features.

IDT Corporation

IDT is a multinational telecommunications, entertainment and technology company. IDT’s subsidiary IDT Telecom, Inc. (“IDT Telecom”), by means of its own international telecommunications backbone and fiber optic network infrastructure, provides retail and wholesale telecommunications services, such as integrated and competitively priced international and domestic long distance and domestic all-distance telephony, carrier services and prepaid and rechargeable calling cards in the United States and abroad and private label retail calling cards. IDT Entertainment is the IDT subsidiary that is focused on developing, acquiring, producing and distributing computer-generated and traditionally animated productions and live-action productions for the film, television and direct-to-consumer markets. IDT Capital is the IDT division principally responsible for developing, incubating and, in some cases, operating IDT’s new or innovative business ideas, such as radio operations, brochure distribution, energy, customer contact service, real estate and new technologies. IDT Spectrum is IDT’s division that owns and markets IDT’s fixed wireless spectrum and related assets; it holds a significant number of licenses for commercial fixed wireless spectrum in the United States. IDT’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols “IDT” and “IDT.C,” respectively. IDT directly and through its wholly-owned subsidiaries beneficially owned 64,833,264 shares of our capital stock representing approximately 82.5% of our outstanding capital stock and approximately 87.2% of our voting interest as of March 3, 2006. When this Solicitation Statement refers to IDT and its subsidiaries or affiliates, such term does not include the Company and its subsidiaries.

Howard S. Jonas, Vice-Chairman of the Company’s board of directors, and James A. Courter, a director of the Company, may be deemed to be participants in this transaction pursuant to Rule 13e-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) because they are members of the board of directors of IDT. We refer to Messrs. Jonas and Courter in this Solicitation Statement as the “Individual 13e-3 Affiliates.”

NTOP Acquisition, Inc.

NTOP Acquisition, Inc., a wholly-owned subsidiary of IDT, was created solely for the purpose of making a tender offer for our common stock, which was completed after a subsequent offering period that expired on January 27, 2006, and effecting the merger. In the merger, NTOP Acquisition, Inc. will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of IDT. NTOP Acquisition, Inc. is referred to in this Solicitation Statement as “NTOP Acquisition.” The tender offer by IDT through NTOP Acquisition for shares of our common stock, which was completed after a subsequent offering period that expired on January 27, 2006, is referred to in this Solicitation Statement as the “IDT tender offer.”

IDT, NTOP Acquisition and the Individual 13e-3 Affiliates are sometimes referred to in this Solicitation Statement as the “IDT Parties.”

Terms of the Merger (See Page 83)

Pursuant to the merger agreement, IDT will acquire each share of our outstanding common stock and Class A common stock for $2.05 in cash, without interest and less any applicable withholding taxes, (other than shares held by IDT and its subsidiaries and any shares with respect to which appraisal rights have been properly perfected under Delaware law) through the merger of its wholly-owned subsidiary, NTOP Acquisition, with and into the Company. The consideration of $2.05 per share of our capital stock in cash, without interest and less any applicable withholding taxes, is referred to in this Solicitation Statement as the “merger consideration.” All outstanding options to purchase shares of our common stock, whether vested or unvested, will be cancelled at the effective time of the merger, and each holder will be entitled to receive a cash payment equal to the excess, if any, of the merger consideration over the exercise price of the options. In addition, all restrictions under our 1999 Amended and Restated Stock Option and Incentive Plan (the “1999 Plan”) applicable to any outstanding shares of our common stock will lapse immediately prior to the effective time of the merger, and the holders thereof will receive the merger consideration in respect of such shares. At the closing of the merger, we will become a wholly-owned subsidiary of IDT, and NTOP Acquisition will cease to exist as a separate entity.

Shares of our common stock, par value $0.01 per share, are referred to in this Solicitation Statement as our “common stock,” and shares of our Class A common stock, par value $0.01 per share, are referred to in this Solicitation Statement as our “Class A common stock.” Our common stock and our Class A common stock are referred to in this Solicitation Statement as our “capital stock.” Shares of our capital stock not beneficially owned by IDT are referred to in this Solicitation Statement as “unaffiliated stock,” and the holders thereof as the “unaffiliated stockholders.”

Independent Committee of our Board of Directors

Certain directors and executive officers of the Company have actual or potential conflicts of interest in connection with the merger. Because certain of our directors have financial and other interests that may be different from, and in addition to, your interests in the merger, our board of directors decided that, in order to protect the interests of our unaffiliated stockholders in evaluating and negotiating the IDT tender offer and the merger agreement, a committee of independent directors who are not affiliated with IDT or its affiliates, and who have no material financial interest in either the IDT tender offer or the merger, should be delegated those tasks and, if appropriate, recommend the IDT tender offer to our shareholders or the merger and the terms of the merger agreement to our entire board of directors. The committee of independent directors designated by our board of directors to consider the IDT tender offer and the merger is referred to in this Solicitation Statement as the “Independent Committee.”

Consent Required (See Page 80)

In order for the merger to be completed, the merger agreement and the merger must be approved and adopted by written consents representing a majority of the voting power of our capital stock outstanding on the record date for the solicitation of written consents described in this Solicitation Statement. For this solicitation of written consents, abstentions will have the same effect as a vote against approval and adoption of the merger agreement and the merger. The merger has not been structured so that approval of at least a majority of unaffiliated stockholders is required. As of March 3, 2006, shares beneficially owned by IDT represented approximately 87.2% of the voting power of our outstanding capital stock. IDT has committed to grant its consent in favor of the merger agreement and the merger. The consent of the shares controlled by IDT is sufficient under Delaware law and our certificate of incorporation to adopt the merger agreement and approve the merger. In addition, as of March 3, 2006, our directors and executive officers together beneficially owned approximately 682,135 shares of our common stock (excluding beneficial ownership of shares of common stock issuable in respect of options having an exercise price in excess of the merger consideration and shares of capital stock attributable through IDT or any subsidiary of IDT), which represented approximately 0.6% of the voting power of our outstanding capital stock as of such date. Each of our directors and executive officers who is a stockholder of Net2Phone (other than Arthur Dubroff, who had not made a determination as of March 7, 2006) has told us that he will grant his consent in favor of the merger agreement and the merger. Accordingly, if the Second Condition is satisfied, we are likely to complete the merger whether or not you grant your consent.

Recommendation of the Independent Committee and our Board of Directors (See Page 43)

After careful consideration, and in light of the factors described in the section of this Solicitation Statement entitled “SPECIAL FACTORS—Reasons for our Board of Directors’ Determination; Fairness of the Merger,” our board of directors, based on the recommendation of the Independent Committee, has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of the Company and our stockholders (other than IDT and its subsidiaries). Our board of directors recommends that you grant your consent “FOR” the approval and adoption of the merger agreement and the merger.

For a discussion of the material factors considered by the Independent Committee and our board of directors in reaching their conclusions and the reasons why our board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and our stockholders, see the sections of this Solicitation Statement entitled “SPECIAL FACTORS—Reasons for the Independent Committee’s Determination; Fairness of the Merger,” and “—Reasons for our Board of Directors’ Determination; Fairness of the Merger.”

Opinion of the Independent Committee’s Financial Advisor (See Page 46)

The Independent Committee received the written opinion of The Blackstone Group, L.P., referred to in this Solicitation Statement as “Blackstone,” to the effect that, as of February 16, 2006, the merger consideration to be received by the holders of our common stock (other than IDT and its subsidiaries) was fair, from a financial point of view, to such holders. The full text of Blackstone’s written opinion, dated February 16, 2006, is attached as Annex C to this Solicitation Statement. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Blackstone’s opinion was provided to the Independent Committee in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to any matters relating to the merger or any related transaction.

Interests of Directors and Executive Officers in the Merger (See Page 64)

When considering the recommendation of our board of directors that you grant your consent for approval and adoption of the merger agreement and the merger, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or in addition to, yours and that may present, or appear to present, a conflict of interest. These interests include the following:

•
some of our directors and executive officers hold our common stock, both directly and subject to restrictions under our 1999 Plan, and three of our directors have “in-the-money” options to purchase our common stock and, as a result, will receive the merger consideration for their shares and options;

•	some of our directors and executive officers are or have been directors or officers of IDT;

•	some of our directors and executive officers hold equity interests in IDT; and

•
following the merger, IDT will indemnify our current and former directors, officers and certain other employees, and provide these directors, officers and employees with liability insurance for at least six years thereafter.

Effects of the Merger (See Page 63)

Upon completion of the merger, NTOP Acquisition will merge with and into the Company, with the Company surviving the merger. IDT will own 100% of our outstanding capital stock, and you will no longer be a stockholder of, or have any ownership interest in, the Company. We will no longer be a public company, and our common stock will no longer be quoted on the NASDAQ National Market. The registration of our common stock under the Exchange Act will terminate, and we will cease to file periodic reports with the Commission under the Exchange Act.

Conditions to Completing the Merger (See Page 87)

The obligation of each party to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval and adoption of the merger agreement by holders of shares of common stock and Class A common stock constituting a majority of the outstanding voting power of our capital stock; and

•	the absence of any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the merger.

As of March 3, 2006, shares beneficially owned by IDT represented approximately 87.2% of the voting power of our outstanding capital stock. Because IDT has sufficient voting power to approve and adopt the merger agreement and the merger and has committed to grant its consent in favor of the merger agreement and the merger, we are likely to complete the merger regardless of whether or not you grant your consent, so long as the Second Condition is satisfied.

Termination (See Page 87)

The merger agreement may be terminated at any time prior to the effective time of the merger for a number of reasons, including the following:

•	by the mutual written consent of IDT and the Company;

•
by the Company if any representation or warranty of IDT or NTOP Acquisition shall not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date, or if IDT or NTOP Acquisition fails to comply in any material respect with any of its material obligations or covenants contained in the merger agreement (in each case, subject to certain exceptions);

•	by the Company if the Independent Committee approves a viable superior proposal (as defined in the merger agreement);

•
by IDT if this Solicitation Statement shall have been cleared by the staff of the Commission but shall not have been mailed by the Company to its stockholders on or prior to the date that is five (5) business days following the date of such clearance;

•
by IDT if any representation or warranty of the Company shall not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date, or if the Company fails to comply in any material respect with any of its material obligations or covenants contained in the merger agreement (in each case, subject to certain exceptions);

•	by IDT or the Company if the merger has not been effected on or prior to the close of business on August 31, 2006 (subject to certain exceptions); and

•
by IDT or the Company if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and nonappealable.

Certain U.S. Federal Income Tax Consequences (See Page 76)

The conversion of shares of our capital stock into cash pursuant to the merger is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. You should consult your own tax advisor about the particular tax consequences of the merger to you.

Appraisal Rights (See Page 77)

If you so choose, you will be entitled to exercise appraisal rights upon completion of the merger so long as you take all the steps required to perfect your rights under Delaware law.

Questions

If, after reading this Solicitation Statement, you have additional questions about the merger or other matters discussed in this Solicitation Statement, need additional copies of this Solicitation Statement or require assistance with granting a consent with respect to shares of our capital stock, please contact:

Net2Phone, Inc.
520 Broad Street
Newark, NJ 07102
Attn: Investor Relations
(973) 438-3200

QUESTIONS AND ANSWERS ABOUT THE MERGER
AND THE CONSENT SOLICITATION

The information provided in question-and-answer format below is for your convenience and is merely a summary of certain information contained in this Solicitation Statement. You should carefully read this entire Solicitation Statement, including each of the Annexes attached to this Solicitation Statement.

Q:	What am I being asked to consider?

A:
You are being asked to consider and act on a proposal to approve and adopt the merger agreement and the merger. Under the merger agreement, NTOP Acquisition will be merged with and into the Company, with the Company continuing as the surviving corporation. We expect to continue to operate after the closing of the merger, but will be wholly-owned by IDT.

Q:	How does the merger and this consent solicitation relate to the IDT tender offer?

A:
The merger, if approved by the requisite consent of the Company’s stockholders as described in this Solicitation Statement, would complete the second and final step of a going-private transaction. IDT completed the first step towards taking the Company private by consummating the IDT tender offer, constituting the tender offer for shares of our common stock that expired on December 28, 2005, together with the subsequent offering period that expired on January 27, 2006.

Q:	Am I required to grant my consent for the merger and merger agreement?

A:
No. You are not required to grant your consent. However, we cannot complete the merger without the approval of stockholders holding a majority of the voting power of our capital stock outstanding as of the record date. Because IDT has sufficient voting power to approve and adopt the merger agreement and the merger and has committed to grant its consent, we are likely to complete the merger regardless of whether or not you grant your consent, so long as the Second Condition is satisfied.

Q:	How long do I have to decide whether to grant my consent for the merger agreement and the merger?

A:
In order for your consent card to be accepted, it must be received by 5:00 p.m., Eastern Time, on the expiration date, March 10, 2006, unless the Company shortens or extends the period for giving consents, in which case the new expiration date established by the Company will be the last date upon which your consent card will be accepted.

Q:	How will I be notified in the consent period is shortened or extended?

A:
If the Company elects to extend the consent period, the Company will issue a press release announcing the amendment to the consent period no later than 10:00 a.m., Eastern Time, on the next business day after the day the consent period was previously scheduled to expire. If the Company elects to shorten the consent period, the Company will issue a press release announcing the amendment promptly following the decision to shorten the consent period. Any press release issued by the Company regarding an amendment to the consent period will also be filed with the Commission under cover of Form 8-K. In addition, the Company may furnish you with a supplement to this Solicitation Statement.

Q:	What will I receive in the merger?

A:
If the merger is completed, each outstanding share of our capital stock that you hold at the completion of the merger will be converted into the right to receive $2.05 in cash, without interest and less any applicable withholding taxes (unless you exercise appraisal rights under Delaware law). IDT and its subsidiaries will not receive any consideration in the merger. However, they will own all of our outstanding common stock and Class A common stock following the completion of the merger.

Q:	Who may grant a consent?

A:
Holders of record of our capital stock at the close of business on March 3, 2006, the record date for the solicitation of written consents, are entitled to grant consents on the merger agreement and the merger.

Q:	What type of shareholder approval is required to approve the merger agreement and the merger?

A:
The merger agreement and the merger must be approved and adopted by written consents representing a majority of the voting power of our capital stock outstanding on the record date for the solicitation of written consents described in this Solicitation Statement. For this solicitation of written consents, abstentions will have the same effect as a vote against approval and adoption of the merger agreement and the merger. The merger has not been structured so that approval of at least a majority of unaffiliated stockholders is required. As of March 3, 2006, shares beneficially owned by IDT represented approximately 87.2% of the voting power of our outstanding capital stock. IDT has committed to grant its consent in favor of the merger agreement and the merger. The consent of the shares controlled by IDT is sufficient under Delaware law and our certificate of incorporation to adopt the merger agreement and approve the merger. In addition, as of March 3, 2006, our directors and executive officers together beneficially owned approximately 682,135 shares of our common stock (excluding beneficial ownership of shares of common stock issuable in respect of options having a strike price in excess of the merger consideration and shares of capital stock attributable through IDT or a subsidiary of IDT), which represented approximately 0.6% of the voting power of our capital stock on such date. Each of our directors and executive officers who is a stockholder of Net2Phone (other than Arthur Dubroff, who had not made a determination as of March 3, 2006) has told us that he will grant his consent in favor of the merger agreement and the merger. Accordingly, if the other condition in the merger agreement is satisfied, we are likely to complete the merger whether or not you grant your consent.

Q:	What do I need to do now?

A:
You should read this Solicitation Statement carefully, including its Annexes, and consider how the merger would affect you. Then, simply mark, sign, date and promptly mail the enclosed consent card in the postage-paid envelope provided so that your consent may be recorded. Should you prefer, you may submit your consent by telephone or via the Internet at www.proxyvote.com in accordance with the instructions on the enclosed consent card.

Q:	What happens if I do not return a consent card or otherwise abstain from the consent solicitation?

A:
If you fail to return your consent card or grant your consent by telephone or via the Internet, it will have the same effect as voting against the merger agreement and the merger. However, because IDT has sufficient voting power to approve the merger agreement and the merger and has committed to grant its consent, we are likely to complete the merger regardless of whether or not you grant your consent, so long as the Second Condition in the merger agreement is satisfied.

Q:	Can I revoke my consent?

A:
Yes. To be effective, a written or facsimile revocation or withdrawal of the consent must be received by the consent solicitation agent prior to the expiration date and addressed as follows: ADP Investor Communications Services, 51 Mercedes Way, Edgewood, NY 11717. A notice of revocation or withdrawal must specify the stockholder’s name and the number of shares being withdrawn.

Q:	When is the last day I can revoke my consent?

A:
If granted, you may withdraw or revoke your consent at any time prior to 5:00 p.m., Eastern Time, on the expiration date. After the expiration date, all consents previously executed and delivered and not revoked will become irrevocable.

Q:	If my shares are held in “street name” by my broker, will my broker grant my consent for me?

A:	Your broker will not be able to grant your consent without instructions from you. To grant your consent, you should so instruct your broker following the procedures provided by your broker.

Q:	Should I send in my stock certificates now?

A:
No. If you hold certificates representing shares of our capital stock after the merger is completed, you will receive detailed written instructions explaining how to exchange your certificates for a cash payment of $2.05, without interest and less any applicable withholding taxes, for each share of our capital stock evidenced by your certificate.

Q:	What happens if I sell my shares before the merger?

A:
The record date for the consent solicitation is earlier than the expected date of the merger. If you own shares of our capital stock on the record date but transfer your shares after the record date but before the merger, you will retain the right to grant your consent in favor of the merger agreement and the merger, but the right to receive the merger consideration will pass to the person to whom you transferred your shares.

Q:	When do you expect the merger to be completed?

A:
If, as we expect, the merger agreement and the merger are approved and adopted by the requisite consents granted by our stockholders, and if the Second Condition is satisfied, we expect to complete the merger as promptly as possible after the requisite consents are received.

Q:	Am I entitled to appraisal rights?

A:
Yes. Under Delaware law, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you timely submit a written demand for an appraisal, do not grant your consent for the approval and adoption of the merger and the merger agreement and comply with the Delaware law procedures explained in this Solicitation Statement.

Q:	Who can help answer my questions?

A:
If you would like additional copies of this Solicitation Statement (which copies will be provided to you without charge) or if you have questions about the merger, including the procedures for granting your consent, you should contact:

Net2Phone, Inc.
520 Broad Street
Newark, NJ 07102
Attn: Investor Relations
(973) 438-3200

THE PARTIES TO THE MERGER

Net2Phone, Inc.

The Company is a Delaware corporation with its executive offices located at 520 Broad Street, Newark, NJ 07102. Its telephone number is (973) 438-3111. Information about our directors and executive officers is set forth in Annex D to this Solicitation Statement.

Net2Phone is a leading provider of Voice over Internet Protocol, or VoIP, communications services. Since our formation in 1995 as a division of IDT, we have evolved from a pioneer developer of PC-to-telephone calling services over the Internet to a next generation provider of high quality voice and enhanced communication services throughout the world. We use VoIP technology, including PacketCable, SIP and wireless solutions, to transmit digital voice communications over managed data networks and the Internet. We provide partners with SIP-based broadband telephony solutions, calling cards, prefix dialing and enterprise services in over 100 countries. We provide our cable operator customers with a PacketCable or SIP-based platform that delivers a high quality service with a variety of features.

Detailed descriptions of the Company’s business and financial results are contained in our most recent Annual Report on Form 10-K for the year ended July 31, 2005 and our most recent Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2005, which are attached as Annex E and Annex F, respectively, to this Solicitation Statement.

IDT Corporation

IDT is a Delaware corporation with its executive offices located at 520 Broad Street, Newark, NJ 07102. Its telephone number is (973) 438-1000. Information about IDT’s directors and executive officers is set forth in Annex D to this Solicitation Statement.

IDT is a multinational telecommunications, entertainment and technology company. IDT’s subsidiary, IDT Telecom, by means of its own international telecommunications backbone and fiber optic network infrastructure, provides retail and wholesale telecommunications services, such as integrated and competitively priced international and domestic long distance and domestic all-distance telephony, carrier services and prepaid and rechargeable calling cards in the United States and abroad and private label retail calling cards. IDT Entertainment is the IDT subsidiary that is focused on developing, acquiring, producing and distributing computer-generated and traditionally animated productions and live-action productions for the film, television and direct-to-consumer markets. IDT Capital is the IDT division principally responsible for developing, incubating and, in some cases, operating IDT’s new or innovative business ideas, such as radio operations, brochure distribution, energy, customer contact service, real estate and new technologies. IDT Spectrum is IDT’s division that owns and markets IDT’s fixed wireless spectrum and related assets; it holds a significant number of licenses for commercial fixed wireless spectrum in the United States. IDT’s Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols “IDT” and “IDT.C,” respectively.

IDT, directly and through its wholly-owned subsidiaries, beneficially owned 64,833,264 shares of our capital stock, representing approximately 82.5% of our outstanding capital stock and approximately 87.2% of our outstanding voting power as of March 3, 2006. These shares of capital stock include approximately 35,936,514 shares of our common stock, representing approximately 72.4% of our outstanding common stock. The shares of our capital stock beneficially owned by IDT consist of the following: (i) 33,137,676 shares of our common stock held through IDT’s wholly-owned subsidiary, NTOP Acquisition, (ii) 1,250,000 shares of our common stock held through IDT’s wholly-owned subsidiary, IDT LMC-NTP Acquisition III, Inc., (iii) 1,523,798 shares of our common stock held directly by IDT, and (iv) 28,896,750 shares of our Class A common stock through IDT’s wholly-owned subsidiary, NTOP Holdings, L.L.C.

NTOP Acquisition, Inc.

NTOP Acquisition is a Delaware corporation with its executive offices at 520 Broad Street, Newark, NJ 07102. Its telephone number is (973) 438-1000. NTOP Acquisition, a wholly-owned subsidiary of IDT,

was created solely for the purpose of making the IDT tender offer and effecting the merger. In the merger, NTOP Acquisition will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of IDT. Information about NTOP Acquisition’s directors and executive officers is set forth in Annex D to this Solicitation Statement.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

This Solicitation Statement, including the Annexes, contains forward-looking statements that set out anticipated results based on management’s plans and assumptions. We have tried, wherever possible, to identify such statements by using words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with any discussion of future operating or financial performance.

This Solicitation Statement relates to a proposed merger whereby IDT would acquire the Company, and the Company would become a wholly-owned subsidiary of IDT. Completion of the merger is subject to various risks, including, but not limited to, the following:

•	that the parties will not have performed in all material respects their obligations contained in the merger agreement before the closing date; and

•
that a court of competent jurisdiction or an administrative, governmental or regulatory body or commission will have issued a final nonappealable injunction, order, decree, judgment or ruling, that permanently enjoins or otherwise prohibits the merger or that a statute, rule, regulation or order will have been enacted, entered or enforced which makes the consummation of the merger illegal or prevents or prohibits the merger.

As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained.

In addition, the merger process itself includes a number of risks, including: the diversion of management attention from operational matters; the incurrence of significant incremental costs associated with the proposed transaction; our inability to attract and retain key personnel given the uncertainty of the company’s future; the potential disruption of our business; and customer dissatisfaction or performance problems related to these issues. The realization of all or any of the risks described above could materially and adversely affect our business and our results of operations.

All forward-looking statements made in this document are made as if Net2Phone’s current business and current management team continue to remain in effect during the periods covered by the forward-looking statements. However, we do not know IDT’s intentions with respect to the business, other than what has been disclosed in this Solicitation Statement, and IDT may change our management team or the way we run our various businesses if the merger is completed. These changes could be material. Therefore, our actual results could be materially different from any future results that may be expressed or implied by the forward-looking statements made herein.

Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. In addition to risks relating to the merger, the following factors, among others, could cause actual results to be materially different from any future results that may be expressed or implied by the forward-looking statements contained in this Solicitation Statement:

•	our ability to expand our customer base and to develop additional and leverage our existing distribution channels for our products and solutions;

•	dependence on strategic and channel partners including their ability to distribute our products and meet or renew their financial commitments;

•	our ability to address international markets;

•	the effectiveness of our sales and marketing activities;

•	the acceptance of our products in the marketplace;

•	the timing and scope of deployments of our products by customers;

•	fluctuations in customer sales cycles;

•	our customers’ ability to obtain additional funding;

•	technical difficulties with respect to our products or products in development;

•	the need for ongoing product development in an environment of rapid technological change;

•	the emergence of new competitors in the marketplace;

•	our ability to compete successfully against established competitors with greater resources;

•	the uncertainty of future governmental regulation;

•	our ability to manage growth and obtain patent protection and additional funds;

•	general economic conditions; and

•	other risks discussed in this Solicitation Statement and in our other filings with the Commission, including those risks set forth in these filings that are associated with our relationship with IDT.

In addition, we have made forward-looking statements about claims related to the termination of certain operating agreements with Altice One. The payment of any additional amount related to the termination of the agreements with Altice One is uncertain, and may be affected by uncertainties associated with continued negotiation and/or arbitration with Altice. Consequently, there can be no assurance that Net2Phone will receive any portion of the additional €25 million it is seeking from Altice One.

An additional risk factor that could affect investor confidence and the market value of our stock relates to our compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted pursuant thereto (“Section 404 Rules”). We have previously identified material weaknesses in our internal controls over financial reporting, and could identify additional issues. The previously identified material weaknesses have since been remediated, and our management report included in our Annual Report on Form 10-K for the year ending July 31, 2005 contained our assessment that we believe that we maintained effective internal controls over financial reporting as of July 31, 2005. Our independent auditors reported that they agreed with management’s assessment.

We will continue to report on the adequacy of our internal controls over financial reporting as required by law. If we are unable to timely report on the effectiveness of our system of internal controls over financial reporting under the Section 404 Rules, or if we must disclose material weaknesses related to our system of internal controls over financial reporting, investor confidence in our internal controls over financial reporting and financial statements could be damaged and cause our stock price to decline.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. This discussion of potential risks and uncertainties is by no means complete but is designed to highlight important factors that may impact our financial condition or results of operations. Other sections of this Solicitation Statement, including the Annexes hereto, may include additional factors which could adversely affect our business and financial performance. Moreover, we operate in a competitive environment. New risks emerge from time to time and it is not always possible for management to predict all such risk factors, nor can management assess the impact of all such risk factors on our business or to which any factor or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, shareholders should not place undue reliance on forward-looking statements as a prediction of actual results.

SPECIAL FACTORS

Background of the Merger

Background of IDT’s Affiliation with the Company

On July 29, 1999, the Company completed its initial public offering with the sale of 5.4 million shares of common stock at a price of $15.00 per share. Prior to the Company’s initial public offering, it had conducted business as a subsidiary of IDT. On November 30, 1999, the Company completed a follow-on public offering of 6.3 million shares of common stock at a price of $55.00 per share.

On November 19, 2003, the Company completed a private offering of 2.5 million shares of common stock to Liberty Media Corporation and IDT and a public offering of 10.5 million shares of common stock, both at a price of $4.50 per share.

On November 25, 2003, the Company issued shares of common stock through an underwritten public offering. The offering, which was completed at an offering price of $4.50 per share, included 10.5 million shares issued to the public, an additional 1.0 million shares purchased by the underwriters on exercise of an overallotment option and an aggregate of 2.5 million shares purchased by IDT and Liberty Media Corporation, a former strategic investor. The Company received net proceeds of $58.6 million as a result of the offering.

On February 17, 2004, our board of directors formed the Independent Committee to review, evaluate and approve or disapprove of agreements and material issues that may arise from time to time between IDT and the Company, and, if appropriate, to take action on behalf of our board of directors. At the time of its formation, four of the Company’s directors served on the Independent Committee—Daniel Schulman, as Chairman, and Jesse King, James Mellor and Marc J. Oppenheimer. On October 12, 2004, our board of directors made the Independent Committee a standing committee charged with reviewing and approving all related party transactions. The Independent Committee currently consists of three directors, Messrs. Mellor, King and Oppenheimer, each of whom is an independent director as defined by the Nasdaq Marketplace Rules. The Independent Committee operates under a written charter approved by our board of directors on October 12, 2004.

On September 23, 2004, following the close of trading in the U.S. markets, the Company issued a press release announcing changes in corporate management and to the composition of our board of directors. As part of these changes, Stephen Greenberg resigned from his position as Chief Executive Officer of the Company and assumed the role of Chairman of our board of directors from Howard Jonas, who in turn assumed the role of Vice-Chairman of our board of directors. Concurrently with Mr. Greenberg’s resignation, Liore Alroy was appointed Chief Executive Officer. The changes to our board of directors became effective on October 23, 2004, and Mr. Alroy replaced Mr. Greenberg as the Company’s Chief Executive Officer on October 31, 2004. The closing price per share of our common stock on the Nasdaq National Market was $3.85 on September 23, 2004 and $3.46 on September 24, 2004.

On or about November 15, 2004, Messrs. Alroy and Greenberg met with members of IDT’s management, including Messrs. Jonas and Courter, as well as Ira Greenstein, president of IDT, Ely Tendler, then the general counsel of IDT Telecom and currently the chief legal officer of IDT, and Morris Smith, strategic financial advisor to IDT. At this meeting, the Company gave a presentation regarding the state of the Company, comparing the actual operating results of the Company to the forecasted results over the same period, analyzing the profit and cost centers of the business and identifying possible initiatives to improve cash flow, including a going private transaction.

On December 7, 2004, following the close of trading in the U.S. markets, the Company announced results for the fiscal quarter ended October 31, 2004. The closing price per share of our common stock was $3.75 on December 7, 2004 and $3.26 on December 8, 2004.

In the first calendar quarter of 2005, IDT preliminarily proposed a combination of the Company and IDT Telecom, Inc., IDT’s telecommunication subsidiary, into a new, publicly traded entity, and IDT management had preliminary discussions in this regard with certain Net2Phone personnel. IDT determined not to pursue such a combination.

On or about February 23, 2005, Mr. Alroy and other members of the Company’s management gave a presentation regarding Net2Phone Cable Telephony, LLC, a wholly-owned subsidiary of the Company (“NCT”), to members of IDT’s management, including Messrs. Jonas, Courter and Smith. As part of this presentation, the Company forecasted operational performance of NCT’s existing contracts for the remaining portion of the fiscal year ending July 31, 2005 until the fiscal year ending July 31, 2012. The presentation indicated that the Company’s management expected the NCT division to generate positive operating cash flow in the fiscal year ending July 31, 2007 and thereafter, subject to certain assumptions and the exclusion of certain allocated expenses and non-cash charges.

On March 9, 2005, following the close of trading in the U.S. markets, the Company announced preliminary results for the fiscal quarter ended January 31, 2005. In the same press release, the Company announced its identification of deficiencies in its internal financial controls, as described below. The closing price per share of our common stock was $2.49 on March 9, 2005 and $2.08 on March 10, 2005.

On March 14, 2005, after the close of trading in the U.S. markets, the Company announced that it would not be able to file with the Commission its Quarterly Report on Form 10-Q for the quarter ended January 31, 2005 within the time period required by the Commission because the Company had recently identified deficiencies in its internal financial controls, two of which had the potential to impact the financial information required to be disclosed in that report. The first of these related to fixed assets and depreciation expense. As disclosed in the announcement, the Company believed the systems previously in place to track the Company’s fixed assets and record depreciation expense were “significantly deficient” as defined by Public Company Accounting Oversight Board’s Auditing Standard No. 2. The Company believed that improved systems had been designed and were in service at the time of announcement; however, prior balances of fixed assets and accumulated depreciation were also being reviewed to assess whether adjustments would need to be recorded. The second financial control deficiency related to deferred revenue, which is the accounting liability booked to record prepayments by customers. At the time of announcement, the Company’s controls were in place to evaluate the adequacy of the Company’s deferred revenue liability as reflected on its balance sheet. However, the Company believed that those controls may not have adequately reflected certain terms and conditions related to some of the Company’s products. If that were to be the case, an adjustment would have needed to be recorded to increase the deferred revenue liability, resulting in an equal decrease to reported revenue. The closing price per share of our common stock was $1.92 on March 14, 2005 and $1.78 on March 15, 2005. The Company filed its Quarterly Report on Form 10-Q with the Commission on March 21, 2005, within the fifth calendar day following the prescribed due date. In addition, the Company reported in its Annual Report on Form 10-K filed with the Commission on October 12, 2005 that its chief executive officer and chief financial officer had assessed the effectiveness of its internal controls over financial reporting as of July 31, 2005 and determined that such internal controls were effective. Our independent auditors reported that they agreed with management’s assessment.

IDT’s Tender Offer for the Company’s Common Stock

Events Relating to the IDT Tender Offer

On March 17, 2005, our board of directors met telephonically and in person with Glenn Williams, general counsel of the Company, Arthur Dubroff, chief financial officer of the Company, Jefferies & Co. and Kirkland & Ellis, LLP (“Kirkland & Ellis”). Our board of directors, noting the possibility of a transaction with IDT, determined that it would be appropriate for the Independent Committee to represent the rights and interests of the unaffiliated stockholders. Therefore, our board of directors authorized and instructed the Independent Committee to review, consider and negotiate the terms of a transaction with IDT and, on behalf of our board of directors, to determine conclusively whether our board of directors should recommend any proposed transaction to the unaffiliated stockholders.

On the same day, the Independent Committee held its organizational meeting and, together with Mr. Williams, discussed potential financial advisory firms and law firms to represent the Independent Committee.

On March 18, 2005, the Independent Committee met with Mr. Williams and conducted interviews with representatives of two law firms, including Kirkland & Ellis. After interviewing each firm and discussing their experience and qualifications, the Independent Committee decided to retain Kirkland & Ellis as legal advisor to the Independent Committee.

In late March, in an informal conversation, Mr. Alroy asked Mr. Oppenheimer whether he believed the Independent Committee would recommend a transaction with IDT at an offer price of $2.20 per share of our common stock. Mr. Oppenheimer undertook to raise Mr. Alroy’s inquiry with the Independent Committee, and did so.

On March 31, 2005, the Independent Committee held a meeting in New York with Kirkland & Ellis to conduct interviews with, and consider the qualifications of, five financial advisory firms, including Blackstone. The Independent Committee, after discussing with Kirkland & Ellis the factors that independent committees should consider in selecting a financial advisor, met separately with each of the five financial advisory firms. On April 1, 2005, the Independent Committee met again with Kirkland & Ellis to consider the qualifications of the financial advisory firms.

On April 5, 2005, the Independent Committee met with Kirkland & Ellis and decided to retain Blackstone as the financial advisor to the Independent Committee, subject to the negotiation of a suitable engagement letter. On April 13, 2005, the Independent Committee held a meeting at which Kirkland & Ellis was present. At the meeting, the Independent Committee discussed specific terms of an engagement letter proposed by Blackstone. Following this meeting, on April 20, 2005, after negotiations between Kirkland & Ellis, on behalf of the Independent Committee, and Blackstone regarding the terms of the Blackstone engagement, the Independent Committee retained Blackstone as financial advisor to the Independent Committee.

On April 20, 2005, Kirkland & Ellis and Blackstone delivered a due diligence request to the Company. The due diligence request related to, among other things, the Company’s fiscal year 2005 business plan and financial projections extending three to five years, including income statement data, capital expenditures, working capital balances and other financial and operational measures. Through the remaining portion of April and May, Kirkland & Ellis and Blackstone conducted a due diligence review with respect to the accounting, benefits, tax, regulatory, real estate, environmental, intellectual property, litigation and insurance aspects of the Company, including meetings with the Company’s senior management, to assess the Company’s business, operations, strategy and prospects. A more detailed description of the due diligence activities of the Independent Committee and its advisors is set forth below under “—Events Relating to the Performance of Due Diligence.”

On April 22, 2005 and April 27, 2005, the Independent Committee met with Kirkland & Ellis and Blackstone to discuss the role and fiduciary duties of independent committees in business transactions involving a controlling shareholder. During these meetings, Kirkland & Ellis discussed the powers delegated to the Independent Committee by our board of directors and the possible forms that a business combination transaction with IDT might take. The Independent Committee concluded each meeting with a general discussion regarding the due diligence activities of its advisors and instructed its advisors to pursue such activities as expeditiously as practicable.

On May 13, 2005, the Independent Committee held a meeting with Kirkland & Ellis, Blackstone and Mr. Williams of the Company. Mr. Williams reported on an arrangement proposed by IDT regarding the NetSpeak Patents (as further discussed below under “—Events Relating to the NetSpeak Patents”). Mr. Williams departed the meeting, and the Independent Committee then met with Blackstone, which reported on its initial due diligence activities. The Independent Committee, with the advice of Blackstone, reviewed the operating performance and business prospects of the Company’s Net2Phone Global Services division (“NGS”), NCT and the Company.

On June 3, 2005, the Independent Committee met again with Kirkland & Ellis and Blackstone to review the status of due diligence regarding the Company. Thereafter, the Independent Committee, with the advice of Blackstone, considered the Company, its operating performance and business prospects, and then discussed a range of tentative valuations of the Company based on preliminary financial models that had been prepared by Blackstone with input from the Company’s management. After reviewing this analysis, and noting in particular that the financial analysis it conducted was not based on operating projections prepared by management of the Company and had been prepared in the context of preparation for negotiations with IDT, and not as an analysis of the fairness of any offer price, from a financial point of view, to the unaffiliated stockholders, Blackstone tentatively concluded that its preliminary valuation analysis supported a value per share of our common stock of $1.74 based on the market price of the shares of common stock, $1.74 to $1.93 based on publicly traded comparable companies analysis, $1.63 to $2.60 based on historical exchange ratios between the shares of common stock and IDT’s Class B common stock, $1.96 to $2.22 based on minority squeeze-out transaction analysis and $2.55 to $3.42 based on a sum-of-the-parts valuation analysis (but not including any value attributable to the Company’s patents, including the NetSpeak Patents). Blackstone additionally informed the Independent Committee that, in its opinion and for reasons further discussed in the section below entitled “—Summary of Financial Analysis of the Independent Committee’s Financial Advisor,” the sum-of-the-parts analysis most appropriately represents the value of the Company.

On June 6, 2005, following the close of trading in the U.S. markets, the Company announced results for the fiscal quarter ended April 30, 2005. The closing price per share of our common stock was $1.79 on June 6, 2005, and $1.55, on June 7, 2005.

On June 27, 2005, the intraday trading price per shares of our common stock reached a historic low of $1.37.

On June 28, 2005, the Independent Committee met with Kirkland & Ellis and Blackstone to discuss the valuation of the Company. Blackstone reported on its efforts to estimate the value of the Company, noting in particular the difficulty in providing a valuation of the Company without receiving a considered forecast of the Company’s operational performance prepared by the Company’s management. The Independent Committee then engaged in a lengthy discussion of Blackstone’s analyses and preliminary conclusions as to a valuation of the Company that could be used in negotiating with IDT. After this discussion, the Independent Committee determined that Mr. Mellor should approach IDT, on behalf of the Independent Committee, to begin preliminary negotiations regarding the valuation of the Company.

Later that day, Mr. Mellor placed a telephone call to Mr. Courter of IDT and left a message requesting a return call. A few hours later, and before Mr. Mellor received a return call, IDT issued a press release announcing its intention to offer to purchase all outstanding shares of common stock of the Company it did not already own for a price of $1.70 per share in cash. On that same day, Ira A. Greenstein, president of IDT, sent the following letter to our board of directors:

“Gentlemen:

We are pleased to inform you that the Board of Directors of IDT Corporation has approved an offer to acquire all of the outstanding shares of common stock of Net2Phone, Inc. that it does not presently own. In the offer, IDT will pay $1.70 in cash, without interest, for each outstanding share of common stock of Net2Phone. Based on the closing price of Net2Phone common stock on June 28, 2005, this represents a 21% premium over the current value of the Net2Phone common stock.

The offer will be subject to the non-waivable condition that the offer be accepted by holders of a majority of the outstanding shares of common stock not owned by IDT or its affiliates and the waivable condition that IDT own at least 90% of the outstanding shares of common stock following consummation of the offer. Also, as promptly as practicable following the consummation of the offer, IDT will effect a merger of Net2Phone with a subsidiary of IDT in which all remaining holders of Net2Phone common stock would receive the same consideration for their shares as the holders who tendered their shares received in the offer. The offer also will be subject to other terms and conditions that will be set forth in the tender offer materials to be distributed to Net2Phone stockholders.

IDT urges the Board of Directors of Net2Phone and the Special Committee of the Board already impaneled and its advisors to promptly commence review and consideration of the offer, so that the Special Committee will be positioned to make an informed recommendation to holders of Net2Phone common stock.

IDT anticipates that the offer will be formally commenced after the Special Committee and its advisors have had an opportunity to review and consider the offer.

Very truly yours,

/s/ Ira A. Greenstein
Ira A. Greenstein
President, IDT Corporation”

In the days following the announcement of IDT’s offer, a number of actions seeking to enjoin the offer were filed by certain individuals purporting to be Net2Phone stockholders in Delaware Chancery Court and New Jersey Superior Court, as described in the subsection below entitled “—Certain Litigation Relating to the IDT Tender Offer.”

On June 29, 2005, the Independent Committee met telephonically with Kirkland & Ellis and Blackstone to consider the Independent Committee’s response to Mr. Greenstein’s letter. The Independent Committee also discussed retaining an independent valuation firm to value the NetSpeak Patents, as described in the section below entitled “—Events Relating to the NetSpeak Patents.” The Independent Committee then discussed preliminary views as to the acceptability of the IDT tender offer. As a result of that discussion, following the meeting, based on a request from the Independent Committee, the Company issued a press release stating that the Independent Committee intended to carefully review the IDT proposal and would respond to the proposal following completion of its review.

On July 6, 2005, the Independent Committee met with Kirkland & Ellis to review several complaints filed against the Company, IDT and the members of our board of directors following IDT’s announcement of its proposed offer. Thereafter, the Independent Committee, with the advice of Kirkland & Ellis and Blackstone, discussed the appropriate response of the Independent Committee to IDT’s potential offer and authorized Kirkland & Ellis to deliver the following letter to Mr. Greenstein of IDT:

“Dear Mr. Greenstein:

I have been authorized by the committee of independent directors of Net2Phone, Inc. (the “Independent Committee”) to respond on behalf of that committee to the letter sent by you, on behalf of IDT, stating that the Board of Directors of IDT has approved an offer (the “Proposed Offer”) to purchase all outstanding shares of common stock of Net2Phone now owned by IDT or its affiliates, at a price of $1.70 per share.

The Independent Committee, after reviewing the Proposed Offer, has concluded that the Proposed Offer is not acceptable. Please be advised that the Independent Committee invites you and other representatives of IDT to meet with the Committee and its advisors to discuss this situation.

The Committee is in the process of retaining an impartial valuation firm to assess the value of the Net2Phone intellectual property assets.

Also, please advise the Independent Committee whether IDT would be willing to sell its shares in Net2Phone to a third party, if that third party were willing to acquire all of Net2Phone.

Regards,

/s/ Stephen Fraidin
Stephen Fraidin”

On the following day, Abbe Dienstag of Kramer Levin Naftalis & Frankel LLP (“Kramer Levin”), legal counsel to IDT, at the request and on behalf of IDT, delivered a letter to Kirkland & Ellis, indicating that IDT was prepared to meet with the Independent Committee and requesting a time when such meeting could be convened. Kramer Levin also advised the Independent Committee that IDT was not interested in selling its shares of common stock to a third party.

On July 13, 2005, the Independent Committee met with Kirkland & Ellis and Blackstone. After considering Kirkland & Ellis’ report on conversations with Kramer Levin, the Independent Committee discussed the agenda for the upcoming meeting with IDT, as well as the litigation referred to above.

On July 18, 2005, the Independent Committee, with Kirkland & Ellis and Blackstone, met with IDT and Kramer Levin in New York. At the meeting, the Independent Committee listened to a presentation by Mr. Smith, in which he presented IDT’s views on the valuation of the Company, not including the Company’s patents. Mr. Smith concluded that his analysis of the Company resulted in a valuation of $0.66 to $1.16 per share of our common stock, not including any value ascribed to the Company’s patents. In the ensuing discussion, Blackstone and the Independent Committee raised several issues that they perceived as deficiencies with Mr. Smith’s analysis, and Blackstone said it would present its views upon completion of further due diligence and input from an intellectual property valuation firm being engaged by the Independent Committee.

On the same day, following the meeting with IDT, and on July 22, 2005, the Independent Committee held meetings with its advisors to discuss IDT’s valuation and related matters. At the July 22 meeting, the Independent Committee asked Mr. Fraidin to request certain information from IDT by letter. For more information about these meetings and about the July 18 meeting with IDT and Kramer Levin, please see the subsection below entitled “—Events Relating to the NetSpeak Patents.”

On August 3, 2005, on behalf of the Independent Committee, Mr. Fraidin and Andrew Nagel of Kirkland & Ellis met with Mr. Dienstag and Alan Friedman of Kramer Levin at the New York offices of Kramer Levin to discuss various aspects of the proposed transaction and the discussions to date. During this meeting, Mr. Dienstag said that IDT might launch a tender offer for the shares of common stock held by our unaffiliated stockholders prior to the completion by the Independent Committee of its due diligence efforts, and inquired as to whether he was correct in assuming that the Independent Committee would not take a position with respect to such an offer. Mr. Fraidin responded that Mr. Dienstag’s assumption was not necessarily correct.

On August 5, 2005 and August 18, 2005, the Independent Committee met with its advisors regarding the NetSpeak Patents and the ongoing due diligence efforts by the Independent Committee’s advisors, as further described below.

On August 11, 2005, IDT delivered materials responsive to the letter delivered by Mr. Fraidin of Kirkland & Ellis to Mr. Dienstag of Kramer Levin on July 20, 2005 that requested any reports, opinions or appraisals of the Company in IDT’s possession. Included in these materials was a valuation report dated June 30, 2005, opining as to the fair values of the intangible assets of the Company prepared by Empire Valuation Consultants, LLC, an independent consulting firm specializing in going concern and intangible asset valuations. The report, which valued the Company as of December 15, 2004, arrived at an equity value for the Company of $215.88 million through a sum-of-the-parts analysis that included discounted cash flow analyses using a weighted average cost of capital of 27.0%. As of December 3, 2004, the Company had outstanding 47,384,766 shares of common stock and 28,911,750 Class A shares of common stock. Using this number of shares outstanding, the Empire Valuation analysis implied a valuation of $2.83 per share of our common stock as of December 15, 2004.

On September 6, 2005, IDT publicly announced that it intended to change its proposed offer to purchase the shares of common stock held by our unaffiliated stockholders from $1.70 in cash to $1.70 in IDT’s Class B common stock, based on the average closing price of IDT’s Class B common stock on the New York Stock Exchange for the week ended September 2, 2005 of $13.25. The consideration as proposed by IDT resulted in an exchange ratio of 0.1283 shares of IDT’s Class B common stock for each share of our common stock.

On the same day, Mr. Greenstein, on behalf of IDT, also delivered the following letter to our board of directors, informing it of the modification to the terms of the offer:

“Gentlemen:

On June 28, 2005, we wrote you and publicly disclosed that the Board of Directors of IDT Corporation had approved an offer to acquire all of the outstanding shares of common stock of Net2Phone, Inc. that it does not presently own for $1.70 in cash. This price represented a 21% premium over the current value of the Net2Phone common stock immediately prior to the original disclosure of the offer.

Please be advised that the IDT Board has determined to change the form of consideration of the offer from cash to shares of IDT’s class B common stock. Net2Phone stockholders will receive in the offer $1.70 in value of IDT shares for each share of Net2Phone common stock, based upon last week’s average closing price of the IDT class B stock on the New York Stock Exchange of $13.25 per share. This is equivalent to a ratio of 0.1283 IDT shares for each share of Net2Phone. Cash will be paid in lieu of fractional shares.

We believe that the change in the form of consideration, while preserving the value of the offer, will be attractive to investors. It will allow Net2Phone stockholders to participate in the ownership of a larger and more diversified enterprise and to benefit along with IDT’s existing stockholders from the future performance of the two companies operating as a single entity.

The other terms of the offer remain the same. The offer will be subject to the non-waivable condition that the offer be accepted by holders of a majority of the outstanding shares of common stock not owned by IDT or its affiliates and the waivable condition that IDT own at least 90% of the outstanding shares of common stock following consummation of the offer. Also, as promptly as practicable following the consummation of the offer, IDT will effect a merger of Net2Phone with a subsidiary of IDT in which all remaining holders of Net2Phone common stock would receive the same consideration for their shares as the holders who tendered their shares received in the offer. The offer also will be subject to other terms and conditions that will be set forth in the tender offer materials to be distributed to Net2Phone stockholders.

IDT urges the Special Committee of the Board of Directors of Net2Phone to promptly complete its review and consideration of the offer, which has taken considerably longer than we had originally anticipated. IDT is prepared to expeditiously furnish the Special Committee and its advisors with the materials that may be required to evaluate the change in consideration.

Very truly yours,

/s/ Ira A. Greenstein
Ira A. Greenstein
President, IDT Corporation”

On September 7, 2005, the Independent Committee held a meeting with Kirkland & Ellis, Blackstone and CRA International, the independent patent valuation firm engaged by the Independent Committee (“CRA”). After additional discussions described in more detail below in the subsection entitled “—Events Relating to the NetSpeak Patents” and CRA’s departure from the meeting, the Independent Committee considered the revised offer from IDT. After extensive discussion of the terms of the revised offer, the Independent Committee authorized Mr. Fraidin of Kirkland & Ellis to respond. On September 12, 2005, Mr. Fraidin responded on behalf of the Independent Committee with the following letter:

“Dear Mr. Greenstein:

I have been authorized by the committee of independent directors of Net2Phone, Inc. (the “Committee”) to respond on behalf of the Committee to the letter dated September 7, 2005 sent by you, on behalf of IDT, to the Board of Directors of Net2Phone, stating that the Board of Directors of IDT has determined to change the form of consideration of IDT’s proposed offer (the “Proposed Offer”) to purchase all outstanding shares of common stock of Net2Phone not owned by IDT or its affiliates. As stated in your letter, Net2Phone stockholders would be offered 0.1283 shares of IDT class B common stock for each share of Net2Phone common stock. You assert in the letter that such exchange ratio represents $1.70 per Net2Phone share, based upon average closing price of IDT class B common stock on the New York Stock Exchange for the week ended September 2, 2005. Based upon the average closing price for the week ended September 9, 2005, the exchange ratio represents a value of $1.66 per share. We note that the Committee has previously advised you that your all-cash offer at a price of $1.70 per share was not acceptable.

The Committee welcomes your statement that IDT is prepared to expeditiously furnish the Committee and its advisors with the materials that may be required to evaluate the Proposed Offer. We will promptly follow-up with you and your counsel to request such information.

We would anticipate being in a position to engage in discussions with you in the near future.

Regards,

/s/ Stephen Fraidin
Stephen Fraidin”

On September 16, 2005, at the invitation of the Independent Committee’s advisors, IDT and Kramer Levin met with the Independent Committee’s advisors at the offices of Kirkland & Ellis in New York. At this meeting, the advisors to the Independent Committee presented their views on the valuation of the Company and reported informally on the reactions of the Independent Committee to IDT’s revised offer of $1.70 per share of our common stock in IDT’s Class B common stock. Blackstone discussed in detail its preliminary valuation based on its assessment of the value of the Company’s cash, ongoing business operations, net operating losses and a control premium. Kirkland & Ellis summarized a preliminary report regarding the value of the intellectual property of the Company, as discussed further below under “—Events Relating to the NetSpeak Patents.” Blackstone and Kirkland & Ellis concluded the presentation by reiterating that the Independent Committee found the offer of 0.1283 per share of IDT’s Class B common stock for each share of common stock to be unacceptable, and that an increased offer price would be required for approval of the transaction by the Independent Committee. In response, IDT questioned various aspects of the valuation presented by Blackstone, and the parties inconclusively discussed these issues at length.

On September 20, 2005 and September 26, 2005, the Independent Committee met again with Kirkland & Ellis and Blackstone. At each of these meetings, the Independent Committee reviewed reports from Kirkland & Ellis and Blackstone regarding the September 16, 2005 discussions held with IDT, and subsequent conversations with Kramer Levin, regarding the proposed offer.

On October 6, 2005, following the close of trading in the U.S. markets, the Company announced results for the fiscal quarter ended July 31, 2005. The closing price per share of our common stock on October 6, 2005 was $1.71, and on October 7, 2005 was $1.75.

On October 11, 2005, the Independent Committee’s advisors met with IDT and Kramer Levin at the offices of Kirkland & Ellis in New York, with certain technical personnel of both the Company and IDT participating in part of the meeting by telephone. At this meeting, Mr. Smith of IDT reviewed the operating results of the Company reported on October 6, 2005. Based on these results, as well as projections prepared by the Company and delivered to IDT on or around February 23, 2005, Mr. Smith concluded that the shares of our common stock should be valued between $0.56 to $1.06 per share. Following an analysis provided by Blackstone as to various perceived deficiencies in the presented valuation, Mr. Greenstein stated that IDT would be willing to increase the value of shares of IDT’s Class B common stock to be exchanged for each share of our common stock to $1.80 based on the previously announced reference price of $13.25 per share of IDT’s Class B common stock. The closing price of IDT’s Class B common stock on October 11, 2005 was $12.25 per share.

On October 12, 2005, the Independent Committee met with Kirkland & Ellis and Blackstone to consider the proposed increase in consideration offered by IDT to $1.80 per share of our common stock in IDT’s Class B common stock. In particular, the Independent Committee focused on Blackstone’s valuation of the Company, noting that IDT’s revised exchange ratio of 0.13585 would result in a value per share of our common stock of $1.66, rather than the stated value of $1.80, based on the closing price of IDT’s Class B common stock on October 11, 2005.

Later that same day, at the request of IDT, the Independent Committee and its advisors participated in a telephone call with IDT and Kramer Levin. At this meeting, IDT confirmed its proposal to increase the consideration offered to $1.80 per share of our common stock in IDT’s Class B common stock. Following a discussion regarding the possibility of IDT’s further increasing its offer in order to bring the offer into a range acceptable to the Independent Committee and Blackstone and to settle pending shareholder litigation concerning the offer, IDT suggested that it might raise its offer to the $2.00 range with the consideration to be in IDT’s Class B common stock. IDT added that the offer would be predicated on the same valuation of IDT stock provided in IDT’s September 6, 2005 letter and press release.

Later that same day, the Independent Committee met again with its advisors to discuss the meeting with IDT and to authorize Kirkland & Ellis and Blackstone to conduct a due diligence review of IDT.

On October 17, 2005, Kirkland & Ellis delivered to Kramer Levin a written request for due diligence materials relating to IDT, and Kramer Levin requested that the Independent Committee on behalf of the Company execute a confidentiality agreement. That same day, on behalf of IDT, Kramer Levin delivered to

Blackstone a valuation analysis of IDT’s Class B common stock prepared by Mr. Smith that concluded that $20.72 represented the fair value per share of IDT’s Class B common stock. The closing value of IDT’s Class B common stock on October 17, 2005 was $12.06 per share.

During the following week, Kramer Levin and Kirkland & Ellis discussed the due diligence process and the confidentiality obligations requested by IDT in connection with its disclosing sensitive information. On October 25, 2005, Kramer Levin informed Kirkland & Ellis by voicemail that IDT could be more flexible in increasing the exchange ratio of IDT’s Class B common stock per share of our common stock if the Independent Committee would be amenable to valuing IDT’s Class B common stock at a premium over the market price per share. Based on the valuation delivered by Mr. Smith to Blackstone, IDT believed the fair value per share of IDT’s Class B common stock to be approximately $20.00. Kramer Levin indicated that if the Independent Committee was not amenable to valuing IDT’s Class B common stock above the market price per share, IDT would amend the terms of its proposed offer from an exchange offer to a cash tender offer and the due diligence process as it related to IDT would be terminated.

On October 28, 2005, the Independent Committee held a meeting with Kirkland & Ellis and Blackstone. Following a summary of the discussions with Kramer Levin and the advice of Blackstone, the Independent Committee determined that market practice argued strongly for valuing IDT’s Class B common stock to be received in exchange for shares of common stock based on its market value. Accordingly, the Independent Committee concluded that IDT’s request that IDT’s Class B common stock be valued at a premium should be rejected. The Independent Committee also discussed Blackstone’s expected ability to opine as to the fairness, from a financial point of view, to the unaffiliated stockholders of various hypothetical offer prices.

On October 31, 2005, Kirkland & Ellis informed Kramer Levin that the Independent Committee intended to value IDT’s Class B common stock at the market price on the date IDT commenced a tender offer. Kramer Levin responded that IDT therefore intended to offer cash, rather than IDT’s Class B common stock. In the following discussion regarding the cash price of an offer that might be acceptable to the Independent Committee, Kirkland & Ellis informed Kramer Levin that Blackstone would likely be willing to opine that an offer price of $2.25 would be fair, from a financial point of view, to the unaffiliated stockholders. In response, Mr. Dienstag of Kramer Levin indicated his personal belief that IDT would not be willing to consider an offer price of $2.25 per share of our common stock, but that IDT might consider an offer price above $2.00 per share of our common stock, provided that the Independent Committee shared with IDT the September 2005 management projections that had been provided to the Independent Committee.

On November 2, 2005, the Independent Committee, together with its legal and financial advisors, met with Herbert Denton, L.G. Schafran and Randy Connally of Providence Capital Inc., an investment firm specializing in shareholder matters, and Professor Charles M. Elson of the University of Delaware and Holland & Knight LLP. Mr. Denton, together with Messrs. Schafran and Connally and Professor Elson, discussed the quality of corporate governance of IDT, highlighting actual or potential conflicts of interest between the unaffiliated stockholders of IDT and IDT’s management and board of directors, as well as certain civil allegations and governmental investigations facing IDT. Mr. Denton discussed whether accepting shares of IDT stock as consideration in a transaction with IDT would be advisable, and suggested various measures he believed would make accepting shares of IDT stock more attractive. Following the departure of Messrs. Denton, Schafran and Connally and Professor Elson, the Independent Committee continued the meeting, discussing the status of the discussions between Kirkland & Ellis and Kramer Levin.

On November 3, 2005, Kirkland & Ellis informed Kramer Levin that the Independent Committee would make the management projections available only if IDT were to deliver to the Independent Committee a letter stating that IDT would not offer consideration less than $1.80 per share of our common stock in the proposed tender offer and a statement disclosing any prior knowledge that IDT had of the substance of the management projections. In a subsequent conversation, Kramer Levin stated that IDT did not intend to deliver such a letter and intended to proceed with an offer for the shares of common stock held by our unaffiliated stockholders without reviewing the management presentations at an offer price of $1.80 per share of our common stock, in cash.

On November 4, 2005, William Johnston of Empire Valuation Consultants, LLC, the independent consulting firm that had prepared the valuation report delivered by IDT to the Independent Committee on August 11, 2005, contacted by electronic mail an employee of the Company. This electronic mail stated:

“You provided me the information below related to the Net2Phone work we had been doing for IDT back in May. Believe it or not, it is only now being reviewed and discussed and the question came up as to what the cost is to acquire a customer for the P2P and Pc2P businesses. Could you please provide an estimated cost to acquire a new subscriber and indicate how this cost was arrived at? Thank you!”

Kirkland & Ellis, on behalf of the Independent Committee, instructed the Company to contact Mr. Johnston and acknowledge receipt of his message, but not to provide the requested information.

On that same day, D.F. King, the information agent for IDT in the IDT tender offer, contacted the Company to determine the number of copies of the Offer to Purchase that would be required to be sent to the Company.

On November 6, 2005, the Independent Committee met with Kirkland & Ellis and Blackstone. Mr. Mellor reported on a request from Mr. Courter on November 4, 2005 to discuss the proposed offer. The Independent Committee discussed the circumstances regarding, and the inability of the Independent Committee to recommend, an offer at an offer price of $1.80 per share of our common stock. The Independent Committee, after a lengthy discussion, authorized Mr. Mellor to contact Mr. Courter to discuss the proposed offer.

On November 7, 2005, Kramer Levin telephoned Kirkland & Ellis and stated that IDT intended to commence a cash offer for the shares of common stock held by our unaffiliated stockholders at a cash price of $1.80 per share of our common stock as soon as practicable.

On the same day, Mr. Mellor met telephonically with Mr. Courter of IDT. As directed by the Independent Committee, Mr. Mellor reviewed the history of the transaction with Mr. Courter, in particular noting the difference between the range of prices per share of our common stock previously discussed by the Independent Committee and the announced proposed offer price of $1.70 per share of our common stock in June 2005, the alternations between cash and IDT’s Class B common stock as consideration and the difficulties faced by the Independent Committee in conducting its due diligence. As a result of these factors, Mr. Mellor informed Mr. Courter that the Independent Committee would likely oppose any tender offer with an offer price less than $2.00. Mr. Courter undertook to inform other IDT representatives of their conversation.

On November 8, 2005, the board of directors of IDT convened in a telephonic meeting, in which the IDT board of directors authorized IDT management to increase the price of the offer to $2.00 per share of our common stock in cash.

On the same day, NTOP Acquisition sent a letter to Mr. Williams of the Company requesting use of the Company’s shareholder lists and security position listings under Rule 14d-5 of the Exchange Act.

Also on the same day, the Independent Committee met telephonically with Kirkland & Ellis and Blackstone. Mr. Mellor reported on his conversation with Mr. Courter, and the Independent Committee discussed issues raised by Mr. Mellor’s conversation. Kirkland & Ellis then reviewed the Independent Committee’s responsibilities in connection with its review and consideration of the IDT tender offer, including its responsibilities under Rule 14e-2, as promulgated under the Exchange Act, that provides that the Independent Committee could recommend acceptance or rejection of the offer, remain neutral toward the offer or be unable to take a position with respect to the offer. Blackstone then reviewed for the Independent Committee its processes, how it would prepare its financial analysis of the IDT tender offer and the timing of its procedures relating to the IDT tender offer. The Independent Committee questioned Kirkland & Ellis and Blackstone and discussed the potential offer and possible responses and tactics. Following this discussion, the Independent Committee informally decided that it would likely not oppose a cash tender offer at $2.00 or more per share of our common stock.

On November 9, 2005, Kirkland & Ellis met telephonically with Mr. Greenstein of IDT to inform him that Kirkland & Ellis did not believe that the Independent Committee would oppose a cash tender offer at

$2.00 per share of our common stock. Mr. Greenstein undertook to inform other representatives of IDT of the conversation. Later that day, Kramer Levin confirmed with Kirkland & Ellis that IDT would offer $2.00 per share of our common stock in the IDT tender offer.

On November 10, 2005, the IDT Parties filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) and NTOP Acquisition commenced the IDT tender offer at a cash price of $2.00 per share of our common stock.

On the same day, Kirkland & Ellis distributed questionnaires to the members of our board of directors and executive officers seeking certain information for inclusion in the Company’s Solicitation/Recommendation Statement under Section 14(d)(4) of the Exchange Act regarding the IDT tender offer, to be filed with the Commission on Schedule 14D-9 (as prepared and filed with the Commission on November 25, 2005, the “Schedule 14D-9”). Each questionnaire included a request that the director or officer disclose any knowledge of any plans, arrangements or intentions of IDT or any of its affiliates with respect to the Company that assumes the IDT tender offer is, or is contingent on the IDT tender offer being, completed. None of our directors or executive officers indicated any such knowledge in response to this question.

On November 11, 2005, the Independent Committee held a meeting with Kirkland & Ellis and Blackstone. The Independent Committee discussed the terms of the IDT tender offer at length, focusing on the conditions of the IDT tender offer and authorized Kirkland & Ellis to contact Kramer Levin to discuss such conditions. The Independent Committee also considered unsolicited responses from the Company’s shareholders regarding the adequacy of the original offer price, as well as developments related to the several complaints filed by purported shareholders relating to the IDT tender offer. The Independent Committee also authorized the release of a “stop, look and listen” communication, and the Company made this release public later that day.

On the same day, Mr. Williams responded to NTOP Acquisition’s letter of November 8, 2005.

On November 15, 2005, the Company received three separate letters, one dated November 10, 2005 and the others each dated November 14, 2005, from Altice One, a European cable operator, giving notice to the Company that, due to a change of control of three Altice One cable properties (Est Communications S.A.S., Coditel, S.A. and Coditel Brabant, S.A.), Altice One was terminating each of the three agreements between Altice One and the Company. Together with the notices of termination, on the same day, Altice One wired to the Company approximately $18.8 million in cash, an amount Altice One alleged was in full satisfaction of its buyout payments with respect to the agreement terminations. Altice One calculated the payment made on termination of each agreement on the basis of a business plan projecting the operating performance under that agreement. In each notice of termination, Altice One advised the Company that it had unilaterally reduced the buyout payment amount otherwise due under the terms of the agreements, based on its contention that the business plans, which had been originally agreed to by the parties, should have been modified downward to reflect a downward revision of the business plans, reflecting claims by Altice One with regard to a lack of portability, downwards market evolutions and trading of Altice One as of October 31, 2005.

On the same day, the Company informed Kirkland & Ellis and Blackstone of the termination of contracts between the Company and Altice One, including the cash payment of approximately $18.8 million to the Company. The Company also stated that it had informed Altice One and its third-party acquirer that the buyout provisions of the agreements with the Company required an additional payment of €25 million (approximately $29 million, based on the then-current exchange rate), and that the Company had reserved its rights to all ancillary other claims that may result from the termination.

On the same day, Kirkland & Ellis informed Kramer Levin of the development regarding Altice One and the receipt of the $18.8 million cash payment by the Company.

On November 16, 2005, Kirkland & Ellis discussed with Kramer Levin the conditions to which the IDT tender offer was subject, stating that in its view certain of the conditions were overly broad, with particular reference to the conditions relating to material adverse effects and litigation. In particular, Kirkland & Ellis stated its concern that the litigation previously filed in New Jersey and Delaware described below under the section entitled “—Certain Litigation Relating to the IDT Tender Offer” might cause the litigation condition to not be satisfied. In addition, Kirkland & Ellis stated its concern that a voluntary suspension of trading in accordance with NASDAQ rules to permit issuance of a press release containing material information might cause one of the conditions to not be satisfied. Kramer Levin undertook to consider these comments in the event that IDT amended the Schedule TO thereafter.

On the same day, the Independent Committee met with its advisors to discuss the developments regarding Altice One, including the receipt by the Company of $18.8 million in cash and the Company’s belief that it was entitled to an additional €25 million (approximately $29 million based on the then-current exchange rate) pursuant to the buyout provision of the agreements. The Independent Committee discussed with Kirkland & Ellis the terms of the Company’s agreements with Altice One, noting in particular that the agreements were not subject to United States law. Kirkland & Ellis also reported to the Independent Committee a summary of its conversations regarding the claim for an additional buyout payment with each of the Company’s management, Hogan & Hartson LLP, who had served as counsel to the Company in negotiating the agreements with Altice One, and Hanotiau & van den Berg, which is currently serving as counsel to the Company in its dispute with Altice One. With respect to the Company’s claim of €25 million, based on the buyout provisions of the agreements each of Kirkland & Ellis and Blackstone informed the Independent Committee that it was not qualified to give advice as to the law governing the Altice One agreements or the business practices in the relevant jurisdictions. As a result, the Independent Committee did not request that either Kirkland & Ellis or Blackstone assess, and neither Kirkland & Ellis nor Blackstone assessed, the likelihood of additional payments from Altice One to the Company. After consideration of these factors, the Independent Committee decided that, considering the early stage of negotiations between the Company and Altice One, and the procedural stance of the dispute, it would not be advisable to retain independent counsel to assess the likelihood of the Company enforcing, in full or in part, the additional buyout payment claim. After discussing the background of the relationship with Altice One and the possible effects on the Independent Committee’s consideration of the IDT tender offer, the Independent Committee authorized Kirkland & Ellis to inform Kramer Levin that, in light of these events, it would consider opposing the IDT tender offer at the offer price.

On November 17, 2005, the Company issued a press release regarding the termination of its arrangements with Altice One and filed a Current Report on Form 8-K describing this event. On the same day, Kirkland & Ellis met telephonically with Kramer Levin. After discussing additional information regarding Altice One, Kirkland & Ellis informed Kramer Levin that the Independent Committee would consider opposing the IDT tender offer at the then-current offer price of $2.00 per share of our common stock.

On November 18, 2005, at the request of Kramer Levin, the Company, Blackstone, Kirkland & Ellis and IDT met telephonically to discuss the termination of the Altice One arrangements. Mr. Williams reported that the Company believed it was entitled to an additional payment of €25 million related to the buyout provisions of the Altice One agreements. Members of management also indicated that the Company would continue to service the Altice One telephony subscribers during a 90-day transition period under the terms of the agreements, and that the Company was considering the invitation from Altice One contained in its notices of termination to discuss the buyout payments, as well as the execution of new operating agreements with the new ownership group of the Altice One cable systems. Michael Pastor, president of NCT, then reported that it would be premature to determine the impact, if any, the termination of the Altice One arrangements might have on the business prospects of NCT in Europe. IDT characterized the possibility of any additional payments from Altice One as speculative.

Following this discussion, at the request of Kramer Levin, Kirkland & Ellis provided to Kramer Levin a preliminary estimate of the amount of cash used by the Company in the fiscal quarter ended October 31, 2005.

On November 20, 2005, in response to Kramer Levin’s request the previous day, Kirkland & Ellis informed Kramer Levin that the Company anticipated its reported cash balance (constituting restricted and unrestricted cash, whether in the form of cash, cash equivalents or marketable securities) as of October 31, 2005 would be approximately $89.0 million.

On November 21, 2005, Mr. Dienstag of Kramer Levin informed Kirkland & Ellis that IDT would not be willing to increase the original offer price of $2.00 per share following the developments concerning

Altice One. Mr. Dienstag stated that he assumed the Independent Committee would stand by its previous commitment to not oppose a cash tender offer at $2.00 per share. Mr. Fraidin of Kirkland & Ellis responded that the Independent Committee could not commit to any course of action with respect to its position in light of the events regarding Altice One.

Following the telephonic meeting with Mr. Dienstag, the Independent Committee met with Kirkland & Ellis and Blackstone. After Kirkland & Ellis recounted its conversation with Mr. Dienstag, Kirkland & Ellis and Blackstone discussed with the Independent Committee the potential effect of the Altice One developments. The Independent Committee then informally discussed whether, in light of the Altice One developments, it should recommend acceptance or rejection of the IDT tender offer, remain neutral toward the IDT tender offer or be unable to take a position with respect to the IDT tender offer. The Independent Committee also considered whether it would be possible to deliver additional value to the unaffiliated stockholders notwithstanding IDT’s refusal to raise the original offer price. In the course of this discussion, the Independent Committee authorized Mr. Fraidin to contact Mr. Dienstag regarding a proposal of the Independent Committee to distribute all or a portion of the payments received and to be received from Altice One, as a dividend to the holders of shares of common stock and Class A common stock, including IDT.

Following the meeting of the Independent Committee, Mr. Fraidin called Mr. Dienstag and stated that the Independent Committee would likely oppose the IDT tender offer unless IDT either increased the original offer price of $2.00 per share or permitted the Company to declare a special dividend to holders of its common stock and Class A common stock in the amount received or to be received by the Company from Altice One. Mr. Dienstag undertook to raise the Independent Committee’s proposal with IDT. The Independent Committee did not receive a response to this proposal from IDT.

On the same day, Mr. Alroy sent by electronic mail a message to Kirkland & Ellis, reminding the Independent Committee that the Company’s claim against Altice One of €25 million “may very well be the most valuable single asset held by Net2Phone.” Mr. Alroy also stated that “two parts of our business are now under considerably more pressure then they were prior to our having received the notice of termination: (i) the Packet Cable products, together with the operational infrastructure that supports their deployments and developments; and (ii) the Europe office, including the sales, marketing and operations personnel. If eliminated or downsized, the reductions in SG&A and in CapEx would be considerable, and we believe that those improvements ought to be reflected in any amended financial projections of the cable opportunity.”

On the following day, November 22, 2005, Mr. Alroy notified the Independent Committee by electronic mail that the Company had executed a letter of intent with a cable operator in the United States serving over 100,000 homes passed.* The letter of intent provides for a 90-day period for exclusive negotiations from the date of execution by the parties. According to Mr. Alroy, assuming the Company entered into a production agreement as contemplated in the letter of intent, the resulting deployment would be “the first of the so-called, centralized Packet Cable deployments which we believe may be a fruitful vein for Net2Phone to mine in the US and elsewhere.” In addition, Mr. Alroy believed it could be possible to deploy in the United States one or more of the switches previously deployed elsewhere, thereby avoiding certain start-up expenses. Mr. Alroy advised the Independent Committee that this development served to mitigate the pressure on the Packet Cable products he noted the previous day.

On November 23, 2005, Mr. Mellor received the following letter from Mr. Greenstein of IDT:

“Dear Jim:

We have read Net2Phone’s press release and Form 8-K filing of November 17, 2005 regarding the Altice One contract termination and I have been informed that there have been some brief conversations

*
In January 2006, this cable operator announced the sale of a portion of its footprint to a third party, effectively reducing the number of homes capable of receiving the Net2Phone service to approximately 30,000. The Company promptly notified the Independent Committee and Blackstone of this development. As of March 7, 2006, the Company has not entered into an agreement to provide services to this cable operator.

between our respective counsel regarding the implications of those developments on IDT’s currently pending tender offer for the Net2Phone common stock it does not already own. Specifically, there have been statements to the effect that the payment received by Net2Phone from Altice, as well as the value of the additional claim Net2Phone believes it has against Altice as set forth in the press release, should lead to an increase in the price that IDT is offering to pay in the tender offer.

According to Net2Phone’s announcement, Net2Phone received $18.8 million in cash from Altice. The press release indicated that the Altice Payment would be accompanied by a corresponding decrease of $7 million dollars on Net2Phone’s balance sheet for “consideration paid to customers.” Thus, the net impact is an increase of only $11.8 million. This does not, however, take into account Net2Phone’s continuing cash burn since July 31, 2005, the date of the then-most recently available Net2Phone financial statements on which IDT based its offer. Given the recent rate of negative cash flow experienced by Net2Phone, it is likely that the effect of the cash received from Altice would be completely offset by cash losses in the first and second quarters of fiscal 2006.

Net2Phone also announced that it believes that it has a claim for an additional $29 million against Altice. The value of the additional claim against Altice at this point is entirely speculative. What is far less speculative are the material adverse implications that the Altice cancellation has, not only for Net2Phone Cable Telephone’s European business but for the entire NCT business. These effects are likely to substantially outweigh any additional recovery—and it is not clear that there will be any recovery—that Net2Phone may realize on its claim against Altice.

I am compelled to remind you that the valuation ranges contained in the Offer to Purchase were between $0.64 and $1.41 per share. IDT’s offer reflects a significant premium to that value as well as to the market value of the Net2Phone common stock prior to the announcement of the offer. An increase in Net2Phone’s valuation would need to be significant to justify an increase in the offer price. Further, the valuations contained in the Offer to Purchase were based on 77,598,000 million shares of Net2Phone common stock outstanding. As reported in Net2Phone’s proxy statement for its 2005 annual meeting, as of November 1, 2005, there were 78,529,679 shares of common stock outstanding, an increase of almost one million shares that, had they been included in IDT’s analysis, would have resulted in a decrease in the per share valuation of approximately $0.02.

The other bases for IDT’s valuation of Net2Phone remain unaffected by the announcement of any other information that has come to IDT’s attention since the launch of the tender offer on November 10, 2005. The Independent Committee had previously indicated that it would not oppose the offer at $2.00 per share. For the reasons stated above, we do not believe that any recent developments support an increase in the offer price or a change in the position of the Independent Committee.

Very truly yours,

/s/  Ira Greenstein

(Dictated but not Signed)
Ira Greenstein”

On the same day, the Independent Committee met with Kirkland & Ellis, Blackstone and CRA. CRA reviewed its presentation regarding the value of the NetSpeak Patents. Following a discussion by the Independent Committee of CRA’s presentation, CRA departed the meeting. Kirkland & Ellis reviewed with the Independent Committee the process to date and the Independent Committee’s responsibilities with respect to the IDT tender offer, as well as the letter to the Independent Committee from Mr. Greenstein. Thereafter, Blackstone presented its financial analysis of the Company and indicated its preparedness to issue an opinion regarding the fairness, from a financial point of view, of the original offer price of $2.00 per share to our unaffiliated stockholders. The Independent Committee, Blackstone and Kirkland & Ellis discussed the process of the IDT tender offer to date and potential responses, and then reviewed a draft of the Schedule 14D-9.

Thereafter, pursuant to the authority granted to it by our board of directors, the Independent Committee undertook to independently determine, with the advice of its legal counsel and financial advisor, whether to recommend for, recommend against or remain neutral and express no opinion with respect to the IDT tender offer based primarily on the information furnished to the Independent Committee by the Company’s management and IDT and the advice of its advisors. The Independent Committee unanimously decided that it would express no opinion and would remain neutral with respect to the IDT tender offer. The Independent Committee made no determination as to whether the IDT tender offer was fair to and in the best interests of the unaffiliated stockholders, and determined that it would make no recommendation regarding whether unaffiliated stockholders should accept the IDT tender offer and tender their shares of common stock.

On November 25, 2005, the Company filed the Schedule 14D-9 with the Commission. At the same time, the Company issued a press release communicating the Independent Committee’s position.

During the week beginning November 28, 2005, counsel for plaintiffs in the Delaware Consolidated Action (as defined in the subsection below entitled “—Certain Litigation Relating to the IDT Tender Offer”) and Kramer Levin, as counsel to IDT, discussed the terms of a settlement of the Delaware Consolidated Action. Under the proposed terms of settlement, IDT would increase the offer price from the original offer price of $2.00 per share to the revised offer price of $2.05 per share. On December 2, 2005, Kramer Levin informed Kirkland & Ellis that it was in discussions with counsel to plaintiffs in the Delaware Consolidated Action regarding a potential settlement, and that, as part of such a settlement, counsel to the plaintiffs would likely require the Independent Committee to make additional disclosures in the Schedule 14D-9. Later that day, counsel to plaintiffs in the Delaware Consolidated Action also contacted Kirkland & Ellis to discuss the additional disclosures in the Schedule 14D-9.

On November 28, 2005, the Company’s management received a letter from counsel to Altice One requesting that the Company participate in good faith negotiations to settle the dispute amicably, and stating that, if the parties failed to agree on a settlement prior to January 24, 2006, the dispute would be brought before an arbitration court.

On November 29, 2005, the IDT Parties amended the Schedule TO. As part of this amendment, IDT stated that, as of November 29, 2005, none of the lawsuits pending at that time, as described below under the section entitled “—Certain Litigation Relating to the IDT Tender Offer,” would prevent any of the conditions to the IDT tender offer from being satisfied. IDT did not make any of the other changes to the Schedule TO suggested by Kirkland & Ellis to Kramer Levin on November 16, 2005.

On December 5, 2005, the Independent Committee met with Kirkland & Ellis. Following the presentation of a summary of the settlement negotiations by Kirkland & Ellis, the Independent Committee discussed the prospect of a revision of the original offer price of $2.00 per share to $2.05 per share. The Independent Committee then discussed changes and additions to the Schedule 14D-9 requested by counsel to plaintiffs in the Delaware Consolidated Action and by counsel to the management of the Company.

On December 6, 2005, the Independent Committee met without its advisors to discuss various aspects of the IDT tender offer, including the Independent Committee’s potential position with respect to a revised offer, the potential litigation settlement and other related matters.

On December 7, 2005, the Company held a conference call to announce its results for the first quarter of fiscal year 2006. The Company filed with the Commission a Quarterly Report on Form 10-Q with respect to these results on December 12, 2005.

Between December 6, 2005 and December 11, 2005, counsel to plaintiffs in the Delaware Consolidated Action, Kramer Levin and Kirkland & Ellis engaged in several discussions to negotiate a memorandum of understanding to settle the Delaware Consolidated Action. Under the memorandum of understanding as discussed, IDT would increase the offer price from $2.00 per share to $2.05 per share. In addition, the memorandum of understanding as discussed would require the Company to amend the Schedule 14D-9 to make certain disclosures requested by counsel to plaintiffs.

In addition, from December 9, 2005 through December 11, 2005, Kirkland & Ellis engaged in several discussions with Kramer Levin regarding the scheduled expiration of the IDT tender offer on December 12, 2005. In these discussions, Kramer Levin stated that, if the parties negotiated and agreed to the terms of the memorandum of understanding before 9:00 a.m., Eastern Time, on December 13, 2005, IDT would increase the offer price and extend the IDT tender offer.

On December 12, 2005, the Independent Committee met with Kirkland & Ellis and Blackstone. Kirkland & Ellis reviewed with the Independent Committee the settlement negotiations to date and reviewed the responsibilities of the Independent Committee with respect to the original IDT tender offer, which was scheduled to expire on that date. After discussion, the Independent Committee decided to take no action with respect to the IDT tender offer, and authorized Kirkland & Ellis to work expeditiously to complete the negotiation of the final language of a memorandum of understanding to settle the Delaware Consolidated Action.

Later that day, the Independent Committee met with Kirkland & Ellis to consider the terms of the memorandum of understanding to settle the Delaware Consolidated Action provisionally agreed to by the parties. After discussion, the members of the Independent Committee authorized Kirkland & Ellis to execute the memorandum of understanding on their behalf.

On December 13, 2005, Kirkland & Ellis, Kramer Levin and counsel to plaintiffs in the Delaware Consolidated Action met telephonically. At this meeting, the parties entered into the memorandum of understanding. Following this meeting, IDT issued a press release announcing that it would increase the offer price to $2.05 per share in cash and extend the IDT tender offer to Wednesday, December 28, 2005. Later that day, IDT filed an amendment to the Schedule TO to reflect the previously announced amendments. In response, the Company issued a “stop, look and listen” communication on behalf of the Independent Committee with respect to the revised IDT tender offer.

During the following week, the Independent Committee and its advisors prepared the amendment to the Schedule 14D-9 (as prepared and filed with the Commission on December 19, 2005, the “Amendment”). As part of this process, drafts of the Amendment were provided to the Company’s management, and a draft of the Amendment was provided to counsel to plaintiffs in the Delaware Consolidated Action, for their review. In addition to changes initiated by the Independent Committee or its advisors, the Amendment contained changes specifically requested by counsel to plaintiffs in the Delaware Consolidated Action, including changes agreed to as part of the memorandum of understanding and additional changes requested following such counsel’s review of a draft of the Amendment.

On December 19, 2005, the Independent Committee met with Kirkland & Ellis and Blackstone. Kirkland & Ellis reviewed with the Independent Committee the process to date and the Independent Committee’s responsibilities with respect to the IDT tender offer. Thereafter, Blackstone reviewed its financial analysis of the Company and the offer price, concluding that neither the revised offer price of $2.05 per share nor the first quarter results required Blackstone to amend its analysis regarding the fairness, from a financial point of view, of the offer price of delivered to the Independent Committee on November 23, 2005.

Thereafter, pursuant to the authority granted to it by our board of directors, the Independent Committee undertook to independently determine, with the advice of its legal counsel and financial advisor, whether to recommend for, recommend against or remain neutral and express no opinion with respect to the IDT tender offer based primarily on the information furnished to the Independent Committee by the Company’s management and IDT and the advice of its advisors. The Independent Committee unanimously decided that it would express no opinion and would remain neutral with respect to the IDT tender offer. The Independent Committee made no determination as to whether the IDT tender offer was fair to and in the best interests of the unaffiliated stockholders, and determined that it would make no recommendation regarding whether unaffiliated stockholders should accept the IDT tender offer and tender their shares of common stock.

Later that day, the Company filed the Amendment with the Commission. At the same time, the Company issued a press release communicating the Independent Committee’s position.

On December 20, 2005, IDT publicly announced that it was waiving the condition to the IDT tender offer that required IDT to beneficially own at least 90% of the shares of our common stock outstanding following the consummation of the offer. Later that day, the Independent Committee met with Kirkland & Ellis and Blackstone to discuss the press release and the effect the waiver would have on the IDT tender offer and the merger.

On December 22, 2005, the Independent Committee met with Kirkland & Ellis. During the meeting, the Independent Committee further discussed IDT’s waiver of the 90% condition, as well as the desirability of inducing IDT to increase the offer price to a level the Independent Committee could support. The Independent Committee also considered the proposed terms of an amendment to the memorandum of understanding executed on December 13, 2006. As proposed, the amendment to the memorandum of understanding would remove the condition to the effectiveness of a settlement that there be enough shares tendered for a merger pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL,” and a merger pursuant to this section, a “short-form merger”). After discussion with Kirkland & Ellis, the Independent Committee resolved that it would seek to amend the memorandum of understanding only as a part of a broader agreement requiring IDT to pay a higher price per share. After additional discussion, the Independent Committee authorized Kirkland & Ellis to contact Kramer Levin to inform IDT of the Independent Committee’s position. Following the meeting, Kirkland & Ellis did so.

On December 23, 2005, IDT announced that counsel to plaintiffs in the Delaware Consolidated Action and IDT had agreed to the terms of an amendment to the memorandum of understanding.

On December 28, 2005, the Independent Committee met with Kirkland & Ellis and Blackstone. Kirkland & Ellis described the status of the amendment to the memorandum of understanding, including the announcement made by IDT regarding the potential settlement of a merger pursuant to Section 251 of the DGCL (or a “long-form merger”) following the completion of the IDT tender offer. The Independent Committee discussed these issues and determined not to change its position with respect to the amendment to the memorandum of understanding. Kirkland & Ellis then reviewed the status of the IDT tender offer and described a conversation held with Kramer Levin to the effect that IDT intended to close the IDT tender offer as scheduled on December 28, 2005. The Committee discussed these developments and determined it should contact IDT to attempt to negotiate an increase in the offer price. After discussion, the Committee authorized Mr. Mellor to contact Mr. Courter to attempt a negotiation of the offer price in advance of the closing of the IDT tender offer. Following adjournment of the meeting, Mr. Mellor contacted Mr. Courter.

Later that same day, the Independent Committee met with Kirkland & Ellis and Blackstone to discuss Mr. Mellor’s discussion with Mr. Courter. Mr. Mellor stated that he had sought, on behalf of the Independent Committee, to negotiate an increase in the offer price to a price that could be supported by the Independent Committee. Mr. Mellor reported that he had suggested to Mr. Courter that this price would be at least $2.25 per share. Mr. Courter noted that IDT had scheduled a meeting of its board of directors following the conversation, and undertook to raise Mr. Mellor’s proposal with the IDT board of directors. Mr. Courter had not subsequently contacted Mr. Mellor following this conversation. The Independent Committee discussed these events, and determined to take no further action at that time.

On December 29, 2005, IDT announced the expiration of the IDT tender offer. Based upon a preliminary tally by D.F. King & Co., Inc., approximately 28,782,824 shares of our common stock had been validly tendered in the IDT tender offer (including approximately 2,517,612 shares of our common stock tendered by notice of guaranteed delivery), representing approximately 61% of the then-outstanding shares of our common stock not beneficially owned by IDT or its affiliates immediately prior to the commencement of the IDT tender offer. The tendered shares, together with the shares of our capital stock already beneficially owned by IDT, represented approximately 77% of the then-outstanding capital stock of Net2Phone. IDT also announced that it would provide a subsequent offering period of 14 business days, expiring at 5:00 p.m., New York City time, on Thursday, January 19, 2006, unless extended.

On January 3, 2006, the Independent Committee met with Kirkland & Ellis and Blackstone. The Independent Committee discussed a message delivered by Mr. Courter of IDT telephonically to Messrs. King and Oppenheimer. In these telephone conversations, Mr. Courter had notified the members of the Independent Committee that, if IDT purchased a sufficient number of shares in the tender offer to render ineffective the provision of the Company’s Bylaws requiring approval of transactions with IDT by disinterested directors, IDT might choose to cause Net2Phone to disband the Independent Committee, in which case consideration of a merger with IDT would come before our full board of directors, rather than any group of independent directors. Mr. Fraidin of Kirkland & Ellis described the relevant bylaw provision and the effect on the merger process that might result if IDT should acquire adequate shares to beneficially own in excess of 85% of the voting power of our capital stock. The Independent Committee discussed these issues and possible scenarios for a second- step merger, including the advisability and cost of requesting a fairness opinion from Blackstone.

On January 17, 2006, the Independent Committee met with Kirkland & Ellis and members of the Company’s management. During the meeting, which had been called at the request of management, the participants discussed certain aspects of the Company’s and the Independent Committee’s financial and disclosure controls, with the goal that both management and the Committee be governed by a common set of financial and disclosure controls. In addition, following a discussion regarding the terms of engagement for the Independent Committee’s advisors, the Independent Committee requested Mr. Fraidin discuss with Blackstone the terms of Blackstone’s engagement with respect to providing the Independent Committee an opinion regarding the fairness, from a financial point of view, of the merger consideration to the unaffiliated stockholders.

On January 20, 2006, the Independent Committee met with Kirkland & Ellis and Blackstone. Mr. Fraidin reported on his discussions on the Independent Committee’s behalf with Blackstone regarding the fees relating to delivery of an opinion by Blackstone as to the fairness, from a financial point of view, of the merger to the unaffiliated stockholders. The Independent Committee requested that Mr. Fraidin work expeditiously to amend the engagement letter between the Company, the Independent Committee and Blackstone to provide for the issuance of an opinion to the Independent Committee with respect to the merger.

Later that same day, IDT announced that the expiration date for the subsequent offering period had been extended to Friday, January 27, 2006 at 5:00 p.m., New York City time. Based upon a preliminary tally by Wachovia Bank, N.A., the depositary for the IDT tender offer, at the time of announcement approximately 30,361,804 shares of common stock had been validly tendered in the IDT tender offer. The tendered shares, together with the shares of our capital stock already beneficially owned by IDT, represented approximately 79% of the then-outstanding capital stock of Net2Phone.

On January 27, 2006, the subsequent offering period to the IDT tender offer expired.

On January 30, 2006, IDT announced the expiration of the subsequent offering period to the IDT tender offer. Based upon a preliminary tally by Wachovia Bank N.A., approximately 31,583,221 shares of our common stock were validly tendered in the IDT tender offer, including the subsequent offering period. The tendered shares, together with the shares of our capital stock already beneficially owned by IDT, represented approximately 80.52% of the then-outstanding capital stock of Net2Phone and approximately 85.75% of the then- outstanding voting power of Net2Phone. In addition, approximately 1,681,608 shares of our common stock were tendered pursuant to guaranteed delivery procedures but had not yet been covered (however, 1,579,495 of these shares have subsequently been covered).

Events Relating to the NetSpeak Patents

The Company entered into the IP Legal Services Agreement (“IP Agreement”) with IDT effective January 1, 2004, pursuant to which IDT obtained a right of first refusal to fund any enforcement of the Company’s NetSpeak patents against third parties via non-litigation assertions or litigation, in exchange for 50% of the proceeds (after recovery of expenses) resulting from such enforcement efforts. The IP Agreement also provided that the Company would pay IDT $25,000 per month and 5% of any recoveries resulting from enforcement efforts not funded by IDT for a broad scope of IP services to be provided by IDT’s IP legal services group. The IP Agreement was terminable by either party upon three months prior written notice. The IP Agreement was approved by the Independent Committee on March 8, 2004. The IP Agreement was terminated as of April 4, 2005, following notice provided by the Company on January 4, 2005.

Following the notice of termination of the IP Agreement on January 4, 2005, and before the effective date of termination on April 4, 2005, Mr. Greenberg of the Company, had discussions with Mr. Greenstein of IDT about IDT’s continued interest in the Company’s NetSpeak patents, in particular IDT’s interest in funding any enforcement action of the NetSpeak patents in exchange for 50% of the net recovery.

IDT also advised the Company that it was interested in retaining Doug Derwin, a patent attorney, to lead the enforcement program. On or about March 8, 2005, IDT advised the Company that counsel for IDT was drafting an agreement to retain Mr. Derwin for such purpose. The Independent Committee believes that IDT intended to retain Mr. Derwin on a contingency fee basis to enforce the NetSpeak Patents, and that Mr. Derwin found such arrangement acceptable.

On March 18, 2005, the Independent Committee retained Kirkland & Ellis as its legal advisor in anticipation of the IDT tender offer.

On April 1, 2005, the Company delivered a draft agreement to IDT based upon the terms discussed between Mr. Greenstein and Mr. Greenberg.

On April 4, 2005, Net2Phone’s termination of the IP Agreement became effective.

On or about April 12, 2005, Messrs. Greenberg and Jonas discussed a different arrangement between the Company and IDT regarding the enforcement of the NetSpeak Patents. Under this proposed arrangement, the Company would relinquish control of the NetSpeak Patents to IDT. IDT was to exploit the NetSpeak Patents, at its own expense, and IDT would determine whether and how to exploit the NetSpeak Patents. To the extent there was any recovery from these efforts, IDT would share 50% of the net recovery (after recovering its expenses) with the Company, and any fee to be paid to Mr. Derwin would be paid by IDT.

On May 2, 2005, IDT delivered a draft agreement to the Company based upon the revised arrangement discussed between Messrs. Jonas and Greenberg.

On May 4, 2005, Mr. Williams provided IDT’s proposed agreement to Kirkland & Ellis, as counsel to the Independent Committee, for review in anticipation of the Independent Committee’s role in reviewing of such intercompany agreements as they arise from time to time. Together with the draft agreement, Mr. Williams also delivered to Kirkland & Ellis other documents indicating the scope of the patents and the potential market, including an undated report prepared in 2004 by IDT personnel and third-party advisors entitled “Netspeak Patent Portfolio Monetization Plan” (the “Monetization Plan”). The Monetization Plan concluded that enforcing the NetSpeak Patents presented a litigation and potential licensing revenue opportunity from 2000 to 2015 (which corresponds to the life of the NetSpeak Patents) of $1 billion. The Monetization Plan also reviewed various enforcement strategies. The Monetization Plan estimated that the recommended strategy provided a potential licensing revenue opportunity over that period of $969 million, with the estimated present value of this opportunity equaling $373 million.

On several occasions during the following weeks, the Company and IDT negotiated the terms of a new agreement relating to the NetSpeak Patents based upon the terms discussed between Messrs. Jonas and Greenberg.

On May 13, 2005, at the Independent Committee’s invitation, Mr. Williams attended a meeting of the Independent Committee to discuss the proposed agreement.

On several occasions during the following two weeks, Messrs. Greenberg and Jonas, as well as management for the Company and IDT, continued to negotiate the terms of a new agreement regarding exploitation of the NetSpeak Patents. On May 25, 2005, Mr. Courter sent to Mr. Williams an electronic mail, asking for Mr. Williams’ estimate of the time needed to complete such an agreement, and indicating that Mr. Jonas was eager to have the agreement completed quickly.

On June 3, 2005, during a meeting of the Independent Committee, Kirkland & Ellis advised the Independent Committee that it would not be advisable for the Company to enter into an agreement with IDT respecting the NetSpeak Patents while IDT was considering making an offer to purchase the shares of common stock held by our unaffiliated stockholders. The Independent Committee discussed and concurred in this recommendation, noting in particular that the full value of the NetSpeak Patents would need to be taken into account in determining whether any particular offer for the shares of common stock held by our unaffiliated stockholders would be acceptable.

On June 8, 2005, during a meeting of our board of directors, Mr. Mellor reported that the Independent Committee had determined it would be not advisable for the Company to enter into an agreement with IDT regarding the NetSpeak Patents while IDT was also considering a significant corporate transaction with the Company. A discussion then took place, during which certain directors affiliated with IDT proposed that our board of directors consider approving an agreement regarding the NetSpeak Patents without Independent Committee approval. Mr. Williams reminded our board of directors of the role of the Independent Committee respecting agreements and material issues between IDT and the Company, and reported that the agreement had not been fully negotiated at that point in time.

On June 28, 2005, IDT issued a press release announcing its intention to offer to purchase all outstanding shares of common stock of the Company (other than those already beneficially owned by IDT) for $1.70 in cash.

On June 29, 2005, at a meeting of the Independent Committee, the Independent Committee instructed Kirkland & Ellis to retain an independent valuation firm on its behalf to value the NetSpeak Patents.

On July 18, 2005, during a meeting between the Independent Committee and its advisors and IDT and its advisors, the Independent Committee discussed the Monetization Plan and the conclusions reached therein. The Independent Committee presented its belief, based on the Monetization Plan, that the NetSpeak Patents likely had significant value that was not fully captured in the market price of the shares of common stock. The IDT representatives informed the Independent Committee that they were unaware of the existence of the Monetization Plan, after which Kirkland & Ellis distributed copies of the Monetization Plan to the attendees. The IDT representatives then expressed their beliefs that (i) any valuation conclusions in the Monetization Plan were highly speculative and did not reflect the views of IDT management, (ii) IDT possessed a legal right of ownership over the NetSpeak Patents and (iii) the Company was obligated to enter into an agreement with IDT regarding exploitation of NetSpeak Patents.

At a meeting of the Independent Committee later that same day, the Independent Committee further discussed the valuation of the NetSpeak Patents and authorized Kirkland & Ellis to request additional information relating to the NetSpeak Patents from Kramer Levin.

On July 20, 2005, Mr. Fraidin of Kirkland & Ellis, on behalf of the Independent Committee delivered to Mr. Dienstag of Kramer Levin the following letter:

“Dear Abbe:

I am writing on behalf of the committee of independent directors (the “Independent Committee”) of Net2Phone, Inc. (“Net2Phone”). We understand that IDT Corporation (“IDT”) and Net2Phone entered into an intellectual property services agreement (the “Agreement”) in early 2004. Under the Agreement, IDT was entitled to a percentage of licensing fees that Net2Phone might receive related to specific technologies as a result of IDT’s assistance in certain intellectual property matters, in addition to a monthly fee for these services.

The Agreement, which by its terms was terminable upon 90 days notice at the discretion of either party, was terminated by Net2Phone effective April 4, 2005. We are not aware of any other arrangements that give IDT any interest in the Netspeak patents, other than its indirect interest as a shareholder of Net2Phone. Accordingly, we understand that no agreement exists between IDT and Net2Phone that gives IDT an interest in the Netspeak patents. If you or IDT believe otherwise, or if either of you believes that IDT has any other interest in these patents or any other intellectual property asset of Net2Phone, please provide us with the basis of your belief.

In addition, I would like to take the opportunity to request that IDT deliver to the committee any formal or informal reports, opinions or appraisals, whether prepared by IDT, Net2Phone or third parties, that in any way relate to the value of Net2Phone. As we discussed, it is important for the Independent Committee to have access to all such materials.

Regards,

/s/  Stephen Fraidin

Stephen Fraidin”

On July 22, 2005, at a telephonic meeting, the Independent Committee authorized Kirkland & Ellis to retain CRA, an independent intellectual property valuation firm, to advise the Independent Committee as to the value of the Company’s intellectual property.

On August 3, 2005, Kirkland & Ellis met with Kramer Levin at the New York offices of Kramer Levin. Among the other matters discussed as described above, Kirkland & Ellis discussed various issues relating to the NetSpeak Patents, including (i) the Monetization Plan, (ii) the efforts IDT had made during the pendency of the potential tender offer to have the Company enter into an agreement that would give IDT significant rights in the NetSpeak Patents and (iii) the status of the valuation efforts performed by CRA. Kramer Levin confirmed that IDT no longer found the valuations of the NetSpeak Patents contained in the Monetization Plan to be credible, and that IDT was performing its own valuation of the NetSpeak Patents and anticipated a materially lower valuation.

On the same day, CRA requested from the Company (through Kirkland & Ellis) information relating to the NetSpeak Patents and other intellectual property of the Company. CRA additionally requested a meeting with personnel involved in the preparation of the Monetization Plan.

On August 5, 2005 and August 18, 2005, at telephonic meetings, the Independent Committee discussed CRA’s progress in valuing the Company’s intellectual property.

On August 5, 2005, Mr. Williams contacted James DiGiorgio, a patent attorney who was one of the authors of the Monetization Plan while he was an employee of IDT, regarding his availability to discuss the Monetization Plan with CRA. Mr. DiGiorgio indicated he would be willing to have such a conversation, provided that such activity did not violate his severance arrangement with IDT. Mr. Williams subsequently contacted IDT by electronic mail regarding the availability of Mr. DiGiorgio.

In response, IDT initially expressed reluctance as to permitting Mr. DiGiorgio’s meeting with CRA. On August 9, 2005, Mr. Tendler responded to Mr. Williams by electronic mail, stating that IDT would waive any restrictive covenants in its agreements with Mr. DiGiorgio, but only with respect to the valuation services to be provided regarding the NetSpeak Patents. However, Mr. DiGiorgio later declined the Independent Committee’s request to meet with CRA.

In late August 2005, Mr. Jonas had discussions with Mr. Greenberg regarding IDT’s interest in enforcing the NetSpeak Patents against a particular competitor of the Company.

On September 6, 2005, the Independent Committee met telephonically with Kirkland & Ellis, Blackstone and CRA. CRA reported that, based on its preliminary findings and certain assumptions, it estimated the fair value of certain intellectual property of the Company (which included the NetSpeak Patents) to be between $20 million and $35 million. The Independent Committee engaged CRA in an extensive discussion regarding the analysis, limitations, assumptions and methods presented by CRA. The Independent Committee and its advisors, at the meeting and in subsequent conversations, discussed with CRA their understanding that significantly higher valuations than those estimated by CRA were possible depending on a range of reasonable assumptions that could be made regarding (i) the damages awarded or license fees received following a successful enforcement action, (ii) the probability of a successful enforcement and (iii) the method of discounting future payments to a present value.

On September 14, 2005, Mr. Williams notified Kirkland & Ellis that IDT had proposed yet another agreement between IDT and the Company relating to a program to exploit the NetSpeak Patents, which was based upon the arrangement originally discussed between Mr. Greenstein and Mr. Greenberg and incorporated in the April 1, 2005, draft agreement provided by the Company to IDT. Kirkland & Ellis informed Mr. Williams that because the Independent Committee did not plan to discuss or approve such an agreement during its review of IDT’s proposed tender offer, management should not engage in any negotiations regarding such an agreement.

Between September 13, 2005 and September 16, 2005, IDT contacted the Company on several occasions to discuss the terms of the latest proposed agreement to exploit the NetSpeak Patents. On September 16, 2005, during the meeting between Kirkland & Ellis, Blackstone, IDT and Kramer Levin at the offices of Kirkland & Ellis in New York, the Independent Committee and its advisors presented the preliminary valuation results of CRA and indicated that CRA had noted that other reasonable assumptions would result in significantly higher values. Kirkland & Ellis additionally noted IDT’s efforts to enter into a new agreement with the Company following termination of the original IP Agreement, to secure rights to the NetSpeak Patents, and requested that IDT cease such efforts given the Independent Committee’s review of the potential IDT tender offer. IDT reiterated the statements it had made at the July 18 meeting, that IDT possessed rights in the NetSpeak Patents. IDT additionally characterized the range of values found by CRA as speculative.

The Independent Committee is not aware of any attempt by IDT subsequent to September 16, 2005 to enter into an agreement with the Company regarding the NetSpeak Patents.

On October 7, 2005, Mr. Tendler sent an electronic mail to Mr. Williams, with copies delivered to IDT, the Company, Kramer Levin and Kirkland & Ellis. In this message, Mr. Tendler stated that Doug Derwin, a patent lawyer who had been contacted by IDT regarding the exploitation of the NetSpeak Patents, after due diligence and analysis with IDT personnel, had concluded at such time that there was insufficient basis for him to proceed with the plan to exploit the NetSpeak Patents. Mr. Tendler’s message stated that Mr. Derwin’s “determination [was] highly relevant to the consideration by NTOP and its advisors of IDT’s proposed offer for the publicly held shares of NTOP” and offered to make IDT technical personnel and Mr. Derwin available to discuss their concerns with the NetSpeak Patents.

On October 11, 2005, at a meeting between Kirkland & Ellis, Blackstone, IDT, Kramer Levin and certain technical personnel from both the Company and IDT at the offices of Kirkland & Ellis in New York, Mr. Derwin, on behalf of IDT, presented his analysis and conclusions that he was not interested in entering into a contingency fee arrangement to enforce the NetSpeak patents against a certain competitor of the Company identified by IDT as a potential target back in late August 2005. IDT then expressed its opinion that, as a result of Mr. Derwin’s findings, the Company would likely realize no positive value from any effort to enforce, license or otherwise monetize any of the Company’s intellectual property. The Independent Committee noted that the analysis presented by Mr. Derwin was inconsistent with his earlier willingness to exploit the NetSpeak Patents on a contingency fee basis. Technical personnel from IDT and the Company discussed issues relating to Mr. Derwin’s analysis in depth and planned to meet in the near future to conduct a more detailed technical review of the methodologies and analysis used by Mr. Derwin and IDT.

On October 20, 2005, Mr. Williams provided the Independent Committee with a report that certain technical personnel of the Company had met with representatives of IDT to review the testing and analysis conducted by Mr. Derwin and had determined that Mr. Derwin’s studies were flawed.

On November 10, 2005, NTOP Acquisition commenced the IDT tender offer at a cash price of $2.00 per share.

On November 23, 2005, CRA presented its final valuation analysis to the Committee, concluding that the fair value of certain of the intellectual property of the Company as of September 1, 2005, was between $20 million and $35 million. The valuation analysis performed by CRA is summarized below under “—Summary of Valuation Analysis and Report of the Independent Committee’s Intellectual Property Advisor.”

Events Relating to the Performance of Due Diligence

On February 23, 2005, Mr. Alroy and other members of the Company’s management gave a presentation regarding NCT’s existing contracts to members of IDT’s management. As part of this presentation, the Company forecasted operational performance of NCT for the remaining portion of the fiscal year ending July 31, 2005 until the fiscal year ending July 31, 2012.

On April 20, 2005, Kirkland & Ellis and Blackstone delivered a formal due diligence request to the Company. The due diligence request related to, among other things, the fiscal year 2005 business plan and financial projections extending three to five years, including income statement data, capital expenditures, working capital balances and other financial and operational measures. Through the remaining portion of April and May, Kirkland & Ellis and Blackstone conducted a due diligence review with respect to the accounting, benefits, tax, regulatory, real estate, environmental, intellectual property, litigation and insurance aspects of the Company, including meetings with the Company’s senior management, to assess the Company’s business, operations, strategy and prospects.

At the meetings of the Independent Committee on April 22, 2005, April 27, 2005 and June 3, 2005, Kirkland & Ellis and Blackstone discussed the due diligence process generally and certain specific issues raised during the course of their review.

On June 28, 2005, IDT released a press release announcing its intention to offer to purchase all outstanding shares of common stock of the Company (other than shares already beneficially owned by IDT) for $1.70 in cash.

On July 14, 2005, Kirkland & Ellis submitted a supplemental due diligence request to the Company requesting documentation and explanations regarding certain aspects of the Company’s operations.

On July 19, 2005, following a discussion with Kirkland & Ellis and Blackstone, Mr. Mellor made a telephonic request to Mr. Alroy, on behalf of the Independent Committee, that Company management prepare and deliver to the Independent Committee a detailed, fiscal 2006 business plan with up and down sensitivities and a long term operating plan (with projections of at least five years) with up and down sensitivities. Mr. Alroy responded that he believed a fiscal 2006 business plan could be developed within the one week time-frame requested, as this would only require updating a preliminary budget previously delivered to the board of directors, but that a long term operating plan would be a more challenging undertaking because the Company’s management had not done any work on such a plan until that time.

On July 21, 2005, Mr. Alroy delivered to Mr. Mellor by electronic mail an updated fiscal 2006 business plan, together with a review of actual results versus projections made in connection with the fiscal 2006 budget previously delivered to the board of directors. Following delivery of these materials, Mr. Alroy telephoned Mr. Mellor and reminded him that the Company’s management had never been asked by the board of directors to prepare a long term operating plan containing projections five years ahead as part of the annual budgeting process, and that the Company’s previous management teams had had very limited success at predicting long-term Net2Phone performance. Mr. Alroy stated that he believed the exercise would likely have limited utility, particularly if, as requested, the plan would be prepared outside of decision making relating to the ordinary course of business. Mr. Alroy also pointed out to Mr. Mellor that he and certain other members of the Company’s management team had actual and potential conflicts of interest that might affect the way in which the Independent Committee would have to view any long term operating plan delivered by the Company’s management. Mr. Alroy told Mr. Mellor that he had discussed these matters with Lowenstein Sandler, counsel to management, and that he had been advised to ask the Independent Committee to reconsider its request for a long term operating plan in light of these factors.

On July 25, 2005, the Company disclosed materials to the Independent Committee responsive to the July 14, 2005 supplemental request. Following their review of these materials, Kirkland & Ellis and Blackstone requested a meeting with senior management of the Company to follow up with questions and concerns.

On August 1, 2005, the Company’s management met telephonically with Kirkland & Ellis and Blackstone to discuss the advisors’ questions and to discuss recent developments in the Company’s business. During the meeting, the Company’s management stated that it did not anticipate presenting a final budget for fiscal year 2006 to our board of directors until October 2005. In addition, Messrs. Alroy and Dubroff stated

that the five-year plan produced by the Company’s management in 2004 was no longer reliable. In response to the request for a detailed five-year plan, which Blackstone and Kirkland made once again at this time, Mr. Alroy stated that, as evidenced by the lack of reliability of the 2004 plan only a year after its creation, any long-term forecast would be a “very speculative undertaking” and that, on advice of his counsel, he wished to advise Blackstone that his “judgments [about the business] have natural biases [that could] favor an IDT-friendly result.” In light of these limitations, Mr. Alroy requested that the Independent Committee reconsider its request for a revised five-year operating plan, stating that he would prefer instead to review the projections created by Blackstone and advise as to whether such projections were reasonable.

On August 2, 2005, the Company made available to Kirkland & Ellis and Blackstone the presentation given by management of the Company to IDT on February 23, 2005.

On August 3, 2005, at a meeting between Kramer Levin and Kirkland & Ellis, Mr. Fraidin reported on the apparent reluctance of Mr. Alroy to prepare a five-year plan. Mr. Fraidin then asked Mr. Dienstag to suggest that the IDT representatives on our board of directors use their influence to improve Mr. Alroy’s level of cooperation with the Independent Committee’s review.

At a meeting of the Independent Committee on August 5, 2005, Kirkland & Ellis and Blackstone reported on their conversation with Mr. Alroy and other members of the Company’s management regarding the preparation of a five-year plan. In light of the efforts by the Independent Committee to encourage the Company, and its Chief Executive Officer in particular, to produce such a plan and the importance such a plan would have in evaluating the proposed transaction with IDT, the Independent Committee authorized and directed Mr. Mellor to contact Mr. Alroy by letter and reiterate the Independent Committee’s request.

On August 8, 2005, Mr. Mellor delivered the following letter to Mr. Alroy:

“Dear Liore:

On behalf of the Independent Committee of the Board of Directors of Net2Phone, Inc., I hereby request that you prepare a five-year business plan for Net2Phone, Inc. or modify the existing plan to include an additional year and make changes you deem reasonably necessary to permit it to be relied upon by the Net2Phone Independent Committee and its advisors.

The requested plan should set forth management’s detailed projections of operating results, cash flows and financial position for fiscal years 2006 through 2010. For each fiscal year, the plan should show such information for each of the two business units (NGS and NCT) and for the company on a consolidated basis. In my experience, plans of this type often include three scenarios: (1) a base case considered likely by management; (2) a case that assumes that the company is able to execute on more speculative opportunities; (3) and a case that assumes that the company is unable to fully take advantage of the base case opportunities. In preparing your plan, you should consider such a presentation.

In our previous conversations, as well as your conversations with advisors to the Independent Committee, you have expressed reservations regarding the usefulness and predictive power of a plan projecting results for Net2Phone over a five-year period. The Independent Committee and its advisors are aware of your concerns and will bear them in mind in reviewing the plan. That being said, the Independent Committee and its advisors believe that a five-year plan prepared by management is essential to the ability of the Committee and its advisors to assess the value of Net2Phone and the adequacy of IDT’s potential offer to purchase the outstanding shares of Net2Phone not already owned by IDT. Further, the plan will assist the Independent Committee, and ultimately the Board of Net2Phone, in evaluating the performance of you and your team in managing the company’s businesses. As such, the Independent Committee requests that you and the Net2Phone management team present the requested plan to the Independent Committee no later than August 22, 2005, so that we may complete our work in a timely manner.

Sincerely,

/s/  James R. Mellor

James R. Mellor”

On or about August 10, 2005, Mr. Alroy discussed with Mr. Mellor issues raised in his letter dated August 8, 2005, including the additional uses of the requested business plan by the Independent Committee and our board of directors.

On August 18, 2005 and September 6, 2005, the Independent Committee met telephonically with Kirkland & Ellis and Blackstone. The Independent Committee’s financial advisors reported on the status of their discussions with Mr. Alroy regarding the preparation of a five-year business plan for the Company.

In late August, 2005, Peter Ehrenberg of Lowenstein Sandler sent a letter to Mr. Fraidin requesting more time for management to prepare the five-year business plan for the Company, and the Independent Committee agreed to grant the Company’s management an additional two weeks to prepare the plan.

On September 7, 2005, Mr. Alroy delivered a draft of a five-year business plan to the Independent Committee within the additional two week period. In a letter accompanying the five-year business plan, Mr. Alroy stated that the projections were limited in a number of respects, in particular because:

•
the Company’s current management had not prepared a five-year business plan in the past, and, while many of the members of management had participated in similar exercises with other companies in the past, there was little history within the Company that could serve as a baseline for establishing a business plan looking five years in the future;

•	the history that did exist for making long-term projections similar to the business plan delivered to the Independent Committee had proven to be of limited use when viewed with hindsight; and

•
the volatility of the telecommunications industry, the short operating history of the Company, the lack of visibility of market trends, the number of critical assumptions made in preparing the business plan and the limited time given to the Company to prepare the business plan may have compromised the utility and predictive power of the business plan.

In addition, Mr. Alroy stated:

“While I believe that the Committee is aware of my own personal situation, I want to make sure that any potential conflicts are fully disclosed. As you know, I formerly was employed as a member of senior management of IDT Corporation. My severance arrangement assures me that if IDT (or anyone else) were to acquire the Company, I would be in a position to earn a significant sum of money. Similarly, certain other members of management also have severance arrangements that would be triggered by an acquisition of the Company. Other members of the management team may have interests that prejudice them to oppose a consolidation. Although I do not believe that these potential conflicts have clouded my or management’s judgment, I want to bring these items to your attention.”

During the following week, management provided Blackstone with supporting financial data and other information related to the projections. On September 12, 2005, management of the Company met with Blackstone to review these materials and to discuss the assumptions reflected in management’s projections. Following this meeting, management provided to Blackstone the projections summarized below under the section entitled “—Summary Financial Projections.”

On November 10, 2005, NTOP Acquisition commenced the IDT tender offer at a cash price of $2.00 per share.

Following the commencement of the IDT tender offer, Blackstone and Kirkland & Ellis met on several occasions with the senior management of the Company to perform additional due diligence regarding the Company’s business, operations, strategy and prospects and to discuss the Altice One termination. In addition, on November 15, 2005 the Company’s management provided Blackstone with preliminary results for the first quarter of fiscal year 2006, together with a variance analysis comparing the preliminary results against the projected results set forth in the September 12, 2005 business plan.

On November 17, 2005, Kirkland & Ellis distributed drafts of portions of the Schedule 14D-9 to Mr. Williams, general counsel of the Company, and Nicholas Day, senior corporate counsel to the Company.

On November 21, 2005, the Company distributed a draft of the Schedule 14D-9 to Messrs. Williams and Day, requesting that Messrs. Williams and Day not distribute to, or discuss the draft with, any other person, including any officer, director or employee of the Company. Later the same day, Peter H. Ehrenberg of Lowenstein Sandler P.C., counsel to the Company’s senior management in connection with the IDT tender offer, delivered a letter to Mr. Fraidin of Kirkland & Ellis requesting, for several reasons, that “the Independent Committee reconsider its position and permit all of Net2Phone’s senior management (with the exception of any senior management who also has a current position within IDT) to review and comment on the draft Schedule 14D-9.”

On November 23, 2005, Kirkland & Ellis delivered a letter to Mr. Ehrenberg, stating that the Independent Committee had determined it would not permit the Company’s operational management to review a draft of the Schedule 14D-9. On the same day, Kirkland & Ellis distributed a draft of the Schedule 14D-9 to Messrs. Williams and Day.

On November 25, 2005, the Company filed the Schedule 14D-9 with the Commission. In the following week, the Company’s management reviewed the Schedule 14D-9 and, on December 2, 2005, Mr. Ehrenberg delivered to the Independent Committee a letter that commented on the Schedule 14D-9 and suggested certain changes to the Schedule 14D-9 should the Company file an amendment. The Independent Committee discussed this letter at its meeting on December 5, 2005. On several occasions during the following two weeks, Kirkland & Ellis discussed with the Company’s management and Lowenstein Sandler the contents of this letter and agreed to make many of the changes to the Schedule 14D-9 requested therein.

On December 15, 2005, the Independent Committee distributed to the members of the Company’s management for their review a draft of the Amendment that included many of the changes requested in the December 2, 2005 letter. The Independent Committee delivered subsequent drafts of the Amendment to the Company’s management on each of December 18, 2005 and December 19, 2005. Following each delivery of the draft Amendment, the Company’s management and Kirkland & Ellis engaged in discussions regarding management’s review of the draft Amendment, and the Independent Committee made additional changes to the Amendment as a result of those discussions.

Certain Litigation Relating to the IDT Tender Offer

On June 30, 2005, Spring Partners, LLC filed a complaint in the Superior Court of New Jersey, Essex County, naming the Company, its directors (including the members of the Independent Committee) and IDT as defendants (the “First Complaint”). The First Complaint sought injunctive relief, alleging that the Independent Committee could not render an impartial and fair evaluation of IDT’s proposal and that, under the circumstances, none of the members of our board of directors could be expected to protect the unaffiliated stockholders in a transaction which benefited IDT at the expense of the unaffiliated stockholders. In particular, the complaint alleged that each of the individual defendants, except for Mr. King, Mr. McPherson, Mr. Oppenheimer and Dr. Weiss, is currently, or was in the past, affiliated with IDT. On July 19, 2005, the plaintiffs in the First Complaint served the defendants with a request for the production of documents (the “Spring Partners Document Request”). The defendants have not yet responded to the First Complaint or produced any documents in response to the Spring Partners Document Request.

On July 1, 2005, Israel Nekritz filed a complaint in the Court of Chancery of the State of Delaware, New Castle County, naming the Company, its directors (including the members of the Independent Committee) and IDT as defendants (the “Second Complaint”). The Second Complaint sought injunctive relief, alleging that IDT had violated its “duty of entire fairness,” as well as other allegations similar to those contained in the First Complaint.

On July 6, 2005, Melly Hamel and George Grossberger each filed a complaint in the Court of Chancery of the State of Delaware, New Castle County, naming the Company, its directors (including the members of the Independent Committee) and IDT as defendants (the “Third Complaint” and the “Fourth Complaint,” respectively). On July 7, 2005, William Lattarulo filed a complaint in the Court of Chancery of the State of Delaware, New Castle County, naming the same defendants (the “Fifth Complaint”). On July 18, 2005, Weida Li filed a complaint in the Court of Chancery of the State of Delaware, New Castle County, naming the same defendants (the “Sixth Complaint”). The Third Complaint, Fourth Complaint, Fifth Complaint and

Sixth Complaint (together with the Second Complaint, the “Delaware Complaints”) each sought injunctive relief, and made allegations similar to those contained in the previously filed complaints.

On July 13, 2005, the plaintiff in the Third Complaint served the defendants with a request for the production for documents. On July 27, 2005, the Delaware court consolidated the Delaware Complaints under the caption “In re Net2Phone, Inc. Stockholders Litigation,” appointed lead counsel and designated the Third Complaint as the operative complaint in the action (referred to herein as the “Delaware Consolidated Action”). The defendants have not yet responded to the Third Complaint or produced any documents in response to discovery requests in the Delaware Consolidated Action.

On several occasions on and following November 3, 2005, counsel for plaintiffs in the Delaware Consolidated Action and counsel for IDT engaged in settlement negotiations regarding the claims in the Delaware Consolidated Action. A tentative agreement was reached on November 9, 2005.

On November 21, 2005, after reviewing the Company’s Current Report on Form 8-K filed with the Commission on November 17, 2005 and a press release issued that same day regarding termination of the Altice One agreements, plaintiffs in the Delaware Consolidated Action informed the Independent Committee that the plaintiffs would no longer support the IDT tender offer at the offer price of $2.00 per share.

On November 25, 2005, the Company filed the Schedule 14D-9 with the Commission, in which it was described that the Independent Committee was not making a recommendation, was expressing no opinion and was remaining neutral with respect to the original IDT tender offer.

During the two weeks following November 28, 2005, counsel for plaintiffs in the Delaware Consolidated Action, Kramer Levin and Kirkland & Ellis engaged in several discussions to negotiate a memorandum of understanding to settle the Delaware Consolidated Action. Under the memorandum of understanding, IDT would increase the offer price from $2.00 per share to $2.05 per share. In addition, the memorandum of understanding required the Company to amend the Schedule 14D-9 to make certain disclosures requested by counsel to plaintiffs. On December 12, 2005, Kirkland & Ellis, Kramer Levin and counsel to plaintiffs in the Delaware Consolidated Action provisionally agreed to the terms of a memorandum of understanding to settle the Delaware Consolidated Action. Later that day, at a meeting of the Independent Committee, the Independent Committee authorized Kirkland & Ellis to execute the memorandum of understanding on behalf of the Independent Committee.

On December 13, 2005, Kirkland & Ellis, Kramer Levin and counsel to plaintiffs in the Delaware Consolidated Action met telephonically. At this meeting, the parties entered into the memorandum of understanding.

On December 18, 2005, counsel to plaintiffs in the Delaware Consolidated Action informed Kirkland & Ellis that the plaintiffs intended to negotiate an amendment to the memorandum of understanding to provide additionally for settling the claims in the event IDT acquired shares of common stock in the IDT tender offer but failed to satisfy the minimum condition to the IDT tender offer. Counsel to plaintiffs delivered a draft of an amended memorandum of understanding to Kirkland & Ellis on December 19, 2005.

On December 22, 2005, the Independent Committee met with Kirkland & Ellis. During the meeting, the Independent Committee considered the proposed terms of an amendment to the memorandum of understanding. As proposed, the amendment to the memorandum of understanding would remove the requirement that there be enough shares tendered for a short form merger for the settlement to be effective. After discussion with Kirkland & Ellis, the Independent Committee resolved that it would seek to amend the memorandum of understanding only as a part of a broader agreement requiring IDT to pay a higher per share offer price.

On December 23, 2005, IDT announced that it and counsel to plaintiffs in the Delaware Consolidated Action had agreed to the terms of an amendment to the memorandum of understanding.

On December 28, 2005, the Independent Committee met with Kirkland & Ellis and Blackstone. Kirkland & Ellis described the status of the amendment to the memorandum of understanding, including the announcement made by IDT regarding the potential settlement of a long-form merger following the completion of the IDT tender offer. The Independent Committee discussed these issues and determined not to change its position with respect to the amendment to the memorandum of understanding.

After the expiration of the IDT tender offer, the Independent Committee authorized Kirkland & Ellis to, and on February 10, 2006 Kirkland & Ellis did, on behalf of the Independent Committee, enter into the amended memorandum of understanding. Pursuant to the amended memorandum of understanding, the Independent Committee agreed to provide sufficient discovery for counsel for plaintiffs to “confirm the fairness and reasonableness” of the settlement. The Independent Committee is in the process of producing that discovery.

Following the announcement of the execution of the merger agreement on February 17, 2006, counsel for the plaintiffs in the Delaware Consolidated Action contacted counsel for IDT to discuss the proposed merger.

The Proposed Merger

On January 30, 2006, IDT announced the expiration of the subsequent offering period to the IDT tender offer. Based upon a preliminary tally by Wachovia Bank N.A., approximately 31,583,221 shares of our common stock were validly tendered in the IDT tender offer, including the subsequent offering period. The tendered shares, together with the shares of our capital stock already beneficially owned by IDT, represented approximately 80.52% of the then-outstanding capital stock of Net2Phone and approximately 85.75% of the then- outstanding voting power of Net2Phone. In addition, approximately 1,681,608 shares of our common stock were tendered pursuant to guaranteed delivery procedures but had not yet been covered (however, 1,579,495 of these shares have subsequently been covered). As part of the announcement, IDT stated that, as promptly as practicable, it intended to take all action within its control to effect a merger of NTOP Acquisition with Net2Phone in which all remaining shareholders of our common stock would receive the same consideration for their shares as the holders who tendered their shares into the IDT tender offer.

Later that same day, Kirkland & Ellis received a draft of the merger agreement from Kramer Levin on behalf of IDT.

On February 3, 2006, the Independent Committee held a meeting with Kirkland & Ellis. At the meeting, the Independent Committee considered a draft amendment to the Independent Committee’s engagement letter with Blackstone that provided for the issuance by Blackstone of an opinion regarding the fairness, from a financial point of view, of the merger consideration to the unaffiliated stockholders. After discussion, the Independent Committee approved the amendment and authorized Mr. Mellor to execute the amendment on its and the Company’s behalf. In addition, Kirkland & Ellis described its review of the draft merger agreement and issues it intended to discuss with Kramer Levin. The Independent Committee discussed the issues raised by Kirkland & Ellis.

On the same day, management notified the Independent Committee that, pursuant to the 90-day transition period triggered by the November 2005 termination of the Altice One agreements, the Company and Altice One had completed the transition of the Altice One customers to another service provider. As a result, the Company informed the Independent Committee that it was unlikely that the Company would maintain an operating relationship with Altice One. On January 24, 2006, the Company commenced an arbitration proceeding against Altice One.

During the subsequent two weeks, Kirkland & Ellis and Blackstone conducted additional due diligence regarding the operating results and activities of the Company, including meetings with the management of the Company to discuss the variance of actual operating results as compared to the operating results projected in the business plan delivered to the Independent Committee on September 12, 2005. During this same period, Kirkland & Ellis and Kramer Levin met by telephone on several occasions to negotiate the terms of the merger agreement. In those discussions, Kirkland & Ellis informed Kramer Levin that the Independent Committee had not agreed to recommend the merger agreement at a $2.05 price, but would respond to IDT’s proposal after hearing IDT’s reasons for its valuation, as well as considering the advice of the Independent Committee’s advisors. Kirkland & Ellis also raised concerns on behalf of the Independent Committee with non-financial aspects of the merger agreement. These concerns related to the absence of a condition that the merger be approved by the majority vote of the unaffiliated stockholders, the scope of the non-solicitation clause in the merger agreement, Net2Phone’s ability to terminate the merger agreement to accept a superior proposal, the circumstances in which our board of directors of Net2Phone could change its recommendation to the stockholders and whether the merger agreement would be required to be submitted to the stockholders regardless of our board of director’s recommendation. Kramer Levin agreed to changes to the merger agreement to address certain of these concerns.

On February 9, 2006, Kirkland & Ellis and Blackstone met with IDT and Kramer Levin by telephone. At this meeting, Mr. Smith presented IDT’s conclusions as to the valuation of our capital stock. This presentation is summarized in the section below entitled “Position of the IDT Parties as to the Fairness of the Merger–IDT’s Valuation of Net2Phone.”

On February 15, 2006, the Independent Committee met with Kirkland & Ellis and Blackstone. At the meeting, Kirkland & Ellis reviewed with the Independent Committee the process to date, including its negotiation of the merger agreement, and the Independent Committee’s responsibilities with respect to the merger and its consideration of the merger consideration. Thereafter, Blackstone reviewed its preliminary financial analysis of the Company and the merger consideration. This presentation, as presented in its final form on the following day, is summarized in the section below entitled “Opinion of the Independent Committee’s Financial Advisor.” After discussion, the Independent Committee requested Kirkland & Ellis to contact Kramer Levin and seek to negotiate an increase in the merger consideration. In the event IDT was not willing to increase the merger consideration, the Independent Committee authorized Kirkland & Ellis to request an opinion as to the fairness, from a financial point of view, of the merger consideration to the unaffiliated stockholders.

Later that day, Kirkland & Ellis discussed with Kramer Levin the desire of the Independent Committee to increase the merger consideration. Kramer Levin undertook to convey the Independent Committee’s request to IDT, and subsequently reported that IDT was not willing to increase the merger consideration. As a result, Kirkland & Ellis requested that Blackstone deliver to the Independent Committee an opinion as to the fairness, from a financial point of view, of the merger consideration to the unaffiliated stockholders.

On February 16, 2006, the Independent Committee held a telephonic meeting to discuss the final terms of the merger agreement and the transactions contemplated thereby, including the merger. At this meeting, representatives of Kirkland & Ellis reviewed with the Independent Committee the terms and conditions of the merger agreement and the Independent Committee’s fiduciary duties with respect to its consideration of the merger agreement. Also at this meeting, Blackstone reviewed with the Independent Committee Blackstone’s financial analysis of the merger consideration (which had been presented on a preliminary basis on the previous day) and rendered to the Independent Committee an oral opinion, which opinion was confirmed by delivery of a written opinion dated February 16, 2006, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received in the merger by the holders of our capital stock (other than IDT and its subsidiaries) was fair, from a financial point of view, to such holders.

The Independent Committee then carefully considered the benefits and risks associated with the proposed merger to our unaffiliated stockholders and the factors described in the section below entitled “—Reasons for the Independent Committee’s Determination; Fairness of the Merger.” After deliberation, the Independent Committee determined that the terms of the merger agreement and the merger were advisable, fair to, and in the best interest of the Company and our stockholders (other than IDT and its subsidiaries). The Independent Committee then unanimously recommended to our entire board of directors that our board of directors approve the merger agreement and the transactions contemplated thereby, including the merger.

Following the Independent Committee meeting, our board of directors, upon the recommendation of the Independent Committee, unanimously (i) determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger, were advisable, fair to and in the best interests of the Company and our stockholders (other than IDT and its subsidiaries) and (ii) resolved to recommend that our stockholders grant their respective consents to approve and adopt the merger agreement and the merger.

On February 17, 2006, the parties executed the merger agreement and the Company and IDT issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Independent Committee and Our Board of Directors

Certain directors and executive officers of the Company have actual or potential conflicts of interest in connection with the merger. Because certain of our directors have financial and other interests that may be different from, and in addition to, your interests in the merger, our board of directors decided that, in order to protect the interests of our unaffiliated stockholders in evaluating and negotiating the IDT tender offer and the merger agreement, a committee of independent directors who are not affiliated with IDT or its affiliates, and who have no material financial interest in the IDT tender offer or the merger, should be delegated those tasks and, if appropriate, to recommend the IDT tender offer to our stockholders and the merger and the terms of the merger agreement to our entire board.

The Independent Committee unanimously determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of the Company and our stockholders (other than IDT and its subsidiaries). The Independent Committee unanimously recommended to our board of directors that the merger agreement and the merger be approved and adopted. The Independent Committee considered a number of factors in reaching its determination and recommendation, as more fully described below.

Our board of directors, acting upon the recommendation of the Independent Committee, unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, the Company and our stockholders (other than IDT and its subsidiaries). On the basis of the foregoing, our board of directors unanimously approved the merger agreement and the merger, and recommends that our stockholders grant their respective consents to approve and adopt the merger agreement and the merger.

Reasons for the Independent Committee’s Determination; Fairness of the Merger

In determining the fairness of the merger and recommending adoption of the merger agreement and approval of the merger to our board of directors, the Independent Committee considered a number of factors which, in the opinion of the members of the Independent Committee, supported the Independent Committee’s recommendation, including:

•
the fact that historically the trading volume of the common stock has been low and that, following the expiration of the IDT tender offer, the trading volume of the common stock has declined significantly, and that the merger would result in immediate liquidity for the unaffiliated stockholders;

•
the financial presentation of Blackstone to the Independent Committee on February 16, 2006, including Blackstone’s opinion as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to holders of our capital stock (other than IDT and its subsidiaries);

•	the risk that an insufficient number of our employees will remain with the Company if the merger were not approved, potentially resulting in a decline in the stock price;

•	the Independent Committee’s knowledge of our business, assets, financial condition and results of operations, our competitive position, the nature of our business and the industry in which we compete;

•
the relationship between the merger consideration and recent market prices for our common stock, including $2.05 per common share in cash represents: a premium of approximately 41.8% over the closing price per share of our common stock on June 28, 2005, the day of the public announcement of IDT’s intent to commence the IDT tender offer at $1.70 per share of our common stock; a premium of 22.0% to the closing price per share of our common stock on May 27, 2005, one month prior to IDT’s announcement; a discount of approximately 55.8% to the high trading price of the shares of common stock for the one-year period ended June 28, 2005; and a discount of approximately 27.8% to the average closing price per shares of common stock for the one-year period ending June 28, 2005;

•
the negotiations with respect to the offer price for the IDT tender offer and the merger consideration that, among other things, led to an increase in IDT’s initial offer from $1.70 per share to $2.05 per share, and the Independent Committee’s determination that, following extensive negotiations between the Independent Committee and IDT, $2.05 per share was the highest price that IDT would agree to pay, with the Independent Committee basing its belief on a number of factors, including the duration and tenor of negotiations, assertions made by IDT during the negotiation process and the experience of the Independent Committee and its advisors;

•	IDT’s statements to the Independent Committee to the effect that it is not willing to sell the shares it beneficially owns or otherwise allow the sale of the Company to a third party;

•	the presentation of CRA, to the Independent Committee on November 23, 2005, regarding its valuation analysis of certain intellectual property owned by the Company;

•	the fact that the merger consideration would be paid in all cash to our stockholders, eliminating any uncertainties in value to our stockholders;

•	the fact that a majority of stockholders unaffiliated with IDT prior to the IDT tender offer tendered their shares of common stock into the IDT tender offer;

•	the likelihood that the merger would close as a result of IDT having the necessary capital to finance the merger without having to obtain financing;

•
the Independent Committee’s judgment, in light of the fact that no third parties had expressed a bona fide interest in acquiring the Company following IDT’s public announcement of its intention to commence a tender offer on June 28, 2005, that it was unlikely that any other buyer would be willing to pay a price equal to or greater than $2.05 per share in cash;

•
effective June 24, 2005, Net2Phone was removed from the Russell 2000 Index, a widely tracked benchmark, which has led to less liquidity in the market for the shares, as certain institutional investors are no longer permitted to hold such shares;

•	the ability of stockholders who might not support the merger to exercise appraisal rights under Delaware law; and

•
the fact that, under the terms of the merger agreement, the Independent Committee would be entitled, if necessary to comply with its fiduciary duties, to consider “viable superior proposals” (as defined in the merger agreement and discussed below in the section entitled “THE MERGER AGREEMENT”) and would be entitled to terminate the merger agreement if it determined that such proposal was more favorable to our unaffiliated stockholders and that IDT was reasonably likely to support such proposal.

The Independent Committee also determined that the merger is procedurally fair because, among other things:

•	our board of directors established an Independent Committee to consider and negotiate the merger agreement;

•	the Independent Committee is composed of independent directors who do not serve as directors of IDT and do not have a material interest in the merger;

•	the Independent Committee was granted the full authority of our board of directors to negotiate and evaluate IDT’s proposal;

•
the Independent Committee retained and received advice from its own independent legal and financial advisors in evaluating, negotiating and recommending the terms of the merger agreement, and these advisors reported directly to and took direction solely from the Independent Committee;

•
the fact that, under the terms of the merger agreement, our board of directors (acting upon the recommendation of the Independent Committee) or the Independent Committee is not prohibited from withdrawing, qualifying or modifying its recommendation that our stockholders approve and adopt the merger agreement and the merger if the Independent Committee determines that such withdrawal, qualification or modification is necessary in order for the Independent Committee or our board of directors to comply with its fiduciary duties;

•
the merger consideration of $2.05 per share and the other terms and conditions of the merger agreement resulted from active and lengthy negotiations between the Independent Committee and its legal and financial advisors, on the one hand, and IDT and its legal advisors, on the other hand; and

•	under Delaware law, our stockholders have the right to demand appraisal of their shares.

In light of the foregoing factors, the Independent Committee determined that the merger is procedurally fair to the unaffiliated stockholders.

The Independent Committee also considered a variety of risks and other potentially negative factors concerning the merger. The material risks and potentially negative factors considered by the Independent Committee were as follows:

•	the Company would cease to be a public company and our unaffiliated stockholders would no longer participate in any potential future growth of the Company;

•
while we expect to complete the merger, there can be no assurances that all conditions to the parties’ obligations to complete the merger will be satisfied and, as a result, the merger may not be completed;

•	gains from all cash transactions are generally taxable to our stockholders for U.S. federal income tax purposes;

•	the merger agreement is not subject to a condition requiring the approval of the merger and adoption of the merger agreement by a majority of our unaffiliated stockholders;

•	the Company’s belief that it has a potential claim of €25 million against Altice One as a result of Altice One’s termination of its relationship with Net2Phone;

•
if we were to receive any unsolicited bona fide alternative proposal, it is unlikely that the Independent Committee would be able to terminate the merger agreement and determine that IDT was reasonably likely to support such proposal, even if the alternative proposal was materially more favorable to our unaffiliated stockholders;

•
the merger process itself includes a number of risks, including: the diversion of management attention from operational matters; the incurrence of significant incremental costs associated with the proposed transaction; our inability to attract and retain key personnel given the uncertainty of the company’s future; the potential disruption of our business; and customer dissatisfaction or performance problems related to these issues;

•
the fact that IDT has agreed to grant its consent with respect to approximately 87.2% of the voting power of our capital stock in favor of approving the merger means that the proposed merger does not require the consent of any unaffiliated stockholders; and

•	the possibility of disruption to our operations following the announcement of the merger agreement, and the resulting effect on us if the merger does not close.

The Independent Committee concluded, however, that these risks and potentially negative factors could be managed or mitigated by the Company or were unlikely to have a material impact on the merger, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

Although the Independent Committee considered our net book value, liquidation value and going concern value in determining the fairness of the merger to our unaffiliated stockholders, the Independent Committee noted the following:

•	our net book value, which is an accounting concept, generally has no correlation to the fair value of our shares in the context of a sale of the Company;

•
selling our business as an ongoing operation to IDT in the merger will realize greater value for our unaffiliated stockholders that is more certain and more immediate than the value that would otherwise be realized in an orderly liquidation of our business; and

•
to the extent our going concern value is reflected in the public market price of our common stock, the merger consideration to be received by our stockholders represents a premium to our going concern value.

The Independent Committee and our board of directors were fully aware of and considered possible conflicts of interest of certain of our directors and officers set forth below under “—Interests of Directors and Officers in the Merger.” The Independent Committee, which consists solely of directors who are not officers or employees of the Company, and who have no material financial interest in the proposed merger, was aware of these interests and considered them in making its determination.

After considering these factors, the Independent Committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the Independent Committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. In addition, individual members of the Independent Committee may have assigned different weights to various factors. The determination of the Independent Committee was made after consideration of all of the factors together.

Reasons for Our Board of Directors’ Determination; Fairness of the Merger

Our board of directors consists of nine directors, three of whom serve on the Independent Committee. On February 16, 2006 following the Independent Committee’s meeting with its legal and financial advisors, our board of directors, acting upon the recommendation of the Independent Committee, unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. After considering the determination of the Independent Committee, our board of directors adopted the Independent Committee’s conclusion and the analysis underlying the conclusion.

Our board of directors believes that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, our stockholders (other than IDT and its subsidiaries). In addition, with respect to procedural fairness, our board of directors established a Independent Committee, consisting of three independent directors. None of the members of the Independent Committee is employed by or serves as a director of IDT or its affiliates or is employed by us.

In reaching these conclusions, our board of directors considered it significant that the Independent Committee retained independent legal and financial advisors who have extensive experience with transactions similar to the merger and who assisted the Independent Committee in evaluating the merger and in negotiating with IDT.

Because of the foregoing factors, our board of directors determined that the merger is substantively and procedurally fair.

Opinion of the Independent Committee’s Financial Advisor

Blackstone has acted as financial advisor to the Independent Committee in connection with the merger. The Independent Committee selected Blackstone based on Blackstone’s experience, reputation and familiarity with the business sector in which the Company conducts its business. Blackstone is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

In connection with Blackstone’s engagement, the Independent Committee requested that Blackstone evaluate the fairness, from a financial point of view, of the merger consideration to the holders of the Company’s common stock, other than IDT and its subsidiaries and the officers and directors of each of IDT and the Company. On February 16, 2006, at a meeting of the Independent Committee held to evaluate the merger, Blackstone delivered to the Independent Committee its opinion to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to the holders of the Company’s common stock and Class A common stock, other than IDT and its subsidiaries and the officers and directors of each of IDT and the Company.

The full text of Blackstone’s written opinion, dated February 16, 2006, to the Independent Committee, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Solicitation Statement and is incorporated herein by reference. Holders of the Company’s common stock and Class A common stock are encouraged to read this opinion carefully and in its entirety. Blackstone’s opinion was provided to the Independent Committee in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to any matters relating to the merger or any related transaction. The summary of Blackstone’s opinion in this Solicitation Statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Blackstone reviewed publicly available business and financial information relating to the Company, as well as the merger agreement. Blackstone also reviewed other information, including financial forecasts, that were provided to or discussed with Blackstone by the Company’s management. Blackstone also met with the Company’s management to discuss the business and prospects of the Company. Blackstone considered financial and stock market data of the Company, and compared those data with similar data for other publicly held companies in businesses which it deemed similar to that of the Company. Blackstone considered, to the extent publicly available, the financial terms of other business combinations and other transactions which had been effected or announced. Blackstone also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Blackstone did not assume any responsibility for independent verification of any of the information that it reviewed or considered and relied on that information being complete and accurate in all material respects. Blackstone has assumed that the financial and other projections and pro forma financial information prepared by the Company and the assumptions underlying those projections and such pro forma information, including the amounts and the timing of all financial and other performance data are reasonably prepared and represent management’s best estimates as of the date of their preparation. Blackstone also assumed, with the consent of the Independent Committee, that the merger would be consummated in accordance with the terms of the merger agreement, without waiver, amendment, or modification of any material term, condition or agreement contained in the merger agreement, and that in the course of obtaining any necessary regulatory and third party approvals and consents for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the contemplated benefits of the merger.

Blackstone was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of the Company, and Blackstone was not furnished with any such evaluations or appraisals. Although Blackstone evaluated the merger consideration from a financial point of view, Blackstone was not requested to, and it did not, recommend the specific consideration to be received in the merger, which consideration was determined between the Independent Committee, on the one hand, and IDT, on the other hand. Blackstone’s opinion was necessarily based on information available to it and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Blackstone was not requested to, and it did not, solicit third party indications of interest in acquiring all or any part of the Company. Blackstone’s opinion did not address the relative merits of the merger as compared to other transactions or business strategies that may be available to the Company, and it did not address the underlying business decision of the Company to proceed with the merger. Although subsequent developments may affect its opinion, Blackstone does not have any obligation to update, revise or reaffirm its opinion. No other limitations were imposed on Blackstone with respect to the investigations made or procedures followed by Blackstone in rendering its opinion.

In preparing its opinion to the Independent Committee, Blackstone performed a variety of financial and comparative analyses, including those described below. The summary of Blackstone’s analyses described below is not a complete description of the analyses underlying Blackstone’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Blackstone made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Blackstone believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Blackstone considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, transaction or business used in Blackstone’s analyses as a comparison is identical to the Company or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Blackstone’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Blackstone’s analyses are inherently subject to substantial uncertainty.

Blackstone’s opinion and financial analyses were only one of many factors considered by the Independent Committee in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Independent Committee with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses underlying Blackstone’s opinion dated February 16, 2006 delivered to the Independent Committee in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand Blackstone’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Blackstone’s financial analyses.

Summary Financial Projections

In connection with analyzing the merger consideration, the Independent Committee reviewed non-public financial projections prepared as of September 12, 2005 by the management of the Company referred to herein as Case I, Case II and Case III. The material portions of these projections are set forth below. The projections do not give effect to the merger.

The Company does not as a matter of course publicly disclose projections as to future revenues or earnings. The projections provided to the Independent Committee were not prepared with a view to public disclosure. These projections were based on a variety of assumptions, including the Company’s ability to achieve strategic goals, objectives and targets over applicable periods. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict and many of which are beyond the Company’s control or, after the merger, IDT’s control. The projections provided to the Independent Committee and set forth below were not prepared with a view to compliance with the published guidelines of the Commission regarding projections, and were not prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. In addition, the projections provided to the Independent Committee and set forth below were not reviewed by an independent public accounting firm. The Independent Committee did not rely solely on the projections, but considered the projections as part of its analysis, including consideration of a variety of factors referenced above. In addition, the projections were prepared at the request of the Independent Committee in connection with its anticipation of the IDT tender offer and the merger. Stockholders are urged not to place undue reliance on the projections but to consider all relevant factors in their decision.

The management of the Company has notified the Independent Committee that it may have actual and potential conflicts of interest in the forecasts and projections that were prepared. As a result of these actual and potential conflicts of interest, Blackstone and the Independent Committee believe that the Company’s management is not necessarily the best source for preparing projections because of their interest in the transaction and their historical and current relationship with the IDT.

The projections provided to the Independent Committee and set forth below constitute forward-looking statements which reflect numerous assumptions. A variety of known and unknown factors may cause these assumptions to change, including factors related to industry performance, market acceptance of new products, changes in customer preferences, general business, economic, regulatory, market and financial conditions, as well as those factors presented in the section entitled “CAUTIONARY STATEMENT CONCERNING FORWARD- LOOKING INFORMATION” in this Solicitation Statement and the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2005, which is set forth as Annex E hereto. All of these factors are difficult or impossible to predict, may cause the projections provided to the Independent Committee and set forth below or the underlying assumptions to such projections to be inaccurate. Accordingly, there can be no assurance that these projections will be realized, and actual results may be materially greater or less than those contained in these projections.

The projections provided to the Independent Committee also present projections of the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”). EBITDA is not a measure of financial performance or liquidity calculated in accordance with accounting principles generally accepted in the United States. For purposes of these projections, EBITDA is calculated as Net income (loss) plus Other income (loss), net, Interest income, net, Taxes and Depreciation and amortization. Historical information regarding each of the components of EBITDA is set forth in our Consolidated Financial Statements and notes thereto in the Annual Report on Form 10-K included as Annex E to this Solicitation Statement.

The Company did not update or otherwise revise the following projections to reflect circumstances existing after September 12, 2005 or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the following projections are shown to be in error. Management did provide Blackstone with financial results and variance analysis based on these results for certain fiscal year 2006 periods, as described below.

Case I – Base Case

Case I projections for revenues, EBITDA and cash flow from operations are as follows:

	For the fiscal year ended July 31,

	2006	2007	2008	2009	2010

	(U.S. dollars in thousands)
Revenues	99,894	124,635	156,229	190,440	201,218
EBITDA	(29,988)	(24,364)	(13,854)	261	11,181
Cash Flow from Operations	(33,617)	(28,620)	(20,619)	(8,732)	1,157

Case II – Optimistic Case

Case II projections for revenues, EBITDA and cash flow from operations are as follows:

	For the fiscal year ended July 31,

	2006	2007	2008	2009	2010

	(U.S. dollars in thousands)
Revenues	102,865	141,761	186,454	232,149	252,128
EBITDA	(30,475)	(21,057)	(5,339)	14,909	33,763
Cash Flow from Operations	(34,557)	(26,696)	(14,221)	4,903	23,144

Case III – Pessimistic Case

Case III projections for revenues, EBITDA and cash flow from operations are as follows:

	For the fiscal year ended July 31,

	2006	2007	2008	2009	2010

	(U.S. dollars in thousands)
Revenues	97,386	111,392	129,608	146,517	145,739
EBITDA	(28,667)	(19,185)	(9,715)	(280)	5,099
Cash Flow from Operations	(31,690)	(20,668)	(14,268)	(6,708)	(1,539)

Case I assumes that the Company’s annual average revenue per user (ARPU) in the Cable Channel declines at an average rate of 3% with no corresponding decrease in costs of goods sold. Case I also assumes that in fiscal year 2006 the Company will enter into contracts with cable operators representing 1.3 million marketable households passed, with a further assumption that the addressable market for these operators would then be expected to grow to 4.1 million marketable homes passed by fiscal year 2010. It also assumes an additional 1 million marketable households passed in fiscal year 2007 from new contracts. Case I assumes that the NCT division will be able to increase gross margins from 2006 through 2010 as the Company increases the number of products it sells through the Cable Channel. Case I also assumes that the Company’s revenues related to the NGS division for each year from 2006 through 2010 will grow at cumulative average growth rates of 16% and 60% in the traditional reseller and VoiceLine businesses, respectively, more than offsetting declining revenues generated from PC-to-phone, PC-to-PC and carrier services. Case I assumes that the gross margin for the NGS division will decline over time as marginal product revenue decreases at a faster rate than costs of goods sold. Finally, Case I assumes incremental increases in sales, general and administrative expenses to support increases in revenues.

In addition, none of Case I, Case II and Case III take into account either non-cash compensation for shares of common stock, restricted shares of common stock or options to acquire shares of common stock granted following creation of the business plan or costs relating to restructuring costs, such as severance or inventory obsolescence costs. Each of Case I, Case II and Case III assumes that the Company would not implement successfully any cost reduction initiatives. Additionally, for purposes of projecting costs relating to the MOU and other non-cash services between the Company and IDT, each of Case I, Case II and Case III assumes a fixed price per share of our common stock. Finally, each of Case I, Case II and Case III includes costs related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. The Company has informed the Independent Committee that the Company’s costs related to such compliance in each of Case I, Case II and Case III would likely be reduced by approximately $550,000 per year as a result of proposed changes following the Commission’s analysis of such costs on smaller public companies.

In conducting its valuation analyses of the Company, Blackstone referred to Case I, Case II and Case III as described above. Each of these projections was prepared by the management of the Company and represents the base, optimistic and pessimistic projections of the Company’s budget for fiscal years 2006 through 2010. Liore Alroy, the Chief Executive Officer of the Company, has notified the Independent Committee that he has, and other members of the management of the Company may have, actual and potential conflicts of interest in the forecasts and projections that were prepared. As a result of these actual and potential conflicts of interest, Blackstone and the Independent Committee believe that the Company’s management is not necessarily the best source for preparing projections because of their interest in the transaction and their historical and current relationship with the IDT.

In conducting its analysis, Blackstone adjusted management’s projections to reflect the following:

(a)	the termination of the Altice One contract and the impact of this event on signing additional contracts with Altice One affiliates (as assumed in management’s September 12, 2005 projections); and

(b)	the receipt of a payment from Altice One in the amount of $18.8 million.

Specifically, Blackstone adjusted the projections to exclude the future revenues and expenditures associated with Altice One and additional projected contracts with Altice One affiliates, as originally anticipated by management in its Case I, Case II and Case III financial projections. However, Blackstone did not assess the likelihood of the Company receiving additional payments from Altice One and its analyses did not reflect any value attributable to additional payments sought from Altice One. Blackstone also reduced the expenditures for NCT to reflect the termination of the Altice contracts. The reduction in the overhead expenses for NCT was based on the relative EBITDA contributions of the Altice contracts to NCT.

Blackstone also modified management’s projections by converting certain non-cash charges to cash expenses. The Company currently incurs a non-cash charge to reflect common shares to be issued to IDT pursuant to the MOU. Blackstone assumed that such share issuance would not continue in the future, but rather cash expenses would be incurred to pay for services delivered by IDT under the MOU. None of the modifications made by Blackstone are reflected in the Case I, Case II or Case III projections as presented in this Solicitation Statement.

Finally, on several occasions in early February 2006 Blackstone discussed with the Company’s management Net2Phone’s operating results for the fiscal quarter ended October 31, 2005 and expected results for the fiscal quarter ended January 31, 2006. Blackstone also received materials provided by the Company’s management in connection with these discussions. Blackstone made no further modifications to the projections as a result of these discussions and their review of the related materials provided by the Company’s management. The Company’s management did not update the business plan following September 12, 2005, and did not revise the financial projections previously provided to the Independent Committee and Blackstone.

After making all of the modifications described above to Case I, the base case forecast, Blackstone’s resulting adjusted projections for cash flow from operations (referred to herein as “modified Case I”) are as follows:

	For the six months ended July 31,	For the fiscal year ended July 31,

	2006	2007	2008	2009	2010

	(U.S. dollars in millions)
Cash Flow from Operations	(18.1)	(33.7)	(26.7)	(15.1)	(6.0)

In addition, after making all of the modifications described above to Case II, the optimistic case forecast, the resulting adjusted projections for cash flow from operations (referred to herein as “modified Case II”) are as follows:

	For the six months ended July 31,	For the fiscal year ended July 31,

	2006	2007	2008	2009	2010

	(U.S. dollars in millions)
Cash Flow from Operations	(17.6)	(30.8)	(19.3)	(2.3)	15.6

As presented by Blackstone, “Cash Flow from Operations” represents Adjusted Unlevered Cash Flow, which is equal to (a) EBITDA less (b) (i) the Tax Provision less (ii) increases in Total deferred tax assets (or “cash taxes”), less (c) Purchases of property and equipment. Historical information regarding each of the components of Adjusted Unlevered Cash Flow (including the components of EBITDA as previously defined in this Solicitation Statement) is set forth in our Consolidated Financial Statements and notes thereto in the Annual Report on Form 10-K inclued as Annex E to this Solicitation Statement. As presented by Blackstone, Cash Flow from Operations is not a measure of financial performance or liquidity calculated in accordance with accounting principles generally accepted in the United States.

Blackstone’s Assumptions

Blackstone relied, without assuming responsibility for independent verification, upon the accuracy and completeness of all financial and other information that was available from public sources and all projections and other information provided to it by Net2Phone or otherwise reviewed by it. Blackstone assumed that the financial and other projections and pro forma financial information prepared by Net2Phone and the assumptions underlying those projections and such pro forma information, including the amounts and the timing of all financial and other performance data, were reasonably prepared and represented our management’s best estimates as of the date of their preparation. Blackstone expresses no view as to such analyses or forecasts or the assumptions on which they were based. Blackstone further relied upon the assurances of our management that they were not aware of any facts that would have made the information provided by them inaccurate, incomplete or misleading.

In addition, Blackstone also relied, without assuming responsibility for independent verification, upon the views of the management of Net2Phone as well as the Independent Committee’s legal counsel on litigation, taxation and other legal considerations. While Blackstone reviewed Net2Phone’s historical and projected financial results and cash flow projections to the extent set forth above, it did not make an independent evaluation or appraisal of Net2Phone’s assets and liabilities. The valuations contained herein were necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of Blackstone’s opinion only. Blackstone assumes no responsibility to update or revise such valuations based on circumstances or events occurring after the date of its opinion.

Blackstone relied, without assuming responsibility for independent verification, upon the accuracy and completeness of the patent valuation by CRA. Blackstone was advised by the management of Net2Phone of a pending payment dispute involving Altice One. Blackstone understood that Net2Phone is seeking an additional $29.3 million in such dispute (at the then-current exchange rate). Blackstone did not assess in its valuation analysis any additional payments sought by the Company from Altice One.

Sum-of-the-Parts Valuation Analyses

Given the initial stage of development of the NCT division and substantial value derived from net operating losses and cash and cash equivalents, Blackstone indicated its view that the sum-of-the-parts analysis most appropriately represents the value of the Company. In performing the sum-of-the-parts analyses, Blackstone allocated a value to the Company’s net cash and allocated an estimated value of the Company’s ongoing businesses, the Company’s net operating losses, and the Company’s intellectual property assets included in the valuation report of CRA. Blackstone relied on the valuation report of CRA in connection with its valuation of the Company’s intellectual property assets, and Blackstone did not independently value, or confirm the reasonableness of CRA’s valuation of these intellectual property assets.

Net Cash.     Blackstone valued the Company’s net cash at $78.7 million, which was the net cash balance as of January 31, 2006. Blackstone calculated the Company’s net cash balance by subtracting $19.6 million due in respect of the Company’s debt obligation to Deutsche Bank due in May 2006 from the aggregate balance of $98.3 million of the Company’s Cash and cash equivalents, Restricted cash, cash equivalents, and marketable securities and Marketable securities.

Value of Ongoing Businesses.     Blackstone valued the ongoing businesses based on an equal weighting of the discounted cash flow valuation of the modified Case I projections, the discounted cash flow valuation of the modified Case II projections and a valuation based on revenue multiples. The modified Case I and modified Case II discounted cash flow values were derived using a 16% to 20% weighted average cost of capital, and a terminal multiple based on 0.6x last twelve month revenues. The third component of valuation of the ongoing business was conducted by applying a 0.6x to 0.7x last twelve month revenue multiple to the last twelve month revenues of the Company. The 0.6x to 0.7x multiple is consistent with the trading multiple ranges of the comparable companies discussed below in the section entitled “—Other Valuation Methodologies.” Blackstone estimated a valuation range of $14.7 million to $22.3 million, with mid-point valuation of $18.6 million, for the ongoing businesses.

Value of Net Operating Losses.     A discounted cash flow analysis of the net operating losses of the Company under the optimistic and base case scenarios, using a weighted average cost of capital of 16% – 20% implied a valuation range of $14.3 million to $20.0 million, with a mid-point valuation of $17.2 million.

Value of Patent Portfolio.      Based on a valuation conducted by CRA, Blackstone assigned a valuation range of $20.0 million to $35.0 million, with a mid-point valuation of $27.5 million to the Company’s patent portfolio.

Based on the above, and excluding the additional payment that the Company is seeking from Altice One, Blackstone estimated the valuation range for the Company to be between $1.63 per share and $1.99 per share, with a mid-point valuation of $1.81 per share. Blackstone did not assess in its valuation analysis any additional payments sought by the Company from Altice One.

Other Valuation Methodologies

While Blackstone relied most heavily on the sum-of-the-parts valuation, it also reviewed traditional valuation methodologies, including comparable companies analysis, precedent transactions analysis and premiums analysis. Given the initial stage of the NCT division and lack of accurate direct comparables, Blackstone placed less emphasis on the comparable companies analysis and precedent transactions analysis. Blackstone also noted that these two analyses would not reflect the values of the Company’s net operating losses and patent portfolio. In conducting its comparable companies analysis, Blackstone included the following companies as comparable to the Company’s NGS business: Primus Telecom Group Inc.; Deltathree Inc.; CallWave Inc.; and iBasis Inc. Other comparable companies reviewed by Blackstone but not directly included in the analysis included 8x8 Inc. and MediaRing Ltd. Based on its comparable companies analysis, Blackstone estimated the valuation range for the Company to be between $1.72 per share and $2.02 per share. Blackstone also examined the valuations of companies such as Teleglobe International Holdings Ltd, AT&T and MCI prior to their respective announced acquisitions. Based on its precedent transactions analysis, Blackstone estimated the valuation range for the Company to be between $1.61 per share and $1.72 per share. In addition, based on a premiums analysis of minority squeeze-out transactions, Blackstone estimated the valuation range for the Company to be between $1.69 per share and $1.76 per share. Importantly, Blackstone noted that a premiums analysis would not reflect the value of the cash received from Altice One on or around November 15, 2005.

In performing its analyses, Blackstone also reviewed and considered other factors, including: historical trading prices and trading volumes for the Company’s common stock for the period from June 29, 2004 through June 28, 2005; publicly available research relating to the industries in which the Company operates; the ownership profile and public float of the Company; and the financial performance of selected companies in the cable and telecommunications industries.

Blackstone did not assess the likelihood of the Company receiving additional payments from Altice One and, as such, did not give the Independent Committee any range of values for the shares of common stock that incorporated the potential recovery of additional amounts by the Company. Blackstone informed the Independent Committee at the meeting held on February 16, 2006 that its analyses did not reflect the potential value of additional payments sought from Altice One. However, Blackstone noted that, based on the number of shares of common stock outstanding and assuming that the Company would be successful in enforcing the buyout payment claim against Altice One, a payment to the Company of approximately $29 million (at the then-current exchange rate) in cash would increase the net cash of the Company by $0.37 per share. Blackstone noted that this amount did not reflect costs associated with recovering the payment, account for the time value of money or reflect the value of any ancillary claims reserved by the Company against Altice One or counterclaims alleged by Altice One against the Company.

Blackstone is an internationally recognized investment banking firm and was selected by the Independent Committee based on its reputation within the financial community and its experience, expertise and familiarity with companies in the cable and telecommunications industries. Blackstone regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

The Independent Committee entered into a letter agreement with Blackstone (the “Blackstone Engagement Letter”), pursuant to which the Independent Committee engaged Blackstone to act as its financial advisor in connection with the tender offer by IDT and the merger. Subject to the terms and conditions of the Blackstone Engagement Letter, Blackstone agreed to act as a financial advisor to the Independent Committee and, if requested, render an opinion to the Independent Committee with regard to the fairness of the merger consideration, from a financial point of view, to the unaffiliated stockholders. In connection with the Blackstone Engagement Letter, the Company agreed to pay Blackstone an opinion fee of $250,000 payable in cash on Blackstone’s delivery of an opinion as to the fairness of the merger consideration, from a financial point of view, to the unaffiliated stockholders. The Blackstone Engagement Letter also provides for a fee of $100,000 payable in cash related to the delivery of a subsequent fairness opinion as to the fairness of the merger consideration, from a financial point of view, to the unaffiliated stockholders, if such subsequent opinion is requested within two weeks from the delivery of the initial opinion regarding the merger consideration. The Company also has agreed to reimburse Blackstone for its reasonable and documented out-of-pocket expenses incurred in connection with its engagement and to indemnify Blackstone against certain liabilities incurred in connection with its engagement, including liabilities under federal securities laws. Through March 7, 2006, the Company had incurred total fees, including fees related to the IDT tender offer, the merger and reimbursement of out-of-pocket expenses, to Blackstone in the amount of approximately $1,800,000, which includes $250,000 in fees related to the merger, excluding reimbursement of out of pocket expenses.

Summary of Valuation Analysis and Report of the Independent Committee’s Intellectual Property Advisor

The Independent Committee retained CRA as its intellectual property advisor to evaluate, in connection with the IDT tender offer, the value of certain intellectual property owned by the Company that had not been reflected in the financial analyses prepared by Blackstone, which included all other intellectual property. As determined by CRA, the primary type of intellectual property rights not included in the financial analyses prepared by Blackstone are the Company’s patent assets beyond their use in the Company’s core business, consisting of 32 granted or allowed U.S. patents, 21 pending patents, 2 French patents and related issued and pending foreign counterparts. On September 7, 2005 and November 23, 2005, at a meeting of the Independent Committee, CRA reviewed its valuation analyses relating to certain intellectual property of the Company with the Independent Committee.

On November 21, 2005, Kirkland & Ellis, on behalf of the Independent Committee, requested a final report from CRA as to the value of certain intellectual assets owned by the Company. On November 23, 2005, CRA delivered to the Independent Committee a written report dated November 23, 2005, to the effect that, as of September 1, 2005 and based on and subject to the matters described in its written report, the range of net present values for potential outcomes of a licensing and litigation campaign of certain of the Company’s patents ranged between $(6.1) million and $118.5 million, with an estimated fair market value of the Company’s intellectual property ranging between $20 million and $35 million.

In performing its analyses, CRA assumed and relied, without independent verification, on the accuracy and completeness of all valuation and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it. With respect to certain technical information and data provided to or otherwise reviewed by CRA, the Company’s technical personnel advised CRA as to the categorization of individual patents into groups that represent a bundle of rights that relate to the same commercial application and the identification of key patents and key distinctives for each patent group that may lead to commercial value within the defined commercial application for the patent group. Based on this analysis, CRA believes that the single highest potential value patent group is the group of patents that include the NetSpeak Patents. Of particular importance within this group are the NetSpeak Patents, which may cover industry standards for at least the IETF RFC-3261 standard (Session Initiation Protocol, or “SIP”) such that a Voice over Internet Protocol (“VoIP”) service provider or network equipment provider complying with SIP may be infringing one or more claims of certain patents in the group.

In connection with its engagement, CRA was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or a part of the Company nor did CRA participate in structuring the IDT tender offer. CRA expressed no view as to, and its analyses do not address, the relative merits of any alternative liquidity strategies that might exist for the Company or the effect of any other transaction with respect to the intellectual property in which the Company might engage. CRA’s analyses were necessarily based on information available to it, and other conditions and circumstances existing and disclosed to CRA, as of the date of such analyses.

In evaluating the intellectual property assets, CRA performed a variety of valuation and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses performed by CRA. The preparation of valuation analyses are complex analytical processes involving various determinations as to the most appropriate and relevant methods of analysis and the application of those methods to the particular circumstances and, therefore, such analyses are not readily susceptible to summary description. Accordingly, CRA believes that its analyses must be considered as a whole and that selecting portions of its analyses and certain factors, without considering all analyses and all factors, could create a misleading or incomplete view of the processes underlying its analyses.

In its analyses, CRA considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its analyses and opinion, many of which are beyond the control of the Company. No company, transaction or business considered in those analyses as a comparison is identical to the Company or the proposed IDT tender offer, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in CRA’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses, securities or assets do not necessarily purport to be appraisals or to reflect the prices at which businesses, securities or assets actually may be sold. Accordingly, CRA’s analyses and estimates are inherently subject to substantial uncertainty.

CRA’s opinion was among many factors considered by the Independent Committee in its evaluation of the IDT tender offer and should not be viewed as determinative of the views of the Independent Committee or management of the Company with respect to the offer price or the IDT tender offer.

The following is a summary of the material valuation analyses conducted by CRA.

Market Approach

IDT Offers to Purchase / License the Company’s Patent Portfolio.     CRA considered offers received by IDT to purchase the intellectual property assets that were subject to the IP Services Agreement between the Company and IDT. Prior to the expiration of the IP Services Agreement, IDT had a right of first refusal to fund enforcement efforts designed to monetize certain of the Company’s patents (referred to as the NetSpeak Patents) in exchange for a share of the proceeds generated from the enforcement of such patents. Based on the presentation prepared by IDT entitled “Netspeak Patent Portfolio—Monetization Plan,” the Company believes that IDT received two offers to purchase these patents from organizations whose primary business activity appears to be purchasing and enforcing patents. On August 25, 2005 and August 29, 2005, respectively, CRA discussed the offer received by IDT with a principal of the respective organization submitting such offer. These organizations neither were nor are affiliated with the Company or, the Company believes, IDT. In the course of these conversations, CRA made inquiries as to the due diligence performed in evaluating the intellectual property portfolio, the sophistication and experience of the potential purchaser, the stated offer price and the maximum price the potential purchaser would have been willing to pay. CRA determined that the value of the patents based on the offers received by IDT ranged from $2 million to $20 million. However, CRA noted that, in addition to the 18 issued patents and 8 patent applications subject to the IP Agreement, the Company’s patent portfolio consisted of an additional 14 issued patents and 13 patent applications. CRA additionally took into consideration that recent activity and interest in the VoIP industry, including in the period of time since the offers were received by IDT, has been frequent and significant and may have affected the value of the patent portfolio. In this light, CRA additionally observed that the Company’s patent portfolio may have additional value to a participant in the VoIP industry. As a result of these factors, CRA concluded that the valuation range of the received offers should be adjusted slightly upwards.

Third-Party Comparable Patent Portfolio Transactions

CRA reviewed the purchase prices paid in selected comparable patent acquisition transactions. CRA initially searched a proprietary database containing worldwide investment banking transactional based data for all completed merger and acquisition transactions between U.S. companies from 1997 to 2005. These results were further narrowed to transactions known to include significant patent assets, with any transactions between related parties, that included considerable assets outside the patent portfolio and in which the acquirer had significant other interests or relationships with the seller also excluded. CRA then performed additional due diligence based on publicly available information on the remaining transactions, and selected seven transactions as most comparable for purposes of valuation. This analysis implied a value reference range of approximately $3.7 million to $24.0 million.

Based on the transactions specific to the Company’s patent portfolio, the offers to purchase certain of the Company’s patents and the third-party comparable transactions, CRA estimated the value of the Company’s intellectual property under the Market Approach to be between $10 million and $30 million.

Income Approach

CRA estimated the income to the Company based on a range of potential outcomes that might result from a campaign to license and enforce the NetSpeak Patents. CRA estimated future income over a ten year period from 2006 to 2015 and used a decision tree analysis to account explicitly for certain risks associated with licensing and litigating the potentially infringed patents within the Communications Setup and Routing patent group. CRA estimated the potential income received by the Company in each period based on the market of potential licensees and litigants, the methods by which the Company can pursue monetization of the patents, and the timing and order of any monetization strategy.

In structuring the model, CRA assumed a three-phased licensing and enforcement strategy beginning in January 2006, with each phase beginning with a licensing stage where the Company, as the patent holder, would approach a certain portion of the applicable U.S. VoIP market service provider market and offer to license the SIP-related patents and, if not licensed, enforce such patents through litigation. CRA assumed that this initial stage will last six months, and during this period the Company has a 5% chance of successfully licensing the patent without litigation. If licensing is not successful, the Company would seek to enforce the patents through litigation. In the initial stage of litigation, estimated to require four years, CRA estimated the Company would have a 50% chance of successful litigation and subsequently progressing to the next phase of the licensing or litigation campaign. CRA estimated that during the second and third stages of the campaign, the Company would have a 33% and 50% chance, respectively, of licensing the patents, without further litigation, following success in the first stage. If licensing in the second and third stages is not successful, each of the second and third stages of litigation was estimated to require an additional three years with a 60% and 80% chance, respectively, of success.

CRA estimated the potential gross revenues for U.S. VoIP service providers who use the SIP standard for 2006 to 2015 and used this estimated revenue as the total applicable revenue which an owner of the patent assets could conduct its licensing and enforcement strategy. Using the probabilities of success in each phase of licensing and litigation, CRA then estimated the percentage of these revenues the Company would be able to subject to a royalty fee. CRA projected the income potentially earned by the Company in each period by multiplying the percentage of revenues for the VoIP market subject to the Company’s royalty fee by an estimated royalty rate based on comparable commercial transactions and other considerations. CRA then deducted costs of licensing and litigation estimated for each of the first, second and third stages of litigation. After deducting the costs of licensing and litigation, CRA deducted taxes calculated at an assumed blended federal and state tax rate of 39.4%. After deducting these costs and taxes in each stage, CRA determined the net present value by discounting the expected income in each stage by an estimated risk adjusted hurdle rate of 25% for all periods. Based on the sum of the estimated values for each period, CRA derived a value reference range for the gross value for each of the potential outcomes from the decision tree model of the patent group that includes the NetSpeak Patents of between $(6.1) million to $118.5 million, with an expected net present value of $32.2 million.

Based on the analyses performed under the Market Approach and the Income Approach, CRA delivered to the Committee its written report concluding that, in its opinion, the value of the Company’s patent portfolio as of September 1, 2005, which comprises all of the Company’s intellectual property value that is not already included in the going concern business value of the Company being determined by Blackstone, was approximately $20 million to $35 million.

CRA is an internationally recognized economics, finance, and business consulting firm and was selected by the Independent Committee based on the reputation of its economics, valuation, and strategy consulting services on issues related to intellectual property and its experience, expertise and familiarity with companies in the cable and telecommunications industries. CRA regularly engages in the valuation of patent portfolios, intellectual property rights, cost-sharing arrangements and royalty rates for corporate and other purposes.

The Independent Committee entered into a letter agreement with CRA (the “CRA Engagement Letter”), pursuant to which the Independent Committee engaged CRA to act as its advisor in connection with the valuation of certain intellectual property of the Company. Subject to the terms and conditions of the CRA Engagement Letter, CRA agreed to act as an advisor to the Independent Committee and deliver a report to the Independent Committee regarding the valuation of such intellectual property. In connection with the CRA Engagement Letter, the Company agreed to pay CRA on a time-and-materials basis for actual hours worked according to scheduled rates. In addition, the Company has agreed to reimburse CRA for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify CRA against certain liabilities incurred in connection with its engagement, including liabilities under federal securities laws. Through March 7, 2005, the Company had incurred total fees, including reimbursement of out-of-pocket expenses, to CRA in the amount of approximately $200,000.

Position of the IDT Parties as to the Fairness of the Merger

IDT believes that the merger is financially and procedurally fair to the unaffiliated stockholders. In reaching its determination regarding the substantive fairness of the merger, IDT considered the following factors:

•
the merger does not involve a change of control of the Company and IDT is not willing to sell its stake in Net2Phone to a third party or allow Net2Phone to merge with or be acquired by another entity. However, IDT has not applied a minority discount to the merger consideration even though IDT believes there is no possibility of a competing bid by another party;

•
the merger consideration represents a premium of approximately 42% over the $1.41 closing price per share of common stock reported on NASDAQ on June 28, 2005, the last trading day before the announcement of the IDT tender offer. The merger consideration also represents a premium of approximately 27% over the 30-day average trading price on NASDAQ for shares of common stock prior to such date;

•	the merger consideration represents a premium of approximately 62% over Net2Phone’s book value of $1.23 per share as of July 31, 2005;

•
the merger consideration represents a significant premium over the range of fair value calculated by IDT management for Net2Phone of between $0.64 and $1.41 per share, as discussed below under “—Valuation of Net2Phone.” The actual value to our stockholders could be even lower if Net2Phone were to liquidate, because of the significant legal, accounting, severance and other expenses likely to be incurred in such a liquidation;

•
the market price of our common stock has declined in accordance with Net2Phone’s materially weaker financial results. For the fiscal year ended July 31, 2005, Net2Phone’s revenues declined approximately 4% year over year, its net loss increased nearly fourfold and its cash position (including restricted cash) declined by approximately 26%;

•	during the quarter ended October 31, 2005, Net2Phone had a net loss of $7.4 million, negative operating cash flow of $5.9 million and its cash and marketable securities declined by $9.0 million;

•
the intensifying competitive landscape between cable, telephone, and other alternative providers, including VoIP providers, poses significant risks and uncertainties for Net2Phone’s business and creates the prospect of future losses;

•
Net2Phone is pursuing a strategy of providing an outsourced VoIP solution to cable companies through its NCT business, which saw its losses double year over year. Most large U.S. cable providers already have their own VoIP solution, which may result in limited domestic growth opportunities;

•	with the termination of its partnering arrangements with Altice One, Net2Phone’s ability to pursue its VoIP strategy in Europe has become uncertain;

•
the merger provides the unaffiliated stockholders with certainty of value and eliminates their exposure to further fluctuations in the market price of shares of common stock, given the recently declining fundamentals and valuation of Net2Phone;

•	the merger shifts the risk of future financial performance from the unaffiliated stockholders to IDT;

•	the merger can be accomplished quickly and carries very limited execution risk, as it will be fully financed by IDT’s cash on hand;

•
effective June 24, 2005, Net2Phone was removed from the Russell 2000 Index, a widely tracked benchmark, which has led to less liquidity in the market for the shares, as certain institutional investors are no longer permitted to hold such shares;

•	the merger offers large stockholders the opportunity to liquidate their positions without a discount to reflect market conditions; and

•	Net2Phone has not declared a dividend to its stockholders since becoming a public company, and it is expected that no such dividends will be paid in the foreseeable future.

In addition to the factors listed above, IDT also considered certain negative factors such as:

•	the consummation of the merger will eliminate the opportunity for unaffiliated stockholders to participate in any potential future growth in the value of Net2Phone;

•	the receipt of the $2.05 net per share in cash by the unaffiliated stockholders in the merger is generally taxable to Net2Phone stockholders;

•	there is a risk that conditions to the merger may not be satisfied and, therefore, that the merger may not be consummated;

•
Net2Phone’s belief that it has a potential claim of 25 million against Altice One as a result of Altice One’s termination of its relationship with Net2Phone, although IDT believes that the prospects for recovering amounts relating to this claim are speculative; and

•	the trading price of the shares had recently reached a 52-week low prior to the announcement of the IDT tender offer.

IDT also considered various factors in determining the procedural fairness of the merger. IDT believes that the merger is procedurally fair to the unaffiliated stockholders because:

•
the Independent Committee acted on behalf of Net2Phone in considering and negotiating the terms and conditions of the merger and the merger agreement, and recommended to the Net2Phone board of directors that it approve the merger;

•	the Independent Committee consists of Net2Phone directors who are not officers or employees of Net2Phone or IDT and who are independent of Net2Phone and IDT;

•	the Independent Committee retained its own legal and financial advisors in evaluating and negotiating the terms and conditions of the merger and the merger agreement;

•	IDT did not participate in, or have any influence over, the deliberative process of, or the conclusions reached by the Independent Committee;

•
pursuant to the merger agreement, prior to the approval and adoption of the merger and the merger agreement by the Company’s stockholders, the Independent Committee is not prohibited from agreeing to a proposal to acquire the shares of capital stock of the Company that it determines is a “viable superior proposal” to that of IDT;

•
the merger consideration of $2.05 per share, and the terms and conditions of the merger and the merger agreement, were arrived at after lengthy negotiations between IDT and its advisors, on the one hand, and the Independent Committee and its advisors on the other hand; and

•	pursuant to Delaware law, those stockholders of the Company who do not wish to consent to the merger may demand appraisal of their shares.

Valuation of Net2Phone

IDT values Net2Phone based upon Net2Phone’s working capital, the historical performance of its two historical business segments, NGS and NCT, corporate expense and the value of Net2Phone’s net operating loss carry-forwards (“NOLs”), in each case as of or for the fiscal year ended July 31, 2005, and the value of the company’s Netspeak patent portfolio. At the end of its fiscal 2005, the Net2Phone board approved a reorganization of the Company’s business lines, such that NGS and NCT no longer qualify for segment reporting under GAAP. IDT continues to believe, however, that the business of Net2Phone is best analyzed by separately evaluating the NGS and NCT businesses.

Presented below is IDT’s valuation of Net2Phone as of July 31, 2005 using then available data for NGS and NCT. Because Net2Phone no longer reports in these segments, IDT was unable to perform a comparable analysis as of October 31, 2005. As discussed at the end of the following presentation, IDT believes that this analysis continues to reflect a meaningful upper bound on the valuation of Net2Phone.

Per share calculations are based upon 48,686,000 shares of common stock and 28,912,000 shares of Class A common stock outstanding as of July 31, 2005, as reported in Net2Phone’s Annual Report on Form 10-K for the fiscal year ended July 31, 2005. IDT understands that Net2Phone has issued since July 31, 2005 an additional 1.2 million shares of common stock, which would correspondingly reduce the valuation of Net2Phone on a per share basis. IDT has based its valuation in part on segment income, which is similar to the concept of EBITDA, because it believes that EBITDA multiples analysis is an accepted valuation methodology commonly used by financial analysts.

Working Capital

IDT based its working capital estimate on the numbers reported by Net2Phone in its Annual Report on Form 10-K for the fiscal year ended July 31, 2005.

(in thousands, except per share data)

Current assets	$109,406
Current liabilities	(45,494)

Working capital	$63,912
Per share	$0.83

NGS

IDT values the NGS business based upon the reported segment income for NGS in fiscal 2005. Segment income is presented by Net2Phone before deduction for depreciation and amortization. Net2Phone does not have any material interest expense and, because of its losses, does not pay income tax, so that segment income is similar to the quantity commonly referred to as EBITDA, which is a non-GAAP measure of cash derived from or used in a business. IDT notes that segment income of $3,739 in fiscal 2005 compares with segment income of $5,161 in fiscal 2004, a reduction of approximately 28%.

(in thousands, except per share data)

Segment income (EBITDA)	$3,739
EBITDA multiples of 4x – 5x	$14,956 – 18,695
Per share	$0.19 – 0.24

EBITDA multiples are based on a comparison with multiples in the telecommunication industry generally, adjusted downward for the weakness in the wholesale sector, and on the recent acquisition of Teleglobe International Holdings Ltd., a wholesale VoIP provider, by Videsh Sanchar Nigam Ltd. (VSNL).

NCT

In its best case analysis, IDT attributes no value to the NCT business of Net2Phone. In this regard, IDT notes that:

•
the NCT subscriber build and revenues have been consistently disappointing and well below projections provided to IDT earlier in the year, continuing a multi-year trend of failing to achieve projected results;

•	the NCT business had negative segment income, before deduction for depreciation and amortization, of $16.2 million, $9.3 million and $7.2 million in fiscal years 2005, 2004 and 2003, respectively; and

•	total cash burn, including capital expenditures, for fiscal years 2005, 2004 and 2003 was $25.3 million, $11.8 million and $9.5 million, respectively.

Under a more pessimistic analysis, IDT would associate a value of negative $0.50 per share to the NCT business because of IDT’s assessment of the cumulative cash burn of NCT in the years 2006 through 2009. In IDTs view, the cumulative negative cash flow during this period could be as high as $40.0 million — or approximately $0.51 per share — with no certain prospect that the segment would ever become cash flow positive. IDT notes that NCT had a cash burn, including capital expenditures, of approximately $20.0 million in the second half of fiscal year 2005 and approximately $45.0 million in fiscal years 2003 to 2005 in the aggregate. The NCT business is also exposed to the continuing risk that, as its cable customers grow or are purchased by larger market players, they will acquire alternative telephony capabilities and abandon their relationships with Net2Phone. It is possible that Net2Phone could determine to liquidate the NCT business in order to stem its continuing cash burn. IDT is unable to calculate the costs of such a liquidation, which could result in expense of less than $0.50 per share.

Net Operating Loss Carry-Forwards

As of July 31, 2005, Net2Phone had net operating losses, or NOLs, for federal income tax purposes of approximately $564.8 million expiring through 2025. Assuming that an acquirer of Net2Phone could fully utilize these NOLs over their available life and using a discount rate of 6% to value future use of the NOLs, IDT estimates the value of these NOLs at between $9.7 million and $21.8 million, or $0.12 to $0.28 per share, depending on the deemed fair value of the Company’s common stock. IDT does not believe that it would be in a position to use any of the Net2Phone NOLs in the foreseeable future, and would recognize no value from the NOLs in an acquisition by IDT of the unaffiliated stock.

Corporate Expense

Net2Phone experienced corporate expense of $7.5 million, $7.9 million, and $7.7 million in fiscal years 2005, 2004 and 2003, respectively. IDT does not believe that all of this corporate overhead could be eliminated in an acquisition, and has assumed that 25% of these expenses would remain. Using multiples similar to those used to evaluate the NGS business, IDT values corporate expense as a cost of between $7.7 million and $9.6 million or $0.10 to $0.12 per share.

Value of Netspeak Portfolio

IDT believes, based on a preliminary evaluation of the patents in the portfolio and available competing technologies, that the value of the Netspeak portfolio is at this time speculative. While the intellectual property legal services agreement was in effect with Net2Phone, IDT received two third party offers to acquire the Netspeak portfolio in the amounts of $10.0 million and $12.5 million. IDT also received a non-binding expression of interest from a third party to establish a joint venture to monetize the Netspeak portfolio, in which the third party would loan $100.0 million to the joint venture and would also receive a share of the revenues from the portfolio. In these circumstances and given the lack of certainty that any value can be placed on these patents, IDT ascribes a value to the patents, based upon the third party bids, of between $0.13 and $0.16 per share.

Total Value Per Share

On the basis of the foregoing analysis, IDT attributes a per share value of between $0.64 and $1.41 to the common stock, as summarized below. Even at the high end of the range, this valuation is significantly below the merger consideration.

	High	Low

Working capital	$0.83	$0.83
NGS business	0.24	0.19
NCT business	—	(0.50)
NOLs	0.28	0.12
Corporate expense	(0.10)	(0.12)
Netspeak portfolio	0.16	0.13

Total	$1.41	$0.64

Alternative Valuation Methodologies

IDT has not performed a discounted cash flow analysis for Net2Phone, because such a forward-looking analysis would necessarily be based on the projections of Net2Phone management which IDT deems unreliable. This is particularly so with respect to the NCT business, as the Company has consistently failed to achieve its management’s projections for this business even in the near term. For example, in its September 2004 projections presented to IDT, Net2Phone its projected that it would show for fiscal 2005 revenues and EBITDA for its NGS business of $87.8 million and $5.4 million, respectively. Actual numbers were $76.3 million and $3.7 million. Net2Phone also at the time projected $9.4 million in revenues for its NCT business for fiscal year 2005. Actual revenues were $2.4 million. In February 2005, Net2Phone projected that NCT would have revenues for the second half of fiscal year 2005 of $4.6 million. Actual second half revenues for this segment were $1.8 million. Finally, the most recent projections of Net2Phone management were not made available to IDT, despite IDT’s request that they be provided, although the Company has responded to IDT’s financial due diligence requests following completion of the IDT tender offer.

IDT did not perform a comparable companies analysis, because it has not identified any publicly traded companies for which such a comparison would be meaningful, for Net2Phone as a whole, and does not believe that such companies exist. IDT is unaware of any public company that provides cable and other broadband operators with telephony infrastructure similar to the NCT business. The NGS business is an amalgam of six individual business whose total revenue was $76.3 million in fiscal 2005. It would not be appropriate to compare Net2Phone to any of the major public telecommunications carriers that are many, many times larger than Net2Phone and have large, traditional telecom operations. Aside from Teleglobe, which IDT has considered and referred to above, the only other possible candidates for comparison would be Primus Telecommunications Group Inc., which IDT does not consider relevant because of its predominant voice communications business, and iBasis, Inc., which has had revenue growth of 50% over the past several years in contrast to Net2Phone’s dismal five-year history of declining revenues. IDT also did not perform an analysis based upon the historical prices of the common stock in the periods prior to the announcement of the

IDT tender offer because, in the view of IDT management, the continuing deterioration in Net2Phone’s operating performance and cash drain makes such an analysis of questionable significance. At July 31, 2005, Net2Phone had a book value of $1.23 per share, which is less than the merger consideration, although IDT did not consider book value per share to be relevant to the valuation analysis presented in this section.

Bring down of Analysis

IDT believes that the results of the Company’s first fiscal quarter ended October 31, 2005, and the results of the Company for the six months ended January 31, 2006 when they become available, do not or will not materially alter the valuation analysis performed as of July 31, 2005, even though segment data for the NGS and NCT businesses are no longer available. The Company received a one time $18.8 million payment from Altice One in the second fiscal quarter of 2006 in respect of the termination of Altice One’s business relationship with the Company. This payment is offset, however, by a $9.0 million reduction in the Company’s cash and marketable securities and a negative operating cash flow of $5.9 million during the first quarter of fiscal 2006 and a cash burn that IDT believes has continued during the Company’s second fiscal quarter and into the third fiscal quarter. Revenues for the Company’s businesses other than cable were essentially flat in the first quarter of fiscal 2006 ($20.2 million), as compared to the first quarter of fiscal 2005 ($20.0 million). Also, net loss before special and non-cash items during the two periods, the measure of performance used by the Company’s management, was similarly unchanged at approximately $4 million. IDT believes that these metrics are indicative of the absence of any significant change in the NGS business during the first fiscal quarter of 2006. IDT believes that the loss of the Altice One relationship for the NCT business in Europe confirms IDT’s view that the NCT business, even in the best case, does not positively contribute to the valuation of the Company overall.

Purposes and Reasons for the Merger; Consideration of Alternatives; Structure of the Merger

The Company

Our purpose for engaging in the merger is to enable our stockholders (other than IDT and its subsidiaries) to receive $2.05 per share in cash, without interest and less any applicable withholding taxes, representing a substantial premium to the market price of $1.70 per share immediately prior to IDT’s initial announcement of the IDT tender offer. In addition, the merger provides our unaffiliated stockholders immediate liquidity for their investment in the Company. Shares of our common stock have been trading at a relatively low trading volume and shares of our Class A common stock are not traded on any exchange. We believe that the low trading volume of our common stock is due to its relatively low market capitalization and share price and the fact that IDT holds a large portion of our outstanding shares. The merger will provide our unaffiliated stockholders with immediate liquidity at a specified price for their shares without the usual transaction costs associated with open market sales.

In addition, the Independent Committee and our Board of Directors believe that obtaining $2.05 per share in cash, without interest and less any applicable withholding taxes, for our stockholders in the merger is preferable to attempting to achieve a future price in excess of that amount as an independent publicly traded company. As a private company, we will not continue to incur significant audit, legal and other costs and fees associated with remaining a public company. Similarly, our management will no longer be required to continue to devote the significant time required to comply with public reporting obligations. We also believe that it is unlikely that a third party would be willing to consummate a superior transaction with us given our relationship with IDT and that during the course of the Independent Committee’s negotiations with IDT and its representatives, IDT indicated that it would not be willing to sell its shares in any proposed transaction and no third party approached the Independent Committee to propose a bona fide proposal.

We are undertaking to effect the merger because it presents the most viable alternative for the Company at this time, the benefits of which may not be available to our unaffiliated stockholders in the future, and for the reasons set forth in the sections of this Solicitation Statement entitled “Background of the Merger,” “—Recommendation of the Independent Committee and our Board of Directors,” “—Reasons for the Independent Committee’s Determination; Fairness of the Merger” and “Reasons for our Board of Directors’ Determination; Fairness of the Merger.”

The IDT Parties

IDT’s purpose for engaging in the merger is to acquire all of the shares of common stock and Class A common stock not already beneficially owned by IDT. In reaching its decision to effect the merger, the IDT board, in consultation with IDT management, considered the following material factors:

•	the belief that a combination of the businesses of Net2Phone and IDT would result in substantial savings of operating costs that currently burden Net2Phone;

•
the belief that the combined businesses of Net2Phone and IDT would benefit from synergies in marketing, technology, and research and development opportunities, and savings on public company costs such as legal, auditing, accounting and other expenses involved in the preparation, filing, and dissemination of annual and other periodic reports, as well as compliance with the provisions of the Sarbanes-Oxley Act and the regulations resulting from that law;

•
the belief that Net2Phone’s operations would benefit from the substantial management experience, business relationships and size of IDT’s Telecom unit if the businesses of Net2Phone and IDT Telecom, Inc., a subsidiary of IDT, were combined;

•	the belief that there may be significant advantages to offering full-service, integrated services to customers in the intensely competitive telecommunications industry; and

•	the matters described under “—Position of the IDT Parties as to the Fairness of the Merger.”

Consideration of Alternatives

IDT decided to structure the transaction as a cash merger in order to provide a prompt and orderly transfer of complete ownership of the Company to IDT with reduced transaction costs and minimal risk that the contemplated transaction will not be finalized. In choosing this structure, IDT also considered the factors described in the section of this Solicitation Statement entitled “—Position of the IDT Parties as to the Fairness of the Merger” as well as various alternatives to the merger discussed below.

Although IDT had earlier considered alternatives to a cash tender offer, following consummation of the IDT tender offer, IDT did not consider alternatives to the merger. In this regard, IDT stated in the Schedule TO that it intended to pay the same per share consideration in the merger as it paid in the IDT tender offer.

Structure of the Merger

The transaction has been structured as a merger of NTOP Acquisition with and into the Company in order to permit the acquisition of the Company by IDT in a single step and to preserve Net2Phone’s identity. The merger was structured as a cash transaction because that was the consideration offered in the IDT tender offer.

Effects of the Merger

Pursuant to the merger agreement, IDT will acquire the Company for $2.05 in cash, without interest and less any applicable withholding taxes, per share of our capital stock (other than shares held by IDT and its subsidiaries and any shares with respect to which appraisal rights have been properly perfected under Delaware law), through the merger of its wholly-owned subsidiary, NTOP Acquisition, with and into the Company. At the closing of the merger, the Company will be a wholly-owned subsidiary of IDT and NTOP Acquisition will cease to exist as a separate entity. As a result, IDT and its subsidiaries will be entitled to all benefits resulting from the Company’s net book value and net earnings, including all income generated by the Company’s operations, if any, and any future increase in the Company’s value. Similarly, IDT also will bear the risk of all losses generated by the Company’s operations and any decrease in the value of the Company after the merger. Whether or not the merger is consummated, the Company’s financial results are consolidated with those of IDT, which will remain a public company listed on the New York Stock Exchange.

As an additional consequence of the closing of the merger, our shares of common stock will no longer be quoted on the NASDAQ National Market or publicly traded or quoted on any other securities exchange or market. Furthermore, the registration of our common stock under the Exchange Act will be terminated upon application to the Commission after the merger. Termination of the registration of our common stock under the Exchange Act will substantially reduce the information required to be furnished by us to our stockholders and would make certain provisions of the Exchange Act no longer applicable to us. These include the short-swing profit recovery provisions of Section 16(b), the requirement to furnish proxy statements in connection with stockholders’ meetings under Section 14(a) and the related requirement to furnish an annual report to stockholders.

Plans for the Company

It is expected that, following the completion of the merger, the operations and business of the Company will be conducted substantially as they are being conducted currently. Except as otherwise described in this Solicitation Statement, or as may be effected in connection with the reintegration of the operations of IDT and the Company, IDT has informed us that it has no current plans or proposals or negotiations which relate to or would result in:

•	an extraordinary corporate transaction, such as a merger (other than the merger described in this Solicitation Statement), reorganization or liquidation involving the Company;

•	any purchase, sale or transfer of a material amount of our assets;

•	any material change in our present dividend policy, indebtedness or capitalization (other than a possible capital contribution prior to or following consummation of the merger);

•	any change in our management or any change in any material term of the employment contract of any of our executive officers; or

•	any other material change in our business or structure.

It is expected that, following the completion of the merger, our board of directors will consist of Ira A. Greenstein, Morris Lichtenstein and Joyce J. Mason. In addition, it is expected that, following the completion of the merger, our board of directors will appoint Howard Jonas as co-chief executive officer of the Company.

Notwithstanding the foregoing, IDT has informed us that, following the completion of the merger, it expects to review the Company’s assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes may be necessary to best organize and reintegrate the activities of the Company and IDT.

If the merger is not completed because the conditions to the merger are not satisfied or waived, we expect that our current management will continue to operate our business substantially as presently operated. However, IDT has informed us that, if the merger is not completed, it will re-evaluate the role of the Company within IDT’s overall corporate strategy.

Interests of Directors and Officers in the Merger

In considering the recommendation of the Independent Committee and the recommendation of our board of directors, you should be aware that some of our directors and officers may have interests in the merger that may be different from, or in addition to, yours as a stockholder generally and may create potential conflicts of interests. These interests are described below and in the section of this Solicitation Statement entitled “PRINCIPAL STOCKHOLDERS” and set forth in Annex D to this Solicitation Statement.

Our board of directors delegated to the Independent Committee, consisting solely of independent directors who are not officers, directors, or employees of IDT or its affiliates or employed by us, the authority and responsibility to evaluate, negotiate and recommend the merger agreement and to evaluate whether the merger is in the best interests of our stockholders who are unaffiliated with IDT and its affiliates. The Independent Committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to our board of directors that the merger agreement be adopted and the merger be approved. In addition, each of the members of our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Compensation of Members of the Independent Committee

Each of the members of the Independent Committee has been and will be compensated for serving as a member of the Independent Committee. This compensation was authorized by our board of directors in order to compensate the members of the Independent Committee for the significant additional time commitment that was required of them in connection with fulfilling their duties and responsibilities as members of the Independent Committee. Such compensation is payable whether or not the merger is completed. The Independent Committee is currently composed of James R. Mellor, the chairman of the Independent Committee, and Jesse P. King and Marc J. Oppenheimer. Messrs. Mellor, King and Oppenheimer serve on the Company’s Audit Committee and Compensation Committee. Mr. Oppenheimer serves as the chairman of the Audit Committee, and Mr. King serves as the chairman of the Compensation Committee.

Messrs. Mellor, King and Oppenheimer, as non-employee directors of the Company, are each entitled to receive from the Company an annual fee of $25,000 for service on our board of directors, as well as a grant of 5,000 stock options and 2,500 restricted shares of common stock per year. In addition, Messrs. Mellor, King and Oppenheimer are each entitled to receive from the Company (a) an attendance fee of $1,000 for each committee meeting attended, (b) reimbursement for out-of-pocket expenses incurred in connection with their service on each committee, (c) an annual fee of $10,000 for service as the chairman of the Independent Committee or the Audit Committee, or an annual fee of $7,500 for service as a member (other than as chairman) of the Independent Committee or Audit Committee (provided they attend at least 75% of the meetings of the specific committee held each year) and (d) an annual fee of $7,500 for service as the chairman of the Compensation or any other committee of our board of directors, or an annual fee of $5,000 for service as a member (other than as chairman) of the Compensation or any other committee of our board of directors (provided they attend at least 75% of the meetings of the specific committee held each year). With the exception of annual fees payable to the chairman and members of the Independent Committee, our board of directors approved the cash and stock compensation payable by the Company to its non-employee directors on March 26, 2004. Our board of directors approved the annual fees payable for service as the chairman and members of the Independent Committee on October 24, 2004.

In addition, under the Company’s 1999 Plan, options to purchase 10,000 shares of common stock were granted to each of Messrs. Mellor, King and Oppenheimer as non-employee directors on joining our board of directors on June 25, 1999, October 23, 2001 and October 22, 2003, respectively. Prior to March 2004, the same number of options were granted annually on the anniversary date of Messrs. Mellor’s and King’s respective elections to our board of directors. Mr. King also received shares of common stock and options to purchase shares of common stock in connection with his service on our board of directors from July 1999 until December 2000. In March 2004, our board of directors approved an amendment to the 1999 Plan providing, in part, for the grant of 2,500 shares of common stock and options to purchase 5,000 shares of common stock to a non-employee director on the anniversary date of that director’s election to our board of directors, rather than a grant of options to purchase 10,000 shares of common stock . The options have an exercise price equal to the closing market value of a share of common stock on the day prior to the date of grant and may be exercised immediately following their grant subject to the Company’s insider trading policy.

As compensation for their service on our board of directors and the various committees thereof, Messrs. Mellor, King and Oppenheimer respectively received compensation of $72,130, $77,620 and $67,578 in the fiscal year ended July 31, 2005 (including reimbursement of expenses). In addition, during the calendar year 2005, Messrs. Mellor, King and Oppenheimer each received 2,500 shares of common stock and options to purchase 5,000 shares of common stock. The exercise price of the options to purchase shares of our common stock was equal to $1.44 per share of our common stock for both Messrs. Mellor and Oppenheimer and $1.38 per share of our common stock for Mr. King.

In addition, the Company agreed to indemnify and hold harmless each member of the Independent Committee with respect to his or her service on, and any matter or transaction considered by, the Independent Committee to the fullest extent authorized or permitted by law.

Merger Consideration to Be Received by Directors and Executive Officers

As of March 3, 2006, our directors and executive officers beneficially owned, in the aggregate, 662,135 shares of our common stock (including shares subject to restriction under our 1999 Plan, which restrictions will lapse immediately prior to the merger), or approximately 1.3% of the outstanding shares of our common stock.

In addition, our directors and executive officers hold, in the aggregate, stock options to acquire approximately 2,714,112 shares of our common stock, of which 20,000 shares may be acquired at a strike price per share less than the merger consideration. The merger agreement provides that, immediately prior to the merger, all options, whether or not vested, will be cashed out at a price equal to the excess, if any, of the merger consideration over the per share exercise price of each option, less any applicable withholding taxes. All other options will be cancelled without payment. Accordingly, our directors and executive officers will be able to receive the same cash consideration for their options as all of our other option holders.

Based upon the issued shares and outstanding options to purchase shares beneficially owned by our directors and executive officers (which includes shares not owned directly by such directors and executive officers), the following are the anticipated gross proceeds for our directors and executive officers from the merger, which will be reduced by any applicable withholding taxes:

Name of Director or Executive Officer	Merger Proceeds

Howard S. Jonas	$—
James A. Courter	—
Stephen Greenberg	—
Liore Alroy	1,093,333
Jonathan Reich	—
Michael Pastor	45,528
Arthur Dubroff	122,166
David Lando	—
James Mellor	10,250
Harry C. McPherson	16,400
Michael J. Weiss	14,075
Jesse King	13,300
Marc J. Oppenheimer	13,300
Glenn Williams	$35,875
All Directors and Executive
Officers as a Group	$1,364,227

For further information regarding the beneficial ownership of our securities by our directors and executive officers, see the section of this Solicitation Statement entitled “PRINCIPAL STOCKHOLDERS.”

Employment and Other Agreements

IDT has not assumed or guaranteed payment of any of our obligations under any employment agreement with any of our executive officers, except as noted in the subsection below. IDT also has not agreed to assume or guarantee our obligations under any other agreement.

Indemnification; Directors’ and Officers’ Insurance

Subject to certain limitations contained in the merger agreement, for a period of at least six years following the merger, IDT has agreed to indemnify and hold harmless each of the present and former directors, officers and certain other employees of the Company against any and all claims, losses, liabilities, damages, judgments, fines, fees, costs or expenses in respect of acts or omissions existing or occurring at or prior to the effective time of the merger (to the fullest extent permitted by applicable law and our amended and restated certificate of incorporation or amended and restated by-laws, or any other applicable indemnification agreements).

IDT will provide, for a six-year period, our current and former directors and officers with an insurance policy that provides coverage for events occurring at or prior to the effective time of the merger that is no less favorable than our policy currently in place, provided, however, that IDT shall not be required to pay an annual premium for such insurance policy in excess of 250% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

In addition, we entered into an indemnification agreement with the members of the Independent Committee in respect of their service on the Independent Committee.

Certain Relationships and Related Transactions

Certain relationships between IDT and the members of our board of directors and the executive officers of the Company

1.	Certain directors and executive officers of the Company are or have been directors or officers of IDT.

a.
Liore Alroy, the Chief Executive Officer of the Company, served as a Senior Vice President of IDT from January 2003 to October 2004. In this role, Mr. Alroy was responsible for mergers and acquisitions, strategic initiatives and related financing activities for IDT, and was also a strategic advisor for the Company’s cable telephony business. From July 2001 to December 2002, Mr. Alroy served as an independent consultant to IDT, performing similar functions. As part of the negotiations between IDT, the Company and Mr. Alroy regarding Mr. Alroy leaving his position with IDT to accept the position of Chief Executive Officer of the Company in October 2004, IDT agreed to reimburse Mr. Alroy for travel expenses related to his travel to and from his home in Israel while he was relocating his family to the U.S., which was expected to last about one year from October 2004. During the fiscal year ended July 31, 2005, IDT reimbursed Mr. Alroy approximately $57,000 for these travel expenses. In addition, Mr. Alroy holds IDT stock options and restricted shares that he received during his employment with IDT that will continue to vest or lapse, as the case may be, while he is an employee of the Company.

b.
James A. Courter, a director of the Company, has been the Chief Executive Officer and Vice Chairman of the board of directors since August 2001 and March 1999, respectively. He served as President of IDT from October 1996 until July 2001, and has been a director of IDT since March 1996. In addition, since December 1999, Mr. Courter has served as a director of IDT Telecom, Inc., a subsidiary of IDT, and since November 2003 has served as a director of IDT Entertainment, Inc., also a subsidiary of IDT. Mr. Courter also served as a member of the board of directors of Winstar LLC, a subsidiary of IDT.

c.
Stephen Greenberg, the Chairman of our board of directors, has received and may continue to receive compensation from IDT for services solely performed for IDT as permitted by his employment agreement with the Company. In the fiscal year ended July 31, 2005, IDT paid Mr. Greenberg an aggregate of $200,000 for consulting services provided by Mr. Greenberg. Mr. Greenberg served as chairman and chief executive officer of IDT Spectrum from January 24, 2005 to March 16, 2005, and served as vice-chairman of IDT Spectrum from March 16, 2005 to August 23, 2005. In addition, Mr. Greenberg’s son is employed by DPS Film Roman, Inc., an entity that is controlled by IDT.

d.
Howard S. Jonas, Vice-Chairman of our board of directors, founded IDT in August 1990 and has served as Chairman of its Board of Directors since that time. Mr. Jonas served as Chief Executive Officer of IDT from December 1991 until July 2001, as President of IDT from

December 1991 through September 1996, and as Treasurer from its inception through 2002. Since December 1999, Mr. Jonas has also served as the Chairman of the board of directors of IDT Telecom, Inc. and as Chairman and (beginning in 2002) Co-Chairman of the board of directors of IDT Media, Inc. Since November 2003, Mr. Jonas has served as a Co-Chairman of the board of directors of IDT Entertainment, Inc. Mr. Jonas has also served as Chairman of the board of managers of Winstar Holdings, LLC, a subsidiary of IDT. In addition, in the fiscal year ended July 31, 2005, some of the Company’s insurance policies were arranged through a company affiliated with Jonathan Mason, the husband of Joyce J. Mason, the Senior Vice President, General Counsel, Secretary and a director of IDT, the Secretary and a director of NTOP Acquisition and a director of the Company until October 2004 (and the sister of Mr. Jonas), and Irwin Jonas, the father of Joyce J. Mason and Howard S. Jonas. The aggregate premiums paid by the Company with respect to these policies in the fiscal year ended July 31, 2005 were $1,425,705. These premiums were paid to third parties that in turn shared commissions with respect to these premiums with the affiliated company. The Company also incurred obligations for food related expenses during the fiscal year ended July 31, 2005 of $65,041 to a food service provider owned by Samuel Jonas, the son of Howard S. Jonas, that operates a cafeteria in the building where the Company maintains its headquarters. This business was sold to an unrelated third party at the end of the fiscal year ended July 31, 2005. Finally, during a portion of the fiscal year ended July 31, 2005, the Company leased space in Hackensack, New Jersey from 294-298 State St. Corp., a company affiliated with Howard S. Jonas. The Company paid rent for this lease of $2,300 per month until March 2005, when the lease was terminated.

e.
Harry McPherson, a non-employee director of the Company, is partner at the law firm DLA Piper Rudnick. In 2001 and 2002, IDT retained this firm in connection with the U.S. government’s consideration of the acquisition of a U.S. company by a foreign entity. This firm also provided litigation legal services to IDT, for which the firm received approximately $176,000 in the aggregate in fees and expenses in the years 2004 and 2005.

f.	Mr. Mellor, a director of the Company serving on the Independent Committee, served as a director of IDT between August 1997 and June 1999.

g.	Mr. Oppenheimer, a director of the Company serving on the Independent Committee, served as a director of IDT from December 2002 to October 2003.

h.
Jonathan Reich, Chief Executive Officer of Net2Phone Global Services, LLC, served as IDT’s Senior Vice President of Advertising, Marketing and Business Development in charge of strategic relationships for both the Company and IDT from June 1997 to December 1998 and IDT’s Director of Advertising from January 1995 to November 1997.

i.
Glenn J. Williams, Executive Vice President of Business and Legal Affairs, General Counsel and Secretary of the Company, served as Associate General Counsel to IDT from December 1998 to September 1999.

2.
Certain directors and executive officers of the Company hold equity interests in IDT. Each of the directors and executive officers of the Company also owns shares of common stock or holds options to purchase shares of common stock. These positions and equity interests present these directors and executive officers with actual or potential conflicts of interest in connection with the IDT tender offer and the Merger to the unaffiliated stockholders. See Schedule I hereto for a listing of the shares and vested options to purchase shares held by the directors and executive officers of the Company. The security ownership of the members of the Independent Committee is as follows:

	Company		IDT

Name	Options	Shares of common stock	Options	Shares of IDT’s Class B common stock

James R. Mellor	70,000	5,000	60,000	—
Jesse P. King	40,000	5,000	—	—
Marc J. Oppenheimer	20,000	5,000	20,000	—

Certain relationships between IDT and the Company

IDT is the Company’s controlling stockholder. As of March 3, 2006, IDT held an aggregate of 82.5% of the Company’s outstanding capital stock and 87.2% of its aggregate voting power. The Company also has multiple business relationships with IDT. Payments for products and services relating to transactions between IDT and the Company are made from time to time through an intercompany settlement account. Thus, in the fiscal years ended July 31, 2004 and 2005, the Company billed IDT for products and services of approximately $5.77 million and approximately $6.65 million, respectively, and IDT billed the Company for products and services of approximately $7.25 million and approximately $6.46 million, respectively. As payments are made on a net basis through the intercompany settlement account, the Company made cash payments to IDT of approximately $2.08 million in the fiscal year ended July 31, 2004 and no cash payments to IDT in the fiscal year ended July 31, 2005. IDT made cash payments to the Company of approximately $0.39 million and approximately $0.02 million, respectively. As of July 31, 2004 and 2005, the Company had recorded a current liability due to IDT of approximately $0.97 million and approximately $0.80 million, respectively, relating to the balance of payments in the intercompany account.

1.
On October 29, 2003, the Company entered into a binding memorandum of understanding (“MOU”) with IDT and a subsidiary of IDT that requires the Company to issue 6.9 million shares of Class A common stock to IDT at the time NCT executes a definitive telecommunications services agreement and related agreements with IDT. If these 6.9 million shares of Class A common stock were issued, IDT would have controlled 88.7% of the Company’s aggregate voting power based on its outstanding stock on March 3, 2006. No definitive agreements related to the MOU have been executed as of March 7, 2006 and, to the knowledge of the Independent Committee, the parties to the MOU last negotiated these arrangements in October 2005.

The MOU was approved on October 28, 2003 by a Independent Committee of independent directors formed by our board of directors on October 22, 2003 for the specific purpose of reviewing, evaluating and approving or disapproving the MOU. Messrs. Mellor and King, together with two directors no longer serving on our board of directors (Mr. Schulman and Stephen Goldsmith), served as members of this Independent Committee.

The MOU states that IDT and NCT will negotiate in good faith towards execution of definitive documentation formalizing the business relationship between IDT and NCT begun on or about March 15, 2003. Under the terms of the arrangements contemplated by the MOU:

•
IDT will provide NCT, subject to the capacity of IDT’s infrastructure, with local and inter-exchange network access, termination, origination and other related services, including sales and marketing assistance; IDT will also allow the Company to co-locate the Company equipment and interconnect to IDT’s network at switching facilities in several U.S. cities and additional points of presence in various countries; and

•
IDT will provide the services provided at its direct incremental costs of providing the services, plus 5%. The Company records costs incurred under the MOU to its direct cost of revenue. IDT charged the Company $0.2 million for services under the MOU in the fiscal year ended July 31, 2005. No charges were incurred in the fiscal year ended July 31, 2004.

The MOU provides that 6.9 million shares of Class A common stock will be issued to IDT upon execution and delivery of definitive agreements. When issued, the shares of common stock will be held in escrow to secure IDT’s performance obligations under the agreements, and will be released from escrow in equal annual installments over the five-year term of the MOU, which began October 29, 2003. Each quarter the Company accounts for its obligation to issue the shares of Class A common stock if the parties enter into definitive agreements by recording an expense, non-cash services provided by IDT. The expense is calculated by accruing the market value at quarter end of the quarterly pro rata number of shares of Class A common stock that would be annually released from escrow on the anniversary date of the MOU as if definitive agreements had been executed on October 29, 2003. Since definitive agreements have not yet been executed and thus no shares have been issued under the MOU, the Company applies variable accounting treatment to this expense, marking to market all previously accrued expense related to unissued shares to the then current quarter end market price. In the fiscal year ended July 31, 2005, the Company recorded net charges related to the MOU of $1.1 million to non-cash services provided by IDT. The charges relate to 2.4 million shares of common stock that the Company would have issued and released from escrow to IDT on the MOU’s anniversary date for services and benefits provided under the MOU through July 31, 2005. The Company recorded charges of $3.4 million to non-cash services provided by IDT related to the MOU during the fiscal year ended July 31, 2004. The cumulative amount of equity on the Company’s condensed consolidated balance sheets related to the MOU was $4.4 million and $3.4 million as of July 31, 2005 and 2004, respectively. If the Merger were to be consummated and the obligations of the Company under the MOU terminated, the Company would write-off and recognize a corresponding gain to net income of the cumulative amount of equity on the Company’s condensed consolidated balance sheets related to the MOU, less any charges retrospectively agreed to by the parties for services rendered by IDT from October 29, 2003 through the date of the termination of the MOU obligations.

2.
In the fiscal year ended July 31, 2005, 2004 and 2003, the Company provided carrier services to IDT of $6.0 million, $4.9 million and $7.9 million, respectively. In the fiscal year ended July 31, 2005, IDT was the Company’s largest carrier customer, representing, together with its affiliates, 51.3 percent of the Company’s carrier revenue and 7.6 percent of the Company’s total revenue. In addition, the Company purchased wholesale carrier services from IDT of $3.7 million, $4.3 million and $9.3 million, respectively. The Company and IDT also jointly purchase long distance minutes from third party vendors from time to time. Purchases and sales of carrier services to, from or with IDT are based on spot pricing on the date of the transaction, and individual transactions are not passed upon by the Independent Committee or any other committee of independent directors of our board of directors.

3.
The Company’s corporate headquarters and several other facilities are leased from IDT. During the fiscal year ended July 31, 2005, 2004, and 2003, IDT charged the Company, $1.8 million, $1.8 million and $2.1 million, respectively, in facilities lease fees.

a.
The Company’s headquarters are located at 520 Broad Street, Newark, New Jersey, in the same building as the headquarters of IDT. The Company subleases this office space from IDT pursuant to a Sublease Agreement dated April 12, 2000 by and between the Company and IDT. The Sublease Agreement expires on May 31, 2010. Under this agreement, the Company initially subleased approximately 75,000 square feet of office space and approximately 15,000 square feet of equipment space and has non-exclusive use of the cafeteria, conference space and health club. In addition, the Company was obligated to sublease an additional 20,000 square feet of office space on June 1, 2001 and an additional 20,000 square of space on June 1, 2002. The Sublease Agreement obligates the Company to pay annual rent in the amount of $25 per square foot sublet, subject to increases based on the consumer price index for urban wage earners and clerical workers, payable monthly.

According to the Quarterly Report on Form 10-Q for the quarter ended January 31, 2000 filed with the Commission on March 16, 2000, IDT entered into a lease agreement dated November 24, 1999 by and between IDT and 520 Broad Street Associates, L.L.C., providing for the lease of the entire premises located at 520 Broad Street, Newark, New Jersey. This lease agreement deems the square footage of the premises available to rent to be 484,000 square feet and the lease agreement obligates IDT to pay monthly rent of $362,030, subject to increases based on the consumer price index for urban wage earners and clerical workers. The lease agreement at the time of execution therefore appears to provide for annual rent in the amount of $8.98 per square foot leased.

The terms of the Sublease Agreement have been subsequently amended by oral agreements and through the course of the parties’ conduct over time as the Company’s space requirements declined. As of October 31, 2005, the Company rented approximately 47,401 square feet in the 520 Broad Street facility, and is obligated to make monthly payments of rent of $105,320. The Independent Committee has found no record that the Sublease Agreement or any subsequent modification has been passed upon by the Independent Committee or any other committee of independent directors of our board of directors of the Directors.

b.
On May 20, 1999, the Company entered into a Co-Location and Facilities Management Services Agreement with IDT. Under this agreement, the Company licensed equipment space consisting of 14 racks in IDT’s Piscataway facility at a cost of $600 per month, per rack. The Co-Location Agreement also provided that IDT will provide the Company, on request, with interconnection and cross-connection, as well as maintenance services, at a per hour labor cost related to providing such services. The Company understands that IDT leases this facility from 225 Old NB Road, Inc., a company affiliated with Howard S. Jonas.

The Co-location Agreement was modified by written agreement of the parties on September 4, 2004, including an extension of the term to September 4, 2006.

As amended, the Company may license equipment space for up to 35 racks. The current monthly rent is $19,800. The Independent Committee has found no record that the Co-location Agreement or any subsequent modification has been passed upon by the Independent Committee or any other committee of independent directors of our board of directors of the Directors.

c.	The Company also leases rack space for its equipment from IDT in Newark, New Jersey and London, England.

4.
IDT’s treasury function provides investment management services relating to the Company’s portfolio of marketable securities. These services are provided by IDT in accordance with investment policy guidelines approved by the Audit Committee of our board of directors, and IDT does not charge the Company for treasury services. On occasion, IDT settles transactions in the Company’s investment securities directly with the Company rather than through a market transaction (thereby, for a sale of securities by the Company, transferring such securities to the IDT portion of the portfolio in exchange for payment to the Company of the book value of the securities plus accumulated interest, or, in the case of a purchase of securities by the Company, transferring such securities to the Company portion of the portfolio in exchange for payment by the Company of the book value of the securities plus accumulated interest). During the fiscal year ended July 31, 2005, no securities purchases or sales were settled directly with IDT. During the fiscal year ended July 31, 2004, $38.5 million in securities purchases and sales were settled directly with IDT, and during the fiscal year ended July 31, 2003, $10.1 million in securities sales were settled directly with IDT.

5.	The Company outsources some of its administrative and support functions to IDT. During the fiscal year ended July 31, 2005, 2004 and 2003, the Company incurred fees totaling $0.7 million, $0.5 million and the $0.1 million, respectively, for all such outsourced services. These administrative functions include, but are not limited to, tax compliance services, legal services, payroll services and internal audit support services.

a.
On August 1, 2003, the Company entered into a Tax Services Agreement with IDT. Under this agreement, IDT provides the Company with tax services, including: (i) providing or helping to provide direct and indirect tax advice, support, and guidance; (ii) assisting the Company with tax matters relating to the import and export of goods; (iii) preparing all tax filings by the Company; (iv) coordinating with the Company’s external auditors in assessing tax related exposures and reserves; and (v) any other services incidental to those above. Pursuant to the agreement, the Company pays IDT a yearly service fee of $120,000 in equal monthly installments in arrears. Additionally, the Company pays IDT for any reasonably incurred costs and expenses incurred in providing the tax services, provided that any such costs which exceed $5,000 require pre-approval by the Company. In the fiscal year ended July 31, 2005, the Company was billed by IDT in the amount of $120,000 for tax services.

The Tax Services Agreement was approved by the Independent Committee on June 16, 2004.

b.
On August 1, 2003, the Company entered into an Internal Audit Services Agreement with IDT. Pursuant to this agreement, IDT provides the Company with internal audit services, including: (i) the provision or arrangement for direct and indirect internal audit services; (ii) assistance with internal audit functions; (iii) a report from IDT’s Senior Vice President of Internal Audit to the Company’s Chief Executive Officer and Audit Committee; (iv) assistance in any other reasonable commercial, corporate or financial request related to or incidental to its audit services; (v) assistance with the preparation of an internal audit report assessing the effectiveness of the Company’s internal controls, alerting the Company of any issues relating to Section 404 of the Sarbanes-Oxley Act; and (vi) all other services parallel to those described in the Internal Audit Charter for IDT. Under the Internal Audit Services Agreement, the fee paid by the Company to IDT is based upon a reasonably derived estimate of the Company’s use of IDT Internal Audit Department personnel adjusted for IDT’s use, if any of Internal Audit Department personnel dedicated and directly paid for by the Company. Subject to the Company’s approval, the fee charges are calculated as a percentage of relevant compensation expense. IDT is also reimbursed for all travel, third party fees or other expenses below $5,000, with those expenses exceeding $5,000 to be pre-approved by the Company. In the fiscal year ended July 31, 2005, the Company was billed by IDT in the amount of $95,806 for internal audit services.

The Internal Audit Services Agreement was approved by the Independent Committee on June 16, 2004.

c.
On January 1, 2004, the Company entered into an Intellectual Property Legal Services Agreement (the “IP Agreement”) with IDT. Pursuant to the IP Agreement, IDT provided the Company intellectual property services. In addition, the Company granted to IDT a right of first refusal to fund the enforcement of a group of patents relating primarily to the establishment of point-to-point communication for a packet-based network (the “NetSpeak Patents”). Under the IP Agreement, the Company paid $25,000 per month to IDT and granted IDT the right to receive 5% of the net proceeds from any patent and trademark enforcement or licensing not funded by IDT, and 50% of the net proceeds resulting from any enforcement or licensing funded by IDT. Effective April 4, 2005, the Company terminated the IP Agreement by delivering the notice contemplated by the IP Agreement and is either performing internally, or retaining outside counsel or other advisors to provide, the intellectual property services formerly provided by IDT. For more information on the IP Agreement, including a statement by IDT that it has an ongoing economic interest in some or all of the intellectual property that was the subject of the IP Agreement, see the section below entitled “Solicitation/Recommendation—Background to the Transaction—Events Relating to the NetSpeak Patents.”

The IP Agreement was approved by the Independent Committee on March 8, 2004.

d.
On March 30, 2005, the Company entered into an engagement letter with Outside Counsel Solutions, Inc., which is affiliated with IDT, pursuant to which the Company has the right to retain legal counsel on an hourly basis from time to time to supplement the resources in its internal legal department, as it deems appropriate. Outside Counsel Services invoices the Company at a negotiated per hour rate for designated personnel, with charges for additional legal personnel based on the cost of providing such personnel, plus an additional 17% relating to overhead costs. In the fiscal year ended July 31, 2005, the Company paid Outside Counsel Solutions $15,666 for legal services.

Outside Counsel Services also performed services for IDT in connection with the IDT tender offer and the merger, including participation in negotiations with the Independent Committee.

The agreement with Outside Counsel Solutions was approved by the Independent Committee on April 1, 2005.

e.
The Company also relies on IDT for other administrative and support functions, including purchasing and payroll services, through several formal and informal arrangements. None of these arrangements has been passed upon by the Independent Committee or any other committee of independent directors of our board of directors of the Directors.

6.
In January 2002, Ilan Slasky tendered his resignation from his position as chief financial officer of the Company. In connection with the termination of his employment, Mr. Slasky sold 500 shares of stock in ADIR Corporation, a subsidiary of the Company, to IDT. On January 25, 2002, the Company entered into a Stock Purchase Agreement with IDT to acquire the ADIR shares from IDT in exchange for 273,798 shares of common stock. The closing price of the shares of common stock on January 24, 2005, the day immediately prior to the sale of ADIR shares to IDT, was $5.20 per share of our common stock. As part of the Stock Purchase Agreement, the Company agreed to pay to IDT on January 31, 2007 the excess of $1,423,750, less the fair market value of the shares of common stock on such date. In addition, the Stock Purchase Agreement provided that the amount the Company was obligated to pay would be reduced by, in each case over the period between January 25, 2002 and January 31, 2007, the highest of (a) the average of the 10 highest closing sales prices of the shares of common stock as quoted on NASDAQ for all such dates as the 273,798 shares of common stock shall be saleable as registered shares, pursuant to Rule 144 or otherwise, (b) the aggregate value of all consideration paid or payable to IDT with respect to sales of the 273,798 shares of common stock, or (c) the consideration offered to IDT for the 273,798 shares of common stock by a bona fide purchaser. In the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2005, the Company stated that, pursuant to clause (a) described above, the Company had been relieved from any obligation under this agreement from and after March 2004. However, prior to this report, the Company had mistakenly accounted for its obligations under this agreement as if the Company were obligated to pay IDT the amount by which the price per share of our common stock was less than $5.20. As a result of declines in the price per share of our common stock subsequent to March 2004, the Company incorrectly overstated restructuring expense in the fiscal year 2004 and the fiscal year 2005 by $0.4 million and $0.5 million, respectively. Upon realizing this error, the Company reversed the aggregate $0.9 million of excess restructuring expense in the first quarter of fiscal 2006. In respect of this reversal, the Company recorded a reduction to restructuring expense in the period of the adjustment, and did not restate any prior periods.

7.
The Company entered into several agreements with IDT on May 7, 1999 in anticipation of the Company’s initial public offering. Prior to the execution of these agreements with IDT, none of the services had been provided to the Company pursuant to any written agreement. These agreements addressed the services received by the Company from IDT and provided to IDT by the Company at the time of the initial public offering, including administration (accounting, human resources, legal), customer support, telecommunications and joint marketing. Although the scope of services provided to and by IDT has changed since the execution of these agreements, these agreements have not been specifically terminated or formally amended by either IDT or the Company, although certain aspects of these agreements may have been superseded by agreements between IDT and the Company after May 7, 1999. The Independent Committee has found no record that these agreements or any subsequent modification has been passed upon by the Independent Committee or any other committee of independent directors of our board of directors of the Directors.

8.
On occasion, the Company provides administrative, technical development and support services to IDT through several formal and informal arrangements, based on IDT’s need for such services. During the fiscal years ended July 31, 2005, 2004 and 2003, the Company charged IDT reimbursement fees for project support services totaling $0.7 million, $0.3 million and $0.2 million, respectively. The Independent Committee has found no record that any of these arrangements have been passed upon by the Independent Committee or any other committee of independent directors of our board of directors of the Directors.

9.
During the second quarter of the fiscal year ended July 31, 2004, the Company executed an agreement with Union Telecard Alliance, LLC (“UTA”), a subsidiary of IDT, which ended UTA’s distribution of the Company’s disposable calling cards effective December 31, 2003, and provided for an orderly wind-down over a two-year period of the Company’s disposable calling card business. This resulted in exit costs of $0.4 million to compensate UTA for estimated obligations associated with the Company’s disposable calling cards then in the marketplace. These exit costs were recorded by the Company in restructuring, severance, impairment and other items during the second quarter of the fiscal year ended July 31, 2004. As provided for in the Company’s agreement with UTA, the parties reconciled the obligations estimated in the second quarter of fiscal 2004 to the actual obligations incurred by UTA during the two-year period. As a result of this reconciliation, UTA refunded $0.3 million to the Company in the second quarter of fiscal 2006. This payment was recorded by the Company as a negative restructuring expense in the second quarter of fiscal 2006. No sales of disposable calling cards to IDT affiliates were recorded during the fiscal year ended July 31, 2005, sales of such cards to IDT affiliates in the fiscal year ended July 31, 2004 were nominal, and sales of such cards to IDT affiliates in the fiscal year ended July 31, 2003 amounted to $6.4 million.

The agreement with UTA was considered by the Independent Committee on June 16, 2004, but no action was taken. The Independent Committee has not considered the agreement with UTA since this date.

10.
Ernst & Young LLP provides auditing and accounting services for the Company and for IDT. The Company paid total fees to Ernst & Young LLP of $1,341,305 and $616,950 in the fiscal years ended July 31, 2005 and 2004, respectively. According to the proxy statement filed by IDT on November 1, 2005, IDT paid total fees to Ernst & Young LLP of $5,242,471 and $2,391,912 in the fiscal years ended July 31, 2005 and 2004, respectively.

Provisions for Unaffiliated Stockholders

In connection with the execution of the merger agreement, we did not make any provisions to either grant unaffiliated stockholders access to our corporate files or the corporate files of any other party to the merger agreement or to obtain counsel or appraisal services for our unaffiliated stockholders at our expense or the expense of any other party to the merger agreement.

THE MERGER

The following information describes the material aspects of the merger. This description is qualified in its entirety by reference to the Annexes to this Solicitation Statement, including the merger agreement itself, which is attached to this Solicitation Statement as Annex A and is incorporated herein by reference. You are encouraged to read Annex A in its entirety. See also the section of this Solicitation Statement entitled “THE MERGER AGREEMENT.”

Effective Time of the Merger

If all of the conditions to the merger are satisfied or, to the extent permitted, waived, the merger will be consummated and become effective at the time that a certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by us and IDT and provided in the certificate of merger. If the conditions to the merger are satisfied or, to the extent permitted, waived, we expect to complete the merger as soon as practicable after receiving the requisite number of consents required under Delaware law.

Payment of Merger Consideration and Surrender of Stock Certificates

IDT has designated American Stock Transfer & Trust Co. to act as paying agent for the purpose of making the cash payments provided by the merger agreement. Immediately prior to the effective time, IDT will deposit, or cause to be deposited, with the paying agent immediately available funds in an aggregate amount necessary to pay the merger consideration to our stockholders (other than IDT and its subsidiaries).

Promptly after the effective time of the merger (but no later that than five business days after the effective time), the paying agent will mail to you a letter of transmittal and instructions advising you of the effectiveness of the merger and the procedure for surrendering to the paying agent your stock certificates in exchange for payment of the merger consideration. Upon the surrender for cancellation to the paying agent of your stock certificates, together with a letter of transmittal, duly executed and completed in accordance with its instructions, and any other items specified by the letter of transmittal, the paying agent will pay to you your merger consideration and your stock certificates will be cancelled. Payments of merger consideration also will be reduced by any applicable withholding taxes.

If your stock certificates have been lost, stolen or destroyed, you may be required to deliver to the paying agent an affidavit of such loss, theft or destruction and, if required by the surviving corporation, (i) an indemnity bond in a reasonable amount that the surviving corporation deems reasonably necessary as indemnity or (ii) enter into an indemnity agreement reasonably satisfactory to the surviving corporation to indemnify the surviving corporation, in order to receive your merger consideration.

If the merger consideration, or any portion of it, is to be paid to a person other than you, it will be a condition to the payment of the merger consideration that your stock certificates be properly endorsed or otherwise in proper form for transfer and that you pay to the paying agent any transfer or other taxes required by reason of the transfer or establish to our satisfaction that the taxes have been paid or are not required to be paid. You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed consent card.

At and after the effective time of the merger, you will cease to have any rights as a stockholder of the Company, except for the right to surrender your stock certificates, according to the procedure described in the merger agreement, in exchange for payment of the merger consideration, without interest, less any applicable withholding taxes, or, if you exercise your appraisal rights, the right to perfect your right to receive payment for your shares under Delaware law.

At the effective time of the merger, our stock ledger with respect to shares of our capital stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

After six months following the effective time of the merger, the paying agent will deliver to us all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the paying agent’s duties will terminate. Thereafter, you may surrender your stock certificates to the surviving corporation of the merger and receive the merger consideration, without interest, less any applicable withholding taxes. Neither the IDT Parties nor the Company will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Risks That the Merger Will Not be Completed

Completion of the merger is subject to various risks, including, but not limited to, the following:

•	that the parties will not have performed in all material respects their obligations contained in the merger agreement before the closing date; and

•
that a court of competent jurisdiction or an administrative, governmental or regulatory body or commission will have issued a final nonappealable injunction, order, decree, judgment or ruling, that permanently enjoins or otherwise prohibits the merger or that a statute, rule, regulation or order will have been enacted, entered or enforced which makes the consummation of the merger illegal or prevents or prohibits the merger.

As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained.

Merger Financing; Source of Funds

IDT estimates that it will need approximately $28.5 million to fund the payment of the merger consideration (including shares of common stock that may be acquired pursuant to the exercise of in-the-money options currently outstanding to purchase shares) and to pay related fees and expenses. IDT has informed the Company that it plans to use internal cash on hand to fund the payment of the merger consideration and to pay the related fees and expenses, and it currently has sufficient cash available to consummate the merger.

Certain U.S. Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences of the merger relevant to a stockholder whose shares of our common stock are converted to cash in the merger. This summary is based on the Internal Revenue Code of 1986, which is commonly referred to as the Code, Treasury regulations issued thereunder, judicial decisions and administrative rulings, each as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. The summary is for general information only and does not purport to address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances. The summary applies only to our stockholders who hold their shares of our capital stock as capital assets and may not apply to stockholders subject to special rules under the Code, including, without limitation, stockholders who acquired their shares of our common stock pursuant to the exercise of employee stock options or other compensation arrangements, stockholders who dissent and exercise appraisal rights, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, retirement plans, insurance companies, tax-exempt organizations, brokers, dealers, or traders in securities, financial institutions, persons who hold the shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment or persons that have a functional currency other than the United States dollar. The summary does not discuss the U.S. federal income tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign trust or estate, and does not address any state, local or foreign tax consequences of the merger.

The receipt of cash for shares of our capital stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who has shares of our capital stock converted into cash pursuant to the merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the shares of our capital stock converted into cash pursuant to the merger. Gain or loss will be determined separately for each block of shares of our capital stock (i.e., shares acquired at the same cost in a single transaction), converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the stockholder has held the shares of our capital stock for more than one (1) year. Certain limitations apply to the use of capital losses.

Under the U.S. federal income tax laws, backup withholding at the applicable rate may apply to cash payments a stockholder receives pursuant to the merger unless the stockholder (i) provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information, or (ii) comes within certain other exempt categories (for example, in certain circumstances, a corporation) and, when required, demonstrates this fact, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld generally will be allowed as a credit against the stockholder’s U.S. federal income tax liability for the year.

Stockholders are urged to consult with their own tax advisors as to the particular tax consequences to them of the merger, including the applicability and effect of any state, local, foreign or other tax laws, and changes in tax laws.

Regulatory Matters

We do not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than approvals, filings or notices required under federal securities laws and the filing of a certificate of merger with the Secretary of State of the State of Delaware.

Accounting Treatment

The merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among the Company’s consolidated assets and liabilities based on the fair values of the assets and liabilities assumed.

Estimated Fees and Expenses of the Merger

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. The estimated total fees and expenses to be incurred in connection with the merger are as follows:

(US dollars in thousands)

Legal fees and expenses	$200
Investment banker fees and expenses	275
Independent Committee fees and expenses	50
Printing, solicitation and mailing expenses	150

Total	$675

These expenses will not reduce the merger consideration to be received by our stockholders, and do not include fees associated with the IDT tender offer and related filings with the Commission.

Appraisal Rights

Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of our capital stock, exclusive of any element of value arising from the accomplishment or expectation of the merger. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which is set forth in Annex B to this Solicitation Statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days after the date of this Solicitation Statement. A copy of Section 262 must be included with such notice. This Solicitation Statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex B to this Solicitation Statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares of our common stock, you must deliver to us a written demand for appraisal of your shares of our capital stock within 20 days after the date of this Solicitation Statement. This written demand for appraisal must be in addition to and separate from any consent to or abstention from adoption of the merger agreement. Failing to grant your consent for the approval and adoption of the merger and the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of our capital stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of our capital stock.

All demands for appraisal should be addressed to Office of the General Counsel, Net2Phone, Inc., 520 Broad Street, Newark, New Jersey 07102, within twenty days after the date of this Solicitation Statement, and should be executed by, or on behalf of, the record holder of the shares of our capital stock.

The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of our capital stock.

To be effective, a demand for appraisal by a holder of our capital stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of those shares.

If shares of our capital stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares of our capital stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of our capital stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of our capital stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our capital stock as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of our capital stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

On or within 10 days after the effective date of the merger, we must give written notice that the merger has become effective to all of our stockholders who are entitled to appraisal rights, provided, however, that if this second notice is sent more than 20 days following the date of this Solicitation Statement, we need only distribute such notice to those stockholders who are entitled to appraisal rights and who have demanded appraisal of their shares in accordance with Section 262. At any time within 60 days after the effective date, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of our capital stock. Within 120 days after the effective date, either we or any stockholder who has complied with the requirements of may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our capital stock held by all stockholders entitled to appraisal. We have no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of any stockholder to file such a petition within the period specified could nullify previously written demands for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to us, we will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our capital stock. After notice to dissenting stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded payment for their shares to submit their certificates representing shares of our capital stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of our capital stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares of our capital stock.

In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon us and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date, be entitled to grant a consent in respect of or vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for his, her or its shares of our common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the successor corporation and must, to be effective, be made within 120 days after the effective date.

In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

THE CONSENT SOLICITATION

Consent Required

The consent of a majority of the voting power of our outstanding stock is required to adopt the merger agreement and approve the merger. For this consent solicitation, abstentions will have the same effect as a vote against approval and adoption of the merger agreement and the merger. The merger has not been structured so that approval of at least a majority of unaffiliated stockholders is required. As of March 3, 2006, shares beneficially owned by IDT represented approximately 87.2% of the voting power of our outstanding capital stock. IDT has committed to grant its consent in favor of the merger agreement and the merger. The consent of the shares controlled by IDT is sufficient under Delaware law and our certificate of incorporation to adopt the merger agreement and approve the merger. In addition, we anticipate that our directors and executive officers who are stockholders of the Company and, as of March 3, 2006, held approximately 0.6% of the outstanding voting power of our capital stock (excluding beneficial ownership of shares of common stock issuable in respect of options having an exercise price in excess of the merger consideration and shares of capital stock attributable through IDT or a subsidiary of IDT) will grant their consent in favor of the merger. Accordingly, if the other condition in the merger agreement is satisfied, we are likely to complete the merger whether or not you grant your consent.

Record Date, Voting Rights, Quorum and Revocability of Consents

The record date for determining those holders of the outstanding shares of common stock and Class A common stock entitled to grant consents to the merger and the merger agreement is March 3, 2006.

The Company has two classes of outstanding stock and the holders of record of all shares of the Company’s outstanding common stock and Class A common stock will be considered together as one class with respect to the merger and merger agreement. Each share of outstanding common stock is entitled to one vote per share with respect to the merger and the merger agreement. Each share of outstanding Class A common stock is entitled to two votes per share with respect to the merger and the merger agreement.

The shares of outstanding capital stock, and the voting power thereof, on March 3, 2006 were as follows:

Class	Shares Outstanding	Voting Power

Common stock, par value $0.01 per share	49,649,242	49,649,242
Class A common stock, par value $0.01 per share	28,909,500	57,819,000

Total	78,558,742	107,468,242

The consent of the holders of record as of the record date of at least one-half of the outstanding voting power of the common stock and Class A common stock, voting together as one class, is required to approve the merger and the merger agreement. Because the shares of common stock and Class A common stock controlled by IDT constitute more than one-half of the voting power of our capital stock, IDT possesses the requisite authority to cause the Company to approve the merger and the merger agreement. In addition, IDT has committed to grant its consent for the merger and the merger agreement.

Brokers and other nominees who hold shares in street name for customers are precluded from exercising their discretion with respect to granting consents for the approval of the merger and merger agreement. Thus, absent specific instructions from the beneficial owner of such shares, brokers and other nominees will not be able to grant consent with respect to such shares for the approval of the merger and merger agreement and will be deemed to be broker non-votes. Shares represented by broker non-votes will have the same effect as withholding consent for the merger and merger agreement.

PLEASE NOTE THAT, IN ADDITION TO BROKER NON-VOTES, THE FOLLOWING WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT FOR THE MERGER AND MERGER AGREEMENT:

•	FAILING TO PROPERLY EXECUTE, DATE AND RETURN THE CONSENT CARD; AND

•	EXECUTING, DATING AND RETURNING THE CONSENT MARKED “WITHHOLD CONSENT” OR “ABSTAIN” AS TO THE MERGER AND MERGER AGREEMENT.

IF YOUR DELIVERED CONSENT CARD IS EXECUTED AND DATED BUT NOT MARKED WITH RESPECT TO THE MERGER AND MERGER AGREEMENT, YOU WILL BE DEEMED TO HAVE CONSENTED TO THE MERGER AND MERGER AGREEMENT.

If you are not the holder of record of shares on the record date, you must obtain an irrevocable proxy from the holder of record of such shares as of the record date to grant your consent for the merger and the merger agreement. If you acquire shares after the record date, you will be unable to grant consent with respect to such shares if you cannot obtain an irrevocable proxy from the holder of record of such shares as of the record date.

The Company is a Delaware corporation and is, therefore, subject to the DGCL. The DGCL permits action without a meeting by less than unanimous written consent of shareholders if, among other things, the consent is signed by holders having the minimum number of shares that would be necessary to take such action at a shareholders’ meeting at which all shares entitled to vote were present and voting.

YOUR CONSENT IS BEING SOLICITED BY THE COMPANY’S BOARD OF DIRECTORS, WHICH HAS UNANIMOUSLY DETERMINED THAT THE MERGER AND THE MERGER AGREEMENT ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND OUR STOCKHOLDERS (OTHER THAN IDT AND ITS SUBSIDIARIES) AND REQUESTS THAT YOU GRANT YOUR CONSENT FOR THE MERGER AND MERGER AGREEMENT. YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER OR NOT TO CONSENT FOR THE MERGER AND THE MERGER AGREEMENT.

Procedural Instructions

Only holders of record of the Company’s outstanding common stock and Class A common stock as of the record date will be entitled to grant their consents.

If you are a holder of record of shares as of the record date, you may consent to, withhold consent to or abstain with respect to the merger and merger agreement by marking the “CONSENT,” “WITHHOLD CONSENT” or “ABSTAIN” box, as applicable, within the consent card and signing, dating and delivering it to the depositary promptly in the enclosed postage-paid envelope. If you grant your consent for the merger and merger agreement, you must use the consent card that is a part of the applicable consent.

If you are the beneficial owner of shares but not the holder of record of such shares as of the record date because such shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, you must arrange with the holder of record to execute and deliver a consent card on your behalf. If you acquire shares after the record date, you must obtain an irrevocable proxy from the holder of record of such shares as of the record date to grant your consent for the merger and merger agreement.

All questions as to the form and the validity (including the time of receipt) of consents will be determined by the Company in its sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any and all consents that it determines are not in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful.

The Company reserves the absolute right to waive any defect or irregularity in any consent. Neither the Company, IDT nor any other person is under any duty to give you notice of any defect or irregularity in your consent, and they have no liability for failure to give you any such notice.

Revocation of Consents

You may revoke your consent at any time prior to the expiration date. To revoke your consent, you must deliver an executed written, dated revocation which clearly identifies the consent being revoked to the depositary at the address set forth on the back cover of this document. A revocation may be in any written form validly signed by the record holder as of the record date as long as it clearly states that the consent previously given is no longer effective. The revocation of consent with respect to any tendered shares will cause such shares to be deemed to have been withdrawn.

All questions as to the form and validity (including time of receipt) of any notice of revocation will be determined by the Company, in its sole discretion, and its determination will be final and binding. Neither the Company, IDT nor any other person will be under any duty to give you notification of any defect or irregularity in your notice of revocation, and they have no liability for failure to give you any such notification.

Expenses of Solicitation

We will bear the entire cost of solicitation of consents, including preparation, assembly, printing and mailing of this Solicitation Statement, the consent card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of common stock or Class A common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of consents by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for their services.

Exchanging Stock Certificates

Please do not send in stock certificates at this time. In the event the merger is completed, instructions regarding the procedures for exchanging your stock certificates for the merger consideration will be sent to you.

THE MERGER AGREEMENT

On February 17, 2006, the Company, IDT and NTOP Acquisition entered into an Agreement and Plan of Merger, or the “merger agreement.” The following is a summary of certain terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is incorporated by reference and included as Annex A. You are encouraged to read the entire merger agreement.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law or such later time agreed to by the Company, IDT and NTOP Acquisition. We refer to the effective time of the merger in this Solicitation Statement as the “effective time.” The filing is expected to occur as soon as practicable after all of the conditions set forth in the merger agreement have been satisfied or waived.

The Merger

At the effective time, NTOP Acquisition will be merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of IDT, and the separate existence of NTOP Acquisition will cease. We sometimes refer to the Company following the completion of the merger as the “surviving corporation.” At the effective time, the certificate of incorporation and the by-laws of NTOP Acquisition as in effect immediately prior to the effective time will be the certificate of incorporation and by-laws of the surviving corporation.

Merger Consideration

Shares of Capital Stock

The merger agreement provides that each share of our capital stock outstanding immediately prior to the completion of the merger (other than shares held by IDT and its subsidiaries and shares as to which appraisal rights have been properly exercised), will, at the completion of the merger, be converted into the right to receive $2.05 per share in cash, without interest and less any applicable withholding taxes, which we refer to as the “merger consideration.”

Stock Options

The merger agreement provides that upon the completion of the merger, all outstanding options to purchase shares of our common stock, whether vested or unvested, will be converted into the right to receive an amount in cash equal to the product of the number of shares of our common stock subject to such option multiplied by the excess, if any, of the merger consideration over the exercise price per share of each such option, and when so converted, will automatically be cancelled and retired and will cease to exist.

Restricted Stock

The merger agreement provides that, upon the completion of the merger, all outstanding shares of common stock subject to restriction under the terms of the 1999 Plan shall be released from any restrictions on transfer or repurchase rights and will be converted into the right to receive an amount in cash equal to the product of the number of shares of our common stock subject to restriction under the terms of our option plan multiplied by the merger consideration.

Surrender of Certificates and Payment Procedures

Prior to the effective time, an paying agent will be appointed to handle the issuance of applicable merger consideration to the holders of our capital stock. Promptly after the merger, the paying agent will mail to you a letter of transmittal and instructions explaining how to surrender your stock certificates. If you surrender your certificates to the paying agent, together with a properly completed letter of transmittal and all other documents the paying agent may reasonably require, you will receive the appropriate merger consideration, subject to any required withholding taxes. Until surrendered in accordance with the foregoing instructions, each certificate formerly representing our shares, other than shares as to which appraisal rights have been properly exercised, will only represent the right to receive the applicable merger consideration. No interest will be paid or will accrue on the merger consideration payable.

At the completion of the merger, our stock transfer book will be closed and there will be no further registration of transfers of our shares. If certificates of shares are presented after the completion of the merger, they will be cancelled and exchanged for the right to receive the merger consideration.

Representations and Warranties

We have made representations and warranties to IDT and NTOP Acquisition. These include representations and warranties as to:

•	organization, standing and power;

•	capitalization;

•	interests in other entities;

•	authority to execute, deliver and perform the merger agreement;

•	no violation of charter documents, material agreements or law in connection with the merger;

•	opinion of a financial advisor and approval by the Independent Committee;

•	absence of certain brokerage fees or commissions;

•	absence of material misstatements and omissions in this Solicitation Statement; and

•	absence of certain changes or events.

IDT and NTOP Acquisition have made representations and warranties to us. These include representations and warranties as to:

•	organization, standing and power;

•	authority to execute, deliver and perform the merger agreement;

•	no violation of charter documents, material agreements or law in connection with the merger;

•	absence of certain brokerage fees or commissions;

•	the ownership of NTOP Acquisition by IDT;

•	possession by IDT or NTOP Acquisition of sufficient funds available to complete the merger;

•	absence of material misstatements or omissions in information supplied by IDT and NTOP Acquisition for inclusion in this Solicitation Statement or Schedule 13E-3 transaction statement; and

•	absence of knowledge of any facts or circumstances which would cause our representations and warranties described above to be materially untrue or incorrect.

The representations and warranties contained in the merger agreement will not survive the merger.

Covenants

Conduct of Business

Until the completion of the merger, we have agreed to continue conducting our businesses in the ordinary and usual course of business consistent with past practices. Moreover, until the completion of the merger, we may not, without the prior written consent of IDT:

•	declare, set aside or pay any dividends on, or make any other distribution in respect of, any of our capital stock;

•	issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of our capital stock;

•	amend or change our certificate of incorporation or bylaws;

•	acquire or agree to acquire a substantial portion of the assets of or equity in any business or any corporation, partnership, association or other business organization;

•	sell, lease or otherwise dispose of any of our material assets;

•
make any commitment or enter into any contract or agreement except in the ordinary course of business consistent with past practice or for capital expenditures to be made in fiscal 2006 as identified in a capital expenditure budget previously delivered by the Company to IDT;

•	incur any third-party indebtedness for borrowed money or guarantee any such indebtedness;

•	alter through merger, liquidation, reorganization, restructuring or in any other fashion our corporate structure or ownership;

•	except as may be required as a result of a change in law or pursuant to generally accepted accounting principles, change any of the accounting principles or practices we use;

•	except as required by law, make any material tax election or settle or compromise any material income tax liability;

•
pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

•	increase in any manner the compensation or fringe benefits of any of our directors, officers and other key employees;

•
except in connection with the exercise of its fiduciary duties by our board of directors, waive, amend or allow to lapse any term or condition of any confidentiality or “standstill” agreement to which we are a party; or

•
take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of our representations or warranties contained in the merger agreement untrue or incorrect at the effective time of the merger.

Covenants of IDT

Until the completion of the merger, IDT has agreed:

•	to cause all shares of our capital stock owned by IDT, NTOP Acquisition or any other subsidiary of IDT to be voted in favor of the approval of the merger; and

•	that none of IDT, NTOP Acquisition or any of their subsidiaries will dispose of any shares of our capital stock owned by any of them as of February 17, 2006.

Consent Solicitation; Recommendation

The merger agreement provides that we shall:

•	conduct this consent solicitation to obtain the consent of the holders of our outstanding capital stock to the merger agreement and the merger;

•	recommend to our stockholders, through our board of directors and the Independent Committee, that our stockholders consent to the merger agreement and the merger; and

•	use our commercially reasonable best efforts to obtain the necessary consent of our stockholders for the merger agreement and the merger.

In addition, the merger agreement provides that, if we were to receive a proposal to acquire the Company from a third party and the Independent Committee determined, after consultation with Kirkland &

Ellis LLP or other outside counsel, that failure to take action would be inconsistent with the compliance by our board of directors or the Independent Committee with its fiduciary duties under applicable law, then our board of directors or the Independent Committee may withdraw, modify or qualify our recommendation to stockholders with respect to the merger, recommend any third party acquisition proposal, or take any other action with respect to the foregoing.

Reasonable Efforts

Pursuant to the merger agreement, we have agreed to use our reasonable best efforts to take, or cause to be taken, all actions (including entering into transactions), and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger, and the other transactions contemplated by the merger agreement.

Company Indemnification Provisions

IDT will cause the surviving corporation to indemnify and hold harmless our current and former directors and officers and certain of our employees for all expenses and other amounts paid by reason of actions or omissions or alleged actions or omissions existing or occurring at or prior to the effective time of the merger to the fullest extent permitted under applicable law and our amended and restated certificate of incorporation or amended and restated by-laws or other indemnification agreements.

IDT will further cause the surviving corporation to purchase an insurance policy consisting of directors’ and officers’ liability insurance for a period of not less than six years following the effective time of the merger covering our current and former directors and officers for events occurring at or prior to the effective time, on terms and conditions that are no less favorable than our policy currently in place, or, if substantially equivalent insurance coverage is unavailable, the most advantageous insurance policy obtainable for an annual premium equal to 250% of our annual premium currently in place for such insurance.

Stockholder Litigation

Each of the parties to the merger agreement will give the other the reasonable opportunity to participate in the defense of any stockholder litigation against any party or their respective directors and officers, as applicable, relating to the merger agreement and the transactions contemplated thereby.

Additional Covenants Regarding the Merger

In addition to the covenants of the merger agreement described above, the merger agreement contains the following additional covenants:

•	the preparation and filing of this Solicitation Statement and a Schedule 13E-3 transaction statement;

•	reasonable access by IDT to information concerning our operations;

•	notification of certain events or communications among the parties to the merger agreement; and

•
subject to certain Securities and Exchange Commission disclosure requirements and applicable laws, consultation among the parties to the merger agreement prior to making any additional public announcements concerning the merger.

Viable Superior Proposal

Until the effective time of the merger, we have agreed to use our commercially reasonable best efforts not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders) by any person (or group of persons) other than IDT or NTOP Acquisition with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of a material portion of, our outstanding equity securities, or all or any significant portion of our assets. However, we are permitted to consider and negotiate a bona fide third party acquisition proposal that the Independent Committee concludes in good faith after consulting with its outside counsel and a nationally recognized investment banking firm would, if consummated, constitute a “Viable Superior Proposal.” As defined in the merger agreement, a “Viable Superior Proposal” is any third party acquisition proposal that:

•
is made on terms which the Independent Committee reasonably believes (after consulting with its outside counsel and a financial advisor of nationally recognized reputation) to be more favorable than the merger and the transactions contemplated by the merger agreement to the unaffiliated stockholders; and

•
at the time of determination is reasonably likely to result in the consummation of the transaction contemplated by such third party acquisition proposal, taking into account at such time the likely support or opposition of such third party acquisition proposal by IDT, as our majority stockholder.

Conditions to Completing the Merger

Conditions to Each Party’s Obligations

The obligations of each party to the merger agreement to complete the merger is subject to the satisfaction or waiver of the following conditions:

•
absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger (each party agreeing to use its reasonable efforts to have any restraining order, injunction or other order or legal restraint or prohibition lifted), any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality seeking any of the foregoing or any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced, which makes the consummation of the merger illegal or prevents or prohibits the merger; and

•	the adoption of the merger agreement shall have been approved by the requisite vote of our stockholders in accordance with Delaware law.

Termination

We and IDT may agree by mutual written consent to terminate the merger agreement at any time. In addition, the merger agreement may be terminated:

•
by the Company if any representation or warranty of IDT or NTOP Acquisition shall not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date, or if IDT or NTOP Acquisition fails to comply in any material respect with any of its material obligations or covenants contained in the merger agreement (in each case, subject to certain exceptions);

•	by the Company if the Independent Committee approves a viable superior proposal (as defined in the merger agreement);

•
by IDT if this consent statement shall have been cleared by the staff of the Commission but shall not have been mailed by the Company to its stockholders on or prior to the date that is five (5) business days following the date of such clearance;

•
by IDT if any representation or warranty of the Company shall not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date, or if the Company fails to comply in any material respect with any of its material obligations or covenants contained in the merger agreement (in each case, subject to certain exceptions);

•	by IDT or the Company if the merger has not been effected on or prior to the close of business on August 31, 2006 (subject to certain exceptions); and

•
by IDT or the Company if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the merger agreement and such order, decree, ruling or other action shall have become final and nonappealable.

Subject to limited exceptions, including the survival of certain obligations, if the merger agreement is validly terminated it will become null and void and will be of no further effect with no liability on the part of any party to the merger agreement or affiliate of that party, unless that party has willfully and materially breached the merger agreement.

Amendment and Waiver

The merger agreement may not be amended, modified, altered or supplemented, except by means of a written instrument executed on behalf of each party to the merger agreement.

At any time prior to the effective time of the merger, any of the parties to the merger agreement may, by written instrument, (i) extend the time for the performance of any of the obligations or other acts of any of the other parties or (ii) waive compliance with any of the agreements of the other parties or fulfillment of any conditions to its own obligations under the merger agreement.

Fees and Expenses

Whether or not the proposed merger is consummated, all fees and expenses incurred in connection with the merger will be paid by the party to the merger agreement incurring those fees and expenses.

Governing Law

The merger agreement is governed in all respects by the laws of the State of Delaware.

Assignment

No party to the merger agreement may assign any of its rights or delegate any of its obligations under the merger agreement to any other person without the prior written consent of the other parties.

Our Actions

Any action, approval, authorization, waiver or consent taken, given or made by us, including our board of directors, in respect of the merger agreement or the merger prior to the effective time of the merger will not be effective unless such action, approval, authorization, waiver or consent has received the prior approval of the Independent Committee.

SELECTED HISTORICAL FINANCIAL DATA

The selected historical financial data set forth below as of and for the fiscal years ended July 31, 2005 and 2004 are derived from our audited consolidated financial statements. Data for the three-month period ended October 31, 2006 has been derived from our unaudited consolidated financial statements. Interim operating results are not necessarily indicative of the results that may be achieved for the entire year. The selected historical data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and consolidated notes contained in our most recent Annual Report on Form 10-K for the fiscal year ended 2005 and our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2005, which are set forth as Annex E and F, respectively, to this Solicitation Statement. See the section of this Solicitation Statement entitled “WHERE YOU CAN FIND MORE INFORMATION.” More complete financial information also may be obtained by accessing our public filings with the Securities and Exchange Commission by following the instructions in the section of this Solicitation Statement entitled “WHERE YOU CAN FIND MORE INFORMATION.”

We have not provided any pro forma data giving effect to the merger as we do not believe that such information is material to our stockholders in evaluating the merger and the merger agreement. The merger consideration consists solely of cash and, if the merger is consummated, our common stock will cease to be publicly traded. As a result, we do not believe that the changes to our financial condition resulting from the merger would provide meaningful or relevant information in evaluating the merger and the merger agreement since our stockholders (other than IDT and its subsidiaries) will not be stockholders of, and will have no interest in, the Company following the merger.

	Three Months Ended October 31, 2005	Year Ended July 31, 2005	Year Ended July 31, 2004

	(Thousands of Dollars, Except Per Share Data)

Revenue, net (a)	$21,726	$78,757	$82,779
Costs and expenses:
Direct cost of revenue (exclusive of depreciation and amortization and non-cash services provided by IDT(a)	12,608	46,931	46,794
Selling, general and administrative(a)	15,466	54,399	48,446
Depreciation and amortization	2,183	8,488	10,530
Non-cash services provided by IDT (attributable to direct cost of revenue and selling, general and administrative)	(283)	1,071	3,369
Non-cash compensation (attributable to selling, general and administrative)	—	3,972	(3,168)
Restructuring, severance, impairments and other items(a)	(585)	2,562	2,192
Total costs and expenses	29,389	117,423	108,163
Miscellaneous income	313	699	—

Income (loss) from operations	(7,350)	(37,967)	(25,384)
Interest income, net	244	1,864	1,981
Other income (loss), net	(103)	(2,182)	12,235

Net income (loss)	$(7,209)	$(38,285)	$(11,168)

Net income (loss) per share — basic and diluted	$(0.09)	$(0.50)	$(0.16)

Weighted average number of shares used in the calculation of basic net income (loss) per common share:	76,664	76,120	70,560

Weighted average number of shares used in the calculation of diluted net income (loss) per common share:	76,664	76,120	70,560

(a)	Includes the following income and expenses resulting from transactions with IDT.

	Three Months Ended October 31, 2005	Year Ended July 31, 2005	Year Ended July 31, 2004

	(Thousands of Dollars)
Revenue	$324	$5,965	$4,925
Direct cost of revenue	647	3,706	4,316
Selling, general and administrative	500	1,835	2,140
Restructuring, severance, impairment and other items	$—	$—	$428

	Three Months Ended October 31, 2005	Year Ended July 31, 2005	Year Ended July 31, 2004

	(Thousands of Dollars, Except Per Share Data)
Balance Sheet Data:
Cash and cash equivalents	$1,239	$941	$12,408
Restricted cash, cash equivalents and marketable securities	20,266	20,266	919
Marketable securities	67,342	76,656	98,391
Total current assets	104,033	109,406	121,882
Total assets	137,174	141,830	165,257
Total current liabilities	45,474	45,494	18,194
Total liabilities	46,119	46,211	36,632
Stockholders’ equity	91,055	95,619	128,625
Book value per share	$1.12	$1.18	$1.63

MARKET PRICE AND DIVIDENDS

Our common stock has been traded on the NASDAQ National Market since our initial public offering on July 29, 1999 under the symbol “NTOP.” As of the record date, 49,649,242 shares of our common stock were issued and outstanding and we had approximately stockholders of record and beneficial stockholders. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock, as reported by the NASDAQ National Market:

	High	Low

Calendar Year 2006
First Quarter (through March 6, 2006)	$2.07	$2.01
Calendar Year 2005
Fourth Quarter	$2.06	$1.40
Third Quarter	1.95	1.67
Second Quarter	2.03	1.37
First Quarter	$3.49	$1.55
Calendar Year 2004
Fourth Quarter	$4.16	$3.05
Third Quarter	4.58	2.54
Second Quarter	5.63	3.21
First Quarter	$8.39	$4.61

On June 28, 2005, the last full trading day prior to public announcement of IDT’s initial offer, the last reported sales price of our common stock was $1.41. On February 16, 2006, the last full trading day prior to public announcement of our entry into the merger agreement, the last reported sales price of our common stock was $2.04. On March 6, 2006, the most recent practicable trading day prior to the date of this Solicitation Statement, the last reported sales price of our common stock was $2.03. You should obtain current market price quotations for shares of our common stock in connection with granting your consent in respect of your shares.

We have not declared or paid any cash dividends on our capital stock since our inception. We do not expect to pay any cash dividends or distributions for the foreseeable future.

PRINCIPAL STOCKHOLDERS

The following table contains information about the beneficial ownership of the Company’s capital stock as of November 1, 2005 for the (a) directors, (b) executive officers and (c) directors and executed officers as a group for each of (i) the Company, (ii) IDT and (iii) NTOP Acquisition.

The Company’s capital stock consists of shares of common stock, which entitle the holder to one vote per Share and shares of Class A common stock, which entitle the holder to two votes per share. The percentage of ownership beneficially owned in the following table is based on 78,558,742 shares of capital stock outstanding on March 3, 2006. Beneficial ownership is determined in accordance with the rules of the Commission. Except as indicated by footnote and subject to community property laws where applicable, with respect to ownership of the Company’s capital stock, to the Company’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of capital stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are exercisable as of March 3, 2006 or will become exercisable within 60 days thereafter are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Outstanding Stock Beneficially Owned	Percentage of Voting Power(1)

Beneficial Holders:
IDT Corporation (2) 520 Broad Street Newark, New Jersey 07102	64,833,264		82.5%	87.2%

Respective Executive Officers and Directors of the Company:
Howard S. Jonas(3)	64,833,264		82.5%	87.2%
James A. Courter(4)	64,887,984		82.5%	87.3%
Stephen Greenberg(5)	775,000		*	*
Liore Alroy(6)	800,000		1.0%	*
Jonathan Reich(7)	674,000		*	*
Michael Pastor(8)	222,209		*	*
Arthur Dubroff(9)	247,718		*	*
David Lando(10)	145,000		*	*
James Mellor(11)	75,000		*	*
Harry C. McPherson, Jr.(12)	64,000		*	*
Michael J. Weiss(13)	46,500		*	*
Jesse King(14)	45,000		*	*
Marc J. Oppenheimer(15)	25,000		*	*
Glenn Williams(16)	202,100		*	*
All current executive officers and directors as a group (14 persons)	68,209,511	(17)	83.9%	88.1%

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Stock Beneficially Owned	Percentage of Voting Power(1)

Respective Executive Officers and Directors of IDT:
Howard S. Jonas(3)	64,833,264	82.5%	87.2%
Morris Berger(18)	80,000	*	*
J. Warren Blaker	—	—	—
Rudy Boschwitz	—	—	—
Stephen R. Brown(18)	87,180	*	*
James A. Courter(4)	64,887,984	82.5%	87.3%
Saul K. Fenster	—	—	—
Marcelo Fisher	—	—	—
James S. Gilmore, III	—	—	—
Slade Gordon	—	—	—
Ira A. Greenstein	—	—	—
Moshe Kaganoff	—	—	—
Jack F. Kemp(18)	1,000	*	*
Jeane J. Kirkpatrick	—	—	—
Mark E. Knoller(18)	48,300	*	*
Michael J. Levitt	—	—	—
Morris Lichtenstein(18)	34,100	*	*
Joyce J. Mason(18)	50,600	*	*
Douglas W. Mauro	—	—	—
Ely D. Tendler	—	—	—
Kathleen B. Timko(18)	9,200	*	*
All current executive officers and directors as a group (21 persons)	65,198,364	82.6%	87.3%

Respective Executive Officers and Directors of NTOP Acquisition:
Ira A. Greenstein	—	—	—
Morris Lichtenstein(18)	34,100	*	*
Joyce J. Mason(18)	50,600	*	*
All current executive officers and directors as a group (3 persons)	84,700	*	*

*	Less than one percent.
(1)
All voting power percentage calculations are made assuming that no shares of Class A Common Stock have been converted into shares of common stock. Each share of Class A Common Stock has two votes per share, and each share of common stock has one vote per share.

(2)
IT Stock, LLC has sole voting and dispositive power over 18,900,000 shares of Class A common stock; NTOP Holdings L.L.C. has sole voting and dispositive power over 9,996,750 shares of Class A common Stock and shared voting and dispositive power over 18,900,000 shares of Class A common stock; IDT Domestic-Union, LLC, IDT Investments Inc., IDT LMC-N2P Acquisition I, Inc., IDT LMC-N2P Acquisition II, Inc., IDT Domestic Telecom, Inc. and IDT Telecom, Inc. each have sole voting power and shared dispositive power over 28,896,750 shares of Class A common stock; IDT LMC-N2P Acquisition III, Inc. has sole voting and dispositive power over 1,250,000 shares of common stock; NTOP Acquisition, Inc. has sole voting and dispositive power over 33,162,716 shares of common stock; and IDT Corporation and Howard S. Jonas each have sole voting power and shared dispositive power with respect to 28,896,750 shares of Class A common stock and 35,936,514 shares of common stock.

(footnotes continued on next page)

(footnotes continued from previous page)

(3)
Howard S. Jonas, our Vice Chairman of the Board, is also Chairman of the Board of IDT Corporation, Chairman of IDT Telecom, Inc., a director of IDT Domestic Telecom, Inc. and controls over 50% of the voting power of IDT Corporation. As a result, Mr. Jonas may be deemed to be the beneficial owner of the shares of our capital stock beneficially owned by IDT Corporation and its affiliated entities.

(4)
James A. Courter, one of our directors, is Vice Chairman of the Board and Chief Executive Officer of IDT Corporation. As a result, Mr. Courter may be deemed to be the beneficial owner of the shares of our capital stock beneficially owned by IDT Corporation and its affiliated entities. Mr. Courter also beneficially owns 54,720 shares of common stock issuable upon exercise of presently exercisable stock options.

(5)	Includes 775,000 shares of common stock that may be acquired currently or within 60 days through the exercise of stock options beneficially owned by Mr. Greenberg.
(6)	Includes 266,667 shares of common stock that may be acquired currently or within 60 days through the exercise of stock options and 533,333 shares of common stock beneficially owned by Mr. Alroy.
(7)	Includes 674,000 shares of common stock issuable upon exercise of presently exercisable stock options beneficially owned by Mr. Reich.
(8)
Includes 200,000 shares of common stock issuable upon exercise of presently exercisable stock options, 3,676 vested shares of common stock held in Net2Phone’s 401(k) plan, and 18,533 shares of common stock beneficially owned by Mr. Pastor.

(9)
Includes 188,125 shares of common stock issuable upon exercise of presently exercisable stock options, 8,428 vested shares of common stock held in Net2Phone’s 401(k) plan, and 51,165 shares of common stock beneficially owned by Mr. Dubroff.

(10)	Includes 145,000 shares of common stock issuable upon exercise of presently exercisable stock options beneficially owned by Mr. Lando.
(11)	Includes 70,000 shares of common stock issuable upon exercise of presently exercisable stock options, and 5,000 shares of common stock beneficially owned by Mr. Mellor.
(12)
Includes 56,000 shares of common stock issuable upon exercise of presently exercisable stock options, 5,000 shares of common stock beneficially owned by Mr. McPherson and 3,000 shares issuable upon exercise of presently exercisable stock options held by Mr. McPherson’s son, who resides in the same household as Mr. McPherson.

(13)
Includes 40,000 shares of common stock issuable upon exercise of presently exercisable stock options, 5,000 shares of common stock beneficially owned by Dr. Weiss and 1,500 shares held by Dr. Weiss’ spouse.

(14)	Includes 40,000 shares of common stock issuable upon exercise of presently exercisable stock options, and 5,000 shares of common stock beneficially owned by Mr. King.
(15)	Includes 20,000 shares of common stock issuable upon exercise of presently exercisable stock options, and 5,000 shares of common stock beneficially owned by Mr. Oppenheimer.
(16)	Includes 184,600 shares of common stock issuable upon exercise of presently exercisable stock options, and 17,500 shares of common stock beneficially owned by Mr. Williams.
(17)
Includes 28,896,750 shares of Class A common stock held by IDT Corporation and its affiliated entities and 35,936,514 shares of common stock held by IDT Corporation that may be deemed to be beneficially owned by Messrs. Jonas and Courter. Also includes an aggregate of 2,714,112 shares of common stock that may be acquired currently or within 60 days through the exercise of stock options, 650,031 shares of common stock beneficially owned and 12,104 vested shares of common stock held in Net2Phone’s 401(k) Plan.

(18)	Includes shares of common stock that may be acquired currently or within 60 days through the exercise of stock options.

CERTAIN TRANSACTIONS INVOLVING OUR COMMON STOCK

On October 17, 2005, the Company issued shares of common stock to employees in connection with its stock bonus program under the 1999 Plan for the fiscal year ended July 31, 2005. Each participating employee is required to authorize Wachovia Bank N.A., as administrator of the program, to sell shares of common stock on his or her behalf, the proceeds of which are used to pay tax withholding obligations with respect to the shares of common stock received. Set forth in the table below is the name of each executive officer receiving an award of shares of common stock, the total number of shares of common stock awarded and the number of shares of common stock withheld by Wachovia. Wachovia assumed a price per share of our common stock of $1.58 (the closing price per share of our common stock on October 14, 2005) to determine the number of shares of common stock withheld.

Name	Total Shares of Common Stock Granted	Shares of Common Stock Withheld

Liore Alroy	118,670	39,695
Glenn Williams	33,575	11,230
Michael Pastor	35,601	14,827
David Lando	36,202	12,109
Arthur Dubroff	43,512	14,554
Jonathan Reich	36,392	12,173
Stephen Greenberg	127,715	48,084

Pursuant to the 1999 Plan, the Company granted shares of common stock and options to acquire shares of common stock to non-employee directors on the anniversary of such director’s election to our board of directors. The date, recipient, number of shares of common stock, number of options to acquire shares of common stock and strike price of the granted options to acquire shares of common stock are set forth in the following table.

Date	Name	Shares of Common Stock Granted	Options Granted	Strike Price

October 24, 2005	Jesse P. King	2,500	5,000	$1.44
October 24, 2005	Marc J. Oppenheimer	2,500	5,000	$1.44
October 31, 2005	Harry McPherson	2,500	5,000	$1.48
November 16, 2005	Michael Weiss	2,500	5,000	$1.90

In addition, our directors and officers have made dispositions of our common stock as set forth in the following table.

Date	Name	Shares Sold	Sale Price

December 15, 2005	Glenn Williams	2,161	$2.00†
January 12, 2006	Michael Pastor	20,774	$2.04
January 25, 2006	David Lando	9,350	$2.05
January 26, 2006	Harry McPherson	5,000	$2.04*

†	Mr. Williams disposed of shares as part of an automatic 401(k) rebalancing program.
*	Mr. McPherson disposed of shares received following the exercise of options. Net proceeds following payment of the exercise price was $0.56 per share.

Finally, IDT, through NTOP Acquisition, Inc., completed the purchase of 33,162,716 shares of our common stock through the IDT tender offer at a price of $2.05 per share. Our officers and directors who tendered shares of common stock into the IDT tender offer are set forth in the following table.

Date of Tender	Name	Shares Tendered

December 29, 2005	Stephen Greenberg	185,140
December 29, 2005	James Courter	56,584
December 29, 2005	Glenn Williams	33,943
January 4, 2006	Liore Alroy	255,508
January 25, 2006	David Lando	24,093
January 25, 2006	Jonathan Reich	61,943

Except as set forth in this Solicitation Statement, none of the Company or, to the best of the knowledge of the Company, its directors or executive officers set forth in Annex D to this Solicitation Statement, or the IDT Parties, or to the best of the knowledge of the IDT Parties, their respective directors or executive officers set forth in Annex D to this Solicitation Statement, is a party to any contract, arrangement, understanding, or relationship with any other person relating, directly or indirectly, to, or in connection with, the merger with respect to any securities of the Company (including, without limitation, any contract, arrangement, understanding, or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations). Except as described in this Solicitation Statement, there have been no negotiations, transactions or material contacts during the past two years concerning a merger, consolidation, or acquisition, a tender offer for, or other acquisition of, any securities of the Company, a contest for election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company, between the IDT Parties, or to the best of the knowledge of IDT, their respective directors or executive officers set forth in Annex D to this Solicitation Statement, on the one hand, and the Company or any of its affiliates, on the other hand. Other than our underwritten offering of shares of common stock completed on November 25, 2003, there has been no underwritten public offering of the shares of the Company during the past three years that was (i) registered under the Securities Act of 1933 or (ii) exempt from registration under the Securities Act pursuant to Regulation A thereunder.

OTHER MATTERS

As of the date of this Solicitation Statement, we are not aware of any matters to be presented to our stockholders other than those described in this Solicitation Statement.

STOCKHOLDER PROPOSALS

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. If the merger is not completed, stockholder proposals for our 2006 Annual Meeting of Stockholders must be received at our principal executive offices by July 24, 2006, to be considered for inclusion in our proxy materials relating to such meeting. Stockholders may nominate directors or bring other business before the stockholders at the 2006 Annual Meeting by notifying our Secretary in writing at our principal executive offices not later than October 7, 2006. Please note that this relates only to matters you wish to bring before your fellow stockholders at our annual meeting. This is separate from the Securities and Exchange Commission’s requirements to have your proposal included in our proxy statement.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of July 31, 2005 and 2004, and for each of the three years in the period ended July 31, 2005, as set forth in Annex E to this Solicitation Statement, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as stated in their report included in our Annual Report on Form 10-K for the year ended July 31, 2005.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, Solicitation Statements and other information with the Commission. You may read and copy this information at the following locations of the Commission:

Public Reference Room	Northeast Regional Office
450 Fifth Street, N.W.	Citicorp Center
Room 1024	13th Floor
Washington, D.C. 20549	New York, New York 10048

Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You also may obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our Commission filings also are available to the public from commercial document retrieval services, at the web site maintained by the Commission at http://www.sec.gov or at our web site at http://www.net2phone.com/ir.

The merger described in this Solicitation Statement is a “going private transaction.” We, IDT, NTOP Acquisition, James Courter and Howard Jonas have filed a Section 13(e) Transaction Statement on Schedule 13E-3 with the Commission with respect to the merger. The Schedule 13E-3, including all amendments thereto, contains additional information about us. The Schedule 13E-3, including all amendments and exhibits filed or incorporated by reference as part of the Schedule 13E-3, is available for inspection and copying at our principal executive offices during regular business hours, and may be obtained by mail, without charge, by written request directed to us at the following address:

Net2Phone, Inc.
520 Broad Street
Newark, New Jersey 07102
Attn: Investor Relations
(973) 438-3200

You should rely only on the information contained in this Solicitation Statement. We have not authorized anyone to provide you with information that is different from what is contained in this Solicitation Statement. This Solicitation Statement is dated March 7, 2006. You should not assume that the information contained in this Solicitation Statement is accurate as of any date other than such date, and the mailing of this Solicitation Statement to stockholders shall not create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

IDT CORPORATION,

NTOP ACQUISITION, INC.,

and

NET2PHONE, INC.

Dated as of February 17, 2006

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 17, 2006 (this “Agreement”), is entered into among IDT Corporation, a Delaware corporation (“Parent”), NTOP Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Net2Phone, Inc. a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, on November 10, 2005, Merger Sub commenced a tender offer (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) of the Company not already beneficially owned by Parent for a purchase price of $2.00 net per share in cash, which was subsequently increased to $2.05 net per share in cash;

WHEREAS, on December 28, 2005, the initial offering period for the Offer expired, at which time 28,782,824 shares of Common Stock representing approximately 61% of the outstanding shares of Common Stock not beneficially owned by Parent immediately prior to the commencement of the Offer, were validly tendered in the Offer;

WHEREAS, Parent beneficially owns 28,896,750 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), which are convertible on a share-for-share basis into shares of Common Stock;

WHEREAS, on December 29, 2005, a subsequent offering period initially ending January 19, 2006 and subsequently extended to January 27, 2006 was provided for the Offer (the “Subsequent Offering Period”), and following the conclusion of the Subsequent Offering Period, Parent beneficially owned 35,936,514 shares of Common Stock representing approximately 72.4% of the outstanding shares of Common Stock and, along with the shares of Class A Common Stock beneficially owned by Parent, approximately 82.5% of the outstanding equity of the Company and approximately 87.2% of the outstanding voting power of the Company;

WHEREAS, Parent has accepted for payment all shares of Common Stock validly tendered and not withdrawn in the Offer, including shares of Common Stock tendered during the Subsequent Offering Period;

WHEREAS, a committee of independent directors of the Company (the “Independent Committee”) has recommended this Agreement and the Merger to the Board of Directors of the Company; and

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company each have approved a merger of Merger Sub with and into the Company (the “Merger”), all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1      The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

Section 1.2      Closing. Unless otherwise mutually agreed in writing between the Parent and the Company, the closing for the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York 10022, at 9:00 A.M. local time on the next Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, “Business Day” means any day other than a Saturday, Sunday, Federal holiday or any other day on which banking institutions in New York City are authorized or obligated by law to be closed.

Section 1.3      Effective Time. As soon as practicable following the Closing, Parent and the Company will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective (such time of effectiveness, the “Effective Time”) on the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time agreed by the parties hereto in writing and specified in the Certificate of Merger.

Section 1.4      Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

Section 1.5      Certificate of Incorporation and Bylaws; Directors and Officers.

(a)  The certificate of incorporation of Merger Sub, as in effect at the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter changed or amended as provided therein or by applicable law. The bylaws of Merger Sub, as in effect at the Effective Time, shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter changed or amended as provided therein or by applicable law.

(b)  The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Charter and Bylaws.

(c)  The officers of the Company at the Effective Time and such other persons as designated by Parent shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Charter and Bylaws.

Section 1.6       Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company:

(a)  All shares of Common Stock and Class A Common Stock that are held in the treasury of the Company or by any wholly-owned subsidiary of the Company and any shares of Common Stock and Class A Common Stock owned by Parent, Merger Sub or any other wholly-owned subsidiary of Parent shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and no consideration shall be delivered in exchange therefor.

(b)  Each share of Common Stock and Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Sections 1.6(a), 1.6(d) or 1.6(e) and other than Dissenting Shares (as defined in Section 1.7)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $2.05 per share (the “Merger Consideration”). All such shares of Common Stock and Class A Common Stock, by virtue of the Merger and without any action on the part of the holder thereof, shall no longer be outstanding and shall automatically be canceled and retired and each holder of shares of Common Stock or Class A Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration for such shares upon surrender of such Certificates (as defined below).

(c)  Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one (1) fully paid and nonassessable share of Common Stock of the Surviving Corporation.

(d)  Each option outstanding at the Effective Time to purchase shares of Common Stock (a “Stock Option”) granted under (i) the Option Plan and (ii) any other stock plan or agreement of the Company, immediately prior to the Effective Time shall (A) if unvested, become fully vested, and (B) be converted into the right to receive a cash amount equal to the Option Consideration (as hereinafter defined). All Stock Options, by virtue of the Merger and without any action on the part of the holder thereof, shall no longer be outstanding and shall automatically be canceled and retired and each holder of Stock Options immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Option Consideration for such Stock Options. For purposes of this Agreement:

“Option Consideration” means, with respect to any Stock Option, an amount equal to the number of shares of Common Stock underlying such Stock Option multiplied by the excess, if any, of (i) the Merger Consideration per share of Common Stock over (ii) the exercise price payable per share of Common Stock issuable under such Stock Option; and “Option Plan” means the Company’s Amended and Restated 1999 Stock Option and Incentive Plan.

(e)  Each share of Common Stock issued pursuant to a restricted stock award under the Option Plan (each outstanding share so issued hereinafter referred as “Restricted Stock”) shall, immediately prior to the Effective Time, be released from any restrictions on transfer and repurchase or forfeiture rights, and shall entitle the holder thereof to receive, as soon as practicable thereafter, an amount in cash (without interest) equal to the product of (x) the Merger Consideration and (y) the total number of shares of Restricted Stock, less applicable taxes, if any, required to be withheld with respect to such payment (such net amount, the “Restricted Stock Consideration”). All such shares of Restricted Stock, by virtue of the Merger and without any action on the part of the holder thereof, shall no longer be outstanding and shall automatically be canceled and retired and each holder of shares of Restricted Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Consideration for such shares.

Section 1.7      Payment for Shares. Paying Agent. Prior to the Effective Time, Parent shall appoint Wachovia Bank, N.A. or such other commercial bank or trust company designated by Parent and reasonably acceptable to the Company to act as paying agent hereunder (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of Certificates. All of the fees and expenses of the Paying Agent shall be borne by Parent.

(b)  Surviving Corporation to Provide Funds. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay for all of the shares of Common Stock pursuant to Section 1.7 (determined as though there are no Dissenting Shares), when and as such amounts are needed by the Paying Agent, provided, however, that in the event there are any Dissenting Shares Paying Agent shall return to Surviving Corporation the amount necessary to pay for any such Dissenting Shares.

(c)  Payment Procedures. As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate (each a “Certificate”) representing shares of Common Stock or Class A Common Stock, other than shares owned by Parent, the Company and any wholly-owned subsidiary of Parent or the Company, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for the use thereof in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.6, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the transfer of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7, each Certificate (other than Certificates representing Dissenting Shares and Certificates representing any shares of Common Stock or Class A Common Stock owned by Parent or any wholly-owned subsidiary of Parent or held in the treasury of the Company or by any wholly-owned subsidiary of the Company) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.7. Notwithstanding the foregoing, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a former stockholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration in respect of the shares represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Paying Agent.

Section 1.8      Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Common Stock or Class A Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock or Class A Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock or Class A Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock or Class A Common Stock will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisals of shares of Common Stock or Class A Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 1.9      No Further Ownership Rights in Common Stock. From and after the Effective Time, the holders of shares of Common Stock and Class A Common stock that were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock or Class A Common Stock.

Section 1.10      Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article I.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represent and warrant to the Company as follows:

Section 2.1      Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and is in good standing as a foreign corporation or other business entity in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent or delay consummation of the Merger, or otherwise materially and adversely affect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement. Parent has heretofore delivered or made available to the Company accurate and complete copies of the certificate of incorporation and bylaws (or similar governing documents), as currently in effect, of Parent and Merger Sub.

Section 2.2      Authority Relative to this Agreement; Parent Approvals. Each of Parent and Merger Sub has all necessary corporate power and authority, and has taken all action necessary, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 2.3      No Conflict; Required Filings and Consents.

(a)  To the Knowledge of Parent (except with respect to clause (i) as to which this qualification does not apply), the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub does and will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or materially and adversely affect Parent’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to prevent or delay consummation of the Merger, or otherwise materially and adversely affect the ability of Parent or Merger Sub to perform its respective obligations under this Agreement.

As used in this Agreement, “Knowledge of Parent” shall mean the knowledge, after reasonable inquiry, of the following employees of Parent and its subsidiaries: the Chairman of the Board of Parent, the Chief Executive Officer of Parent, the Chief Financial Officer of Parent, the Chief Legal Officer of Parent, the Chief Executive Officer of IDT Telecom, the Chief Financial Officer of IDT Telecom, the Chief Executive Officer of IDT Entertainment and the Chief Financial Officer of IDT Entertainment.

(b)   To the Knowledge of Parent, the execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for the filing with the Securities and Exchange Commission (the “SEC”) of the Consent Statement (as defined in Section 5.1(a)) and the Schedule 13E-3 (as defined in Section 5.1(b)) and for other applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or delay consummation of the Merger, or otherwise materially and adversely affect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

Section 2.4      Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 2.5      Ownership of Merger Sub; No Prior Activities.

(a)   Merger Sub is and at the Effective Time will be a direct, wholly-owned subsidiary of Parent, and was formed solely for the purpose of engaging in the Offer and the other transactions contemplated by this Agreement.

(b)   As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its formation, the Offer, the Subsequent Offering Period and the other transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 2.6      Financing. Parent or Merger Sub have, as of the date hereof, and will have, as of the Closing Date, sufficient funds available to enable Merger Sub to pay the aggregate Merger Consideration in respect of all outstanding shares of Common Stock and Class A Common Stock, to pay the aggregate Option Consideration in respect of all outstanding Stock Options, to pay the aggregate Restricted Stock Consideration in respect of all outstanding shares of Restricted Stock and to pay all fees and expenses related to the transactions contemplated by this Agreement in full.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows, except as otherwise set forth in the disclosure schedules hereto delivered by the Company to Parent and Merger Sub (a) on the date hereof (the “Initial Schedules”) or (b) on or prior to February 24, 2006, pursuant to Section 5.9(a)(i) (the “Supplemental Schedules”), as such Initial Schedules and Supplemental Schedules may be amended or supplemented pursuant to Section 5.9(a)(ii) and Section 5.9(b), respectively (collectively, the “Schedules”):

Section 3.1      Organization and Qualification. Each of the Company and each of its material subsidiaries (the “Subsidiaries”) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole or on the ability of the Company to perform its obligations under this Agreement (a “Material Adverse Effect”). Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect.

Section 3.2      Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws as most recently restated and subsequently amended to date, and has furnished or made available to Parent the Certificate of Incorporation and Bylaws (or equivalent organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”). Such Certificate of Incorporation, Bylaws and Subsidiary Documents are in full force and effect as of the date hereof. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or Subsidiary Documents, except for such violations of the Subsidiary Documents as would not have a Material Adverse Effect.

As used in this Agreement, “Knowledge of the Company” shall mean the knowledge, after reasonable inquiry, of the following employees of the Company: the Chief Executive Officer, the Chief Financial Officer, the General Counsel, the President of NCT and the Chief Executive Officer of NGS.

Section 3.3      Capitalization. The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 37,924,250 shares of Class A common stock, par value $.01 per share (“Class A Common Stock”). As of January 31, 2006:

(a)   52,546,367 shares of Common Stock were issued, of which all are validly issued, fully paid and nonassessable, 49,651,045 shares were outstanding and 2,895,322 shares were held in treasury;

(b)   28,909,500 shares of Class A Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury;

(c)   no shares of Common Stock or Class A Common Stock were held by subsidiaries of the Company;

(d)  9,370,887 shares of Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Option Plan and 1,658,634 shares were reserved for future grants under such plan;

(e)  3,072,486 shares of Common Stock reserved for future issuance pursuant to outstanding warrants (the “Warrants”);

(f)  33,333 stock appreciation rights were issued and outstanding under the Option Plan;

(g)  6,900,000 shares of Class A Common Stock were authorized for future issuance upon the execution of definitive agreements pursuant to the Memorandum of Understanding, dated October 29, 2003, by and between IDT Corporation, Winstar Communications, LLC and the Company, and 6,900,000 shares of Common Stock were reserved for issuance upon conversion of said shares; and

(h)  585,325 shares of Common Stock were subject to repurchase obligations pursuant to the Amended and Restated Settlement Agreement, dated May 7, 2003, between the Company and Deutsche Bank AG London.

Except as set forth in this Section 3.3, Supplemental Schedule 3.3, or the forms, reports and documents (the “SEC Reports”) required to be filed by the Company with the SEC, to the Knowledge of the Company, since January 31, 2006, the Company has not issued any options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries; provided, however, that in no event shall Supplemental Schedule 3.3 set forth any of the foregoing to the extent that the shares of capital stock contemplated thereby, individually or in the aggregate, represent more than one percent (1%) of the outstanding shares of Common Stock as set forth in Section 3.3(a). All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable.

Except as disclosed in Supplemental Schedule 3.3 or the SEC Reports, to the Knowledge of the Company, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of bank obligations of subsidiaries entered into in the ordinary course of business. Except as disclosed in Supplemental Schedule 3.3 or the SEC Reports, to the Knowledge of the Company, all of the outstanding shares of capital stock (other than directors’ qualifying shares) of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares and a de minimis number of shares owned by employees of such subsidiaries) are owned by the Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature whatsoever.

Section 3.4   Authority Relative to this Agreement; Company Approvals. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement by the holders of at least a majority of the voting power of Common Stock and Class A Common Stock entitled to vote in accordance with the DGCL and the Company’s certificate of incorporation and bylaws). The Board of Directors of the Company and the Independent Committee have determined that it is advisable and in the best interest of the Company’s stockholders (other than Parent and its subsidiaries) for the Company to enter into this Agreement and to consummate, upon the terms and subject to the conditions of this Agreement, the transaction contemplated hereby, and the Board of Directors of the Company has determined to recommend that the stockholders of the Company consent to this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of gener al applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.5   No Conflict; Required Filings and Consents. Except as set forth in Supplemental Schedule 3.5(a) (as such Supplemental Schedule 3.5(a) may be amended or supplemented pursuant to Section 5.9 below), to the Knowledge of the Company (except with respect to clause (i) as to which this qualification does not apply), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company does not and will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or materially and adversely affect the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) To the Knowledge of the Company, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for filing with the SEC of the Consent Statement and the Schedule 13E-3 and for other applicable requirements, if any, of the Exchange Act and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise reasonably be expected to have a Material Adverse Effect.

Section 3.6      Absence of Certain Changes or Events. Except as set forth in Supplemental Schedule 3.6 or the SEC Reports filed and publicly available prior to the date hereof, since November 1, 2005, the Company has conducted its business in the ordinary course and, to the Knowledge of the Company, there has not occurred any action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement.

Section 3.7      Opinion of Financial Advisor. The Independent Committee has been advised by The Blackstone Group L.P. (the “Financial Advisor”) that, in its opinion, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock and Class A Common Stock, other than the Parent and its subsidiaries as to which the Financial Advisor expresses no opinion.

Section 3.8      Brokers Etc. Except for the Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1      Conduct of Business by the Company Pending the Merger. Except as otherwise expressly set forth in Initial Schedule 4.1 or the SEC Reports filed prior to the date of this Agreement, or as otherwise consented to in writing in advance by Parent, which consent shall not be unreasonably withheld, conditioned or delayed, and subject to applicable law, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause its subsidiaries to, use their respective commercially reasonable best efforts to carry on their respective businesses in all material respects in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use its commercially reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Parent, which consent, in the case of clauses (e), (f) (g), (i), (j), (k), (l) and (n) (in reference to any of the foregoing clauses), shall not be unreasonably withheld, conditioned or delayed:

(a)   (i) declare, set aside or pay any dividends on, or make any other distribution in respect of, any of its capital stock, or otherwise make any payments to stockholders of the Company in their capacity as such, other than dividends payable to the Company of any direct or indirect wholly-owned subsidiary of the Company declared by any of the Company’s direct or indirect subsidiaries, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b)  issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or equity equivalent (other than, in the case of the Company, the issuance of shares of Common Stock upon the exercise of Stock Options or Warrants or delivery of shares of Common Stock in respect of the lapse of restrictions on shares of Restricted Stock, in each case as outstanding on the date of this Agreement in accordance with their current terms);

(c)  amend or change its certificate of incorporation or bylaws;

(d)  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, in each case that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole;

(e)  sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole;

(f)  make any commitment or enter into any contract or agreement except (i) in the ordinary course of business consistent with past practice or (ii) for capital expenditures to be made in fiscal 2006 as identified in a capital expenditure budget previously delivered by the Company to Parent;

(g)  incur any third-party indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of third parties, except for borrowings or guarantees incurred in the ordinary course of business consistent with past practice under financing arrangements in existence on the date hereof, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly-owned subsidiary of the Company or other than in the ordinary course of business consistent with past practice;

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(h)  alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

(i)  except as may be required as a result of a change in law or pursuant to generally accepted accounting principles, change any of the accounting principles or practices used by it;

(j)  except as required by law, make any material tax election or settle or compromise any material income tax liability;

(k)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) of the Company or incurred in the ordinary course of business consistent with past practice;

(l)  increase in any manner the compensation or fringe benefits of any of its directors, officers and other key employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than increases in the compensation of employees who are not officers or directors of the Company made in the ordinary course of business consistent with past practice, or (except pursuant to the terms of preexisting plans or agreements) accelerate the vesting of any compensation or benefit;

(m)  except in connection with the exercise of its fiduciary duties by the Board of Directors of the Company, waive, amend or allow to lapse any term or condition of any confidentiality or “standstill” agreement to which the Company or any subsidiary is a party; or

(n)  take, or agree in writing or otherwise to take, any of the foregoing actions or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect at the Effective Time.

Section 4.2       Acquisition Proposals. From and after the date of this Agreement and prior to the Effective Time, the Company agrees as follows:

(a)  Neither the Company nor its subsidiaries shall, and the Company shall direct and use its commercially reasonable best efforts to cause its officers, directors, employees and authorized agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders) by any person (or group of persons) other than Parent or Merger Sub (any such person, a “Third Party”) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of a material portion of (any such transaction or purchase being hereinafter referred to as an “Alternative Transaction”), the outstanding equity securities, or all or any significant portion of the assets, of the Company or its subsidiaries (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”); provided, however, that nothing in this Agreement shall restrict the Company, the Independent Committee or the Board of Directors of the Company from (i) furnishing information to a third party which has made a bona fide Acquisition Proposal that the Independent Committee concludes in good faith after consulting with its outside counsel and a nationally recognized investment banking firm constitutes a Viable Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that such Third Party has executed an agreement with confidentiality provisions substantially similar to those contained in the confidentiality agreement executed by the Company and Parent in connection with the transactions contemplated hereby, or (ii) subject to compliance with the other terms of this Section 4.2, considering and negotiating a bona fide Acquisition Proposal that the Independent Committee concludes in good faith after consulting with its outside counsel and a nationally recognized investment banking firm constitutes a Viable Superior Proposal not solicited in violation of this Agreement; provided, further, that as to each of the foregoing clauses (i) and (ii), (x) such actions occur at a time prior to approval of the Merger and this Agreement by the Company’s stockholders, and (y) the Independent Committee reasonably determines in good faith (after consulting with its outside counsel) that it is or is reasonably likely to be required to do so in order to comply with its fiduciary duties under applicable law and disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal.

For purposes of this Agreement, a “Viable Superior Proposal” means any Acquisition Proposal made by any Third Party (1) on terms which the Independent Committee reasonably believes (after consulting with its outside counsel and a financial advisor of nationally recognized reputation) to be more favorable than the Merger and the transactions contemplated by this Agreement to the Company’s stockholders (other than Parent and Merger Sub), and (2) which at the time of determination is reasonably likely to result in the consummation of the Alternative Transaction contemplated by such Acquisition Proposal, taking into account at such time the likely support or opposition of such Acquisition Proposal by Parent, as the majority stockholder of the Company.

(b)  The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Party conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform such Third Party of the obligations undertaken in this Section 4.2.

(c)  The Company shall notify Parent immediately if any Acquisition Proposals are received by, any such information is requested from, or any such activities, negotiations or discussions are sought to be initiated or continued with, it (provided, that the Company shall not be required to disclose the names of the Third Party making, or the terms of, any such Acquisition Proposal).

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1      Company Stockholder Consent; Consent Statement; Schedule 13E-3.

(a)  The Company shall (i) conduct a consent solicitation (the “Consent Solicitation”) to obtain the consent of the holders of its outstanding voting shares of Common Stock and Class A Common Stock to this Agreement and the Merger, (ii) recommend to its stockholders, through its Board of Directors and the Independent Committee, that such stockholders consent to this Agreement and the Merger, and (iii) use its commercially reasonable best efforts to obtain the necessary consent of its stockholders for this Agreement and the Merger.

Notwithstanding the foregoing or any other provision of this Agreement, nothing shall prohibit the Board of Directors of the Company or the Independent Committee from and after the date hereof from withdrawing, modifying or qualifying its or the Company’s recommendation to stockholders with respect to the Merger, from recommending an Acquisition Proposal, or taking any action with respect to the foregoing, if and only to the extent that the Board of Directors of the Company or the Independent Committee, as applicable, determines, after consultation with Skadden, Arps, Slate, Meagher & Flom LLP or Kirkland & Ellis, LLP, as the case may be, or such other outside counsel of national reputation for its expertise in corporate and securities law matters as the Board of Directors of the Company or the Independent Committee shall select, that failure to take such action would be inconsistent with the compliance by the Board of Directors of the Company or the Independent Committee with its fiduciary duties under applicable law; provided, however, that notwithstanding anything else in this Agreement to the contrary (including the proviso to Section 4.2(a)), the Company shall under all circumstances be required to submit this Agreement and the Merger for consent by stockholders as provided in this Agreement.

(b)  The Company will, as soon as practicable following the execution of this Agreement, prepare and file preliminary consent materials which shall constitute the consent statement to be sent to the stockholders of the Company (the “Consent Statement”) with the SEC with respect to the Consent Solicitation. The Consent Statement will not incorporate any documents by reference.

The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff or any other governmental officials and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Consent Statement or for additional information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and SEC, its staff or any other governmental officials, on the other hand, with respect to the Consent Statement or any other filing. The Company shall give Parent and its counsel the opportunity to review the Consent Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Consent Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company and Parent agree to use their commercially reasonable best efforts to respond promptly to all such comments of and requests by the SEC, its staff or any other governmental officials, to consult with one another with respect thereto and to cause the Consent Solicitation to be cleared by the staff of the SEC as promptly as practicable. As promptly as practicable, but in no event later than five (5) Business Days, after the Consent Statement has been cleared by the staff of the SEC, the Company shall mail the Consent Statement to the stockholders of the Company. If at any time prior to the approval of this Agreement by the Company’s stockholders there shall occur any event that should be set forth in an amendment or supplement to the Consent Statement, the Company will prepare and mail to its stockholders such an amendment or supplement.

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The Company represents and warrants to Parent and Merger Sub that (x) the Consent Statement will not, on the date the Consent Statement (or any amendment or supplement thereto) is first mailed to stockholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (y) the Consent Statement will comply in all material respects with the requirements of the Exchange Act and the SEC Rules. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub in writing for inclusion in the Consent Statement.

Each of Parent and Merger Sub agree, upon request by the Company, to furnish the Company with all information concerning itself, its wholly-owned subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with the Consent Statement. Each of Parent and Merger Sub agree and represent and warrant to the Company that the information supplied by it in writing for inclusion in the Consent Statement (or any amendment or supplement thereto) will not, on the date the Consent Statement is first mailed to stockholders or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)  The Company, Parent and Merger Sub will cooperate concurrently with the preparation and filing of the Consent Statement, to jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement (the “Schedule 13E-3”) relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3. Each of the Company and Parent will notify the other promptly of the receipt of any comments from the SEC or its staff with respect to the Schedule 13E-3, and of any request by the SEC or its staff for amendments or supplements to the Schedule 13E-3 or for additional information, and will supply the other party with copies of all correspondence between the supplying party or any of its representatives, on the one hand, and SEC and its staff, on the other hand, with respect to the Schedule 13E-3. The Company and Parent agree to use their commercially reasonable best efforts to respond promptly to all comments of and requests for information by the SEC and its staff with respect to the Schedule 13E-3, to consult with one another with respect thereto and to cooperate in the filing of such amendments or supplements to the Schedule 13E-3 as shall be reasonably necessary for purposes thereof.

Parent and Merger Sub represent and warrant to the Company, and the Company represents and warrants to Parent and Merger Sub, that (x) the Schedule 13E-3 will not, on the date the Schedule 13E-3 (or any amendment or supplement thereto) is filed or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (y) the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act and the SEC Rules. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company in writing for inclusion in the Schedule 13E-3, and the Company makes no representation or warranty with respect to any information supplied by Parent and Merger Sub in writing for inclusion in the Schedule 13E-3.

(d)  Parent agrees to cause all shares of Common Stock and Class A Common Stock owned by Parent, Merger Sub or any other subsidiary of Parent to be voted in favor of the approval of the Merger. Other than contemplated herein, none of Parent, Merger Sub or any of their subsidiaries have any intention of disposing of, nor will any of the Parent, Merger Sub or any of their subsidiaries dispose of, any shares of Common Stock or Class A Common Stock owned by any of them as of the date hereof.

Section 5.2      Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent, and to Parent’s accountants, counsel, financial advisers and other representatives, reasonable access and permit them to make such inspections as they may reasonably require during normal business hours during the period from the date of this Agreement through the Effective Time to all their respective properties, books, contracts, commitments and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Any information furnished by the Company to Parent, its affiliates and its representatives pursuant to this Section 5.2 shall be subject to the confidentiality provisions of the Mutual Non-Disclosure Agreement dated May 24, 2004 between Parent, by and through its affiliate, IDT Telecom, IDT Telecom and the Company, as confirmed by the letter agreement between Parent and the Company dated January 27, 2006.

Section 5.3      Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 5.4      Stock Plans and Restricted Stock. Prior to the Effective Time, the Company shall adopt any such amendments to its Option Plan or other similar plans under which any Stock Options, share of Restricted Stock or other similar securities have been granted, shall use its reasonable best efforts to obtain any such consents of the holders of such Stock Options and shall cause the committees of the Board of Directors that are responsible for the administration of such plans to take such action as shall be necessary to effectuate the provisions of Section 1.6(d) and Section 1.6(e). The Company shall terminate the Option Plan with respect to any further grants, as of the Effective Time.

Section 5.5      Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions (including entering into transactions), and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to prepare the Consent Statement and the Schedule 13E-3 and to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the prompt making of their respective filings and thereafter the making of any other required submission with respect to the Merger, (ii) the obtaining of all additional necessary actions or non-actions, waivers, consents and approvals from any applicable federal, state, foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal of competent jurisdiction (a “Governmental Entity”) and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 5.6      Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange.

Section 5.7      Indemnification; Directors and Officers Insurance.

(a)  From and after the Effective Time, the Surviving Corporation shall:

(i)   indemnify and hold harmless all past and present officers and directors of the Company and its Subsidiaries (the “D&O Indemnified Parties”) to the full extent such persons may be indemnified by the Company and the Surviving Corporation pursuant to Delaware law and the Company’s Certificate of Incorporation and Bylaws as in effect from time to time for acts and omissions occurring at or prior to the Effective Time, and shall advance reasonable litigation expenses incurred by such D&O Indemnified Parties in connection with defending any action arising out of such acts or omissions, provided that such persons provide the requisite affirmations and undertaking, as set forth in Section 145(e) of the DGCL; and

(ii)   comply with the terms of any agreement in effect on the date hereof between the Company, on the one hand, and the D&O Indemnified Parties (or any other employees of the Company or any of its Subsidiaries who are listed on Initial Schedule 5.7(a)(ii) (as such Initial Schedule 5.7(a)(ii) may be amended or supplemented pursuant to Section 5.9(a)(ii) below) (the “Covered Employees”)), on the other, providing for the indemnification, including expense reimbursement, of such D&O Indemnified Parties (or such Covered Employees) for any acts and omissions relating to their employment with, or other services performed on behalf of, the Company or its Subsidiaries.

(b)  In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the D&O Indemnified Parties an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy in coverage or amount or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much such coverage as possible for such amount.

(c)  If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consideration or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in the Section 5.7.

(d)  The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and the Covered Employees, as the case may be, and their respective heirs and legal representatives.

Section 5.8      Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (i)   the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, or (ii) any material failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.9      Certain Schedules.

(a)  On or prior to February 24, 2006, the Company shall:

(i)   deliver to Parent each of the Supplemental Disclosure Schedules; provided, however, that nothing set forth in the Supplemental Disclosure Schedules, individually or in the aggregate, shall have, or shall reasonably be expected to have, a Material Adverse Effect; and

(ii)   amend and supplement Initial Schedule 5.7(a)(ii) as may be necessary or advisable (as determined by the Company in its good faith judgment) in order to make such Initial Schedule 5.7(a)(ii) true, complete and correct, in all material respects, as of the date of this Agreement.

(b)  From the date that Supplemental Schedule 3.5(a) is delivered to the Company (pursuant to Section 5.9(a)(i)) until the Closing, the Company shall use its commercially reasonable best efforts to amend and supplement such Supplemental Schedule 3.5(a) as may be necessary or advisable (as determined by the Company in its good faith judgment) in order to make such Supplemental Schedule 3.5(a) true, complete and correct, in all material respects, as of the Closing Date.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1   Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)  Stockholder Approval. This Agreement and the Merger shall have been duly adopted by holders of shares of Common Stock and Class A Common Stock constituting a majority of the outstanding voting power of the Company.

(b)  No Order. No court or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Merger; provided,however, that, prior to invoking this provision, the Company, Parent and Merger Sub shall use their reasonable best efforts (subject to the other terms and conditions of this Agreement) to have any such order, decree or injunction vacated.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1      Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of the Company:

(a)  by mutual written consent of Parent and the Company;

(b)  by the Company if:

(i)   any representation or warranty of Parent or Merger Sub shall not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date; provided, however, that if such failure to be true and correct is curable on or prior to August 31, 2006 (the “End Date”) by Parent or Merger Sub through the exercise of its reasonable best efforts and for so long as the Parent or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(b)(i);

(ii)   Parent or Merger Sub fails to comply in any material respect with any of its material obligations or covenants contained herein; provided, however, that if such failure to comply is curable on or prior to the End Date by Parent or Merger Sub through the exercise of its reasonable best efforts and for so long as the Parent or Merger Sub continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(b)(ii);

(iii)   the Independent Committee approves a Viable Superior Proposal as provided in Section 4.2, provided that the Company has complied with the requirements of Section 4.2; or

(c)  by Parent if:

(i)   the Consent Statement shall have been cleared by the staff of the SEC but shall not have been mailed by the Company to its stockholders on or prior to the date that is five (5) Business Days following the date of such clearance, as set forth in Section 5.1(b);

(ii)   any representation or warranty of the Company shall not have been true and correct in all material respects when made or shall have ceased at any later date to be true and correct in all material respects as if made at such later date; provided, however, that if such failure to be true and correct is curable on or prior to the End Date by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section  7.1(c)(i); or

(iii)   the Company shall have failed to comply in any material respect with any of its material obligations or covenants contained herein; provided, however, that if such failure to comply is curable on or prior to the End Date by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent may not terminate this Agreement under this Section 7.1(c)(iii); or

(d)  by either Parent or the Company if:

(i)   the Merger has not been effected on or prior to the close of business on the End Date; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date; or

(ii)   any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

Section 7.2      Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent or Merger Sub or their respective officers or directors (except for the last sentence of Section 5.2 and for Section 5.3, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful and material breach of this Agreement.

Section 7.3      Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by each of the Boards of Directors of Parent and the Board of Directors of the Company or the Independent Committee, at any time before or after consent of the stockholders of the Company to this Agreement and the Merger has been obtained, but no amendment shall be made which decreases the Merger Consideration or which in any way materially adversely affects the rights of such stockholders, without the further consent or approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 7.4      Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1      Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive (i) the termination of this Agreement in accordance with Article VII or (ii) the Effective Time; provided, however, that termination of this Agreement shall not relieve any party hereto from any liability for any willful and material breach by such party of any such representations or warranties.

Section 8.2      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or facsimile (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

IDT Corporation 520 Broad Street Newark, New Jersey 07102 Attn.: Ira A. Greenstein Tel.: (973) 438-1000 Fax: (973) 438-1503

with a copy to:

Kramer, Levin, Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attn.: Abbe L. Dienstag, Esq. Tel.: (212) 715-9280 Fax: (212) 715-8000

(b)	if to the Company, to:

Net2Phone, Inc. 520 Broad Street Newark, New Jersey 07102 Attn.: Glenn J. Williams Tel.: (973) 438-3111 Fax: (973) 438-3100

with a copy to:

Kirkland & Ellis, LLP Citigroup Center 153 East 53rd Street New York, New York 10002 Attn.: Stephen Fraidin, Esq. Tel.: (212) 446-4840 Fax: (212) 446-4900

and:

Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Attn.: Jonathan J. Lerner, Esq. Tel.: (212) 735-2550 Fax: (917) 777-2250

Section 8.3      Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, (i) “business day” shall have the meaning ascribed thereto in Rule 14d-1(c)(6) under the Exchange Act, and (ii) “subsidiary” shall have the meaning ascribed thereto in Rule 12b-2 under the Exchange Act.

Section 8.4      Counterparts. This Agreement may be executed in counterparts, each such counterpart being deemed to be an original instrument and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5      Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the documents and instruments referred to herein, (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) except for the provisions of Section 5.7 is not intended to confer upon any person other than the parties any rights or remedies hereunder.

Section 8.6      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.7      Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion but only upon prior written notice to the Company, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

Section 8.9      Enforcement of this Agreement; Attorneys Fees.

(a)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)   The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party’s reasonable attorneys’ fees and disbursements, and court costs. The provisions of this Section 8.9(b) shall survive the termination of this Agreement in accordance with Article VII.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

IDT CORPORATION

By:	/S/ IRA A. GREENSTEIN

	Name:	Ira A. Greenstein

	Title:	President

NTOP ACQUISITION, INC.

By:	/S/ IRA A. GREENSTEIN

	Name:	Ira A. Greenstein

	Title:	President

NET2PHONE, INC.

By:	/S/ LIORE ALROY

	Name:	Liore Alroy

	Title:	Chief Executive Officer

ANNEX B

DELAWARE GENERAL CORPORATION LAW SECTION 262-APPRAISAL RIGHTS

§ 262 Appraisal Rights

     (a)     Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b)     Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.
(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. shares of common stock of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. shares of common stock of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)     At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)     After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro-rata against the value of all the shares entitled to an appraisal.

(k)     From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

February 16, 2006

Members of the Independent Committee of the
Board of Directors
Net2Phone, Inc.
520 Broad Street, 8th Floor
Newark, NJ 07102

Members of the Board:

On November 10, 2005, IDT Corporation (“IDT”), through its wholly-owned subsidiary, NTOP Acquisition, Inc. (“NTOP Acquisition”), commenced an offer (the “Offer”), at a price of $2.00 net per share in cash without interest which was subsequently increased to $2.05 net per share in cash without interest (the “Consideration”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) of Net2Phone, Inc. (“Net2Phone”) not otherwise beneficially owned by IDT immediately prior to the commencement of the Offer, on the terms and subject to the conditions specified in the Schedule TO and the related Offer to Purchase and Letter of Transmittal filed by IDT with the Securities and Exchange Commission (the “SEC”) on November 10, 2005 and as subsequently amended.

The Offer expired on December 29, 2005 and was followed by a subsequent offering period that expired on January 27, 2006. Based upon a Form 4 filed by IDT with the SEC on February 9, 2006, approximately 33,162,716 shares of Common Stock were validly tendered in the Offer, including during the subsequent offering period. The tendered shares of Common Stock, together with the shares of Common Stock and shares of Class A common stock, par value $0.01 per share (the “Class A Stock,” and together with the Common Stock, the “Capital Stock”), already beneficially owned by IDT, represent approximately 82.53% of the outstanding equity of Net2Phone and approximately 87.22% of the outstanding voting power of Net2Phone.

IDT, NTOP Acquisition and Net2Phone intend to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which NTOP Acquisition will merge with and into Net2Phone, with Net2Phone continuing as the surviving corporation after the transaction (the “Proposed Transaction”). Under the terms of the Agreement, upon consummation of the Proposed Transaction, each issued and outstanding share of Capital Stock held by shareholders of Net2Phone (other than IDT or its affiliates) shall be canceled and, by virtue of the Proposed Transaction, shall be converted automatically into the right to receive an amount in cash equal to the Consideration.

You have asked us whether, in our opinion, the Consideration in the Proposed Transaction is fair to the holders of shares of Capital Stock (other than IDT and its subsidiaries) from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

•	Reviewed certain publicly available information concerning the business and financial condition of Net2Phone that we believe to be relevant to our inquiry;

•	Reviewed certain internal information concerning the business, financial condition, and operations of Net2Phone prepared and furnished to us by the management of Net2Phone that we believe to be relevant to our inquiry;

•	Reviewed certain internal financial analyses, estimates and forecasts relating to Net2Phone prepared and furnished to us by the management of Net2Phone;

•	Reviewed the reported prices and trading activity for the Common Stock;

•	Held discussions with members of senior management of Net2Phone concerning Net2Phone’s and IDT’s business, operating environment, financial condition, prospects, and strategic objectives;

•	Reviewed publicly available financial and stock market data with respect to certain other companies in lines of businesses we believe to be generally comparable to those of Net2Phone;

•	Compared the financial terms of the Proposed Transaction with the publicly available financial terms of certain other transactions that we believe to be generally relevant;

•	Participated in discussions and negotiations between the Independent Committee of the Board of Directors of Net2Phone (the “Independent Committee”) and IDT; and

•	Conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

In preparing this opinion, we have assumed and relied without independent verification upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to us by Net2Phone or otherwise reviewed by us. We have assumed that the financial and other projections and pro forma financial information prepared by Net2Phone and the assumptions underlying those projections and such pro forma information, including the amounts and the timing of all financial and other performance data, are reasonably prepared and represent management’s best estimates as of the date of their preparation. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have further relied upon the assurances of the management of Net2Phone that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

In addition, we also relied, without assuming responsibility for independent verification, upon the views of the management of Net2Phone as well as the Independent Committee of the Board of Director’s legal counsel on litigation, taxation and other legal considerations.

While we have reviewed Net2Phone’s historical and projected financial results and cash flow projections with respect to certain of their assets to the extent set forth above, we have not made an independent evaluation or appraisal of Net2Phone’s assets and liabilities.

We have relied, without assuming responsibility for independent verification, upon the accuracy and completeness of the report of CRA International, dated November 23, 2005, as to the matters addressed in such report.

We have been advised by the management of Net2Phone of a pending payment dispute involving Altice One. We understand that Net2Phone seeks an additional $29.3 million in such dispute. We have not made any assessment regarding whether Net2Phone will recover all or any part of the additional $29.3 million that Net2Phone is seeking from Altice One and have not independently verified such dispute’s likelihood of success.

We have not been asked to undertake, and have not undertaken, an independent verification of any information, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof.

We have assumed that the definitive terms of the Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed, with your consent, that in the course of obtaining any necessary regulatory, third-party approvals and consents for the Proposed Transaction, no modification, delay, limitation, restriction, or condition will be imposed that will have an adverse effect on Net2phone or the Proposed Transaction, and that the Proposed Transaction will be consummated in accordance with the Offer, without waiver, amendment or modification of any material terms, conditions, or agreements therein.

Our opinion does not address the relative merits of the Proposed Transaction as compared to other business strategies or opportunities that might be available to Net2Phone or Net2Phone’s underlying business decision to effect the Proposed Transaction nor does our opinion constitute a recommendation to any shareholder of Net2Phone as to how such shareholder should vote or act with respect to the Proposed Transaction or any other matter.

This opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof only. We assume no responsibility to update or revise our opinion based on circumstances or events occurring after the date hereof.

This letter is provided to the Independent Committee in connection with and for the purposes of its evaluation of the Proposed Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval; provided, however, that the board of directors of the Net2Phone may rely on this opinion in connection with and for the purposes of its evaluation of the Proposed Transaction. Blackstone understands that the existence of any opinion may be disclosed by Net2Phone or the Independent Committee in a press release and a description of this opinion will be contained in, and a copy of this opinion will be filed as an exhibit to, any filing made by Net2Phone or the Independent Committee with the SEC relating to the Proposed Transaction. Blackstone agrees to not reasonably withhold its written approval for such use as appropriate following Blackstone’s review of, and reasonably opportunity to comment on, any such document.

We have acted as financial advisor to the Independent Committee with respect to the Proposed Transaction and will receive a fee from Net2Phone for our services. Our fees will also be payable upon delivery of this opinion. In addition, Net2Phone has agreed to reimburse us for out-of-pocket expense and to indemnify us for certain liabilities arising out of the performance of such services (including, the rendering of this opinion).

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, as of the date hereof, the Consideration in the Proposed Transaction is fair to the holders of shares of Capital Stock (other than IDT and its subsidiaries) from a financial point of view.

Very truly yours,

/S/ THE BLACKSTONE GROUP, L.P.

The Blackstone Group, L.P.

ANNEX D

INFORMATION RELATING TO THE COMPANY AND THE IDT PARTIES

The following sets forth certain information relating to Net2Phone, Inc. (the “Company”), IDT Corporation (“IDT”), NTOP Acquisition, Inc. (“NTOP Acquisition,” and, together with Howard S. Jonas and James A. Courter, the “IDT Parties”) and management of each such party that is required under certain rules of the Securities and Exchange Commission.

Net2Phone, Inc.

The Company is a Delaware corporation with its executive offices located at 520 Broad Street, Newark, New Jersey 07102.

The names and positions of the directors and executive officers of the Company are set forth below. Each director and executive officer of the Company is a citizen of the United States. Each director and executive officer of Net2Phone is a citizen of the United States. Except where indicated, each director’s and executive officer’s principal occupation is as listed below and principal business address is 520 Broad Street, Newark, New Jersey 07102. During the last five years, neither the Company, nor, to the best of its knowledge, any of its directors or executive officers (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree for final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such federal or state securities laws.

Directors and Executive Officers of the Company

Name	Position

Howard S. Jonas*	Howard S. Jonas was the Chairman of our Board of Directors from October 2001 until October 2004, and has since served as the Vice Chairman. He founded IDT in August 1990 and has served as Chairman of its Board of Directors since that time. He served as Chief Executive Officer of IDT Corporation from December 1991 until July 2001, as President of IDT from December 1991 through September 1996, and as Treasurer from inception through 2002. Since December 1999, Mr. Jonas has also served as the Chairman of the board of directors of IDT Telecom, Inc. Since November 2003, he has served as a Co-Chairman of the board of directors of IDT Entertainment, Inc. He is also the founder and has been President of Jonas Publishing since its inception in 1979.

James A. Courter*	James A. Courter has been the Chief Executive Officer and Vice Chairman of the board of directors of IDT Corporation since August 2001. He served as President of IDT Corporation from October 1996 until July 2001, and has been a director of IDT Corporation since March 1996. In addition, since December 1999, Mr. Courter has served as a director of IDT Telecom, Inc. and since November 2003 has served as a director of IDT Entertainment, Inc. Mr. Courter was a senior partner in the New Jersey law firm of Courter, Kobert & Cohen, and he was also a partner in the Washington, D.C. law firm of Piper Rudnick LLP (then Verner, Liipfert, Bernhard, McPherson & Hand). Mr. Courter was a member of the U.S. House of Representatives for 12 years, retiring in January 1991. From 1991 to 1994, Mr. Courter was Chairman of the President’s Defense Base Closure and Realignment Securities and Exchange Commission. Mr. Courter serves as Chairman of the Lexington Institute and Chairman of our board of directors of Advisors for the Graduate School of Management at Rutgers.

Name	Position

Stephen Greenberg*	Stephen M. Greenberg is the Chairman of our Board of Directors. Mr. Greenberg served as our Chief Executive Officer from October 2001 to October 2004 and Vice Chairman of our board of directors from March 2002 to October 2004. Mr. Greenberg joined Net2Phone in August 2000 as Chairman of the Office of the President. Prior to joining Net2Phone, Mr. Greenberg was a founder and Senior Partner of Stern & Greenberg, a New Jersey law firm. From 1969 to 1971, Mr. Greenberg served as Executive Assistant to the United States Attorney for the District of New Jersey. Mr. Greenberg practiced law for over 32 years and has received many honors including one for Outstanding Professional Achievement from the New Jersey Bar Association. Mr. Greenberg is also the Securities and Exchange Commissioner of the New Jersey Public Broadcasting Authority and a Member of the New Jersey Israel Securities and Exchange Commission.

Liore Alroy*	Mr. Alroy was appointed Chief Executive Officer of Net2Phone, Inc. by our Board of Directors, effective October 31, 2004, and was also appointed to serve as a member of our Board. From January 2003 to October 2004, Mr. Alroy served as a Senior Vice President of IDT Corporation, Net2Phone, Inc.’s controlling shareholder. In this role, Mr. Alroy was responsible for mergers and acquisitions, strategic initiatives and related financing activities for IDT, and was also a strategic advisor for Net2Phone’s cable telephony business. From July 2001 to December 2002, Mr. Alroy served as an independent consultant to IDT, performing similar functions. From March 2000 to June 2001, Mr. Alroy was a corporate and tax attorney in private practice. From September 1999 to March 2001, Mr. Alroy was a part- time consultant for a variety of different companies, and prior to that time a tax attorney with the law firm of Skadden, Arps, Slate, Meagher and Flom LLP.

Jonathan Reich	Jonathan Reich has served as the Chief Executive Officer of Net2Phone Global Services, LLC since August 1, 2003. Mr. Reich was our President, Worldwide Sales and Marketing from July 2002 to August 2003, and our Executive Vice President—Marketing and Corporate Development from January 1999 to July 2002. Prior to his employment with us, Mr. Reich was IDT Corporation’s Senior Vice President of Advertising, Marketing and Business Development in charge of strategic relationships for both us and IDT Corporation from June 1997 to December 1998 and IDT Corporation’s Director of Advertising from January 1995 to November 1997.

Michael Pastor	Michael Pastor has served as the President of Net2Phone Cable Telephony, LLC since August 1, 2003. Mr. Pastor was Vice President and General Manager of our cable telephony division from November 2001 to July 2003. Prior to that time, Mr. Pastor served as our Vice President, Voice Hosting Services from October 1999 to November 2001. Prior to joining Net2Phone, Mr. Pastor was the Manager, Business Development for Bloomberg, LP from June 1998 to September 1999.

Arthur Dubroff	Arthur Dubroff has served as our Chief Financial Officer since November 2002. From February 2002 to November 2002, Mr. Dubroff was an independent contractor for us, serving in the capacity of Controller. Prior to February 2002, Mr. Dubroff was Chief Financial Officer of Virtual Communities, Inc., a provider of ethnic websites and content management software tools, since July 2000. He served as Chief Financial Officer of Enhance Financial Services Group Inc., a financial guaranty reinsurer from 1996 to 2000.

David Lando	David Lando has served as the Chief Operating Officer of Net2Phone Global Services, LLC since August 1, 2003. Dr. Lando was our Executive Vice President, Products & Services from January 2002 to August 2003. Prior to his employment with us, Dr. Lando was Vice President, Supply Line Engineering, Architecture and Quality for Lucent Technologies from October 2000 to October 2001, Engineering & Environmental Technologies Vice President for Bell Labs, a division of Lucent Technologies, from April 1996 to October 2000, and Vice President Manufacturing for AT&T Microelectronics and Director, Integrated Circuits Technology for AT&T Bell Labs from 1986 to 1996.

James Mellor*	James R. Mellor has been the Chairman of AmerisourceBergen Corporation (NYSE:ABC) since April 2004. Mr. Mellor served as a director of IDT Corporation between August 1997 and June 1999. Since 1998, Mr. Mellor has been Chairman of USEC Inc. (NYSE: USU), a global energy company. From 1981 until 1997, Mr. Mellor worked for General Dynamics Corporation (NYSE: GD), a developer of nuclear submarines, surface combat ships and combat systems. He served as Chairman and Chief Executive Officer of General Dynamics from 1994 until 1997 and as President and Chief Operating Officer of General Dynamics from 1993 to 1994. Before joining General Dynamics, Mr. Mellor served as President and Chief Operating Officer of AM International, Inc. (now Multigraphics, Inc.). Before that time, Mr. Mellor spent 18 years with Litton Industries in a variety of engineering and management positions, including Executive Vice President in charge of Litton’s Defense Group.

Name	Position

Harry C. McPherson*	Harry C. McPherson, Jr. has been a partner in the law firm of Piper Rudnick LLP and its predecessor firm since 1969. In 1993, Mr. McPherson was a member of the Defense Base Closure and Realignment Securities and Exchange Commission. From 1988 to 1992, Mr. McPherson was the Vice Chairman of the United States International Cultural and Trade Center Securities and Exchange Commission. From 1983 to 1988, Mr. McPherson was President of the Federal City Council, Washington, D.C. In 1979, Mr. McPherson was a member of the President’s Securities and Exchange Commission on the Accident at Three Mile Island. From 1965 to 1969, Mr. McPherson was Counsel and then Special Counsel to the President of the United States. From 1964 to 1965, Mr. McPherson was Assistant Secretary of State for Educational and Cultural Affairs. From 1963 to 1964, Mr. McPherson was Deputy Under Secretary of the Army for International Affairs.

Michael J. Weiss*	Dr. Michael J. Weiss has been on staff as an ophthalmologist with the Edward S. Harkness Eye Institute since 1985 and has served as a Director of Uveitis Service since July 1987. Dr. Weiss is an Associate Clinical Professor of Ophthalmology at Columbia College of Physicians and Surgeons and was Board Certified in Ophthalmology in June 1987. For the last 3 years, Dr Weiss served as treasurer of the Society of Practitioners at New York Presbyterian Hospital.

Jesse King*	Jesse P. King consults in the arenas of philanthrophy, non-profit development, and leadership capacity building. Mr. King served as Vice President and Chief Operating Officer for the Daniels Fund from February 2001 to February 2004. From January 1996 to February 2001, Mr. King served as the Operations Manager for Rockefeller Foundation’s Next Generation Leadership Program and The Philanthropy Workshop. Preceding his five years with the Rockefeller Foundation, Mr. King worked as the Senior Program Director for the Colorado Outward Bound School. Additionally, Mr. King worked as a Project Director and Consultant for The Children’s Defense Fund and the Black Community Crusade for Children.

Marc J. Oppenheimer*	Marc J. Oppenheimer serves as Executive Vice President of Kenmar Global Investment Management, Inc., a global asset management firm managing $2.4 billion in assets. Mr. Oppenheimer served as President and Chief Executive Officer of Crystallex International Corporation (AMEX: KRY) from February 1995 to September 2003 and served as Vice Chairman from September 2003 to May 2004. He is currently a member of the Crystallex Board of Directors, and also serves on our board of directors of two Crystallex affiliates, Glenhawk Minerals, Ltd. and El Callao Mining Corp. From December 2002 to October 2003, Mr. Oppenheimer served as a director of IDT. From 1991 to 1994, he served as Executive Vice President and Chief Financial Officer of Concord Camera Corp. (NASDAQ: LENS), a multi-national, publicly traded company. From 1990 to 1991 he served as Director for International Trade and Merchant Banking at Midlantic National Bank and from 1980 to 1985, Mr. Oppenheimer served as a lending officer in the International Commodity Financing Division of Chase Manhattan Bank, in the capacity of Assistant Treasurer and Second Vice President.

Glenn Williams	Glenn J. Williams has served as our Executive Vice President of Business and Legal Affairs since 2001 and Corporate Secretary since 1999, and has been General Counsel from October 1999 to February 2001 and since January 2004. Prior to joining us, Mr. Williams served as Associate General Counsel to IDT Corporation from December 1998 to September 1999. From August 1997 to December 1998, Mr. Williams served as Associate General Counsel to a privately held company and from 1994 to 1997 worked as an attorney in private practice, including representing the New Jersey Sports and Exposition Authority.

* Director of Net2Phone.

IDT Corporation

Name	Present Principal Occupation or Employment and Material Positions Held During the Last Five Years

Howard S. Jonas*	Mr. Jonas founded IDT in August 1990 and has served as Chairman of our board of directors since its inception. He served as Chief Executive Officer of IDT from December 1991 to August 2001, as President of IDT from December 1991 through September 1996, and as Treasurer of IDT from its inception until 2002. Since December 1999, he has also served as Chairman of the board of directors of IDT Telecom, Inc., a subsidiary of IDT, and since November 2003 as Co-Chairman of the board of directors of IDT Entertainment, Inc., also a subsidiary of IDT. Mr. Jonas has been a director of IDT Capital, Inc., a subsidiary of IDT, since September 2004 and a director of IDT Spectrum, Inc., also a subsidiary of IDT, since January 2005. Mr. Jonas is also the founder and has been President of Jonas Publishing Corp., a publisher of trade directories, since its inception in 1979. Mr. Jonas was the Chairman of our board of directors of Net2Phone from October 2001 to October 2004 and has since served as the Vice Chairman of the Net2Phone Board.

Morris Berger	Mr. Berger has served as the Executive Vice President of Business Development of IDT since May 2003. Mr. Berger has also served as the Chief Executive Officer of IDT Entertainment since December 2003 and as a director of IDT Entertainment since June 2004. From October 2003 to December 2003, Mr. Berger served as the Executive Vice President of the Animation Division of IDT Media, Inc. (the predecessor to IDT Entertainment). From September 2002 to October 2003, Mr. Berger served as the Executive Vice President, Marketing of IDT Media. Prior to joining IDT in 2001, Mr. Berger was the Chief Marketing Officer of Net2Phone from 1999 to 2001.

J. Warren Blaker*

Dr. Blaker has been a director of IDT since March 1996. Dr. Blaker has been Professor of Physics and Director of the Center for Lightwave Science and Technology at Fairleigh Dickinson University since 1987.

Rudy Boschwitz*	Senator Boschwitz has been a director of IDT since December 2002. From June 2002 to December 2002, Senator Boschwitz was a director of IDT Media. Senator Boschwitz was first elected to the U.S. Senate from Minnesota in 1978. He was re-elected in 1984, and served until 1991.

Senator Boschwitz is currently Chairman of the Advisory Committee of the Center for Global Food Issues, and a director of Friends of the World Food Program (a United Nations agency), the Hudson Institute and the St. Paul Chamber Orchestra. He is currently Founder and Chairman of HomeValu, Inc. Senator Boschwitz is the former Ambassador to the United Nations Securities and Exchange Commission on Human Rights.

Stephen R. Brown*	Mr. Brown joined IDT as its Chief Financial Officer in May 1995, and has been a director of IDT since February 2000. Since June 2002, Mr. Brown has also served as the Treasurer and, since November 2003, as Co-Chairman on the board of directors of IDT Entertainment. Since December 2002, Mr. Brown has also served as the President and Treasurer of IDT Entertainment. Mr. Brown was a director of Net2Phone from October 2001 to October 2004 and the Chief Financial Officer of IDT Spectrum from June 2005 to November 2005. Mr. Brown is currently the Chairman of DPS Film Roman, Inc. (ROMN), and serves on our board of directorss of Directors of Mainframe Entertainment, Inc. (TSX:MFE), POW! Entertainment, Inc. and Vanguard Animation LLC, each of which is a subsidiary or affiliate of IDT.

Name	Present Principal Occupation or Employment and Material Positions Held During the Last Five Years

James A. Courter*	Mr. Courter served as President of IDT from October 1996 until July 2001. Since August 2001, Mr. Courter has served as the Chief Executive Officer of IDT. Mr. Courter has also been a director of IDT since March 1996 and has been Vice Chairman of the board of directors of IDT since March 1999. Since December 1999, Mr. Courter has served as a director of each of IDT Telecom and Net2Phone, and since November 2003 has served as the Vice Chairman of IDT Entertainment. Mr. Courter has been a director of IDT Capital since September 2004 and a director of IDT Spectrum since January 2005. Mr. Courter also serves as a director of The Berkeley School. Mr. Courter was a member of the U.S. House of Representatives for 12 years, retiring in January 1991.

Saul K. Fenster*	Dr. Fenster has served as a director of IDT since February 2000. Dr. Fenster served as President of New Jersey Institute of Technology from September 1978 through June 2002 and is now President Emeritus. Dr. Fenster serves as a director for each of the following Prudential Insurance Company funds: Prudential VCA Funds, Prudential Gibraltar Fund, Prudential Series Funds and American Skanda Trust Portfolios.

Marcelo Fischer	Mr. Fischer has served as IDT’s Controller since May 2001 and Chief Accounting Officer since December 2001. Prior to joining IDT, Mr. Fischer was the Corporate Controller of Viatel, Inc. from 1999 to 2001.

James S. Gilmore, III*	Mr. Gilmore has served as a director of IDT since September 2003. Mr. Gilmore is currently a partner at the Washington office of the law firm of Kelly, Drye & Warren LLP, where he chairs the Homeland Security Practice Group, and is President of USA Secure. From 1998 to 2002, Mr. Gilmore was Governor of Virginia. Since 1999, Mr. Gilmore has been Chairman of the Congressional Advisory Panel to Assess Domestic Response Capabilities for Terrorism Involving Weapons of Mass Destruction, also known as the “Gilmore Securities and Exchange Commission.” Mr. Gilmore serves as Chairman of our board of directors of Visitors of the United States Air Force Academy.

Slade Gorton*	Senator Gorton has served as a director of IDT since October 2005. Mr. Gorton is currently Of Counsel at Preston Gates & Ellis LLP. Senator Gorton also served on the National Securities and Exchange Commission on Federal Election Reform and the National Securities and Exchange Commission on Terrorists Attacks Upon the United States from 2002 to 2004. Senator Gorton represented Washington State in the U.S. Senate from January 3, 1983 to January 3, 2001. From 1999 to 2000, Senator Gorton served as Chairman of the Aviation Subcommittee. He was a member of the Republican leadership as counsel to the Majority Leader from 1996 to 2000.

Ira A. Greenstein*	Mr. Greenstein joined IDT in January 2000 and served as Counsel to the Chairman until July 2001. Since August 2001, Mr. Greenstein has served as the President of IDT, and has been a director of IDT since December 2003. Mr. Greenstein also serves on our board of directors of Document Security Systems, Inc. (AMEX:DMC), on our board of directors of Advisors of the Columbia Law School Center on Corporate Governance and as Chairman of our board of directors of Broadband Maritime, Inc.

Moshe Kaganoff*	Mr. Kaganoff has served as Senior Vice President of Strategic Planning of IDT since January 2000 and has been a director of IDT since March 1999. Mr. Kaganoff has also served as a director of IDT Capital since September 2004. From August 2001 through December 2004, Mr. Kaganoff also served as Executive Vice President of Strategic Planning for IDT Telecom.

Jack F. Kemp*	Mr. Kemp has served as a director of IDT since April 2003. From October 2001 through April 2003, Mr. Kemp served on the board of directors of IDT Telecom. Mr. Kemp had also previously served on the board of directors of IDT Media. Mr. Kemp is Founder and Chairman of Kemp Partners, a strategic consulting firm. Mr. Kemp served four years as Secretary for Housing and Urban Development under President George H. Bush. Mr. Kemp was a member of the U.S. House of Representatives from 1971 to 1989, representing the Buffalo area and western New York.

Name	Present Principal Occupation or Employment and Material Positions Held During the Last Five Years

Jeane J. Kirkpatrick*	Ambassador Kirkpatrick has served as a director of IDT since September 2004 and is currently a Senior Fellow at the American Enterprise Institute. In 2003, Ambassador Kirkpatrick headed the U.S. delegation to the Human Rights Securities and Exchange Commission. In 2002, the Council on Foreign Relations established the Jeane J.Kirkpatrick Chair in National Security, and in 1999 the Kennedy School at Harvard University established the Kirkpatrick Chair in International Affairs. Ambassador Kirkpatrick held the Leavey Chair of Government at Georgetown University from 1978 to 2005. Ambassador Kirkpatrick was the permanent representative of the United States to the United Nations and was a member of President Ronald Reagan’s Cabinet and National Security Council.

Marc E. Knoller*	Mr. Knoller has been a director of IDT since March 1996 and Senior Vice President since December 1998. Mr. Knoller joined IDT as a Vice President in March 1991 and also served as a director of its predecessor. Mr. Knoller has served as Vice President of Jonas Publishing since 1991.

Michael J. Levitt*	Mr. Levitt has served as a director of IDT since September 2001. Mr. Levitt is currently the Chairman and Chief Investment Officer of Stone Tower Capital LLC. Mr. Levitt was a partner with Hicks, Muse, Tate & Furst Incorporated from 1996 until 2001.

Morris Lichtenstein	Mr. Lichtenstein has served as the Executive Vice President of Business Development of IDT since January 2000. Since May 2001, Mr. Lichtenstein has also served as the Vice Chairman of our board of directors and Chief Executive Officer of IDT Telecom.

Joyce J. Mason*	Ms. Mason has served as IDT’s Senior Vice President since December 1998 and as General Counsel, Secretary and a director of IDT since its inception, and was a director of IDT’s predecessor since its inception. Ms. Mason also served as a director of IDT Telecom from December 1999 until May 2001, and served as a director of Net2Phone from October 2001 until October 2004.

Douglas W. Mauro	Mr. Mauro has been Chief Tax Officer of IDT since March 2005. He joined IDT in 1999 and is responsible for all tax matters for IDT.

Ely D. Tendler	Mr. Tendler has been IDT’s Chief Legal Officer since June 2005. He first began working for IDT’s subsidiary, IDT Telecom, as Senior Vice President and Senior Corporate Counsel in January 2003, and later became IDT Telecom’s Executive Vice President, General Counsel and Secretary. Prior to joining IDT, Mr. Tendler was an attorney with the New York office of Kramer Levin Naftalis & Frankel LLP, specializing in M&A and securities transactions. Mr. Tendler joined Kramer Levin in 1994.

Kathleen B. Timko	Ms. Timko has been Executive Vice President of Technology of IDT since September 2004. Ms. Timko has also served as Chief Technology Officer of IDT Telecom since October 2003 and as a director of IDT Telecom since May 2001. In addition to technology oversight at the corporate level, Ms. Timko is responsible for the technical development and operations of IDT’s global telecommunications networks and information systems, overseeing all network planning, engineering, operations and product/systems development. Prior to joining IDT, Ms. Timko served in several technology and management positions at Call Sciences, Bellcore and BBN, Inc.

*	Director of IDT.

NTOP Acquisition, Inc.

Name	Present Principal Occupation or Employment and Material Positions Held During the Last Five Years

Ira A. Greenstein*	Mr. Greenstein is President and a director of NTOP Acquisition. He joined IDT in January 2000 and served as Counsel to the Chairman until July 2001. Since August 2001, Mr. Greenstein has served as the President of IDT, and has been a director of IDT since December 2003. Mr. Greenstein also serves on our board of directors of Document Security Systems, Inc. (AMEX:DMC), on our board of directors of Advisors of the Columbia Law School Center on Corporate Governance and as Chairman of our board of directors of Broadband Maritime, Inc.

Morris Lichtenstein*	Mr. Lichtenstein is Treasurer and a director of NTOP Acquisition. He has served as the Executive Vice President of Business Development of IDT since January 2000. Since May 2001, Mr. Lichtenstein has also served as the Vice Chairman of our board of directors and Chief Executive Officer of IDT Telecom.

Joyce J. Mason*	Ms. Mason is Secretary and a director of NTOP Acquisition. She has served as IDT’s Senior Vice President since December 1998, as General Counsel, Secretary and a director of IDT since its inception, and was a director of IDT’s predecessor from its inception. Ms. Mason also served as a director of IDT Telecom from December 1999 until May 2001, and served as a director of Net2Phone from October 2001 until October 2004.

*	Director of NTOP Acquisition.

ANNEX E

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

FOR ANNUAL AND TRANSITION REPORTS PURSUANT TO
SECTIONS 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED JULY 31, 2005, OR

TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 000-26763

NET2PHONE, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3559037
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

520 Broad Street
Newark, New Jersey 07102
(Address of principal executive offices, including zip code)

(973) 438-3111
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act: Common Stock, par value $0.01 per share (Title of Class)

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Act). Yes No

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act). Yes No

The aggregate market value of registrant’s common stock held by non-affiliates of the registrant on January 31, 2005 (the last business day of the registrant’s most recently completed second fiscal quarter), was approximately $114.1 million. On such date, the last sale price of registrant’s common stock was $2.49 per share.

The number of shares outstanding of each of the registrant’s classes of common stock, as of October 6, 2005, was 48,682,319 shares of common stock and 28,909,500 shares of Class A common stock. (The number of outstanding shares of Class A common stock does not include 6.9 million shares we expect to issue as of the date definitive agreements are executed between Net2Phone, Inc. and IDT Corporation as described in more detail in Note 4 of the Notes to Consolidated Financial Statements included elsewhere in this Annual Report.)

DOCUMENTS INCORPORATED BY REFERENCE

Certain sections of the registrant’s Proxy Statement to be filed in connection with the 2005 Annual Meeting of Stockholders are incorporated by reference into Part III of this Form 10-K where indicated.

NET2PHONE, INC.
ANNUAL REPORT ON FORM 10-K
TABLE OF CONTENTS

PART I

This Annual Report on Form 10-K includes “forward-looking statements.” The words “may,” “will,” “should,” “continue,” “future,” “potential,” “believe,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “estimate” and similar expressions identify forward-looking statements. We caution you that any forward-looking statements made by us are not guarantees of future performance and that a variety of factors, including those discussed below, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Please see “Risk Factors” below for detailed information about the uncertainties and other factors that may cause actual results to materially differ from the views stated in such forward- looking statements. All forward-looking statements and risk factors included in this Annual Report are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or risk factor.

Our fiscal year ends on July 31 of each calendar year. Each reference to a fiscal year in this Annual Report refers to the fiscal year ending July 31 of the calendar year indicated (for example, fiscal 2005 refers to the fiscal year ended July 31, 2005). Unless the context requires otherwise, references to “we,” “us,” “our,” “Net2Phone” and the “Company” refer to Net2Phone, Inc. and its consolidated subsidiaries.

Item 1. Business

Company Overview

We are a leading provider of Voice over Internet Protocol, or VoIP, communications services. We began operations in 1995 as a division of IDT Corporation, or IDT, and were incorporated in Delaware as a separate subsidiary of IDT in October 1997. We have evolved from being a pioneer developer of PC-to-telephone calling services over the Internet to a next generation provider of high quality voice and enhanced communication services throughout the world. We use VoIP technology to transmit digital voice communications over managed data networks and the Internet. Since 1996, we have carried billions of VoIP minutes worldwide, including over a billion minutes in fiscal 2005 alone.

From August 2003 until the end of fiscal 2005, our corporate structure was organized around two wholly owned operating subsidiaries, which we reported as distinct segments during this period:

•
Net2Phone Global Services, which delivers VoIP telephone services to businesses and consumers directly and through its global distribution network of over 500 resellers in over 130 countries, capitalizing on the growth, quality, flexibility and cost advantages of VoIP technologies; and

•
Net2Phone Cable Telephony, which offers cable and other broadband operators a complete suite of services enabling them to deliver residential phone service to their customers having comparable features and functionality to that offered by traditional telephone companies.

On August 22, 2005, our Board of Directors approved a reorganization of our management team and business lines, which will have the effect of integrating many aspects of our Net2Phone Global Services and Net2Phone Cable Telephony businesses. We have seen over the past two fiscal years, as we have implemented successful deployments of our VoIP product and service offerings with our customers and further developed our products, that it was becoming less efficient to manage our business through two separate operating entities. Our separate research and development, operations, and sales and marketing teams increasingly found themselves working on products and services that were being offered by both entities. Net2Phone Cable Telephony customers were taking advantage of Net2Phone Global Services products and services, and vice versa, as our sales teams were seeing success cross-selling our services. This led to further integration of our telecommunications administration services, including provisioning and billing and sharing of Network Operation Center (NOC) resources between the two subsidiaries.

As this integration became more extensive through the natural growth and development of our business and the needs of our customers, our management team and our Board of Directors believed it was time to reorganize our management structure and strategy to reflect these changes. This reorganization resulted in changes to managers’ accountabilities and, therefore, to the way the internal financial reports are organized and used by management and the Board of Directors to evaluate performance. The result of these internal changes is that we no longer qualify for segment reporting under applicable accounting standards. Therefore, beginning with the first quarter of fiscal 2006, we will no longer present our financial statements on a segment basis. From August 2003 through the end of fiscal 2005, substantially all of our revenue was generated by Net2Phone Global Services and the business units that made up this segment. Through Net2Phone Global Services, we offered a variety of VoIP-based communications products and services to consumers, enterprises and telecommunications providers around the world, focusing on higher margin opportunities in deregulating telecommunications markets. Net2Phone Global Services sold and marketed our services through three divisions, each designed to focus on a specific market. The International Channel Sales division sold our services to incumbent and competitive telecommunications providers and resellers around the globe that had access to consumers and small to mid-sized businesses. Our Consumer division sold our direct-to-consumer VoIP services. The Carrier Services division sold wholesale minutes on our VoIP network to telecommunications providers. Going forward under our new reporting and management structure, we intend to continue to operate these three divisions as three of our four sales channels, and we intend to begin to report the revenue generated by each of our four sales channels, International Reseller, Consumer, Carrier and Cable. We believe this information will provide our investors with a better understanding of our financial results and operations as currently conducted and how the Board of Directors and management intend to measure performance going forward.

Going forward, we expect to continue to devote a significant amount of resources to developing and extending our cable telephony business, and we expect our revenue from our Cable Channel (previously Net2Phone Cable Telephony) to represent a growing percentage of our total revenue over the next several years. We are actively marketing our products and services to a large number of cable operators in the U.S., Europe and Latin America whom we believe may prefer to buy our products and services rather than build their own internally developed cable telephony service. During fiscal 2005, we signed long-term agreements with several cable operators in the U.S. and Europe, and these cable operator customers are marketing our services to over 1.2 million homes as of July 31, 2005. We will continue to work with cable operators to deploy an integrated, tested and production ready telephony service, that may include our customized operations support systems, managed switching platforms, network interfaces, carrier interconnects, telecommunications methods and procedures and real-time service assurance, including 24 x 7 network operations support.

We signed our first cable contract with Liberty Cablevision of Puerto Rico on October 22, 2003, and subsequently signed definitive cable telephony service agreements with Northland Communications Corporation, three Altice One entities (Coditel Luxembourg, Coditel Belgium, and EST Videocommunication), Bresnan Communications, LLC, Millennium Digital Media Systems, LLC and Atlantic Broadband Finance LLC. In addition, on March 1, 2005, Net2Phone Cable Telephony entered into a Master Services Agreement with the National Cable Television Cooperative, a consortium of over 1,000 cable operators in the U.S. to provide an outsourced solution that allows member cable operators to provide telephony solutions to their subscribers. To date, several member cable operators have signed Member Participation Agreements pursuant to which they are providing telephony service to their subscribers using our VoiceLineSM service. For more information regarding our cable telephony service offerings, including our VoiceLine service, please see “Our Products and Services” below.

Our controlling stockholder is IDT Corporation, a global telecommunications, entertainment and technology company. As of October 6, 2005, IDT held an aggregate of 40.8 percent of our outstanding capital stock and 56.9 percent of our aggregate voting power. In light of the relationship between us and IDT, our Board of Directors had previously formed a committee of independent directors to review and approve agreements and other material related party transactions arising from time to time between IDT and us. On June 28, 2005, we received a letter from IDT notifying our Board of Directors that IDT intends to make an offer to purchase all outstanding shares of our common stock not owned by IDT or its affiliates, at a price of $1.70 per share. Our Board of Directors charged the independent committee with reviewing the IDT offer, and the committee found the initial IDT offer not acceptable. On September 6, 2005, IDT announced that it was changing the form of consideration in its proposed offer to purchase our outstanding shares not owned by IDT or its affiliates from $1.70 in cash to $1.70 in value of IDT’s Class B Common Stock at a ratio of

0.1283 IDT shares for each of our shares and the committee stated that this offer was also not acceptable. On September 13, 2005, the committee stated that it anticipates being in a position to engage in discussions with IDT in the near future, and such discussions are ongoing. The committee is continuing to negotiate with IDT. We cannot predict how long the negotiation process will take or whether any transaction will result. For more information on our relationship with IDT, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Transactions” included elsewhere in this Annual Report.

Industry Overview

The VoIP industry has grown dramatically from the early days of calls made to and from personal computers. VoIP has become a widely used alternative technology that can replace services provided by a traditional telephone network. VoIP technology translates voice into data packets, transmits the packets over data networks and reconverts them into voice at the destination. Unlike traditional telephone networks, VoIP does not use dedicated circuits for each telephone call; instead, the same VoIP network can be shared by multiple users for voice, data and video simultaneously. This type of data network is more efficient than a dedicated circuit network because the data network is not restricted by the one-call, one-line limitation of a traditional telephone network. This improved efficiency creates cost savings that can be passed on to consumers in the form of lower rates or retained by the VoIP provider.

Research firm IDC predicts that there will be 27 million residential VoIP telephony subscribers in the U.S. by the end of 2009, up from 3 million in 2005. The growth of VoIP has been and continues to be driven primarily by:

•	increasing consumer demand worldwide for lower cost phone service;

•	improved quality and reliability of VoIP calls fueled by technological advances, increased network development and greater bandwidth capacity;

•	continuing domestic and international deregulation, opening new market opportunities for VoIP services;

•	new product innovations that allow VoIP providers to offer services not currently offered by traditional phone service companies; and

•	growing demand for long distance communication services driven by the increased mobility of the global workforce.

As a result of these developments, consumers, enterprises and telecommunications providers are continuing to embrace offerings from VoIP providers, including Net2Phone. Consumers, particularly in emerging markets, are increasingly using VoIP-enabled services, such as calling cards and Internet Protocol, or IP, telephones, to realize significant cost savings on long distance calls. Enterprises are significantly reducing telephony expenses by using VoIP to link users within offices and around the world. VoIP helps telecommunications providers reduce their network costs and deliver new products and services that cannot be supported by traditional networks.

Cable Telephony Market

A subset of the overall VoIP market, the cable telephony market also continues to grow, and represents a significant revenue growth opportunity for cable operators. According to JupiterResearch, cable operators have the largest U.S. VoIP opportunities due to their brand strength, marketing muscle, quality control and “bundle-ability” with other products. Research firm Sanford C. Bernstein & Co., LLC projects there will be 20.7 million cable telephony subscribers in the U.S. by 2010, which will include 18.5 million subscribers using VoIP technology to receive this service, citing cable operators as key beneficiaries of the growth in VoIP.

We believe cable operators will continue to be motivated to deploy VoIP services such as ours for three primary reasons. First, because it completes their ability to offer a bundle of voice, video and data services, the so-called “triple play”. The ability to offer subscribers this triple play gives cable operators a competitive advantage over local phone companies, DSL competitors, and satellite television service providers, at least in the near term. Second, as cable operators face more competition from other high-speed data service providers, they will face downward pricing pressure, and will look to voice services revenue to supplement these lost revenue streams. Third, subscribers to this triple play of services are less likely to change to another service provider, and therefore customer retention rates have improved. We believe these trends will serve us well as we continue to implement our cable telephony business plan.

VoIP technology permits cable operators to implement and offer telephony services comparable to those offered by traditional telephone service providers, at costs below those associated with traditional telephony technology. VoIP cable telephony services can use the public Internet to carry voice traffic or can employ a fully managed network. VoIP cable telephony services that use the public Internet can suffer from the data loss and transmission delays associated with the Internet. In contrast, by using a fully managed VoIP network that does not rely on the public Internet, VoIP operators, such as Net2Phone, can give voice calls priority over data and video traffic or even reserve a dedicated channel for phone service on a cable operator’s network and thereby significantly improve call quality. Several cable operators including Cablevision, Time Warner Cable, Comcast and Cox Communications have deployed VoIP-based cable telephony as a product offering and in aggregate are estimated to have more than 1.7 million VoIP-based cable telephony subscribers by the end of 2005, according to Sanford C. Bernstein & Co., LLC.

VoIP technology enables cable operators to provide a comprehensive residential telephony solution, which we believe has several key benefits relative to traditional circuit-switched networks, including:

•	comparable reliability, enhanced services and functionality;

•	simpler and faster deployment;

•	lower initial deployment costs; and

•	lower cost structure providing an ability to offer competitive pricing to customers.

Cable operators seeking to offer cable telephony by developing an in-house service must integrate several additional components with their existing systems, which requires substantial capital expense and technical expertise. Cable operators developing an in-house service must often engage in hiring, retraining and process reengineering to support telephony services. Full service VoIP telephony companies, such as Net2Phone, can provide cable operators the ability to outsource their cable telephony services, thereby reducing cable operators’ costs, time to market and risks associated with developing and maintaining an in-house cable telephony service.

Our Products and Services

We offer a variety of VoIP-based telecommunications products and services to consumers, enterprises and telecommunications providers around the world. Our centrally managed platform supports a full range of consumer and corporate hardware products and services that we believe can enhance quality, lower costs and improve ease of use and management. Below is a description of our products and services as sold through our four sales channels, International Reseller, Consumer, Carrier and Cable. Prior to August 1, 2005, the products and services now sold through our International Reseller, Consumer and Carrier Channels were marketed and sold through our Net2Phone Global Services subsidiary, and the products and services now marketed and sold through our Cable Channel were marketed and sold through our Net2Phone Cable Telephony subsidiary.

1. International Reseller Channel

Our International Reseller Channel primarily markets and sells our products and services to resellers around the world, who in turn sell our services to consumers, businesses, Internet cafes and others. While we may offer other products and services through this channel when the opportunity arises, we have focused and expect to continue to focus sales to our resellers on the following offerings:

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VoiceLineSM. Our VoiceLine service is an alternative to a traditional phone line. VoiceLine is a broadband phone service that uses Session Initiation Protocol, or SIP, signaling, which empowers edge devices, such as multimedia terminal adapters, to establish and manage voice calls on all types of high-speed data networks. VoiceLine allows our customers to offer residential broadband telephony solutions. One of Net2Phone’s fastest growing services, VoiceLine is now offered through our International Reseller, Consumer and Cable Channels. We believe this service is still in its early growth stage as we work with new customers to install services and current customers to add new markets. Since calls route through the Internet, the costs are lower and the savings are passed onto end users. In our International Reseller Channel, we sell VoiceLine to resellers, primarily located outside of the United States, who then market and sell our service to end users, either under our brand, as a co-branded service, or as a private label service.

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Enterprise Solutions. We provide a suite of VoIP products and services targeting enterprise customers. The suite is designed to meet the needs of small and medium sized businesses by providing them with the flexibility of either adding VoIP to their existing analog private branch exchange, or PBX, system or replacing these systems with a full fledged Internet protocol, or IP, PBX offering. The solutions provide customers with the ability to make free calls within their corporations, connect branch offices and lower local, national and international telephone bills. The suite is comprised of three products, VoiceDirectorSM, VoiceAccessSM and VoiceLineSM Business Plus, each described below.

First, our recently introduced VoiceDirector is our most robust enterprise VoIP solution, combining IP-PBX functionality along with local, long distance and international calling plans. VoiceDirector is a complete service solution that allows corporate customers to obtain all voice communications using our platform, leveraging our technology and termination services. Users can access the VoiceDirector network via scalable gateways and office handsets, PC based softphones (which allow computer-to-computer and computer-to-telephone calling and faxing), IP phones or Wi-Fi handsets, with future versions supporting additional value-added features and applications. Built on open source software, VoiceDirector uses the Session Initiation Protocol (SIP) VoIP standard as part of our ongoing effort to incorporate industry standard protocols and platforms to respond to our customers’ needs. VoiceDirector allows businesses to deploy their communications and IP data solutions on a single, cohesive platform. Allowing small and medium sized businesses to access enterprise class PBX features provides them with the benefits of VoIP on a class usually reserved for larger businesses with significantly more resources to spend on telecommunications.

Second, for those businesses that may not need all of the features and services provided by our VoiceDirector service, our recently introduced VoiceAccess product allows small business customers to take advantage of the price benefits of our VoIP network without replacing their existing phone system. VoiceAccess allows these businesses to simply plug in a scaleable VoIP gateway, which is the hardware connection necessary to link to Net2Phone’s VoIP network, to their existing phone system (generally a PBX or key-phone system). With this supplemental VoIP plug-in, customers can place and receive VoIP calls, including free interoffice calling, on our network. This can reduce the cost of their domestic and international long distance outbound calls. In addition, this connection reduces the need to increase the number of incoming access lines on their existing system, which further reduces costs.

Third, VoiceLine Business Plus provides the advantages of our VoiceLine service to small businesses or branch offices that require only one or two lines of connectivity. VoiceLine Business Plus supports a host of advanced telephony features, including fax support, three way calling, voice mail with web access and enhanced call forwarding.

In addition to the new VoiceDirector, VoiceAccess and VoiceLine Business Plus services, we also offer our Max Private Voice Network, or Max PVN, which allows business customers to use their existing broadband connections to place free calls among their corporate offices and their primary business contacts, such as customers and suppliers. Max PVN is not based on a SIP protocol, but rather on a proprietary Net2Phone protocol. Our Max PVN and several of our other products also allow enterprises to access our VoIP platform to make low cost VoIP calls to anywhere in the world. Our Maxline product extension is designed for inbound calling to a device located anywhere in the world using a U.S. toll-free, US local or UK toll free direct inward dial, or DID, phone number. The

Maxline product was designed to offer enterprise customers around the world the opportunity to create an American (or U.K.) presence in order to open up new business opportunities and markets.

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Calling Cards and Prefix Dialing. We sell and market rechargeable calling cards in the U.S. and internationally through our resellers. We offer calling cards in over 130 countries that can be used to access our VoIP platform to place low cost local, long distance or international calls. Additionally, we offer dial-around numbers, called “prefix codes,” similar to the “10-10” service prevalent in the U.S.

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Public Call Centers and Internet Cafes. We offer public call centers and Internet cafes the ability to sell VoIP services. Public call centers and Internet cafes are popular in emerging markets where telecommunications infrastructure is limited and consumers rarely have freely available access to a telephone or the Internet. Our product and service offerings to public call centers and Internet cafes include devices to support end users and a billing software platform that allows call centers and Internet cafes to create their own rate tables, bill in their local currencies and print out customized bills with their company’s information.

2. Consumer Channel

Our Consumer Channel is comprised of broadband telephony, calling card services in the U.S. and our personal computer-to-telephone service, which we call PC-to-phone, which we pioneered in 1995.

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Calling Cards. We sell and market our rechargeable calling cards in the U.S. through traditional direct-response advertising. In addition, many customers enroll for calling card services on our web site. We offer two primary calling card products, our Net2Phone DirectSM card and our PennyTalkSM card, each with features designed to fit the personal needs of our customers. We also offer a calling card that enables users to access our VoIP platform from 25 countries to place low cost calls. We also market through loyalty programs as well as through e-mail-based programs to existing customers, and other on-line advertising.

•	Broadband Telephony. We offer our broadband telephony service, which we call VoiceLine, directly to consumers from our website, www.net2phone.com.

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PC-to-phone. We offer PC-to-phone, PC-to-fax and PC-to-PC services, primarily utilizing our Net2Phone CommCenterSM software, which allows consumers to place phone calls and send faxes to telephones and computers around the world. We provide these services to consumers globally through our website.

3. Carrier Channel

Through our Carrier Channel, we sell wholesale minutes through our VoIP network to other telecommunications providers around the world. Through our VoIP network, we offer carriers what we believe is a low cost, high quality alternative for the transport and termination of voice and fax communications.

4. Cable Channel

For the two years prior to August 1, 2005, we offered our cable telephony products and services through our Net2Phone Cable Telephony segment. Beginning August 1, 2005, we market and sell these services through our Cable Channel. Taking advantage of our experience and leadership in VoIP services, we have developed a fully outsourced VoIP service offering that enables cable operators to provide VoIP-based residential telephone services. Our offering provides comparable features and functionality to those provided by traditional phone companies.

We offer cable operators the ability to provide cable telephony services to their customers faster and with less expense than if they were to develop their own cable telephony service. Our service offerings allow cable operators to bundle telephony services with their video and data offerings. The cable operator can use its own brand, deliver a single bill and provide direct customer support to its customers. We work with cable operators to deploy an integrated, tested and operational telephony service, that may include our customized operations support systems, managed switching platforms, network interfaces, carrier interconnects, telecommunications methods and procedures and real-time service assurance, including 24 x 7 network operations center support. Our service offering includes two primary solutions, CableLineSM and VoiceLineSM:

•	CableLine

Our CableLine service resembles traditional telephony in terms of service, quality, enhanced features, functionality and reliability, and is engineered to conform with the PacketCable technical specifications set by CableLabs, a consortium of cable operators in the U.S. Our platform uses a fully managed network and does not need to carry voice traffic over the public Internet, which may suffer from data loss and transmission delays. CableLine’s accompanying network management toolset, which we call CVOSS, enables us to guarantee quality from call inception through termination. Throughout each point in the network — the local cable hybrid fiber coaxial, or HFC, network, the Inter-Exchange Carrier, or IXC, segment and the local termination — our CableLine solution delivers end-to-end guaranteed call quality, network availability and service management. We also support the back office platform, switching and transport of voice traffic, ongoing operations and secondary technical support. CableLine is comprised of three components:

(1) Planning and Deployment Services

We customize our service offering to capitalize on cable operators’ existing systems and processes. Our team works with cable operators’ engineers to design an optimal VoIP architecture that interfaces with the public switched telephone network, or PSTN. We project traffic volume and capacity requirements on the cable operators’ facilities, the PSTN and IP networks to develop a system that can handle peak demands across each segment. We also develop and document business processes and provide training and support to cable operators during the cable telephony service launch and on an ongoing basis.

(2) Switching and Service Assurance Platform

The switching and service assurance platform provides the infrastructure required to support VoIP cable telephony and consists of the following elements:

A. Call Management Server Platform.     Our call management server platform provides the features and functions typically delivered by a hardware-based switch, known as a CLASS 5 switch, but at a significantly lower cost. The software-based solution allows us to process a call and deliver it through the most efficient, cost effective and high quality route, provide CLASS 5 feature support (for example, caller ID, call waiting, distinctive ring and three-way calling), interface to the PSTN for termination and origination and provide network generated announcements.

B. Record Keeping Server.     The record-keeping server is a real-time event messaging, collection, correlation and distribution database developed by us. The database stores the information generated by the call management server platform and the real-time assurance platform described below. Both the cable operator and our operations personnel can access the record-keeping server through a Web-based or software interface. Call information can be analyzed to help improve network functions and prevent possible future network problems. The record-keeping server also stores all the usage information required for customer support, billing, back office and management functions.

C. Real-time Service Assurance Platform.     The real-time assurance platform continually monitors the call management server platform and originates and terminates test calls across each cable, PSTN and IP entry and exit point to sample call quality and network availability. This information is collected and programmed by the cable operator and Net2Phone personnel to generate real-time alarms if actual performance metrics exceed predetermined thresholds. The result is that cable operators and Net2Phone can monitor call traffic and diagnose and resolve network problems in real-time, often before the telephone user notices any problem.

D. Cable Voice Operations Support System.     The cable voice operations support system, which we have developed, consists of a web-based portal and a software client interface to access, control, monitor and manage the cable telephony service. Once the proper administrative controls have been established in the cable voice operations support system, customer service and back office personnel use this system to access data required to provide customer support and track billing and accounts payable. Additionally, we and cable operator management can use the system interfaces to access management reports such as overall network quality, end-user customer service response times, billing history and calling patterns and destinations.

(3) Telecommunications Administration

For some of our customers, and depending on the market, we order, provide and administer circuits for each phone line, and we establish agreements with both local and long distance telecommunications providers to terminate calls. We also acquire and manage a database of telephone numbers to assign to users in every geographic region of our customers. We believe IDT will be one of our significant suppliers of telecommunications services to our cable telephony business. For more information see “—Telecommunications Services Memorandum of Understanding with IDT” elsewhere in this Annual Report. Some of our customers may elect to manage these administrative functions directly, or we may outsource these services.

•	VoiceLine

Our VoiceLine service is an important component of our Cable Channel offerings. As described above in the International Reseller Channel, VoiceLine is a broadband phone service that uses Session Initiation Protocol, or SIP, signaling, which empowers edge devices, such as multimedia terminal adapters, to establish and manage voice calls on all types of high-speed data networks. VoiceLine allows cable operators and other broadband service providers to offer their subscribers residential broadband telephony solutions. The VoiceLine service is a centrally managed and hosted telephony solution that supports local, long distance and international calling. It provides an end user with a local phone number for inbound calling, and comes with a full set of features and functionality, including call waiting, caller ID, three-way conference calling and voice mail. Our VoiceLine service can also seamlessly integrate its front and back office systems, including its billing platform, into the operator’s infrastructure. This allows the operator to provision accounts, provide customer support, and create a unified bill for video, high-speed data, telecommunications and other services. Additional features include web-based tools allowing subscribers to manage their telephony features online, manage their accounts, and check their voice mail.

Our Competitive Advantages

We believe we have several core competitive advantages that will allow us to maintain and expand our position as a leading provider of VoIP services.

Leadership and Experience in VoIP.     We pioneered the development and commercial introduction of VoIP services and have a globally recognized brand name in the VoIP industry. We have a proven track record of quickly deploying and successfully managing our VoIP services around the world, across a variety of networks and technologies. We have a senior and experienced engineering team responsible for integrating and deploying our services, many with decades of telecommunications engineering experience, much of it gained at Bell Labs and IBM research laboratories. Over our ten-year history, our research and development team has created innovative new products, feature enhancements and applications to improve the performance and quality of our services. Our cable telephony service capitalizes on the call management and monitoring platform we developed for our original VoIP business, and the lessons learned from first-hand experience in developing and deploying VoIP services around the world for over a decade.

International Business and Regulatory Expertise.     We have an international sales and marketing team, including dedicated resources in Israel, Brazil, the Netherlands, France and Singapore. We work with telecommunications companies, cable operators, resellers and other partners in over 130 countries, and 57 percent of our revenue is derived from these international customers. When we can take advantage of financial or operational efficiencies, we have used the international resources and experience of IDT, our controlling stockholder and strategic partner. We have deployed points of presence, or POPs, around the world in both developed and developing countries. These POPs facilitate the broad distribution of our products and services on a high-quality basis, and allow us to maintain redundancies on our network and lower costs by using least-cost routing techniques. Deploying these POPs requires expertise in adapting designs to comply with local regulatory and engineering requirements, and in designing and operating network management systems that enable a remote network operations center, or NOC, to operate, maintain, diagnose and repair the POPs’ systems. We believe our years of experience navigating the complex business and regulatory environments in a wide variety of countries and locations around the world represents a significant competitive advantage over many of our competitors that lack this experience, particularly new market entrants just beginning to look at international opportunities.

Platform to Deliver Centrally Managed, High Quality and Low Cost Voice Services.     We provide many of our services through our centrally managed platform, which aggregates, provisions, rates, routes, monitors and bills phone calls in real-time. Our platform allows us to offer a comprehensive array of services meeting the varied needs of consumer, enterprise, cable and carrier customers. Through our platform, we track and manage calls to optimize voice quality. Our services support multiple technical standards and work on both dial-up and high-speed Internet connections. Our centrally managed platform allows us to increase the number of end users of our services, without significant additional capital expenditures generally associated with network build-outs.

Strategic Relationships.     We have established and expect to expand our strategic relationships with cable operators, equipment suppliers and telecommunications companies. Through our relationships with companies such as IDT and Level 3, we are able to obtain access to high quality telecommunications services and networks at competitive prices. We believe our cable telephony platform, combined with our strategic relationships with companies such as IDT, create a compelling and highly competitive cable telephony service offering.

Global Distribution Channels.     Net2Phone Global Services has developed and continues to expand and improve its global distribution channel that delivers low cost, high quality VoIP services to resellers around the globe. We deliver VoIP telephone services to businesses and consumers in over 130 countries through our global distribution network of over 500 resellers and other distribution channels. As countries continue to liberalize the regulation of their telecommunications services, we can employ our distribution network and capitalize on our existing reseller relationships to partner with incumbent telecommunications providers, well-capitalized new entrants, large systems integrators or significant sales and marketing organizations. In addition, as the number of Net2Phone cable partners continues to grow, we expect to benefit from the scale and quality of that combined market power and expect to be well positioned to effectively and quickly deliver new products and services to large numbers of consumers.

Financial Strength.      We have a strong balance sheet, with $98.0 million in cash, cash equivalents, and marketable securities as of July 31, 2005, which includes $20.4 million in restricted cash, cash equivalents and marketable securities. Our financial strength allows us to pursue new VoIP opportunities, such as the cable telephony market, while at the same time growing our existing core business lines in targeted areas. In addition, our financial strength allows us to offer cable operators flexible strategic, operational and economic alternatives for deploying cable telephony in their territories.

Our Strategy

Our strategy is to become the leading provider of VoIP telephony products and services in the markets we serve. The following are key elements of our strategy:

Capitalize on the Growth of VoIP Services and the Cable Telephony Market.     We believe we are well positioned to take advantage of the expected growth of the VoIP services and cable telephony markets. Technology research firm Kagan Research predicts that VoIP telephony services will pass 76.5 million homes in the U.S. by the end of 2005 and 113.1 million homes by the end of 2009, and that there will be 5.7 million cable telephony subscribers in the U.S. by the end of 2005 and 21.3 million by the end of 2009.

Target Small to Mid-sized Cable Operators in the U.S., Europe and Latin America.     Net2Phone Cable Telephony, now our Cable Channel, targets small to mid-sized cable operators in the U.S. and operators of all sizes in Europe and Latin America, whom we believe may be more likely to buy our services than to build their own cable telephony service. These cable operators may not have the significant technical and financial resources required to develop an internal cable telephony solution, such as the personnel to support network operations, engineering, support and project management. We believe our service and our expertise in VoIP reduces cable operators’ costs, time to market and risks associated with developing and maintaining an in-house cable telephony service.

Offer Flexible Deployment and Economic Alternatives.     Net2Phone Cable Telephony, now our Cable Channel, offers cable operators a choice of strategic deployment and economic alternatives for our cable telephony offering. Depending on the particular market and financial position of each operator, we tailor our offer to fit within the business objectives and the available resources of each cable telephony opportunity. We can develop and integrate specific features and applications into our service, such as voice-mail, voice-activated dialing and Internet-based account management, which the operator can then offer to its subscribers to meet the operator’s strategic objectives. For resource and capital constrained operators, we offer alternatives that require a lower amount of human resources and financial investment by the operator.

Focus on Opportunities in Emerging Markets and New Service Offerings.     Our International Reseller Channel targets international markets undergoing telecommunications deregulation, which we believe will provide high margin opportunities. We plan to continue to enhance our global distribution chain by securing new resellers with strong local sales and marketing channels. Our plan is to develop and integrate new services into our existing managed platform.

Sales and Marketing

From August 1, 2003 through August 1, 2005, Net2Phone Global Services sold and marketed its services through three divisions, each designed to focus on a specific market. The International Communication Services Division sold our services to resellers across the globe that have access to consumers and small to mid-sized businesses. Our Consumer Division sold our direct-to-consumer VoIP services. The Carrier Services Division sold wholesale minutes on our VoIP network to other telecommunications providers. Going forward, we will sell and market our products and services through four channels. Three of the channels (International Reseller, Consumer and Carrier) will have sales and marketing strategies similar to the three previous Net2Phone Global Services divisions, and the fourth, Cable, will maintain the sales and marketing strategies of our Net2Phone Cable Telephony subsidiary, as described below.

International Reseller.     Our International Reseller Channel, formerly our International Communications Services Division, primarily contracts with resellers around the world, who in turn sell our services to retailers, businesses, Internet cafés and others in their local markets. Our experience in building a global distribution chain and integrating our services in the emerging international telecommunications environment assists us in effectively entering markets as they open to competition. This channel will continue to market to these resellers around the world, focusing on emerging markets in the Middle East and Central and South America. Recent examples of success in this market include our agreements with Cable & Wireless in several Caribbean Islands and ETB in Colombia.

We initiate and manage relationships with our international resellers through a global marketing and sales force of 40 employees and additional consultants and sales representatives located in the U.S., South America, Europe, the Middle East and Asia. Although our resellers are generally responsible for all sales and marketing expenses, we assist in managing their marketing efforts. We are focusing our marketing efforts towards selecting resellers in markets undergoing telecommunications deregulation over the next few years.

Using our platform, resellers can quickly and easily sell our products in their own countries. We enable our resellers to generate calling card accounts, create rate tables to support different markets, provide customized billing in multiple currencies and languages and offer customer support tools.

Consumer.     Our Consumer Channel is comprised of broadband telephony, calling card services in the U.S. and our PC-to-phone service. We market our rechargeable pre-paid calling cards in the U.S. through traditional direct-response advertising. In addition, many customers enroll for calling card services on our website. We also market through loyalty programs as well as through e-mail-based programs to existing customers, and other on-line advertising. We offer our broadband telephony service, our VoiceLine product line, and our calling cards and PC-to-phone service directly to consumers from our website, www.net2phone.com.

Carrier.     We sell wholesale minutes on our VoIP network to other telecommunications providers through our internal sales force. IDT was our largest traditional carrier customer in fiscal 2005, representing, together with its affiliates, 51.3 percent of our carrier revenue and 7.6 percent of our total revenue.

Cable.     We will sell and market our cable telephony products and services through our Cable Channel, targeting small to mid-sized cable operators in the U.S. and operators of all sizes in Europe and Latin America. We will target those operators who we believe may not have the significant technical and financial resources required to develop and maintain an internal cable telephony service.

Our sales process combines business case development with a proposed technical architectural design. The timing of this process is variable and driven principally by the cable operator’s own strategic priorities.

We offer cable operators a range of services, strategic deployment and economic alternatives. Our primary business model has the operator outsourcing the planning, development and aspects of the ongoing operation of cable telephony to us. Under this model, the cable operator collects revenue from its customers and pays us a fee on a per subscriber basis for providing our integrated services as well as ongoing maintenance and support fees. In some situations, this per subscriber fee is supplemented by, or, if the economic terms warrant, replaced by, a revenue sharing arrangement. In addition, in certain cases we may also receive fees for professional services delivered during the design and integration phases of a deployment. Where appropriate, a cable operator may also reimburse us for our telecommunications costs plus a margin. These costs include the set up and ongoing management of local and long distance interconnection and termination, the costs of any dedicated circuits and the recurring cost of maintaining phone numbers and other support services, such as 911 and operator assisted calling.

In most cases, the cable operator is responsible for sales and marketing, customer activation, customer support, billing and collection, plant engineering and service technicians and any regulatory costs associated with offering cable telephony. In some cases we are responsible for some of these services and the related expenses. In most cases, the cable operator is also responsible for the capital expense associated with the cost of new service installation, the cost of equipment deployed at the subscriber’s premises and the upgrade to its existing cable modem termination server. In some cases, we bear the capital and operating expenses for the planning, design, procurement, deployment and operation of the VoIP cable telephony infrastructure. Our capital expenditures will often include the hardware and software costs of integrating our services and systems with the operator’s systems. Some operators may choose to purchase equipment directly from third parties.

Our fees on a particular contract will depend on a number of variables, including the size of the cable operator’s telephony footprint, its ability to sell cable telephony services to its customers, the complexity of the deployment, whether we or the operator is funding the purchase of certain equipment and whether we are providing telecommunications administration services.

Telecommunications Services Memorandum of Understanding with IDT

On October 29, 2003, we entered into a binding memorandum of understanding (“MOU”) with IDT, which requires us to issue 6.9 million shares of Class A common stock to IDT at the time we execute definitive telecommunications services and related agreements with IDT. No definitive agreements have been executed as of October 12, 2005. Once issued, the shares will be held in escrow to secure IDT’s performance obligations under the agreements and are to be released to IDT in equal annual installments over the five year term of the MOU, which began October 29, 2003, with the first release, including all shares earned to date, to occur when definitive agreements are signed. During the second quarter of fiscal 2004, IDT started providing us with services and benefits under the terms of the MOU. Pursuant to the terms of the MOU, IDT has provided certain services to us at IDT’s cost plus 5 percent, which we record to our direct cost of revenue. IDT charged us $0.2 million for such services in fiscal 2005. No charges were incurred in fiscal 2004.

We maintain a close working relationship with IDT, and we do business with them on a variety of levels. The fact that we have not completed definitive agreements has not prevented us from working together pursuant to the terms of the MOU nor has it prevented IDT from supporting our cable telephony service offerings while we negotiate definitive agreements. While the MOU identifies the scope of services to be provided and the consideration and methodology for paying for such services, we cannot finalize the definitive agreements until our business units and technical teams further develop the details of the services to be provided by IDT.

Although we intend to use IDT as one of our primary providers for telecommunications services related to offering cable telephony, we have sole discretion to use other telecommunications services providers. We have used and may continue to use other providers in cases where they offer more competitive rates, in situations where IDT is not able to deliver the services we require or for other reasons as we deem strategically, operationally or financially appropriate.

For more information on our relationship with IDT, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Transactions”, included elsewhere in this Annual Report.

Our Infrastructure

Our Centrally Managed Platform

We have a centrally managed platform consisting of reliable and flexible data management, monitoring, control and billing systems, which support all of our products and services. We have invested substantial resources to develop and implement our sophisticated real- time call management information system. Key elements of this system include: customer provisioning, customer access, fraud control, network security, call routing, call monitoring, media processing and normalization, call reliability and detailed call records.

Our platform monitors our process of digitizing and compressing voice into packets and transmitting these packets over data networks around the world. All call signaling is routed to a managed softswitch, which is a software-based system that manages call admission, call control, call rating and event recording and routes calls to an appropriate endpoint. Unless the recipient is using an Internet telephony on-line device, the packets are sent to a gateway where they are reassembled and the call is transferred to the PSTN and directed to a regular telephone anywhere in the world. We have hubs in the U.S., United Kingdom and Hong Kong which terminate voice traffic within particular regions. Our billing and back office systems manage and enroll customers and bill calls as they originate and terminate on the system.

Network Operations Center

Our Network Operations Center is located at our headquarters in Newark, New Jersey, and employs a staff of 18 people with experience in both voice and data operations to provide twenty-four hour support to our operations and customers around the world. We use various tools to monitor and manage all elements of telephone calls in real-time. Additionally, our Network Operations Center provides technical support to troubleshoot equipment and network problems.

Customer and Technical Support

We provide customer service on various levels to different customers. Within the International Communications Services division of our Net2Phone Global Services business, we provide customer service and technical support directly to our resellers. The resellers provide their own support directly to their sub-resellers and end users. U.S. consumers who access our services directly through the website receive customer service and technical support through multilingual telephone communication, web-based customer service as well as e-mail support. We use multiple call centers globally to provide better support to our worldwide customer base.

We provide cable operators with the tools, documentation and software to deliver first level customer and technical support to their subscribers. We do not interface directly with cable operator’s subscribers. We provide advanced technical support to the cable operators directly.

Back Office Systems

In order to improve efficient management of product offerings, we have added new reporting tools that provide a direct view into the network’s performance. We have also created a multi-level technical support interface, allowing resellers to view both their account activity as well as the activities of their sub-resellers and end users. We also support the user interface for foreign currency, allowing resellers to charge their users in their currencies while the partners pay us in U.S. currency.

Interconnection Agreements

We are party to service agreements with several telecommunications providers, including Regional Bell Operating Companies, competitive local exchange carriers, foreign post, telephone and telegraph companies, Internet backbone providers and others. Pursuant to these agreements, we can transport VoIP packets to our hubs and terminate calls throughout the world.

Key Suppliers

We expect that IDT will be a significant supplier of telecommunications services to support our cable telephony business. For a more complete discussion of this agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Related Party Transactions” included elsewhere in this Annual Report.

We rely on one of our vendors, Level3 Communications, Inc., to deliver a suite of local telecommunications services, including local phone numbers, access to the PSTN, operator assistance, directory listings and assistance, E911 emergency services and local number portability. By using Level3, we gain access to its telephone numbering resources, which expands the availability of our telephony products to cable operators.

Competition

International Reseller Channel

Internationally, the competitive marketplace varies from region to region. In markets where telecommunications has been fully deregulated, the competition continues to increase. Generally, newly deregulated markets strive to allow new entrants to establish a foothold and offer competitive services relatively easily. Our competitors include both government-owned and incumbent phone companies and emerging competitive carriers. As consumers and telecommunications providers have come to understand the benefits that may be realized from transmitting voice over the Internet, a substantial number of companies have emerged to provide VoIP services. The principal competitive factors in the market include: price, quality of service, distribution, customer service, reliability, network capacity, the availability of enhanced communications services and brand recognition.

Consumer Channel

The long distance market in the United States is highly competitive. There are several much larger and numerous similar-sized and smaller competitors, and we expect to face continuing competition based on price and service offerings from existing competitors. The principal competitive factors in the market include: price, quality of service, distribution, customer service, reliability, network capacity and the availability of enhanced communications services. Some of our competitors include AT&T, MCI, Sprint, IDT and Regional Bell Operating Companies, all of whom offer services and products competitive with ours on the above factors, including offering their own pre-paid calling cards.

Some providers, such as Skype Technologies, Go2Call and DeltaThree, Inc., offer similar PC-to-phone services to ours, and are now offering inbound calling with features on their services which may compete with our VoiceLine service offering. Other providers, such as Vonage Holdings Corp., Packet 8, AT&T, Verizon and Primus, compete with our VoiceLine service offering, and may become competitive with our International Communications Services offerings. AOL, Google and Yahoo! offer new services that have features similar to some of the products and services we offer though our Consumer Channel, and we may therefore face competition from them in these areas.

Carrier Channel

Wholesale Internet telephony service providers, such as Teleglobe Corp. and iBasis, Inc. compete with our carrier services. We also compete with other wholesale communications providers, such as MCI, Global Crossing, IDT, Qwest Communications and Sprint.

Cable Channel

Our ability to sell our cable telephony services may be limited by the fact that cable operators have and may in the future elect to develop and maintain their own internal cable telephony services instead of buying services from us.

We compete with other providers who currently market cable telephony services directly to consumers and cable operators. These companies may be able to offer services similar to ours, or features that we may be unable to provide, and may offer services at prices lower than we intend to charge.

Other companies aggregate a series of elements to deploy cable telephony systems that could be competitive to ours. These systems include combinations of softswitches, announcement servers and gateways, but some of these vendors do not offer telecommunications administration, record keeping servers or interconnections with the public switched telephone network. We can and may partner with some of these vendors to incorporate some of their elements into our offering as we use available components to complete our solution.

We and cable operators seeking to provide telephony services directly to customers will face competition for subscribers from incumbent local exchange carriers, such as Verizon, Qwest, SBC Communications and competitive local exchange carriers that offer similar services. We expect that competition for telephony services will be on the basis of price, quality, features, customer service and the ability to offer a bundled service offering of voice, data and video. Some local exchange carriers are or may become capable of providing bundled service offerings of voice, high speed internet and video similar to those which cable operators may provide. These providers may be able to provide this bundled service offering at lower prices or with greater reliability than cable operators, which in turn may adversely affect demand for our product.

Research and Development

We operate two research and development facilities in our West Long Branch and Brick, New Jersey locations. Most of the employees at these facilities have technical expertise which covers areas including software and hardware development, switching, security, voice compression, protocols, web applications, PC development, interactive voice response systems, next-generation signaling, firewalls and network address translations, engineering real-time online transactions, billing, network and call management and conferencing network monitoring and cable systems. This staff is devoted to the improvement and enhancement of our existing product and service offerings, as well as to the development of new products and services. Our future success will depend, in part, on our ability to improve existing technology, to retain services of talented employees and to develop new products and services that incorporate leading technology.

Software development costs are our primary research and development expenditures. Such costs, which totaled $12.0 million in fiscal 2005, $8.2 million in fiscal 2004, and $5.4 million in fiscal 2003, are included in selling, general and administrative expenses.

Regulation

The use of the Internet and private IP networks to provide voice communications services is a relatively recent market development. Although the provision of such services is currently generally not as regulated as traditional telephony services within the United States, the FCC is reviewing whether to apply additional regulations to VoIP services, and the United States Congress is considering several bills that would, if passed, impose new and additional regulations on providers of VoIP services, including us. In addition, several foreign governments have adopted or proposed laws and/or regulations that could be interpreted to restrict or prohibit the provision of VoIP services. Other countries, however, have begun to open their markets to competition from new Internet-based voice services. Regulation of Internet telephony providers and services may materially and adversely affect our business, financial condition, operating results and future prospects, particularly if increased numbers of governments impose regulations restricting the use and sale of IP telephony services. This additional regulation could have a material adverse effect on many of our primary business lines.

United States

Federal Regulation

FCC IP-Enabled Notice of Proposed Rulemaking, or NPRM

To date, the FCC has not imposed broad-based regulatory charges or traditional common carrier regulation upon providers of Internet communications services, but it has begun regulating this area on a limited basis as outlined in this section. On March 10, 2004, the FCC opened a proceeding (Docket No. 04-36) to examine several regulatory and policy issues regarding the regulation of IP-enabled services (such as VoIP), technologies, and providers. This proceeding could result in the FCC determining, for instance, that certain types of Internet telephony should be regulated like basic telecommunications services. Thus, Internet telephony could no longer be exempt from access charges, which reimburse local carriers for use of their local telephone network and other telecommunications related fees and regulatory obligations. The FCC could also conclude that Internet telephony providers should contribute to the Universal Service Fund, which provides support to ensure universal access to telephone service.

The imposition of access charges, regulatory fees, or universal service contributions could substantially increase our costs of serving our customers in the U.S. We may have to increase our prices to cover these costs, which could have a negative impact on our ability to compete with other telephony providers. The imposition of regulation and contribution requirements might also negatively affect the incentives for companies to continue to develop IP technologies to offer VoIP services because companies may need to divert resources from research and development to comply with regulatory and contribution requirements. It is also possible that the FCC might adopt a regulatory framework that is unique to IP telephony providers or one where IP telephony providers are subject to reduced regulatory requirements, which we believe would be good for us. Although the FCC has indicated it will preempt state regulation for some types of VoIP services, the FCC may decline to preempt all state regulation over various types of IP-enabled services, which may result in the imposition of additional regulation of VoIP services at the state level. We cannot predict what regulations, or the extent of regulation, if any, the FCC may impose. The FCC has, however, explained that it intends to rely wherever possible on competition and apply discrete regulatory requirements only where such requirements are necessary to fulfill important policy objectives. We cannot predict when the FCC will issue a final decision, the outcome of the decision, or the result of any subsequent proceedings or actions that may arise out of the FCC’s decision.

E911 Order

On May 19, 2005 (in Docket 05-196) the FCC issued an Order, the E991 Order, requiring, among other things, that as of November 28, 2005, certain VoIP service providers offer enhanced 911 service, or E911 in a manner similar to that of traditional carriers. The E911 Order applies to those services that: (1) enable real-time, two-way voice communications; (2) require a broadband connection from the user’s location; (3) require Internet protocol-compatible customer premises equipment; and (4) permit users generally to receive calls that originate on the public switched telephone network and to terminate calls to the public switched telephone network, together the interconnected VoIP services. The E911 Order also places several other obligations on providers of interconnected VoIP services, such as customer notification requirements. Several of our services fall within the type of services covered by the FCC’s E911 Order.

To date, the FCC has declined to extend the statutory liability protections applied to traditional wireline and wireless carriers to VoIP providers for offering emergency services. As part of the Order, the FCC issued a Notice of Proposed Rulemaking, or NPRM, to examine, among other things, whether the additional E911 requirements should be imposed on VoIP providers and whether more types of Internet services should be obligated to offer E911. There are several petitions for clarification and appeals pending on the E911 Order.

We expect to expend significant resources to comply with the E911 Order. We rely on third party underlying service providers to offer E911. We may not be able to comply with the E911 Order or aid our cable operators or other service provider clients to comply with the E911 Order if we cannot maintain our agreements with underlying E911 service providers. In addition, if these service providers are not available in a geographic location, or if it is not otherwise technically feasible, we may not be able to comply or assist our cable and service provider clients to comply with the E911 Order. If we cannot comply with the Order, we may become subject to regulatory action, including fines and other penalties, and we may decide to or be required to disconnect customers, or to renegotiate or terminate our agreements with our customers. Ambiguities in the E911 Order and the proceedings arising from the E911 Order result in added regulatory uncertainty that may have a negative impact on our business.

As we deploy E911 services, we may have an increased risk of liability resulting from provision of these services, or the failure of these services to function as required. We intend to comply with the E911 Order and expect to continue to develop technologies to support emergency access and enhanced emergency services.

Communications Assistance for Law Enforcement Act, or CALEA

On September 23, 2005, the FCC released an Order requiring certain broadband and VoIP providers to accommodate wiretaps pursuant to CALEA. The FCC found that these services can essentially replace conventional telecommunications services currently subject to wiretap rules. The FCC reasoned that the definition of “telecommunications carrier” in CALEA is broader than the definition of that term in the Communications Act and can encompass providers of services that are not regulated as telecommunications services providers under the Communications Act. The CALEA Order also encompassed a NPRM to determine whether certain classes or categories of facilities-based broadband Internet access should be exempt from CALEA. The FCC established a deadline of 18 months from the effective date of the Order, by which time newly covered entities and providers of newly covered services must be in full compliance. While Net2Phone intends to comply with the FCC CALEA Order and continues to cooperate with law enforcement to enable authorities to accomplish lawful wiretaps, we may be required to expend significant resources to comply with CALEA. If we do not comply, the FCC may subject us to fines and penalties, and we may decide to or be required to disconnect customers, or to renegotiate or terminate our agreements with our customers.

Other VoIP Proceedings

On October 18, 2002, AT&T filed for a declaratory ruling from the FCC that would prevent incumbent local exchange carriers, or ILECs, from imposing traditional circuit-switched access charges on AT&T’s phone-to-phone IP services. On April 21, 2004 the FCC ruled on AT&T’s petition that AT&T’s particular phone-to-phone service was a regulated telecommunications service and was therefore subject to access charges. The FCC may extend its findings in the AT&T Order to other VoIP services and providers, thereby imposing additional and burdensome regulatory requirements on some of our services.

On February 5, 2003 pulver.com filed a petition with the FCC seeking a declaratory ruling that its “Free World Dialup,” (which facilitates point-to-point broadband Internet protocol voice communications), is neither telecommunications nor a telecommunications service. On February 19, 2004 the FCC issued an order holding that Free World Dialup is more properly classified as an information service and not subject to regulations governing traditional telecommunications providers. In another proceeding, on November 9, 2004, the FCC ruled that services similar to Vonage’s broadband Internet telephony service are interstate in nature, thereby preempting states from imposing entry regulations on providers of these services. The FCC, however, declined to preempt state laws governing taxation, fraud, commercial dealings, marketing, advertising and other business. In these proceedings, the FCC has demonstrated its preference for minimal regulation of nascent VoIP services in order to promote technological and competitive development, which is beneficial to us.

Intercarrier Compensation

Currently, the FCC treats providers of Internet telephony services no differently from providers of other information and enhanced services that are exempt from payment of interstate access and other fees and charges. On April 19, 2001, in Docket No. CC 01-92, the FCC adopted a proposal to begin a fundamental examination of all forms of intercarrier compensation — the payments among telecommunications carriers resulting from their interconnecting networks. In March 2005, the FCC released a further NPRM regarding intercarrier compensation reform. The FCC could adopt an intercarrier compensation mechanism and other regulations that could result in an increase in the cost of the local transmission facilities necessary to complete our calls or a decrease in the costs of such facilities to traditional long distance telephone companies. An increase in our rates as a result of new FCC regulations could have a material adverse effect on our ability to compete with other carriers. Additionally, our rates from underlying carriers may increase due to regulatory fees such as the Universal Service Fee.

Other aspects of our services may be subject to state or federal regulation, such as regulations relating to the confidentiality of data and communications, intellectual property issues, taxation of services, and licensing.

State Regulation

State governments and their regulatory authorities may assert jurisdiction over the provision of intrastate IP communications services where they believe that their telecommunications regulations are broad enough to cover regulation of IP services. Various state regulatory authorities have initiated proceedings to examine the regulatory status of Internet telephony services. While a majority of state commissions have not imposed traditional telecommunications regulatory requirements on IP telephony at this time, some states have issued rulings that may be interpreted differently. For instance, a state court in Colorado has ruled that the use of the Internet to provide certain intrastate services does not exempt an entity from paying intrastate access charges. Prior to imposing any regulatory burdens on VoIP providers, however, the Colorado Public Utilities Commission, or CPUC, opened a docket to investigate whether it has jurisdiction to regulate VoIP services. On December 17, 2003, the CPUC closed its investigatory docket pending the outcome of the FCC’s various VoIP-related proceedings. The New York State Public Service Commission, or NYPSC, has ruled that another company’s particular IP telephony services may be considered telecommunications services subject to access charges. The NYPSC has to date, however, declined to issue a broad regulatory policy related to all types of VoIP services, although it is currently considering the regulatory framework for VoIP services as part of a larger proceeding on the state of competition in New York. On May 24, 2004, the NYPSC found that another provider’s particular broadband VoIP service was a telecommunications service subject to New York telecommunications regulations. On July 16, 2004, a federal district court issued a preliminary injunction against the NYPSC pending outcome of relevant FCC proceedings.

Following an investigative workshop held by the Florida Public Service Commission on VoIP, the Florida Legislature passed a bill that exempts VoIP from regulation, but some local exchange companies have attempted to interpret the new law as leaving open the issue of access charges. On October 16, 2003, a Federal court in Minnesota issued a permanent injunction against the MNPUC preventing the MNPUC from imposing state regulations on another provider’s VoIP services offered over broadband connections. There are approximately 30 states and U.S. territories that have examined or are in the process of examining the regulatory status of VoIP to some extent, and many have sent us inquiries about our services. We have responded to these letters by asserting that we are an information service and not a telecommunications provider and, therefore, are not subject to regulation under their laws. If the states require us to register as a telecommunications provider, we may become subject to significant additional fees and charges, although we may decide to challenge these charges or the regulations establishing them. There can be no assurance that these states, or others that may contact us in this regard, will accept our position or that our challenges will be successful.

VoIP over Broadband, such as Cable Modem Services

The regulatory status of cable VoIP could be affected by the state and federal legislative efforts and the FCC and court decisions in the proceedings discussed above. Our ability to provide broadband telephony services to cable and other operators may also be influenced by federal and state regulations specific to Internet over broadband services such as DSL or cable (also known as cable modem services). The FCC has deemed cable modem services to be unregulated information services that do not contain a separate telecommunications component. On June 7, 2005 the U.S. Supreme Court upheld the FCC’s interpretation of cable modem service as an unregulated “information service.”

The FCC is engaged in several other proceedings to examine the regulatory treatment of cable modem services and other broadband technologies such as DSL that may indirectly affect the market for our cable telephony service. Although the FCC has maintained a pro- competitive regulatory policy for cable modem and broadband services, we cannot predict the impact that market forces and regulatory developments might have on its business and operations related to our broadband telephony solutions.

On the state and local levels, regulators may try to impose additional franchise fees and requirements on cable operators seeking to offer cable telephony within the state. While federal laws limit the extent of state and local regulation over cable networks used to offer telecommunications services, states may nevertheless attempt regulation. The FCC is also examining the role, if any, of state and local governmental authorities in regulating cable modem and broadband services in general. Where state or local regulators impose additional requirements on cable providers that offer voice or cable modem services, this may create disincentives for cable operators to deploy these services and, in turn, materially decrease market demand for our cable telephony solution.

As state governments, courts, and regulatory authorities continue to examine the regulatory status of Internet telephony services, they could render decisions or adopt regulations affecting providers of Internet telephony services or requiring such providers to pay intrastate access charges or to make contributions to universal service funding. Should the FCC determine to regulate IP services, states may, if not preempted by federal regulation, decide to follow the FCC’s lead and impose additional obligations as well. We cannot predict the actions that federal, state, and local regulators may take or what impact such actions would have on our business.

International

The regulatory treatment of IP communications outside the United States varies significantly from country to country. Net2Phone operates on a global scale. The regulations we are subject to in many jurisdictions change from time to time, and they may be difficult to obtain in a timely manner and to interpret as applied to new technologies. This is especially true for developing markets. Additionally, in our experience, the enforcement of these regulations does not always track the letter of the law. Accordingly, although we devote considerable resources to maintaining compliance with these regulations, we cannot be certain that we are in compliance with all of the relevant regulations at any given point in time.

While some countries prohibit IP telecommunications, others have determined that IP services offer a viable alternative to traditional telecommunications services. As the Internet telephony market has expanded, regulators have begun to reconsider whether to regulate Internet telephony services. Some countries currently impose little or no regulation on Internet telephony services. Other countries, however, are beginning to take a more structured approach to regulating VoIP. For instance, in 2002 the European Union, or EU, adopted several directives that revamp the existing EU telecommunications policies and regulations (Directives). The EU Directives, collectively referred to as the New Regulatory Framework (NRF), require Member States to adopt laws that implement the provisions of the NRF and that promote its key objectives, which include fostering competition and innovation, liberalizing markets and simplifying market entry; promoting the single European market and the interest of citizens. While the European Commission (EC) monitors and supervises the Member States of the EU to ensure they properly apply the provisions of the Directives, the primary responsibility for implementing the provisions of specific EU legislation lies with the legislatures and regulatory authorities of the Member States. Accordingly, although Member States are required to adhere to the EU laws, Member States do not necessarily take a uniform approach toward a particular service such as

VoIP. Moreover, one of the key tenants of the NRF is technological neutrality, which means that a given service should in theory be subject to the same kind of regulation, regardless of the technological platform or network over which the service is delivered. The level of regulation in a given situation will depend principally on market analysis conducted by each regulatory authority. The heaviest regulatory burden will fall on providers that are found to hold a dominant position on the relevant market. Certain consumer protection, quality of service and public safety obligations may be imposed on providers of publicly available voice services, even if the providers do not hold a dominant position on the market.

There is considerable uncertainty as to how this last aspect of the NRF would apply to providers of VoIP services such as Net2Phone. Many countries are choosing to regulate VoIP like traditional phone service if the subscriber to the VoIP service is allocated a geographical telephone number of the same type as that given to users of traditional telephone service. Currently, we intend to offer our cable telephony platform, and other services, in several EU countries, including France, Belgium, and Luxemburg. We cannot guarantee that these or other EU Member States where we may elect to do business will refrain from imposing additional regulations on our VoIP services as they implement and interpret the NRF. The EU and several Member States have issued consultation documents requesting industry comments on the applicability of aspects of the NRF to various VoIP services in their respective countries. We cannot predict the outcome of these consultations or the manner in which Member States will implement the NRF with respect to VoIP services such as ours.

Other countries, including those in which the governments prohibit or limit competition for traditional voice telephony services, generally do not permit Internet telephony services or strictly limit the terms under which those services may be provided. Still other countries regulate Internet telephony services like traditional voice telephony services, requiring Internet telephony companies to, among other things, apply for the same types of licenses and pay the same regulatory fees as traditional telecommunications service providers in those countries. While some countries subject IP telephony providers to reduced regulations, others have moved towards liberalization of the IP communications sector and have lifted bans on provision of IP communications services. We believe that while increased prohibitions and restrictions could materially threaten our ability to provide services, the lifting of prohibitive regulations in a country generally will enable us to expand our services and presence in that country. On the other hand, in countries where there exists substantial regulatory uncertainty with respect to VoIP, limited and narrowly tailored regulation may enable providers such as Net2Phone to enter these markets with greater certainty. We cannot predict how a regulatory or policy change of a particular country might affect the provision of our services.

In some cases where access to some of our services has been blocked by government-controlled telecommunications companies, we have tried to negotiate agreements with those governments to provide our services. We intend to continue to do the same where similar situations may arise. No assurances can be given, however, that we will be successful in such negotiations or that we will be able to provide alternative means of accessing our services that will not be blocked by foreign governments or government-controlled telecommunications companies. The varying and continually changing regulatory landscape of Internet telephony in the countries in which we currently provide or may provide services may adversely and materially affect our business, financial condition and results of operations. We believe that our experience negotiating this complicated and ever-changing regulatory environment gives us a competitive advantage over other, less experienced competitors attempting to access these international markets.

In addition, as we expand into additional foreign countries, some countries may conclude that we are required to qualify to do business in their country, that we are otherwise subject to regulation, or that we are prohibited from conducting our business in such countries. Our failure to qualify as a foreign corporation in certain jurisdictions, or to comply with foreign laws and regulations, may materially and adversely affect our business.

Moreover, our resellers, underlying providers, and wholesale clients such as cable companies in various foreign countries may be or may become subject to various regulatory requirements. We cannot be certain that our partners are currently in compliance with every regulatory or other legal requirement in their respective countries, or that they will be able to comply with existing or future requirements. Failure of our partners to comply with these requirements could materially and adversely affect our business.

Regulation of the Internet

In addition to regulations addressing Internet telephony, cable modem and broadband services, other regulatory issues relating to the Internet in general could affect our ability to provide our services. Congress has adopted legislation that regulates certain aspects of the Internet, including online content, user privacy, taxation, liability for third-party activities and jurisdiction. In addition, a number of initiatives pending in Congress and state legislatures would prohibit or restrict advertising or sale of certain products and services on the Internet, which may have the effect of raising the cost of doing business on the Internet generally. The European Union has also enacted several directives relating to the Internet, one of which addresses online commerce. International governments are adopting and implementing privacy and data protection regulations that establish certain requirements with respect to, among other things, the confidentiality, processing and retention of personally identifiable subscriber information and usage patterns. The potential effect, if any, of these data protection rules on the development of our business remains uncertain.

Federal, state, local and foreign governmental organizations are considering other legislative and regulatory proposals that would regulate or tax the Internet. We cannot predict whether new taxes will be imposed on our services both nationally and internationally, and depending on the type of taxes imposed, whether and how our services would be affected thereafter. Increased regulation of the Internet may decrease its growth and hinder technological development, which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, financial condition and results of operations.

Other Regulations that May Affect Our Services

We are also subject to federal and state laws and regulations regarding consumer protection and disclosure regulations. Changes in these rules could substantially increase the cost of doing business nationally and in any particular state. Authorities having jurisdiction may bring claims against us pursuant to the relevant consumer protection laws in the event we do not meet our legal requirements. The FCC also requires service providers that enable users to place toll-free calls from payphones in the United States to compensate the payphone operator for each call placed from a payphone. Changes in FCC payphone compensation rules and/or the failure of Net2Phone to properly compensate payphone operators for use of their payphones could subject us to legal actions, or otherwise negatively affect our revenues.

In addition to specific telecommunications regulation, we are subject to other laws. For example, the Office of Foreign Asset Control of the U.S. Department of the Treasury, or OFAC, administers the United States’ sanctions against certain countries. OFAC rules restrict many business transactions with such countries and, in some cases, require that licenses be obtained for such transactions. Companies that export products or services out of the United States are also subject to the export regulations of the Bureau of Industry and Security (BIS) of the U.S. Department of Commerce. Failure to obtain proper authority from these regulators could expose us to legal and criminal liability.

Intellectual Property

We rely on a combination of patents, trademarks, domain name registrations and trade secret laws and contractual restrictions to protect our intellectual property rights.

Patents

We currently own, directly or through wholly owned subsidiaries, twenty-nine patents issued in the United States and twenty-eight foreign patents, plus we have over twenty-seven applications pending in both the U.S. and abroad. Several of the patents relate to VoIP communications, including: (1) U.S. Patent Number 6,137,792 (Patent ‘792); (2) U.S. Patent Number 6,389,038 (Patent ‘038); (3) U.S. Patent Number 6,108,704 (Patent ‘704); (4) U.S. Patent Number 6,513,066 (Patent ‘066); and (5) U.S. Patent Number 6,009,469 (Patent ‘469). Patent ‘792 relates to a method and system for enabling data transmission over a bypass circuit-switched network between two computers connected to a public packet-switched network, such as the Internet. Patent ‘038 relates to a method and system for combining plural independently addressable packets into a larger packet, called a SuperPacket, which improves the utilization of a telecommunications channel, and helps reduce latency. Patents ‘704, ‘066 and ‘469 relate to a protocol for establishing point-to-point communications over a packet switched network, such as the Internet, in which protocol addresses are dynamically assigned. Because these patents relate to our core business, we believe the patents have value. Patent ‘792 was issued on October 24, 2000 and expires June 14, 2016. Patent ‘038 was issued May 14, 2002 and expires January 21, 2020. Patent ‘704 was issued on August 22, 2000 and expires September 24, 2015. Patent ‘066 was issued on January 28, 2003 and expires September 25, 2015. Patent ‘469 was issued on December 28, 1999 and expires September 25, 2015.

The ability to make, use, sell or offer for sale our products and services is important to our business. We are aware that patents have been granted to others based on fundamental technologies in the Internet telephony area. It is possible that certain patent infringement claims might be asserted successfully against us in the future. A party making an infringement claim could secure a substantial monetary award or obtain injunctive relief that could effectively block our ability to provide services or products in the United States or abroad. If any of these risks materialize, we could be forced to suspend operations, to pay significant amounts to defend our rights and/or secure an expensive license. A substantial amount of the attention of our management may be diverted from our ongoing business. Moreover, because patent applications in the United States are not publicly disclosed when filed, third parties may have filed applications that, if issued as patents, could result in claims against us in the future. These claims could materially adversely affect our ability to operate and our financial condition and results of operations. We may be able to use our own patents against such claims, for example, if cross-licenses are warranted.

Trademarks

We own 40 registered trademarks in the United States and more than 100 foreign registered trademarks.

Our most important mark is NET2PHONE. We have made a significant investment in protecting this mark, and we believe it has achieved recognition in the U.S. and abroad. We are currently engaged in an international filing program to file trademark applications for trademark registrations of the mark NET2PHONE in a number of foreign countries. There can be no assurance that we will be able to secure registration and maintain protection for NET2PHONE in all the countries where we deem it important to do so. Competitors of ours or other third parties may adopt marks similar to our mark NET2PHONE, thereby interfering with our efforts to build brand identity and possibly leading to customer confusion.

We have encountered trademark oppositions challenging our registration and use of the NET2PHONE mark in several countries. We have also encountered refusals to registration from local trademark offices in several foreign countries, typically based on the asserted grounds that the mark is descriptive/non-distinctive or that it conflicts with a prior registered mark. In addition, in a limited number of situations, third parties have challenged our marks. Our practice is to oppose vigorously such challenges, and we have generally been successful.

Unlike patents, which have a limited duration, our trademarks will continue to be registered so long as we pay the required fees and the company does nothing to lose its rights, such as permit others to use the same mark.

Domain Names

We have registered many Internet domain names that contain the term NET2PHONE. We have not obtained all of the domain names that we would like to have, either because of unwarranted expense, inability to register the domain due to registrar requirements that we cannot meet, or because of third parties who previously registered the relevant domain name. We have encountered several instances of third parties who have registered the term NET2PHONE within a domain name. We have generally had success in obtaining the transfer of those domains that we deemed important to our business from such third parties by agreement, institution of accepted domain name dispute resolution proceedings or other means, but we cannot assure you that we will be successful in the future in obtaining all domains that we deem important. Finally, there are many variations of the word NET2PHONE, and it is difficult, if not impossible, to register each variation, or to pursue all pirates who register such variations. Because we are in large part an Internet business, we may be materially and adversely affected by the unauthorized use of the word NET2PHONE, or of a substantially similar word, in a domain name owned by a third party.

Confidentiality Agreements

All key employees have signed confidentiality agreements, and it is our standard practice to require newly hired employees and, when appropriate, independent consultants, to execute confidentiality agreements. These agreements provide that the employee or consultant may not use or disclose confidential company information except in the performance of his or her duties for the company, or in other limited circumstances. These agreements also state that, to the extent rights in any invention conceived of by the employee or consultant while employed by us do not vest in the company automatically by operation of law, the employee or consultant is required to assign his or her rights to us. The steps taken by us may not, however, be adequate to prevent the misappropriation of our proprietary rights or technology.

Employees

As of July 31, 2005, we employed 273 individuals full-time, one individual part-time, and 13 individuals on a temporary basis. These employees include approximately 97 in technical support, 40 in marketing and sales, 30 in management and finance, 56 in operations and 64 in research and development. Our employees are not represented by a union, and we consider our employee relations to be good. We have never experienced a work stoppage.

Revenues and Assets by Geographic Area

For fiscal 2005, 57 percent of our revenue was derived from international customers, and 43 percent from customers in the United States. As of July 31, 2005, 7 percent of our long-lived assets were located outside of the United States. For more detailed information concerning our geographic segments, see Notes 6 and 23 of the Notes to Consolidated Financial Statements included elsewhere in this Annual Report.

Key Customers

IDT was our largest carrier customer in fiscal 2005, representing, together with its affiliates, 51.3 percent of our carrier revenue and 7.6 percent of our total revenue for fiscal 2005.

Executive Officers

The following are the executive officers of Net2Phone as of October 12, 2005.

Executive Name	Age	Officer Since	Present Office

Liore Alroy	37	2004	Chief Executive Officer
Arthur Dubroff	55	2002	Chief Financial Officer
Glenn J. Williams	42	1999	Executive Vice President of Business and Legal Affairs, General Counsel and Corporate Secretary
Jonathan Reich	39	1999	Chief Executive Officer, Net2Phone Global Services
David Lando	62	2003	Chief Operating Officer, Net2Phone Global Services
Michael Pastor	37	2003	President, Net2Phone Cable Telephony

Liore Alroy has served as our Chief Executive Officer and as a member of our Board of Directors since 2004. From January 2003 to October 2004, Mr. Alroy served as a Senior Vice President of IDT Corporation, our controlling shareholder. In this role, Mr. Alroy was responsible for mergers and acquisitions, strategic initiatives and related financing activities for IDT, and was also a strategic advisor for Net2Phone’s cable telephony business. From July 2001 to December 2002, Mr. Alroy served as an independent consultant to IDT, performing similar functions. From March 2000 to June 2001, Mr. Alroy was a corporate and tax attorney in private practice. From September 1999 to March 2001, Mr. Alroy was a part-time consultant for a variety of different companies, and prior to that time a tax attorney with the law firm of Skadden, Arps, Slate, Meagher and Flom LLP.

Arthur Dubroff  has served as our Chief Financial Officer since November 2002. From February 2002 to November 2002, Mr. Dubroff was an independent contractor for us, serving in the capacity of Controller. Prior to February 2002, Mr. Dubroff was Chief Financial Officer of Virtual Communities, Inc., a provider of ethnic websites and content management software tools, since July 2000. He served as Chief Financial Officer of Enhance Financial Services Group Inc., a financial guaranty reinsurer from 1996 to 2000.

Glenn J. Williams has served as our Executive Vice President of Business and Legal Affairs since 2001 and Corporate Secretary since 1999, and has been General Counsel from October 1999 to February 2001 and since January 2004. Prior to joining us, Mr. Williams served as Associate General Counsel to IDT Corporation from December 1998 to September 1999. From August 1997 to December 1998, Mr. Williams served as Associate General Counsel to a privately held company and from 1994 to 1997 worked as an attorney in private practice, including representing the New Jersey Sports and Exposition Authority.

Jonathan Reich has served as the Chief Executive Officer of Net2Phone Global Services, LLC since August 1, 2003. Mr. Reich was our President, Worldwide Sales and Marketing from July 2002 to August 2003, and our Executive Vice President—Marketing and Corporate Development from January 1999 to July 2002. Prior to his employment with us, Mr. Reich was IDT Corporation’s Senior Vice President of Advertising, Marketing and Business Development in charge of strategic relationships for both us and IDT Corporation from June 1997 to December 1998 and IDT Corporation’s Director of Advertising from January 1995 to November 1997.

David Lando has served as the Chief Operating Officer of Net2Phone Global Services, LLC since August 1, 2003. Dr. Lando was our Executive Vice President, Products & Services from January 2002 to August 2003. Prior to his employment with us, Dr. Lando was Vice President, Supply Line Engineering, Architecture and Quality for Lucent Technologies from October 2000 to October 2001, Engineering & Environmental Technologies Vice President for Bell Labs, a division of Lucent Technologies, from April 1996 to October 2000, and Vice President Manufacturing for AT&T Microelectronics and Director, Integrated Circuits Technology for AT&T Bell Labs from 1986 to 1996.

Michael Pastor has served as the President of Net2Phone Cable Telephony, LLC since August 1, 2003. Mr. Pastor was Vice President and General Manager of our cable telephony division from November 2001 to July 2003. Prior to that time, Mr. Pastor served as our Vice President, Voice Hosting Services from October 1999 to November 2001. Prior to joining Net2Phone, Mr. Pastor was the Manager, Business Development for Bloomberg, LP from June 1998 to September 1999.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the information under “Risk Factors” and all other information included in, or incorporated by reference into, this prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risk and uncertainties actually occur, our future operating results and financial condition could be harmed, and the market price of our common stock could decline, perhaps significantly.

Risks Related to Our Business

We have reported losses from operations in every fiscal year of our operating history other than 2003.

We have never generated income from operations in any fiscal year, except for fiscal 2003, when we realized a gain from a litigation settlement, which resulted in income from operations. Our aggregate revenue from inception to July 31, 2005 was approximately $661.8 million, and our accumulated deficit was $815.1 million as of that date. We will need to generate significant additional annual revenue beyond the $78.8 million of revenue generated in fiscal 2005 to achieve profitability. We may not be able to do so. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future.

IDT Corporation, our majority stockholder, has made an offer to purchase all of our outstanding stock not owned by IDT, and if our independent directors accept the offer, we will be acquired by IDT.

In light of the relationship between us and IDT, our Board of Directors formed a committee of independent directors to review, evaluate and approve or disapprove of agreements and other material issues arising from time to time between IDT and us. On June 28, 2005, we received a letter from IDT Corporation, our controlling stockholder, notifying our Board of Directors that IDT intended to make an offer to purchase all outstanding shares of our common stock not owned by IDT or its affiliates, at a price of $1.70 per share in cash. Our Board of Directors charged the independent committee with reviewing the IDT offer, and the committee found the initial IDT offer not acceptable. On September 6, 2005, IDT announced that it was changing the form of consideration in its proposed offer to purchase our outstanding shares not owned by IDT or its affiliates from $1.70 in cash to $1.70 in value of IDT’s Class B Common Stock at a ratio of 0.1283 IDT shares for each of our shares and the committee stated that this offer was also not acceptable. On September 13, 2005, the committee stated that it anticipates being in a position to engage in discussions with IDT in the near future, and such discussions are ongoing. We cannot predict how long the negotiation process will take or whether any transaction will result. Even if our independent committee reaches an agreement with IDT, we cannot predict the final structure of any transaction, the per share purchase price, or the time required to close the transaction. In addition, this process involves a number of additional risks, including: the diversion of management attention from operational matters; the incurrence of significant incremental costs associated with the proposed transaction; our inability to attract and retain key personnel given the uncertainty of the transaction and the company’s future; the potential disruption of our business; and customer dissatisfaction or performance problems. The realization of all or any of the risks described above could materially and adversely affect our stock price, business and our results of operations. If our independent committee does not reach an agreement with IDT in a timely manner or at all, this could have an adverse impact on our stock price and our relationship with IDT, or IDT may choose to reduce the compensation offered in exchange for our shares or pursue a transaction without the input of our independent committee and management. For additional information on the risks associated with our relationship with IDT, see “Risks Related to Our Relationship with IDT” below.

We intend to pursue new streams of revenue, including from our cable telephony business, which may not be profitable.

Beginning in fiscal 2004, we devoted, and we will continue to devote, significant capital and resources to the development of our cable telephony business, and we cannot ensure when or if this investment will be profitable. Our business models for our cable telephony business are still being defined, and have not been tested on a broad basis.

We are just beginning to test our cable telephony service on a large scale and with multiple operators in multiple jurisdictions. We cannot be sure that our service offering will be scalable to the extent necessary to serve a large customer base or that our services will deliver sufficient reliability or quality on a large scale basis, or at all. Our cable telephony business faces other risks, including, but not limited to the following:

•	end users of cable telephony services may not accept our product as an alternative to their existing telephony services on a wide-scale basis, or at all;

•	cable operators have and may in the future choose to build their own internal cable telephony services, and not outsource to providers such as us;

•	the failure of cable operators to successfully market, and help generate consumer demand for, cable telephony service;

•	international deployments may be delayed due to the variety of legal, tax and implementation issues that are often unique to the host country;

•	the long period of time required to consummate an agreement with a cable operator, deploy the service and earn revenues; and

•	the legal and regulatory environment related to cable telephony may change in a manner that would preclude us from pursuing this opportunity in a profitable manner, or at all.

If any of these events occur, we may not be able to recoup our substantial investment in the cable telephony business, and our business, financial condition and results of operations may be materially and adversely affected.

We may not be able to obtain sufficient funds to grow our business.

Due to the nature of our industry, our future capital needs are difficult to predict. Therefore, we may require additional capital to fund some or all of the following:

•	deployment of our cable telephony service;

•	unanticipated opportunities;

•	strategic alliances;

•	potential acquisitions;

•	changing business conditions; and

•	unanticipated competitive pressures.

We believe that, as the expected growth in our cable telephony business accelerates, or if we acquire the business or assets of another company, we may need to raise additional capital from equity or debt sources. There can be no assurance that we will be able to raise such capital on favorable terms or at all. If we are unable to obtain such additional capital, we may be required to reduce the scope of our anticipated expansion, which could have a material adverse effect on our business, financial condition, and results of operations.

Pricing pressures and increasing use of VoIP technology may lessen our competitive pricing advantage.

Our success is based partly on our ability to provide discounted local and long distance telephone services by taking advantage of cost savings achieved by carrying voice traffic employing VoIP technology, as compared to carrying calls over traditional networks. In recent years, the price of telephone service has fallen. The price of telephone service may continue to fall for various reasons, including the adoption of VoIP technology by other communications carriers. Many carriers have adopted pricing plans such that the rates that they charge are not always substantially higher than the rates that we charge for similar service. In addition, other providers of long distance services are offering unlimited or nearly unlimited use of some of their services for an attractive monthly rate. The overall effect of these developments may be to reduce the price of local and long distance calls to a point where we no longer have a price advantage. We would then have to rely on factors other than price to differentiate our product and service offerings, which we may not be able to do. If we are not able to do so, our business, financial condition and results of operations may be materially and adversely affected.

We and our cable customers may not be able to compete with providers that can bundle telephony services with other offerings.

Our competitors as well as the competitors of our cable operator customers, such as local exchange carriers and satellite television providers, may bundle services and products that we do not offer together with long distance or Internet telephony services. These services could include wireless communications, voice and data services, Internet access and cable television. This form of bundling would put us at a competitive disadvantage if these providers can combine a variety of service offerings at a single attractive price. In addition, some of the telecommunications and other companies that compete with us and our cable customers may be able to provide customers with lower communications costs or other incentives with their services, reducing the overall cost of their communications packages, and significantly increasing pricing pressures on our services, which could materially and adversely affect our business, financial condition and results of operations. While we are entering the cable telephony business, in part, to take advantage of possible bundled service offerings by our cable operator customers, we cannot assure you that we will compete successfully in this business.

Some local exchange carriers, alone or together with partners such as satellite television providers, are capable of providing a similar bundled service offering of voice, data and video. This service offering would directly compete with bundled services offerings by cable operators that purchase our cable telephony services. If we or our cable operator customers are unable to successfully compete with these offerings, our business, financial condition and results of operations may be materially and adversely affected.

Competition could reduce our market share and decrease our revenue.

The market for telecommunications services is extremely competitive. Many companies offer products and services like ours, and some of these companies have a superior presence in the markets we serve. In addition, many of these companies are larger than we are and have substantially greater financial, distribution and marketing resources than we do. We may not be able to compete successfully with these companies. If we do not succeed in competing with these companies, we will lose customers and our revenue will be substantially reduced, and our business, financial condition and results of operations may be materially and adversely affected.

Our competitors include the following:

International Reseller Channel.     Competitors include both government-owned phone companies as well as emerging competitive carriers.

Consumer Channel.     There are several large and numerous small competitors, and we expect to face continuing competition based on price and service offerings from existing competitors. Competitors include AT&T, MCI, Sprint, IDT and Regional Bell Operating Companies, all of whom offer their own pre-paid calling cards. Some providers, such as Skype Technologies, Go2Call and DeltaThree, Inc., offer similar PC-to-phone services to ours, and are now offering inbound calling with features on their services which may compete with our VoiceLine service offering. Other providers, such as Vonage Holdings Corp., Packet 8, AT&T, Verizon and Primus, compete with our VoiceLine service offering, and may become competitive with our International Communications Services service offerings. AOL, Google and Yahoo! offer new services that have features similar to some of the products and services we offer though our Consumer Channel, and we may therefore face competition from them in these areas.

Carrier Channel.     Wholesale Internet telephony service providers, such as Teleglobe Corp. and iBasis, Inc. compete with our carrier services. We also compete with other wholesale communications providers, such as MCI, Global Crossing, IDT, Qwest Communications and Sprint.

Cable Channel.     Our ability to sell our cable telephony services may be further limited by the fact that cable operators have and may in the future elect to develop and maintain their own cable telephony service instead of buying services from us. We compete with several companies, such as Sprint Corporation, who currently market cable telephony services directly to consumers and cable operators. These companies may be able to offer services similar to ours, or features that we may be unable to provide, and they may offer services at prices lower than we intend to charge. Other companies aggregate a series of elements to deploy cable telephony systems that could be competitive to us. We along with cable operators seeking to provide our telephony services directly to customers, will face competition for subscribers for telephone service from incumbent local exchange carriers, such as Verizon, Qwest, SBC and competitive local exchange carriers for subscribers for telephone services. We expect that competition for telephone services will be primarily on the basis of price, quality, customer service and the ability to offer a bundled voice, video and data service offering. Some local exchange carriers, alone or together with partners such as satellite television providers, are or may become capable of providing bundled service offerings of voice, data and video similar to which cable operators who have upgraded their systems to two-way digital cable can provide. These providers may be able to provide this bundled service offering at lower prices or with greater reliability than cable operators, which in turn may adversely affect demand for our product.

We have previously identified material weaknesses in our internal controls over financial reporting, and if we identify additional issues, this could negatively impact our stock price.

In our quarterly reports on Form 10-Q for the periods ending January 31, 2005 and April 30, 2005, we identified deficiencies in our internal controls over financial reporting that led us to conclude that, when taken together, we had a material weakness in our internal controls over financial reporting. In addition, we are required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted pursuant thereto (“Section 404 Rules”), which require us to evaluate our internal financial controls to allow management to report on, and our independent registered public accounting firm to attest to, our internal controls over financial reporting as of July 31, 2005. Our management report is included in this Annual Report on Form 10-K for the year ending July 31, 2005, and it contains our assessment that we believe that we maintained effective internal controls over financial reporting as of July 31, 2005.

We will continue to report on the adequacy of our internal controls over financial reporting as required by law. If we are unable to timely report on the effectiveness of our system of internal controls over financial reporting under the Section 404 Rules, or if we must disclose material weaknesses related to our system of internal controls over financial reporting, investor confidence in our internal controls over financial reporting and financial statements could be damaged and cause our stock price to decline.

We have and plan to increasingly depend on our international operations, which subject us to unpredictable regulatory, economic and political situations.

Our customers based outside of the United States generated approximately 57 percent of our revenue during fiscal 2005. A significant component of our strategy is to continue to expand internationally. We cannot assure you that we will be successful in expanding into additional international markets. In addition to the uncertainty regarding our ability to generate revenue from foreign operations and expand our international presence, there are certain risks inherent in doing business on an international basis, including:

•	changing regulatory requirements, which vary widely from country to country;

•	action by foreign governments or foreign telecommunications companies to limit access to our services;

•	increased bad debt and subscription fraud;

•	legal uncertainty regarding liability, tariffs and other trade barriers;

•	economic and political instability; and

•	potentially adverse tax consequences.

For example, several of our largest customers are based in the Middle East, Asia and Latin America and other areas of the world where there is the potential for significant political and economic instability. More than 19 percent of our revenue was derived from customers in the Middle East in fiscal 2005. We have experienced power supply problems, difficulty maintaining local customer support and difficulties dealing with local companies and governments in some of these regions. In addition, the regulatory environment in these countries changes frequently, and the regulations are often difficult to obtain in a timely manner and to interpret as applied to our technologies. Additionally, in our experience, the enforcement of these regulations does not always track the letter of the law in these countries. Moreover, developments in the Middle East, such as the continuation of hostilities by the United States or others, could result in the disruption of our business in the regions affected by the hostilities. These events could also reduce travel to these regions, which could further adversely affect our calling card business, which relies in large part on the use of calling cards by travelers. We cannot assure you that these political and economic difficulties will not continue or that they will not expand into other geographic areas experiencing political and economic instability. These difficulties could materially and adversely affect our business, financial condition and results of operations.

Any damage to or failure of our systems or operations could result in reductions in, or terminations of, our services.

Our success depends on our ability to provide efficient and uninterrupted, high quality services. Our systems and operations are vulnerable to damage or interruption from natural disasters, power loss, telecommunication failures, physical or electronic break-ins, sabotage, computer viruses, and intentional acts of terrorism or vandalism and similar events that may be or may not be beyond our control. Our systems and operations could also be interrupted by Internet service providers or government owned telecommunications companies that implement network changes or blocks, which may also be out of our control. The occurrence of any or all of these events could still hurt our reputation and cause us to lose customers, which may materially and adversely affect our business, financial condition and results of operations.

Substantially all of the IP telephony calls made by our customers are connected through local telephone companies and, at least in part, through leased facilities that may become unavailable.

We are not a local telephone company or a local exchange carrier. Our network covers only portions of the United States. Accordingly, we must route parts of some domestic and all international calls made by our customers over leased transmission facilities. In addition, because our network does not extend to homes or businesses, we must generally route calls through a local telephone company to reach our network and, ultimately, to reach their final destinations.

In many of the foreign jurisdictions in which we conduct or plan to conduct business, the primary provider of significant in-country transmission facilities is the national telephone company, which may be the only provider in that country. Accordingly, we may have to lease transmission capacity at artificially high rates from such a monopolistic provider, and consequently, we may not be able to generate a profit on those calls. In addition, national telephone companies may not be required by law to lease necessary transmission lines to us or, if applicable law requires national telephone companies to lease transmission facilities to us, we may encounter delays in negotiating leases and interconnection agreements and commencing operations. Additionally, disputes may result with respect to pricing, billing or other terms of these agreements, and these disputes could affect our ability to continue to operate in these countries, which may materially and adversely affect our business, financial condition and results of operations.

Our ability to implement our cable telephony services will require us and our underlying providers to negotiate carrier services and/or interconnection agreements with established telephone companies and other new market entrants, which can take considerable time, effort and expense and which may be subject to federal, state and local regulation. Interconnection agreements are agreements between local telecommunications services providers that set forth the terms and conditions governing how these providers will interconnect their networks and/or purchase or lease network facilities and services.

We rely on the Internet and third-party communications infrastructure over which we have little control.

Our service could be disrupted, our reputation could be harmed and we could lose customers, if the quality and maintenance of the third-party communications infrastructure on which we rely suffers. This infrastructure, including the Internet and leased transmission facilities, is sometimes used to carry our voice traffic between our customers. We have no control over whether the infrastructure on which we rely will be adequately maintained by these third parties or whether these third parties are able to upgrade or improve their equipment and prevent it from becoming obsolete. If these third parties fail to maintain, upgrade or improve this equipment, our service quality may be harmed, we may lose customers and our business, financial condition and results of operations may be materially and adversely affected. We do not control the security of the Internet and our business could be materially harmed by unauthorized activity, which results in congestion, failures or deficiencies in the infrastructure.

Our cable telephony business depends on key vendors for hardware devices, softswitches and other services.

Our Cable Channel relies on several service providers to support its cable telephony service offering. In addition to IDT, our Cable Channel relies on Level3 Communications, Inc., Intrado, Inc., Accenture, LLP, VeriSign, Inc. and other providers to deliver a suite of local telecommunications services, including local phone numbers, access to the PSTN, operator assistance, directory listings and assistance, E911 emergency services and local number portability. By using these providers, we gain access to telephone numbering resources, which expands the availability of our telephony products to cable operators. To date, we have not entered into definitive written agreements with all of these service providers. In addition, we may have difficulty integrating the various services we receive form these companies into our product offerings seamlessly where such integration is required. If we cannot enter into definitive agreements with these providers and successfully integrate the services they provide into our product offerings, we would need to find replacement providers. We may not be able to find and contract with replacement providers in a timely manner, or at all. If we cannot locate, contract with and integrate with the service providers we need to deploy our cable telephony service in the various locations where we are deploying our products around the world, our Cable Channel business could be materially and adversely affected.

Our success depends on our ability to handle a large number of simultaneous calls, which our systems may not be able to accommodate.

We expect the volume of simultaneous calls to increase significantly as we expand our operations. Our network hardware and software may not be able to accommodate this additional volume. If we fail to maintain an appropriate level of operating performance, or if our service is disrupted, our reputation could be hurt, we could lose customers and our business, financial condition and results of operations could be materially and adversely affected.

Because we are unable to predict definitely the volume of usage and our capacity needs, we may be forced to enter into disadvantageous contracts that would reduce our operating margins.

We may have to enter into additional long-term agreements for leased communications transmission capacity. To the extent that we overestimate our call volume, we may be obligated to pay for more transmission capacity than we actually use, resulting in costs without corresponding revenue. Conversely, if we underestimate our capacity needs, we may be required to obtain additional transmission capacity through more expensive means or such capacity may not be available. As a result, our margins could be reduced and our business, financial condition and results of operations could be materially and adversely affected.

We may not be able to keep pace with rapid technological changes in the communications industry.

Our industry is subject to rapid technological change. We cannot predict the effect of technological changes on our business. We expect that new services and technologies will emerge in the market in which we compete. These new services and technologies may be superior to the services and technologies that we use, or these new services may render our services and technologies obsolete. To be successful, we must adapt to our rapidly changing market by continually improving and expanding the scope of services we offer and by developing new services and technologies to meet customer needs. Our success will depend, in part, on our ability to respond to technological advances and emerging industry standards on a cost effective and timely basis. If we are unable to do so, our business, financial condition and results of operations may be materially and adversely affected.

Unauthorized use of our intellectual property by third parties may damage our brand.

We regard our patents, service marks, trademarks, trade secrets and other intellectual property as important to our success. We rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the laws of some foreign countries may not protect intellectual property rights to the same extent as do the laws of the United States. It may be difficult for us to enforce certain of our intellectual property rights against third parties who may have acquired intellectual property rights by filing unauthorized applications in foreign countries to register the trademarks that we use because of their familiarity with our worldwide operations. Since Internet related industries such as ours are exposed to the intellectual property laws of numerous foreign countries and trademark rights are territorial, there is uncertainty in the enforceability and scope of protection of our trademarks. The unauthorized use of our intellectual property by third parties may damage our brand and may have a material adverse effect on our business, financial condition and results of operations.

Defending against intellectual property infringement claims could be expensive and could disrupt our business.

We cannot be certain that our products and services do not or will not infringe upon valid patents, trademarks, copyrights or other intellectual property rights held or claimed by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against those third-party infringement claims, regardless of their merit. For example, in February 2000, Multi-Tech, Inc. filed a lawsuit against us alleging that we infringe upon its patents. While we received a successful ruling in this case, we incurred substantial expenses defending this claim. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business.

Our risk management practices may not be sufficient to protect us from unauthorized transactions or thefts of services.

As have many others in our industry whose customers use credit cards to purchase services, we have been the victim of consumer fraud and theft of service. From time to time, callers have obtained our services without rendering payment by unlawfully using our access numbers and personal identification numbers. We attempt to manage these theft and fraud risks through our internal controls and our monitoring and blocking systems. If these efforts are not successful, the theft of our services may cause our revenue to decline significantly and our business, financial condition and results of operations to be materially and adversely affected.

Risks Related to Our Relationship with IDT

We are controlled by IDT and Mr. Howard Jonas.

IDT Corporation, either directly or through its affiliates, owned an aggregate of 40.8 percent of our outstanding capital stock and 56.9 percent of the aggregate voting power of our capital stock on October 6, 2005. Mr. Howard Jonas controls IDT because he beneficially owns a controlling voting interest in the voting securities of IDT and serves as the chairman of its board of directors. As a result, Mr. Jonas and IDT have the power to control or influence the selection of our board of directors, management and other decisions important to our business.

We may experience conflicts of interest resulting from IDT’s power to elect the members of our board of directors and the presence of IDT officers and directors on our board.

IDT has the power to nominate and elect the members of our board of directors when such members become eligible for re-election, so long as at least five members are not affiliated with us or IDT, as required by our bylaws. The vice chairman of our board, Howard Jonas, is also the chairman of IDT’s board of directors. On October 31, 2004, Stephen Greenberg, our previous chief executive officer and vice chairman of the board, resigned as our chief executive officer and became chairman of our board. Mr. Greenberg has received and will continue to receive compensation from IDT. One of our other directors, James Courter, serves as a director and the chief executive officer of IDT. In addition, our new chief executive officer effective October 31, 2004, Liore Alroy, whose appointment was influenced by IDT, also serves on our board. Mr. Alroy was previously a senior vice president at IDT. Although a majority of our board members are independent directors, our board may still face significant conflicts of interest with respect to matters involving IDT and other matters that may arise in the ordinary course of our business.

IDT’s holdings may limit your ability as a stockholder to influence the outcome of matters subject to a stockholder vote.

IDT is able to exert considerable influence over us, including in the election of our directors, the appointment of management and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers or sales of our company or of all of our assets. In addition, we could be prevented from entering into certain transactions that could be beneficial to us and our stockholders, as IDT can effectively block these transactions through its voting control of us. Third parties will likely be discouraged from making a tender offer or bid to acquire us because of IDT’s stock ownership and voting control of us. See the risk factor “IDT Corporation, our majority stockholder, has made an offer to purchase all of our outstanding stock not owned by IDT, and if our independent directors accept the offer, we will be acquired by IDT” above.

We have contracted with IDT for various services and for the use of its telecommunications network, which contracts we may not be able to renew when they expire.

In May 1999, we entered into agreements with IDT under which IDT provides administrative and telecommunication services to us. Since that time we have entered into a variety of other service agreements with IDT. Some of these agreements are terminable at will. If we or IDT elect to terminate, we will need to engage other entities to perform these services or perform these services ourselves. We cannot assure you that IDT will continue to provide these services. As a result, we may have to purchase these services from third parties or devote resources to handle these functions internally, which may cost us more than we paid IDT for the same services.

Some of our business relationships with IDT and its affiliates are not covered by written agreements. IDT could stop them at any time.

IDT, together with its affiliates, was our largest carrier customer in fiscal 2005, representing 51.3 percent of our carrier revenue and 7.6 percent of our total revenue for fiscal 2005. While we have understandings in place with IDT relating to the carrier services we provide to them, only some of them have been reduced to writing, and with respect to the agreements that are not in writing, they may be terminated at any time by either party, or the terms could change without notice to us. Termination of these relationships, or a deterioration of the terms available to us, could significantly reduce our revenues, which may have a material adverse effect on our business, financial condition and results of operations.

We will depend on IDT to provide various telecommunications services to us. We do not currently have a definitive agreement in place with IDT for these services.

On October 29, 2003, we entered into a binding memorandum of understanding with IDT for the provision of telecommunications services to Net2Phone Cable Telephony. Under the memorandum of understanding, it is contemplated that IDT and its affiliates will provide to us telecommunications services that will be important to our cable telephony business. We expect IDT to provide us with some or all of the following services: network access, call termination, call origination, and other related services. We expect to obtain favorable pricing on these services during the term of our agreement with IDT. We expect to purchase from IDT a significant portion of telecommunications services that we require to support our cable telephony business.

Our agreement with IDT for these services is currently in the form of a legally binding memorandum of understanding. The memorandum of understanding requires that we and IDT use good faith efforts to negotiate, execute and deliver a definitive agreement that comprehensively sets forth the obligations of IDT to supply the telecommunications services. If, for any reason, the parties do not execute a definitive agreement, IDT may elect not to provide these services to us. If we enter into the definitive agreement and IDT does not perform its obligations under the agreement, we will be required to seek alternative supply arrangements.

If we cannot obtain these services from IDT, one of the sources of supply for these services may be from competitors to our cable telephony business, including traditional long distance carriers and incumbent local exchange carriers. We may not be able to obtain these services from third parties at the prices and on the terms we anticipated to receive from IDT. If we must seek alternative supply of these services, we may be delayed in offering our cable telephony services while we negotiate supply arrangements. As a result, our ability to offer our cable telephony services may be materially and adversely affected.

We are required to issue 6.9 million shares of Class A common stock to IDT when we enter into definitive telecommunications services and related agreements. Charges relating to the vesting of these shares may materially reduce our earnings.

Under the terms of the memorandum of understanding, we have agreed to issue 6.9 million shares of Class A common stock to IDT at the time we execute definitive agreements in consideration for IDT providing the telecommunications and other services to us. The stock will be held in escrow to secure IDT’s performance obligations and will be released to IDT in equal annual amounts over five years, which began October 29, 2003, with the first release of all shares earned to date to occur when definitive agreements are signed. If third parties can provide services to us on more favorable terms, we may determine not to purchase services from IDT. IDT may not be able to provide these services to us in the quantities we demand. We may determine to purchase similar services from other suppliers for other reasons as well. Even if we do not purchase from IDT our anticipated or required volume of services, IDT may still be entitled to receive all of these shares so long as it is offering the services and otherwise performing its obligations under the agreement. Assuming these 6.9 million shares are issued, IDT will control 61.8 percent of our aggregate voting power based on our outstanding stock on October 6, 2005.

These shares are subject to variable accounting treatment until they are released from escrow and therefore must be marked-to-market each quarter, resulting in a quarterly charge to earnings equal to the aggregate market value of one-fourth of the shares that will vest on each anniversary of the agreement. These charges may materially reduce our earnings.

Risks Related to Our Industry

Federal and state regulations may be passed that could harm our business.

Our ability to provide VoIP communications services at attractive rates arises in large part from the fact VoIP services are not currently subject to the same level of regulation as traditional telephony. Because their services are not currently regulated to the same extent as traditional telephony, VoIP providers can currently avoid paying some of the charges that traditional telephone companies must pay. Local exchange carriers are lobbying the Federal Communications Commission, or FCC, and the states to regulate VoIP on the same basis as traditional telephone services. Congress, the FCC and several states are examining this issue. If these regulators decide to regulate VoIP, they may impose surcharges, taxes or additional regulations upon providers of Internet telephony. These surcharges could include access charges payable to local exchange carriers to carry and terminate traffic, contributions to the Universal Service Fund (USF) or other charges. The imposition of any such additional fees, charges, taxes and regulations on IP communications services could materially increase our costs and may limit or eliminate our competitive pricing advantages. In addition, we expect that recently enacted regulations requiring compliance with the Communications Assistance for Law Enforcement Act (CALEA), or provision of 911 services required for traditional telecommunications providers, could place a significant financial burden on us depending on the technical changes required to accommodate the requirements. We have received directives from some state regulators that we register as a telecommunications provider in their states. In response, we are taking the position that VoIP is not, and should not be, subject to such regulations because VoIP is an information service, not a telecommunications service. However, these states may reject our position and may subject us to regulation and require us to pay associated charges and taxes. As a result, our business, financial condition and results of operations could be materially and adversely affected.

Our ability to offer services outside the U.S. is subject to the local regulatory environment, which may be complicated and often uncertain.

Regulatory treatment of Internet telephony outside the United States varies from country to country. We distribute our products and services through resellers that may be subject to telecommunications regulations in their home countries. The failure of these resellers to comply with these laws and regulations could reduce our revenue and profitability. Because of our relationship with the resellers, some countries may assert that we are required to register as a telecommunications carrier in that country. In such case, our failure to do so could subject us to regulatory action such as fines or penalties. In addition, some countries are considering subjecting VoIP services to the regulations applied to traditional telephone companies. Regulatory developments such as these could have a material adverse effect on our extensive international operations, from which we derived approximately 57 percent of our revenue in fiscal 2005.

In many countries in which we operate or our services are sold, the status of the laws that may relate to our services is unclear. We cannot be certain that our customers, resellers, or other affiliates are currently in compliance with regulatory or other legal requirements in their respective countries, that they or we will be able to comply with existing or future requirements, and/or that they or we will continue in compliance with any requirements. Our failure or the failure of those with whom we transact business to comply with these requirements could materially adversely affect our business, financial condition and results of operations.

New regulations, such as the requirement to provide enhanced 911, or E911, services, may increase our cost of doing business and subject us to additional liability.

We expect our need to comply with new regulations to increase our costs of doing business, which means we may need to raise our prices or lower our margins, which could adversely affect our ability to be competitive and to become profitable. In addition, as we begin to offer new products and services the failure of such products and services to perform or function properly may also subject us to legal claims or actions from our customers. For instance, we intend to offer services that enable customers to access emergency services in order to comply with new FCC requirements in this area. This has required us to spend significant internal resources to develop the necessary technology, enhance our operations center to monitor compliance, and enter into agreements with service providers to provide necessary technology or services. Even with this significant effort, while these services may resemble traditional emergency services such as 911, they are fundamentally different in terms of routing and reliability. We endeavor to disclose any and all limitations of the emergency services we offer but we cannot guarantee that customers will use the services properly or read our disclosures and disclaimers. In addition, while we are working diligently to meet the requirements of the FCC’s E911 Order, it is still subject to change, and we cannot ensure that we will be able to comply with FCC regulations with respect to 911 in all of our markets, or across all of our services. This may require us to terminate certain agreements or stop providing services to some of our end users or to expand into new markets where we cannot provide E911 services, which could have a material adverse effect on our business and results of operations. If we cannot provide the service or if our service fails and a 911 call does not get through, this may subject us to additional liability if the person needing assistance cannot access emergency services. Unlike traditional local exchange service providers that are protected from this liability by statute, VoIP providers have not been granted such protection.

In addition, other new and existing laws may cover areas that impact our business that include, but are not limited to:

•	sales, excise and other taxes;

•	user privacy;

•	pricing controls;

•	export and international commerce related transactions;

•	characteristics and quality of products and services;

•	consumer protection; and

•	encryption.

While we expect additional regulation of our industry in some or all of these areas, and we expect continuing changes in the regulatory environment as new and proposed regulations are reviewed, revised and amended, we cannot predict with certainty what impact new laws in these areas will have on us, if any. For a complete discussion of what we believe are the most material regulations impacting our business, see “Business–Regulation” included elsewhere in this Annual Report.

Risks Related to Our Capital Structure

The market price of our common stock may be volatile.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for VoIP services and communications related companies in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by securities analysts, conditions or trends in the VoIP services and other Internet and communications related industries, announcements made by our competitors or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance.

In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Some provisions of our certificate of incorporation, bylaws and Delaware law, as well as the fact that IDT controls us, may deter takeover attempts, which may limit the opportunity of our stockholders to sell their shares at a favorable price.

IDT’s control of a majority of our voting stock enables it to block or deter attempts by third parties to acquire control of our company. In connection with the letter we received on June 28, 2005 from IDT notifying our Board of Directors that IDT intended to make an offer to purchase all outstanding shares of our common stock not owned by IDT, on July 6, 2005, the Independent Committee of our Board of Directors, which was established to review related party transactions, inquired whether IDT would be willing to sell its shares in Net2Phone to a third party, if that third party were willing to acquire all of Net2Phone. On July 8, 2005, IDT indicated that it would not be interested in selling the Net2Phone shares it owns to a third party. IDT, therefore, may not approve any takeover bid other than its own, even if other stockholders believe an alternative transaction is in their best interests. In addition, some of the provisions of our certificate of incorporation and bylaws and in Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders by providing them with the opportunity to sell their shares at a premium over the then market price. For example, our board of directors is divided into three classes. At each annual meeting of stockholders, the terms of approximately one-third of the directors will expire, and new directors will be elected to serve for three years. It will take at least two annual meetings to effect a change in control of our board of directors because a majority of the directors cannot be elected at a single meeting, which may discourage hostile takeover bids. In addition, our certificate of incorporation authorizes the board of directors, without further stockholder approval, to issue preferred stock, which could have the effect of delaying, deferring or preventing a change in control of us. The issuance of preferred stock could also adversely affect the voting power of the holders of common stock, including the loss of voting control to others. Our bylaws and articles of incorporation contain provisions that require stockholders to act only at a duly called meeting in certain circumstances and make it difficult for any person other than management to introduce business at a duly called meeting by requiring such other person to follow certain notice procedures. Certain provisions of Delaware law could delay or prevent a change in control of Net2Phone, discourage acquisition proposals or diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of our common stock or over a stockholder’s cost basis in our common stock.

Additional Information

The Company’s internet address is www.net2phone.com. We make available, via a link to the Securities and Exchange Commission’s website and through our investor relations website located at www.net2phone.com, access to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. All such filings on our investor relations website are available free of charge. A copy of this Annual Report is available without charge upon written request to: Investor Relations, Net2Phone, Inc., 520 Broad St., 8th Floor, Newark, NJ 07102.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report contains forward-looking statements. When used in this Annual Report or in any other presentation, statements which are not historical in nature, including the words “may,” “will,” “should,” “continue,” “future,” “potential,” “believe,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Annual Report are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us, that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from expectations are our ability to expand our customer base and to develop additional and leverage our existing distribution channels for our products and solutions, include:

•	IDT Corporation’s offer to purchase all of our outstanding common stock not currently owned by IDT,

•	pursuit of new streams of revenue which may not be profitable,

•	dependence on strategic and channel partners including their ability to distribute our products and meet or renew their financial commitments,

•	our ability to address international markets,

•	the effectiveness of our sales and marketing activities,

•	the acceptance of our products in the marketplace,

•	the timing and scope of deployments of our products by customers,

•	fluctuations in customer sales cycles,

•	our customers’ ability to obtain additional funding,

•	technical difficulties with respect to our products or products in development,

•	the need for ongoing product development in an environment of rapid technological change,

•	the emergence of new competitors in the marketplace,

•	our ability to compete successfully against established competitors with greater resources,

•	the uncertainty of future governmental regulation,

•	our ability to manage growth and obtain patent protection and additional funds,

•	general economic and business conditions, and

•	the other factors referenced in this Annual Report, including, without limitation, under the section entitled “Risk Factors”.

You should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward- looking statements after the date of this Annual Report, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Annual Report might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors.

Item 2. Properties

Our primary facility is our headquarters and executive offices located on two floors at 520 Broad Street, Newark, New Jersey. We also locate equipment around the world. Our principal equipment locations are in Newark and Piscataway, New Jersey, London, England and Hong Kong, China. Since the equipment is portable, the lease arrangements for the equipment locations are generally short term or at-will. We believe that our facilities are suitable and adequate for our business for the foreseeable future. A summary of the material leased facilities where we conduct business operations is as follows:

Domestic Office Locations(1)	Total Sq. Ft.	Business Segment Served	Description	Lease Expiration Date

Newark, New Jersey	47,401	Net2Phone, NGS & NCT	Headquarters	May 31, 2010
Brick, New Jersey	14,663	NCT	Laboratories	March 31, 2011
West Long Branch, New Jersey	31,485	Net2Phone and NGS	Laboratories	September 30, 2007
Foreign Office Locations

Ramat Beit Shemesh, Israel	4,500	NGS	International Sales Office	5/31/06
Singapore	60	NGS	International Sales Office	10/31/05
Alphaville, Brazil	70	NGS	International Sales Office	Month-to- month

(1) We lease approximately 13,000 additional square feet of office space in New York, New York, all of which is currently subleased to a third party through 8/31/06.

Item 3. Legal Proceedings

On June 28, 2005, our controlling stockholder, IDT Corporation, announced its intention to commence a tender offer for all outstanding shares of our common stock not already owned by IDT or its affiliates. Thereafter, six class actions were filed on behalf of our public common stockholders against IDT, Net2Phone, Inc. and all of our directors. Five of these actions were filed in the Court of Chancery, New Castle County, in Delaware and the sixth was filed in the Superior Court of New Jersey, Chancery Division, Essex County. In these actions, plaintiffs allege that the defendants have breached their fiduciary duty to the public shareholders and seek to enjoin the transaction alleging that the proposed consideration offered by IDT is inadequate. Plaintiffs also seek damages from the defendants in the event the transaction is consummated. Plaintiffs have granted an extension to answer, move or otherwise respond to the complaints until October 28, 2005.

We are subject to other legal proceedings that have arisen in the ordinary course of business and have not been finally adjudicated. Although there can be no assurance in this regard, in the opinion of management, none of these additional legal proceedings to which we are currently a party will have a material adverse effect on our results of operations, cash flows or our financial condition.

Item 4. Submission of Matters to a Vote of Security Holders

No matters were submitted to our stockholders during the fourth quarter of the fiscal year ended July 31, 2005.

PART II

Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

We have two classes of common stock, known as and referred to herein as (1) our common stock and (2) our Class A common stock. Our common stock is quoted on the Nasdaq National Market under the ticker symbol “NTOP.” There is no public market for our Class A common stock. The following table sets forth for the periods indicated the high and low sale prices per share for our common stock as reported on the Nasdaq National Market.

Year Ended July 31, 2005	High	Low

First Quarter	$4.00	$2.54
Second Quarter	$4.16	$2.32
Third Quarter	$2.97	$1.55
Fourth Quarter	$1.95	$1.37

Year Ended July 31, 2004	High	Low

First Quarter	$7.79	$4.50
Second Quarter	$8.39	$4.31
Third Quarter	$7.40	$3.49
Fourth Quarter	$4.83	$2.81

On October 6, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $1.71 per share.

Holders

As of October 6, 2005, there were approximately 282 stockholders of record of our common stock and 6 stockholders of record of our Class A common stock, par value $.01 per share.

Dividend Policy

We have not paid any cash dividends in the past and do not intend to pay cash dividends on our capital stock for the foreseeable future. Instead, we intend to retain all earnings, if any, for use in the operation and expansion of our business.

Issuer Purchases of Equity Securities

There have been no purchases of equity securities by the Company required to be disclosed herein.

Item 6. Selected Financial Data

The following selected financial data should be read in conjunction with our financial statements and related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 7. This financial information is derived from our financial statements.

	Fiscal Year Ended July 31,

Statement of Operations Data:	2005	2004	2003	2002	2001

	(in thousands, except per share data)
Total revenue	$78,757	$82,779	$91,750	$137,855	$150,199

Income (loss) from operations	$(37,967)	$(25,384)	$9,532	$(257,794)	$(240,210)

Net income (loss) available to common stockholders	$(38,285)	$(11,168)	$16,795	$(246,061)	$(366,508)

Net income (loss) per common share — basic and diluted	$(0.50)	$(0.16)	$0.28	$(4.21)	$(6.25)

Weighted average number of common shares used in calculation of basic net income (loss) per common share (a)	76,120	70,560	59,700	58,442	58,665

Weighted average number of common shares used in calculation of diluted net income (loss) per common share (a)	76,120	70,560	60,101	58,442	58,665

Cash, cash equivalents, restricted cash and marketable securities	$98,024	$132,080	$94,111	$108,691	$253,969
Total assets	141,830	165,257	144,646	183,405	435,297
Long term obligations and redeemable common stock	717	17,329	16,170	9,753	22,253
Total stockholders’ equity	95,619	128,625	76,329	45,913	269,297
Cash dividends declared per common share	—	—	—	—	—

As discussed in further detail in “Adjustments Reducing Revenue” below, beginning in the third quarter of fiscal 2002 and continuing through fiscal 2005, we performed an analysis each quarter of our deferred revenue account to determine whether the balance appropriately reflected our liability to provide services to our prepaid customers. These analyses often resulted in increases to the deferred revenue liability with corresponding and equal decreases to revenue, which we believe resulted from revenue and deferred revenue being misstated in periods prior to the third quarter of fiscal 2002. In the aggregate, during the period from the third quarter of fiscal 2002 through the end of fiscal 2005, these adjustments reduced revenue by a total of $12.0 million. Since we were not able to determine in which prior periods deferred revenue and revenue may have been misstated, and by how much, the adjustments were recorded in the quarter each analysis was completed and prior period financial results were not restated. The adjustments totaled $5.8 million in fiscal 2002, $3.7 million in fiscal 2003, $0.2 million in fiscal 2004 and $2.3 million in fiscal 2005, and resulted in an equal reduction (increase) to income (loss) from operations and net income (loss).

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion together with the more detailed business information and consolidated financial statements and related notes that appear elsewhere in this report and in the documents that we incorporate by reference into this report. This report may contain certain “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. This information involves risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in “Risk Factors.”

Overview

We are a leading provider of Voice over Internet Protocol, or VoIP, telephony services. Since we began operations in 1995, we have evolved from being a pioneer developer of PC-to-telephone calling services over the Internet to a next generation provider of high quality voice and enhanced communication services throughout the world.

Our controlling stockholder is IDT Corporation, a global telecommunications, entertainment and technology company. As of October 6, 2005, IDT held an aggregate of 40.8 percent of our outstanding capital stock and 56.9 percent of our aggregate voting power. In light of the relationship between us and IDT, our Board of Directors had previously formed a committee of independent directors to review and approve agreements and other material related party transactions arising from time to time between IDT and us. On June 28, 2005, we received a letter from IDT notifying our Board of Directors that IDT intends to make an offer to purchase all outstanding shares of our common stock not owned by IDT or its affiliates, at a price of $1.70 per share. Our Board of Directors charged the independent committee with reviewing the IDT offer, and the committee found the initial IDT offer not acceptable. On September 6, 2005, IDT announced that it was changing the form of consideration in its proposed offer to purchase our outstanding shares not owned by IDT or its affiliates from $1.70 in cash to $1.70 in value of IDT’s Class B Common Stock at a ratio of 0.1283 IDT shares for each of our shares and the committee stated that this offer was also not acceptable. On September 13, 2005, the committee stated that it anticipates being in a position to engage in discussions with IDT in the near future, and such discussions are ongoing. The committee is continuing to negotiate with IDT. We cannot predict how long the negotiation process will take or whether any transaction will result. For more information on our relationship with IDT, see “Related Party Transactions” below.

From August 2003 until the end of fiscal 2005, our corporate structure was organized around two wholly owned operating subsidiaries, which we reported as distinct segments during this period:

•
Net2Phone Global Services, which delivers VoIP telephone services to businesses and consumers directly and through its global distribution network of over 500 resellers in over 130 countries, capitalizing on the growth, quality, flexibility and cost advantages of VoIP technologies; and

•
Net2Phone Cable Telephony, which offers cable and other broadband operators a complete suite of services enabling them to deliver residential phone service to their customers having comparable features and functionality to that offered by traditional telephone companies.

On August 22, 2005, our Board of Directors approved a reorganization of our management team and business lines, which will have the effect of integrating many aspects of our Net2Phone Global Services and Net2Phone Cable Telephony businesses. The result of these internal changes is that we no longer qualify for segment reporting under applicable accounting standards. Therefore, beginning with the first quarter of fiscal 2006, we will no longer present our financials on a segment basis. Going forward, our reporting will focus on our four core sales channels: International Reseller, Consumer, Carrier and Cable.

From August 2003 through the end of fiscal 2005, substantially all of our revenue was generated by Net2Phone Global Services and the business units that made up this segment. Through Net2Phone Global Services, we offered a variety of VoIP-based communications products and services to consumers, enterprises and telecommunications providers around the world, focusing on higher margin opportunities in deregulating telecommunications markets. Net2Phone Global Services sold and marketed our services through three divisions, each designed to focus on a specific market. The International Channel Sales division sold our services to incumbent and competitive telecommunications providers and resellers around the globe that had access to consumers and small to mid-sized businesses. Our Consumer division sold our direct-to-consumer VoIP services. The Carrier Services division sold wholesale minutes on our VoIP network to telecommunications providers. Going forward under our new reporting and management structure, we intend to continue to operate these three divisions as three of our four sales channels, and we intend to begin to report the revenue generated by each channel. This is how the Board of Directors and management intend to measure performance going forward. We believe this information will provide our investors with a better understanding of our financial results and operations as currently conducted.

Going forward, we expect to continue to devote a significant amount of resources to developing and extending our cable telephony business, and we expect our revenue from our Cable Channel (previously Net2Phone Cable Telephony) to represent a growing percentage of our total revenue over the next several years. We are actively marketing our products and services to a large number of cable operators in the U.S., Europe and Latin America whom we believe may prefer to buy our products and services rather than build their own internally developed cable telephony service. During fiscal 2005, we signed long-term agreements with several cable operators in the U.S. and Europe, and our cable operator customers are marketing our services to over 1.2 million homes as of July 31, 2005. We will continue to work with cable operators to deploy an integrated, tested and production ready telephony service, that may include our customized operations support systems, managed switching platforms, network interfaces, carrier interconnects, telecommunications methods and procedures and real-time service assurance, including 24 x 7 network operations support.

We signed our first cable contract with Liberty Cablevision of Puerto Rico on October 22, 2003, and subsequently signed definitive cable telephony service agreements with Northland Communications Corporation, three Altice One entities (Coditel Luxembourg, Coditel Belgium, and EST Videocommunication), Bresnan Communications, LLC, Millennium Digital Media Systems, LLC and Atlantic Broadband Finance LLC. In addition, on March 1, 2005, Net2Phone Cable Telephony entered into a Master Services Agreement with the National Cable Television Cooperative, a consortium of over 1,000 cable operators in the U.S., to provide an outsourced solution that allows member cable operators to provide telephony solutions to their subscribers. To date, several member cable operators have signed Member Participation Agreements pursuant to which they are providing telephony service to their subscribers utilizing our VoiceLineSM service.

On October 29, 2003, we entered into a binding memorandum of understanding (“MOU”) with IDT, which requires us to issue 6.9 million shares of Class A common stock to IDT at the time we execute definitive telecommunications services and related agreements with IDT, pursuant to which IDT will provide us with support services, primarily as a component of the services we are offering to cable operators. It is anticipated that the 6.9 million shares, once issued, will be held in escrow to secure IDT’s performance obligations, and, subsequently, released to IDT in equal annual installments over the five year term of the MOU, which began October 29, 2003, with the first release scheduled for the date definitive agreements are signed. The shares are subject to variable accounting treatment until they are released from escrow, and, therefore, must be marked-to-market each quarter. Consequently, we recorded net charges of $1.1 million to non-cash services provided by IDT, a separate line item on our consolidated statements of operations, related to this agreement during fiscal 2005. The charges related to 2.4 million shares that we have recognized as potentially earned by IDT for services and benefits provided by IDT through July 31, 2005. During fiscal 2004, we recorded net charges of $3.4 million to non-cash services related to this agreement. Shares we may release from escrow for services received from IDT are excluded from the total number of Class A common stock shares reported as issued and outstanding in our July 31, 2005 consolidated financial statements. No definitive agreement has been executed as of October 12, 2005. For more information about the MOU and our relationship with IDT, see “Related Party Transactions” below.

We maintain a close working relationship with IDT, and we do business with them on a variety of levels. The fact that we have not completed definitive agreements has not prevented us from working together pursuant to the terms of the MOU nor has it prevented IDT from supporting our cable telephony service offerings while we negotiate definitive agreements. While the MOU identifies the scope of services to be provided and the consideration and methodology for paying for such services, we cannot finalize the definitive agreements until our business units and technical teams further develop the details of the services to be provided by IDT.

Adjustments Reducing Revenue

We receive prepayments from customers for communications services. These payments are recorded as deferred revenue and recognized as revenue as the communications services are provided. During the period from our inception through January 31, 2002, we also recorded revenue based on historical information regarding the percentage of prepayments for which it was probable and estimable that the customer would not ultimately utilize our service. This revenue is commonly referred to as “breakage revenue”. We determined during our financial statement close process for the third quarter of fiscal 2002 that our deferred revenue liability did not adequately reflect our liability to provide future service to our customers. We concluded that the understatement of deferred revenue was the result of the estimated breakage percentage applied in prior periods being too high. Accordingly, in the third quarter of fiscal 2002, we ceased recording breakage revenue, and we developed a deferred revenue adequacy assessment process.

The process we developed at that time to examine the adequacy of our deferred revenue liability as of April 30, 2002 was a balance sheet focused review. We reconciled the deferred revenue liability balance in our general ledger with our customer prepaid account balance details. Based on the results of this reconciliation, we determined that an adjustment was necessary to increase the April 30, 2002 deferred revenue balance by $5.0 million, with a corresponding decrease to our revenue. We were unable to determine in which prior periods deferred revenue was understated and revenue was overstated, and by how much, because there was insufficient information available to determine what the proper estimate of breakage revenue by each period should have been in comparison to the breakage revenue that was recorded in each of those periods. Therefore, we recorded the $5.0 million reduction to revenue in the third quarter of fiscal 2002 rather than restating prior periods.

After the third quarter of fiscal 2002, we continued to use the aforementioned deferred revenue adequacy assessment process. Our revenue recognition policy was updated to reflect this process in our fiscal 2002 Form 10-K. In quarters subsequent to the third quarter of fiscal 2002, this process often resulted in additional increases to deferred revenue and decreases to revenue, which, when all of the quarterly adjustments are aggregated, totaled $10.0 million over the period April 30, 2002 through October 31, 2004, as detailed in the table below. The table below sets forth the amount of the adjustment to reduce revenue in each period and the revenue and net income (loss) reported each period after taking into account such adjustments. Since the adjustments reducing revenue did not impact any costs, the full amount of each revenue reduction increased our net loss, or reduced our net income, by that same full amount. As we were unable to determine to which prior periods these adjustments related, and in what amounts, we recorded each of these adjustments in the then current quarters rather than restating prior periods.

In the second quarter of fiscal 2005, we determined that the deferred revenue adequacy assessment process in place was deficient because it did not take into account the impact of changing product characteristics with certain customers, such as service charges and expiration dates, on the liability associated with those customers’ prepaid account balance details. We determined that this process was “significantly deficient” as defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2 (“AS No. 2”).

We implemented changes to the deferred revenue adequacy assessment process as of the second quarter of fiscal 2005 to appropriately reflect the present terms and conditions of our prepaid customer accounts, including whether the account has an expiration date or service charge associated with it. These changes resulted in an additional $2.0 million increase to deferred revenue and decrease to revenue in the second quarter of fiscal 2005. The $2.0 million adjustment brought the total of all adjustments resulting from our deferred revenue adequacy assessment process that we began in the third quarter of fiscal 2002 to $12.0 million. In our Forms 10-Q for the periods ended January 31, 2005 and April 30, 2005, we revised our revenue recognition policy to reflect our updated process, as set forth below in Critical Accounting Policies. In addition, we believe the improvements implemented to this process in the second quarter of fiscal 2005 enabled us to quantify and segregate the amounts of prepaid balances with no service fees or expiration dates that, based on historical data, are unlikely to be used. Since this income does not result from providing services to our customers, we have reported this income as miscellaneous income, rather than revenue, on the accompanying consolidated statements of operations in the second through fourth quarters of fiscal 2005, in the aggregate amount of $0.7 million. As the result of the improvements that we have implemented, we have determined that the deficiencies noted above have been remediated, and that as of July 31, 2005 our deferred revenue adequacy assessment process effectively determines the adequacy of our deferred revenue liability. For more information on the adequacy of our controls and procedures, see Item 9A, “Controls and Procedures”, below.

The table below sets forth the amount of the adjustment to reduce revenue in each period (which resulted in an equal reduction (increase) to income (loss) from operations and net income (loss) and the revenue, income (loss) from operations and net income (loss) reported each period, which reflect these adjustments.

Period ended	Adjustments reducing revenue	Revenue as reported (post adjustment)	Income (loss) from operations as reported (post adjustment)	Net income (loss) as reported (post adjustment)

	(in thousands)
10/31/2001	$—	$42,891	$(50,680)	$(41,355)
1/31/2002	—	37,839	(50,036)	(46,314)
4/30/2002	5,000	30,563	(139,582)	(138,492)
7/31/2002	775	26,562	(17,496)	(19,767)

Fiscal year 2002	$5,775	$137,855	$(257,794)	$(245,928)

10/31/2002	1,150	23,948	45,467	46,124
1/31/2003	596	23,051	(9,964)	(9,241)
4/30/2003	515	23,788	(9,831)	(9,289)
7/31/2003	1,475	20,963	(16,140)	(10,800)

Fiscal year 2003	$3,736	$91,750	$9,532	$16,795

10/31/2003	160	20,405	(7,640)	5,098
1/31/2004	111	19,812	(10,922)	(9,522)
4/30/2004	—	21,451	392	(462)
7/31/2004	—	21,111	(7,214)	(6,282)

Fiscal year 2004	$271	$82,779	$(25,384)	$(11,168)

10/31/2004	286	20,309	(9,020)	(8,243)
1/31/2005	1,971	17,817	(10,593)	(10,603)
4/30/2005	—	19,814	(8,239)	(9,806)
7/31/2005	—	20,817	(10,115)	(9,633)

Fiscal year 2005	$2,257	$78,757	$(37,967)	$(38,285)

Totals	$12,039	$391,141	$(311,613)	$(278,586)

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. We continually evaluate our estimates, including those related to revenue recognition, bad debts, intangible assets, income taxes, fixed assets, access line costs, restructuring, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies impact our most difficult, subjective and complex judgments used in the preparation of our consolidated financial statements, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. For a further discussion of these and other accounting policies, please see Note 2 of the Notes to Consolidated Financial Statements included elsewhere in this Annual Report.

Revenue Recognition.     Our international reseller service revenue is recognized as service is provided, that is, as minutes are used. Our consumer revenue, which consists primarily of prepaid calling card revenue, is also recognized as service is provided, that is, as minutes are used, or when service fees are charged. Prepayments for communications services are deferred and recognized as revenue as the communications services are provided, service charges are levied or remaining balances expire. We conduct evaluations of outstanding prepaid balances that do not have expiration dates or service fees associated with them to determine, based on historical data, whether such balances are likely to be utilized. If it is determined that balances are unlikely to be used, the deferred revenue liability is reduced accordingly and miscellaneous income is recognized. The balances likely to be utilized are reconciled to our deferred revenue account and deferred revenue is increased or decreased accordingly to properly reflect our liability.

With respect to our relationships with cable operators and broadband providers, we have not recognized significant revenue to date. Based upon the various terms of our customer contracts, we expect to earn revenue from several different sources, including:

•	Platform license fees — these fees are charged to certain customers based on customer contracted commitment levels and revenue is deferred and recognized over the remaining life of the agreement.

•
Monthly recurring fees — these are generally flat monthly fees based on the level of service or calling plans that the subscriber receives. Revenue from these fees is recognized as service is provided.

•
Revenue share — these fees are charges to certain cable operators or broadband providers as a percentage of those operators’ telephony revenue from subscribers and revenue is recognized as service is provided.

•	Maintenance and support fees — revenue from these fees is recognized when maintenance and support services are provided.

•
Usage and transaction fees — these fees are for variable minutes usage and for certain services such as international calls, out-of-plan minutes, directory assistance and transaction fees for service activation, deactivation and number porting. Revenue from these fees is recognized as service is provided, that is, as minutes are used or as transactions occur.

•	Equipment sales — revenue from the sale of equipment is recognized when such products are delivered, collection of payments is assured and there are no significant future obligations.

In accordance with EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (including a Reseller of the Vendor’s Products), the fair value of warrants issued in connection with our warrant incentive program (for a discussion of our accounting for the warrant program, see Note 3 of the Notes to Consolidated Financial Statements included elsewhere in this Annual Report) will be recorded as a reduction of revenue on the date the warrants vest, and the amortization of consideration paid to customers (for a discussion of our accounting for consideration paid to customers, see Note 7 of the Notes to Consolidated Financial Statements included elsewhere in this Annual Report) is recorded as a reduction of revenue over the term of the related contracts.

Valuation of Long-Lived and Intangible Assets.     We assess the recoverability of our long-lived assets and identifiable intangible assets with finite useful lives whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. We evaluate several factors each quarter, which we consider important and which we believe could trigger an impairment review. These factors include:

•	significant underperformance relative to historical performance or projected future operating results;

•	significant changes in the manner of use of the acquired assets or the strategy of our overall business;

•	significant adverse changes in the business climate in which we operate; and

•	loss of a significant contract.

If we determine that the carrying value of certain long-lived assets or identifiable intangible assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we determine whether an impairment exists based on the projected undiscounted cash flows expected to be generated by such assets. If the expected undiscounted future cash flows are less than the carrying value of the asset, we record an impairment loss based on such difference.

Expense Recognition Compared to Capitalized Costs.     Purchases that exceed $500, provide benefit to future periods and have useful lives greater than one year are capitalized. All other purchases are expensed in the period the underlying goods and/or services are received. Specifically:

•	equipment, furniture and fixtures are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from five to ten years;

•	leasehold improvements are recorded at cost and depreciated using the straight-line method over the shorter of the estimated life of the improvement or the remaining term of the related lease;

•	computer software licensed from third parties is recorded at cost and amortized using the straight-line method over the shorter of five years or the term of the related agreement; and

•
software development costs for the internal development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Such costs consist of payments made to third parties and the compensation costs of those employees working on such software development projects. Capitalized internal use software costs are amortized using the straight-line method over the shorter of five years or the useful lives of the internal use software.

Restructuring Accruals.     In fiscal 2005, 2004, and 2003, we recorded charges related to restructuring activities, eliminating employee positions and other strategic changes. The accruals recorded include estimates pertaining to employee termination costs and remaining lease obligations for closed facilities. Although we do not anticipate significant adjustments, the actual costs may differ from these estimates.

Stock-based compensation.     We maintain a stock option and incentive plan (see Note 18 of Notes to Consolidated Financial Statements included elsewhere herein). In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values (i.e., pro forma disclosure is no longer an alternative to financial statement recognition). SFAS No. 123 (R) is effective for public companies at the beginning of the first interim or annual period beginning after June 15, 2005. This required us to adopt SFAS No. 123 (R) effective August 1, 2005.

As permitted by SFAS No. 123, through July 31, 2005 we accounted for share-based payments to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related Interpretations. As such, we generally recognize no compensation cost on grants of employee stock options. Accordingly, the adoption of SFAS No. 123 (R) may have a significant impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS No. 123 (R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted SFAS No. 123 (R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net loss and net loss per share in Note 2 of Notes to Consolidated Financial Statements included elsewhere in this Annual Report. SFAS No. 123 (R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement is not anticipated to be material since we do not currently recognize a benefit of excess tax deductions because of federal and state net operating loss carryforwards available to offset future U.S. federal and state taxable income.

Public entities that used the fair-value-based method of accounting under the original provisions of SFAS No. 123 (whether for recognition or pro forma disclosure purposes) must adopt the provisions of SFAS No. 123 (R) using either the modified-prospective- transition (MPT) or the modified-retrospective-transition (MRT) methods. Under the MPT transition method entities will be required to apply all the measurement, recognition and attribution provisions of SFAS No. 123 (R) to all share-based payments granted, modified or settled after the date of adoption, while under the MRT transition method companies would restate prior periods by recognizing in the financial statements the same amount of compensation cost as previously reported in the pro forma footnote disclosures under the provisions of SFAS No. 123. Effective August 1, 2005, we adopted SFAS No. 123 (R) using the MPT transition method.

Results of Operations

The following table sets forth certain items in our statement of operations for the periods indicated:

	Fiscal Year Ended July 31,
	2005	2004	2003

	(in thousands)
Total revenue	$78,757	$82,779	$91,750
Costs and expenses:
Direct cost of revenue (exclusive of depreciation and amortization and non-cash services provided by IDT)	46,931	46,794	52,820
Selling, general and administrative	54,399	48,446	53,728
Depreciation and amortization	8,488	10,530	11,037
Non-cash services provided by IDT (attributable to direct cost of revenue and selling, general and administrative)	1,071	3,369	—
Non-cash compensation (attributable to selling, general and administrative)	3,972	(3,168)	15,304
Restructuring, severance, impairment and other items	2,562	2,192	7,363
Settlement of Cisco litigation	—	—	(58,034)

Total costs and expenses	117,423	108,163	82,218

Miscellaneous income	699	—	—

Income (loss) from operations	(37,967)	(25,384)	9,532
Interest income, net	1,864	1,981	2,021
Other income (loss), net	(2,182)	12,235	696

Income (loss) before minority interests	(38,285)	(11,168)	12,249
Minority interests	—	—	4,546

Net income (loss)	$(38,285)	$(11,168)	$16,795

As discussed in further detail in “Adjustments Reducing Revenue” above, beginning in the third quarter of fiscal 2002 and continuing through the first quarter of fiscal 2005, we performed an analysis each quarter of our deferred revenue account to determine whether the balance appropriately reflected our liability to provide services to our prepaid customers. These analyses often resulted in increases to the deferred revenue liability with corresponding and equal decreases to revenue, which we believe resulted from revenue and deferred revenue being misstated in periods prior to the third quarter of fiscal 2002. In the aggregate, during the period from the third quarter of fiscal 2002 through the fourth quarter of fiscal 2005, these adjustments reduced revenue by a total of $12.0 million. No adjustments were necessary in the third and fourth quarters of fiscal 2005. Since we were not able to determine in which prior periods deferred revenue and revenue may have been misstated, and by how much, the adjustments were recorded in the quarter each analysis was completed and prior period financial results were not restated. The adjustments totaled $3.7 million in fiscal 2003, $0.2 million in fiscal 2004 and $2.3 million in fiscal 2005, and resulted in an equal reduction (increase) to income (loss) from operations and net income (loss).

Comparison of Fiscal Years Ended July 31, 2005 and 2004 — Consolidated Results of Operations

Revenue.     Our revenue is earned from per-minute charges to our customers, primarily on a prepaid basis, and the sale of VoIP equipment and services to consumers, resellers, IDT, other carriers and cable operators. Revenue decreased 4.9 percent from $82.8 million in fiscal 2004 to $78.8 million in fiscal 2005. The decrease in revenue was primarily driven by adjustments to our deferred revenue totaling $2.3 million, compared with only $0.3 million of such adjustments to deferred revenue during fiscal 2004 (see “Adjustments Reducing Revenue” above). Excluding these adjustments, fiscal 2005 revenue would have been $81.0 million, a 2.5 percent decrease compared to revenue on the same basis in fiscal 2004. Revenue excluding the aforementioned reductions is lower because of a decline in carrier and direct to consumer revenue, which is not fully offset by an increase in revenue generated through our international reseller and cable operator relationships.

Direct cost of revenue.     Our direct cost of revenue consists primarily of network costs associated with carrying our customers’ traffic on our network and leased networks, and routing their calls through a local telephone company to reach their final destination. It also includes the cost of purchasing, storing and shipping VoIP devices. Most of these costs were incurred within Net2Phone Global Services. Direct cost of revenue increased slightly from $46.8 million in fiscal 2004 to $46.9 million in fiscal 2005. As a percentage of total revenue, these costs increased from 56.5 percent in fiscal 2004 to 59.6 percent in fiscal 2005. Without the aforementioned reduction to revenue, the increase in cost of revenue as a percentage of total revenue would have been from 56.3 percent to 57.9 percent. This increase resulted primarily from slightly increased pricing pressure in fiscal 2005 in our international reseller channel business, and prior period cost reductions recorded in fiscal 2004 due to favorable settlements with several connectivity carriers.

Selling, general and administrative.     Selling, general and administrative expense consists of salaries of our employees and associated benefits, and the cost of insurance, legal, rent, utilities and other services, expenses associated with acquiring customers, including commissions paid to our sales force, advertising costs, travel, entertainment and referral fees. Selling, general and administrative expense increased 12.3 percent from $48.4 million in fiscal 2004, to $54.4 million in fiscal 2005. This increase was due primarily to increased administrative costs associated with our Net2Phone Cable Telephony business, as well as $1.6 million in non-recurring expenses relating to legal and investment banking expenses incurred by our independent committee in considering IDT’s proposed tender offer, to reserves for the potential uncollectibility of certain stockholder loans, and to the expensing of previously capitalized labor. In addition, in fiscal 2004 we received a $0.6 million one-time refund for the overpayment of employer taxes, which was reflected as a reduction in selling, general and administrative expenses. Although we expect to incur significant additional selling, general and administrative expense as we continue to build the infrastructure required to support services provided to our cable channel customers, we expect the rate of growth of these expenses to decrease in fiscal 2006, as much of this infrastructure is now in place.

Depreciation and amortization.     Depreciation and amortization decreased 19.4 percent from $10.5 million in fiscal 2004 to $8.5 million in fiscal 2005, which decrease would have been less if not for a $1.1 million adjustment that was recorded in fiscal 2005 to correct overstatements of depreciation expense relating to prior fiscal years. Excluding this adjustment, depreciation and amortization for fiscal 2005 would have been $0.9 million lower compared to fiscal 2004, reflecting the completion of depreciation associated with certain assets, which, based on their useful lives, have been fully depreciated.

Non-cash services provided by IDT (attributable to direct cost of revenue and selling, general and administrative).     In fiscal 2005 and 2004, we recorded net charges of $1.1 million and $3.4 million, respectively, related to the receipt of services from IDT to be paid for through the issuance of 6.9 million shares of Class A common stock. The issuance of these shares is subject to variable accounting treatment until the shares are released from escrow, and therefore, the shares potentially earned by IDT must be marked-to-market each quarter based on their current market value. These charges represent the mark-to-market adjustment of the value at July 31, 2004 and 2005 of 1.0 million and 2.4 million Class A common shares, respectively, that may be issued and subsequently released from escrow to IDT for services and benefits provided by IDT through those dates. This expense, which was recorded for the first time during the fiscal quarter ended January 31, 2004, is based on a binding memorandum of understanding executed on October 29, 2003 with IDT, whereby, in exchange for favorable pricing on local and inter-exchange network access, termination, origination and other related services, as compared to third party vendors, access to IDT’s facilities and other benefits, we have agreed to issue 6.9 million shares of our Class A common stock to IDT at the time we enter into definitive agreements. It is anticipated that the 6.9 million shares will be issued upon execution of definitive agreements and will be held in escrow to secure IDT’s performance obligation, and, subsequently, released to IDT in over the five year term of the MOU, which began October 29, 2003, with the first release scheduled for the date definitive agreements are signed. See “Related Party Transactions” below.

Non-cash compensation (attributable to selling, general and administrative).     Non-cash compensation increased from a net expense reduction of $3.2 million in fiscal 2004 to an expense of $4.0 million in fiscal 2005. The primary factor driving this increase is variable accounting for repriced stock options. During fiscal 2004, we reduced previously recorded expense by $5.3 million to reflect the mark-to-market impact on repriced options due to a decline in our stock price as of July 31, 2004. During fiscal 2005, we did not record any expense or additional expense reduction related to these repriced options as our stock price remained below all repriced exercise prices as of July 31, 2005. During fiscal 2005 and 2004, we recorded non-cash compensation of $4.0 million and $2.1 million, respectively, related to (i) a stock based incentive compensation program, (ii) amortization of grants of restricted shares, (iii) vesting of a nominal number of non-qualified stock options for which the exercise price was less than the fair market value of our common stock, and (iv) funding of our 401(k) plan company match program. As discussed in “Recent Accounting Pronouncements” below, we adopted SFAS No. 123 (R) effective August 1, 2005. SFAS No. 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

Restructuring, severance, impairment and other items.     Restructuring, severance, impairment and other items increased from $2.2 million in fiscal 2004, to $2.6 million in fiscal 2005. The following table summarizes the charges included in restructuring, severance, impairment and other items in the statements of operations:

	Year ended July 31,
	2005	2004

	(in thousands)
Exit and other costs	$706	$1,293
Separation agreements of former CEO, CFO and COO	872	1,244
Workforce reductions	552	163
Impairment charges, including recovery on assets held for sale	247	(89)
Reserve adjustments	185	(419)

Total	$2,562	$2,192

During fiscal 2005 we incurred net exit and related costs of $0.7 million which represents $1.2 million in contract termination costs relating to a secondary disaster recovery site that was migrated to an existing backup facility and exited lease costs, offset by a $0.5 million insurance recovery relating to the theft of certain equipment. During fiscal 2004, we incurred exit and related costs of $1.3 million, which included a $0.4 million charge to exit our disposable calling card business, and $0.9 million in costs primarily related to losses on existing office leases.

During fiscal 2005, we incurred severance and other work force reduction expense of $1.4 million, primarily due to ongoing charges related to the separation agreements we entered into with former officers. During fiscal 2004, we also incurred $1.4 million of such charges.

During fiscal 2005, we incurred $0.2 million in charges related to certain internally developed capitalized software that we determined was no longer in service. During fiscal 2004, we recorded a net recovery of $0.1 million for equipment that had previously been written off.

During fiscal 2005, reserves were increased $0.2 million primarily relating to legal expenses relating to the anticipated disposition of Aplio’s debt (see Note 9 of the Notes to Consolidated Financial Statements included elsewhere herein). During fiscal 2004, $0.4 million in net reserves were reversed primarily due to the execution of sublease agreements at more favorable terms than originally estimated and to adjustments of employee termination agreements based on subsequent decisions to retain certain employees.

Miscellaneous income.     We conduct evaluations of outstanding prepaid balances that do not have expiration dates or service fees associated with them to determine, based on historical data, whether such balances are likely to be utilized. Beginning in the second quarter of fiscal 2005, if we determined that balances are unlikely to be used, we reduced the deferred revenue liability accordingly and recognized miscellaneous income. During fiscal 2005, we recorded $0.7 million of such income. During fiscal periods prior to the second quarter of fiscal 2005, the impact of eliminating such liabilities was recorded as revenue and we are unable to determine what such amounts might have been, if any.

Loss from operations.     Loss from operations was $38.0 million in fiscal 2005, a 49.6 percent increase, as compared to a loss from operations of $25.4 million in fiscal 2004. This increase is primarily due to a

$7.1 million increase in non-cash compensation expense, higher selling, general and administrative expense and the aforementioned $2.3 million reduction to revenue. These were partially offset by a reduction of $2.3 million in non-cash services provided by IDT, which was driven by a decline in our stock price as of July 31, 2005. In addition, depreciation and amortization expense was lower due to the adjustments to correct prior overstatements that were recorded during fiscal 2005.

Interest income, net.     Interest income consists primarily of interest earned on cash, cash equivalents and marketable securities, which is partially offset by interest expense incurred on long-term obligations. Net interest income was $1.9 million and $2.0 million in fiscal 2005 and 2004, respectively. Higher investment yields and higher average investment balances held during fiscal 2005 relative to fiscal 2004 were offset by incremental interest expense incurred through our Deutsche Bank obligation described below in “Liquidity and Capital Resources” and the reversal of $0.4 million of interest income to reflect the write-off of accrued interest on reserved employee loans, as more fully described in “Related Party Transactions” below.

Other income (loss), net.     Other income (loss) includes the losses or gains resulting from non-operating transactions. Other income (loss) decreased from a gain of $12.2 million during fiscal 2004 to a loss of $2.2 million in fiscal 2005. This decrease is primarily attributable to the $12.2 million gain realized from the buyout of ADIR’s remaining minority interest holders during fiscal 2004 (see Note 8 of the Notes to Consolidated Financial Statements included elsewhere in this Annual Report). In addition, in the third quarter of fiscal 2005 we determined that our recorded investment in a telephony software solutions provider experienced an other-than-temporary decline in value such that it no longer had any value to us. As a result, we wrote off the value of this investment, and the related impairment charge of $1.4 million is included in other income (loss), net. Also contributing to the decrease was a lower mark-to-market adjustment on Net2Phone shares held by Deutsche Bank during fiscal 2005 as compared to fiscal 2004.

Comparison of Fiscal Years Ended July 31, 2005 and 2004 — Operating Results by Segment

As discussed above, beginning with the first quarter of fiscal 2006, we will no longer present our financials on a segment basis. However, for periods up to July 31, 2005, discussion of our results of operations by segment remains relevant.

Operating results for our business segments are as follows:

	Year ended July 31,
	2005	2004	Percent better (worse)

	(in thousands)
NGS
Total revenue	$76,322	$81,137	(5.9)

US based revenue	31,597	35,689
Foreign based revenue	44,725	45,448

Segment income	3,739	5,161	(27.6)
Depreciation and amortization	5,164	7,747	33.3
Capital expenditures	3,419	3,038	(12.5)

Total assets	$32,453	$30,090	7.9

US based assets	32,147	(a)
Foreign based assets	306	(a)

	Year ended July 31,
	2005	2004		Percent better (worse)

	(in thousands)
NCT
Total revenue	$2,435	$1,551		57.0

US based revenue	2,435	1,551
Foreign based revenue	(b )	(b	)

Segment loss	(16,171)	(9,306)		(73.8)
Depreciation and amortization	2,525	1,126		(124.2)
Capital expenditures	9,116	2,481		(267.4)

Total assets	$25,529	$8,607		196.6

US based assets	15,633	(a	)
Foreign based assets	9,896	(a	)

Corporate & Other
Total revenue	$—	$91		N/A

US based revenue	—	91
Foreign based revenue	—	—
Segment loss	(7,492)	(7,928)		5.5
Depreciation and amortization	799	1,657		51.8
Capital expenditures	30	20		(50.0)
Total assets	$83,848	$126,560		(33.7)

US based assets	83,848	(a	)
Foreign based assets	—	(a	)

Total Consolidated
Revenue	$78,757	$82,779		(4.9)
Segment loss	$(19,924)	$(12,073)		(65.0)

(a) Substantially all long-lived assets were located in the United States during this period.
(b) Substantially all revenue was derived from United States based customers during these periods.

Our Net2Phone Global Services segment included our International Channel Sales division, Consumer division, and our Carrier Services group. Substantially all of our revenue has been generated by Net2Phone Global Services. During fiscal 2005, Net2Phone Global Services continued to focus its activities on opportunities in emerging markets where we believe our services can command higher margins. Net2Phone Global Services’ revenue is earned from per-minute charges to our customers, primarily on a prepaid basis, and the sale of VoIP equipment and services to consumers, resellers, IDT, and other carriers. Net2Phone Global Services revenue decreased 5.9 percent from $81.1 million in fiscal 2004 to $76.3 million in fiscal 2005. This decrease is primarily due to the aforementioned $2.3 million reduction to revenue during fiscal 2005, as compared to a $0.3 million reduction in revenue during fiscal 2004. Excluding these reductions, Net2Phone Global Services revenue would have decreased 3.5 percent to $78.6 million, which is primarily due to our exit from the disposable calling card business, which occurred during fiscal 2004, and declines in revenue generated by our Consumer and Carrier Channels. We believe the reductions in revenue from our disposable calling card business and our Consumer and Carrier Channels will be replaced by other, higher-margin businesses, such as those offered by the International Reseller Channel through product offerings such as VoiceLineSM and our Enterprise Solutions. Net2Phone Global Services segment income decreased 27.6 percent from $5.2 million in fiscal 2004 to $3.7 million in fiscal 2005, primarily due to the aforementioned $2.3 million reduction to revenue. Excluding this adjustment, and the similar $0.3 adjustment in fiscal 2004, Net2Phone Global Services segment income increased 10.4 percent from $5.4 million in fiscal 2004 to $6.0 million in fiscal 2005, primarily due to economies of scale realized in consolidation of production development efforts.

Our Net2Phone Cable Telephony segment included employees dedicated to providing cable telephony solutions to cable operators. Although the majority of Net2Phone Cable Telephony’s revenue during fiscal 2005 was generated by Liberty Cablevision of Puerto Rico, Inc, Net2Phone Cable Telephony has signed agreements with more than a dozen cable services providers that have begun to generate additional revenue and which we expect will provide an increasing proportion of our revenue during future years. Net2Phone Cable Telephony’s revenue increased 57.0 percent from $1.6 million in fiscal 2004 to $2.4 million in fiscal 2005, due to the revenue generated by the new cable services customers. Fiscal 2005 and 2004 revenue includes revenue recorded from the sale of telephony equipment of $0.9 million and $1.3 million, respectively. Net2Phone Cable Telephony’s segment loss increased 73.8 percent from $9.3 million in fiscal 2004 to $16.2 million in fiscal 2005 due to higher administrative costs incurred by Net2Phone Cable Telephony in staffing required to provide support services to its new cable operator customers.

Our Corporate and Other segment includes all of our administrative departments, such as our executive, legal, finance, human resources and facilities departments, as well as the results of our former subsidiary, ADIR Technologies, Inc. We have ceased recording revenue in our Corporate and Other segment upon the liquidation of our ADIR Technologies, Inc. subsidiary during the fourth quarter of fiscal 2004. Segment loss for the Corporate and Other segment, which reflects the Corporate and Other costs that have not been allocated to Net2Phone Global Services or Net2Phone Cable Telephony, was $7.5 million and $7.9 million in fiscal 2005 and 2004, respectively.

Until the recent reorganization of our management team and business lines discussed above, the operating results of our business segments were distinguishable and senior executive management regularly reviewed them. We evaluated the performance of our business segments based primarily on segment income (loss) and capital expenditures. Segment income (loss) excludes from net income (loss), depreciation and amortization, other income (loss), interest income, net, non-cash compensation, non-cash services provided by IDT, restructuring, severance, impairment and other items, settlement of Cisco litigation, minority interests and certain non-recurring items. Management, in allocating resources and making other daily operating decisions, excluded these items in evaluating segment performance. Portions of corporate expenses were allocated to the business segments based on relative headcount and attributed value-added.

Reconciliation to Consolidated Financial Information

A reconciliation of segment loss to consolidated net income (loss) as reported is as follows:

	Year ended July 31,
	2005	2004

	(in thousands)
Consolidated segment loss	$(19,924)	$(12,073)
Add/(Deduct):
Depreciation and amortization	(8,488)	(10,530)
Inventory obsolescence	(364)	(556)
Non-recurring SG&A expense	(1,586)	168
Restructuring and other items	(2,562)	(2,192)
Non-cash compensation	(3,972)	3,168
Non-cash services	(1,071)	(3,369)

Consolidated income (loss) from operations	(37,967)	(25,384)
Interest income, net	1,864	1,981
Other income (loss), net	(2,182)	12,235

Consolidated net income (loss) as reported	$(38,285)	$(11,168)

Comparison of Fiscal Years Ended July 31, 2004 and 2003 — Consolidated Results of Operations

Revenue. Our revenue is derived from per-minute charges to our customers, primarily on a pre-paid basis, and the sale of VoIP equipment and services to consumers, resellers, IDT, other carriers and cable operators. Revenue decreased 9.8 percent from $91.8 million in fiscal 2003 to $82.8 million in fiscal 2004. As discussed above in “Adjustments Reducing Revenue”, revenue during fiscal 2004 was reduced by $0.3 million, as compared to a $3.7 million reduction in revenue during fiscal 2003. Excluding these reductions, adjusted revenue would have decreased 13.0 percent from $95.5 million in fiscal 2003 to $83.1 million in fiscal 2004. Prior to fiscal 2004, we significantly reduced our workforce and scaled back certain low-margin services, including wholesale termination of telecommunications traffic. The net decrease in revenue was primarily driven by these actions, as well as a significant reduction in our sales of disposable calling cards, a line of business we discontinued in the second quarter of fiscal 2004. Disposable calling cards generated low-margin revenue of $8.9 million during fiscal 2003, compared to $1.1 million during fiscal 2004. We have been focusing our business activities on more strategic, higher-margin services, such as Enterprise Solutions and Rechargeable Calling Card, Prefix Dialing services and cable and other broadband telephony services.

Direct cost of revenue.     Our direct cost of revenue consists primarily of network costs associated with carrying our customers’ traffic on our network and leased networks, and routing their calls through a local telephone company to reach their final destination. It also includes the cost of purchasing, storing and shipping VoIP devices. Most of these costs were incurred within Net2Phone Global Services. However, in fiscal 2004, Net2Phone Cable Telephony recorded $1.4 million in installation and operating costs relating to its deployment to one cable telephony customer. Overall, direct costs of revenue decreased 11.4 percent from $52.8 million in fiscal 2003 to $46.8 million in fiscal 2004. As a percentage of total revenue, these costs decreased from 57.6 percent in fiscal 2003 to 56.5 percent in fiscal 2004. While the dollar cost decrease is primarily attributable to lower revenue, we are also realizing cost reductions, despite a $0.6 million inventory obsolescence charge taken during the second quarter of fiscal 2004, from a more efficiently structured and utilized network and from more aggressively priced termination contracts, some of which included retroactive credits for a portion of previously terminated traffic. Our decision to discontinue issuing new disposable calling cards during the second quarter of fiscal 2004 has allowed us to reduce higher direct costs associated with this service and to pursue other, more profitable service offerings.

Selling, general and administrative.     Selling, general and administrative expense consists of salaries of our employees and associated benefits, and the cost of insurance, legal, rent, utilities and other services, expenses associated with acquiring customers, including commissions paid to our sales force, advertising costs, travel, entertainment, and referral fees. Selling, general and administrative expense decreased 9.9 percent from $53.7 million in fiscal 2003 to $48.4 million in fiscal 2004 due to continuing cost management initiatives, and elimination of expenses directly related to restructured operations. As a percentage of total revenue, these costs remained flat at 58.5 percent for both fiscal 2004 and fiscal 2003. We expect to incur significant selling, general and administrative expense related to the future growth of our sales to cable operators.

Depreciation and amortization.     Depreciation and amortization decreased 4.5 percent from $11.0 million in fiscal 2003 to $10.5 million in fiscal 2004, due primarily to $1.2 million in fiscal 2003 year end depreciation adjustments related to the accelerated write-off of certain capitalized software during the fourth quarter of fiscal 2003. Excluding this write-off, depreciation during fiscal 2004 would have increased by $0.7 million or 7.1 percent due to increased depreciation incurred on certain capitalized software brought into service during fiscal 2004. As a percentage of total revenue, these costs, excluding the aforementioned adjustments in fiscal 2003, increased from 10.7 percent in fiscal 2003 to 12.7 percent in fiscal 2004. This increase is due primarily to a 9.8 percent decrease in revenue in fiscal 2004 as compared with fiscal 2003.

Non-cash services provided by IDT (attributable to direct cost of revenue and selling, general and administrative).     In fiscal 2004, we recorded an expense of $3.4 million related to the receipt of services from IDT to be paid for through the issuance of Class A common stock. This expense, which was recorded for the first time during the fiscal quarter ended January 31, 2004, is based on a binding memorandum of understanding executed on October 29, 2003 with IDT, whereby, in exchange for attractive pricing on local and inter- exchange network access, termination, origination and other related services, as compared to third party vendors, access to IDT’s facilities and other benefits, we have agreed to issue 6.9 million shares of our Class A common stock to IDT at the time we enter into a definitive agreement. This charge represents the market value of 1.0 million Class A common shares that we may issue and subsequently release from escrow to IDT for services and benefits provided by IDT during fiscal 2004, as these shares must be marked-to-market each quarter based on their current market value until they are released from escrow.

Non-cash compensation (attributable to selling, general and administrative).     Non-cash compensation decreased from $15.3 million in fiscal 2003 to a net expense reduction of $3.2 million for fiscal 2004. There were two primary factors driving this year over year change, variable accounting for repriced stock options and the fiscal 2003 amortization of the discount of ADIR shares. Based on changes in our stock price, we recorded a charge of $4.9 million relating to repriced options in fiscal 2003 and a reversal of $5.3 million of previously recognized non-cash compensation expense relating to stock options in fiscal 2004. If our stock price increases, we will incur charges over the vesting period with respect to repriced options, until those options are exercised, cancelled or expire. The second factor related to the decrease in non-cash compensation expense is a $6.7 million charge recorded during fiscal 2003 for the amortization of the discount of ADIR shares sold to Net2Phone and ADIR employees in fiscal 2001. The total discount of approximately $17.8 million was amortized over the vesting period of such shares. The remaining unamortized discount at the close of fiscal 2003 of $3.8 million was written off as a component of other income, net, during the first quarter of fiscal 2004, as a result of the termination of all remaining ADIR employees. For more information regarding ADIR, see Note 8 of the Notes to Consolidated Financial Statements included elsewhere in this Annual Report.

Restructuring, severance, impairment and other items.     Restructuring, severance, impairment and other items decreased from $7.4 million in fiscal 2003 to $2.2 million in fiscal 2004.

The following table summarizes the charges included in restructuring, severance, impairment and other items in the statements of operations:

	Year ended July 31,
	2004	2003

	(in thousands)
Exit and other costs	$1,293	$3,970
Separation agreements of former CEO, CFO and COO	1,244	2,877
Workforce reductions	163	4,116
Impairment charges, including recovery on assets held for sale	(89)	1,815
Reserve adjustments	(419)	(5,415)

Total	$2,192	$7,363

In the first half of fiscal 2002, both our Chief Executive Officer and Chief Financial Officer resigned as we began to implement an overall long term restructuring plan, which would scale down our operations, organize us to compete more efficiently, and allow us to redirect our focus and resources towards a more profitable business plan. During the following two years, we executed this plan and implemented a series of strategic workforce reductions, sold business units and long-lived assets, as well as impaired such assets and goodwill. As we continue to execute our plan, we are realizing lower costs and identifying more attractive revenue opportunities. While the majority of our restructuring costs were incurred during fiscal 2001 and 2002, we continued to incur these costs during fiscal 2003 and 2004. Those expenses within these charges that required cash outlays were funded through current operations.

During fiscal 2004, we incurred a $0.4 million charge to exit our disposable calling card business, recorded various impaired lease and settlement costs totalling $0.9 million, recorded executive separation charges of $1.2 million, employee separation costs of $0.2 million and an asset impairment charge of $0.2 million. Except for the closing costs associated with exiting our disposable calling card business, all fiscal 2004 restructuring charges relate to pre-fiscal 2004 restructuring initiatives. Partially offsetting these charges were net reserve reversals of $0.4 million, and a $0.3 million recovery of equipment that was previously written off.

During fiscal 2003, we initiated several additional restructurings, which resulted in higher charges related to workforce reductions in fiscal 2003 compared to fiscal 2004. In addition, the charges related to the separation agreements of the former CEO, CFO and our Chief Operating Officer, who resigned in July 2003, decreased in fiscal 2004 as compared to fiscal 2003, as components of certain long-term agreements became fully amortized, and the number of agreements decreased. Exit costs were higher in fiscal 2003 compared to fiscal 2004 primarily due to charges incurred for exiting various locations and eliminating various equipment and network build-outs. Additionally, we recorded a net recovery of impaired assets during fiscal 2004, compared with various asset impairment charges recorded during fiscal 2003. Lastly, in fiscal 2003, we settled various contractual obligations for amounts less than previously established reserves. This resulted in $5.4 million of favorable reserve adjustments, as compared with $0.4 million of similar adjustments in fiscal 2004.

Income (loss) from operations.     We recorded a loss from operations of $25.4 million in fiscal 2004 as compared to income from operations of $9.5 million in fiscal 2003. This change is primarily due to the net gain of $58.0 million that we realized from the settlement of our Cisco litigation which we recorded during fiscal 2003, and to the aforementioned reductions in revenue in each of the fiscal years. Excluding these two factors, we would have realized a loss from operations in fiscal 2004 and 2003 of $25.1 million and $44.8 million, respectively, which reflects a reduction in our loss from operations of $19.7 million or 43.9 percent. This decrease is primarily attributable to an $18.5 million decrease in non-cash compensation expense and to decreases in restructuring expense and selling, general and administrative expense, partially offset by the expense of non-cash services provided by IDT, which was incurred for the first time in fiscal 2004.

Interest income, net.     Interest income consists primarily of interest earned on cash equivalents and marketable securities, which is partially offset by interest expense incurred on long-term obligations. Interest income, net, remained flat at $2.0 million in fiscal 2004 as compared with fiscal 2003. This is primarily a result of higher average cash balances held during fiscal 2004 relative to last year, which was offset by incremental interest expense incurred through our Deutsche Bank obligation described below in “Liquidity and Capital Resources” that was executed during the fourth quarter of fiscal 2003.

Other income (loss), net.     Other income (loss), net, which includes the losses or gains resulting from non-operating transactions, increased from income of $0.7 million recorded in fiscal 2003 to income of $12.2 million recorded in fiscal 2004. This increase is primarily attributable to the non-cash, non-recurring $12.6 million gain realized from the buyout of ADIR’s remaining minority interest holders during the first quarter of fiscal 2004, and to a $0.8 million gain on the sale of our interest in eXact Advertising LLC, which we recorded during the fourth quarter of fiscal 2004. Partially offsetting these gains is a mark-to-market adjustment of $1.2 million related to Net2Phone shares held by Deutsche Bank based on a decrease in our stock price at July 31, 2004. These shares may serve to reduce our overall debt obligation to Deutsche Bank, however the amount of reduction in the debt obligation that these shares will provide us will vary according to the price of our stock.

Comparison of Fiscal Years Ended July 31, 2004 and 2003 — Operating Results by Segment

Operating results for our business segments are as follows:

	Year ended July 31,
	2004	2003	Percent better (worse)

	(in thousands)
NGS
Total revenue	$81,137	$91,131	(11.0)

US based revenue	35,689	45,473	(21.5)
Foreign based revenue	45,448	45,658	(0.5)

Segment income	5,161	1,833	181.6
Depreciation and amortization	7,747	9,051	14.4
Capital expenditures	3,038	4,044	(24.9)

Total assets (a)	30,090	38,995	(22.8)

	Year ended July 31,
	2004	2003	Percent better (worse)

	(in thousands)
NCT

Total revenue	$1,551	$33	4,600.0

US based revenue	1,551	33	4,600.0
Foreign based revenue	(b)	(b)

Segment loss	(9,306)	(7,202)	(29.2)
Depreciation and amortization	1,126	335	(236.1)
Capital expenditures	2,481	2,345	5.8

Total assets (a)	8,607	13,445	(36.0)

Corporate & Other

Total revenue	$91	$586	(84.5)

US based revenue	91	586	(84.5)
Foreign based revenue	—	—

Segment loss	(7,928)	(7,700)	(3.0)
Depreciation and amortization	1,657	1,651	—
Capital expenditures	20	679	(97.0)

Total assets (a)	$126,560	$92,206	37.3

Total Consolidated

Revenue	82,779	91,750	(9.8)

Segment loss	(12,073)	(13,069)	7.6

(a) Substantially all long-lived assets were located in the United States during these periods.
(b) Substantially all revenue was derived from United States based customers during these periods.

Our Net2Phone Global Services segment includes our International Channel Sales division, Consumer division, and our Carrier Services group. Net2Phone Global Services’ revenue is earned from per-minute charges to our customers, primarily on a prepaid basis. Revenue decreased 11.0 percent from $91.1 million in fiscal 2003 to $81.1 million in fiscal 2004. As discussed above in “Adjustments Reducing Revenue”, revenue during fiscal 2004 was reduced by $0.3 million, as compared to a $3.7 million reduction in revenue during fiscal 2003. Excluding these reductions, Net2Phone Global Services revenue would have decreased 14.2 percent from $94.9 million in fiscal 2003 to $81.4 million in fiscal 2004. Prior to fiscal 2004, we significantly reduced our workforce and scaled back certain low-margin services, including wholesale termination of telecommunications traffic. The net decrease in revenue was primarily driven by these actions, as well as by a significant reduction in our sales of disposable calling cards, a line of business we discontinued in the second quarter of fiscal 2004. Disposable calling cards generated low-margin revenue of $8.9 million during fiscal 2003, compared to $1.1 million during fiscal 2004. We have been focusing our business activities on more strategic, higher-margin services, such as Enterprise Solutions and Rechargeable Calling Card and Prefix Dialing services. The aforementioned revenue reductions account for the increase in segment income from fiscal 2003 to fiscal 2004. Excluding these reductions, segment income would have been essentially flat, with the decline in revenues offset by lower operating costs, including a decrease in depreciation primarily due to a $1.2 million accelerated write-off of certain capitalized software in fiscal 2003.

Our Net2Phone Cable Telephony segment began operations in fiscal 2003 and provides cable telephony solutions to cable operators. Revenue increased from a nominal amount in fiscal 2003 to $1.6 million in fiscal 2004, which includes $1.3 million of revenue recorded from the sale of telephony equipment to our major customer, Liberty Cablevision of Puerto Rico. Net2Phone Cable Telephony’s segment loss increased from $7.2 million in fiscal 2003 to $9.3 million in fiscal 2004 due to higher administrative costs incurred for sales, marketing and staffing as it builds its business.

Our Corporate and Other segment includes all of our administrative departments, such as our executive, legal, finance, human resources and facilities departments, as well as the results of our former ADIR Technologies, Inc. subsidiary. Revenue in fiscal 2003 and 2004 was primarily attributable to ADIR. We ceased recording revenue in our Corporate and Other segment upon the liquidation of ADIR during the fourth quarter of fiscal 2004.

Reconciliation to Consolidated Financial Information

A reconciliation of segment loss to consolidated net income (loss) as reported is as follows:

	Year ended July 31,
	2004	2003

	(in thousands)
Consolidated segment loss	$(12,073)	$(13,069)
Add/(Deduct):
Depreciation and amortization	(10,530)	(11,037)
Inventory obsolescence	(556)	—
Non-recurring SG&A expense	168	(481)
Forgiveness of loan to former executive	—	(1,248)
Gain on settlement of Cisco litigation	—	58,034
Restructuring and other items	(2,192)	(7,363)
Non-cash compensation	3,168	(15,304)
Non-cash services	(3,369)	—

Consolidated income (loss) from operations	(25,384)	9,532
Interest income, net	1,981	2,021
Other income, net	12,235	696
Minority interest	—	4,546

Consolidated net income (loss) as reported	$(11,168)	$16,795

Related Party Transactions

IDT Corporation

Our controlling stockholder is IDT Corporation. We maintain significant business relationships with IDT and its affiliates. The following summarizes our interactions with IDT and its affiliates and the balances due to or from IDT at the end of the fiscal years indicated.

In light of the relationship between us and IDT, our Board of Directors had previously formed a committee of independent directors to review and approve agreements and other material related party transactions arising from time to time between IDT and us. On June 28, 2005, we received a letter from IDT notifying our Board of Directors that IDT intends to make an offer to purchase all outstanding shares of our common stock not owned by IDT or its affiliates, at a price of $1.70 per share. Our Board of Directors charged the independent committee with reviewing the IDT offer, and the committee found the initial IDT offer not acceptable. On September 6, 2005, IDT announced that it was changing the form of consideration in its proposed offer to purchase our outstanding shares not owned by IDT or its affiliates from $1.70 in cash to $1.70 in value of IDT’s Class B Common Stock at a ratio of 0.1283 IDT shares for each of our shares and the committee stated that this offer was also not acceptable. On September 13, 2005, the committee stated that it anticipates being in a position to engage in discussions with IDT in the near future, and such discussions are ongoing. The committee is continuing to negotiate with IDT. We cannot predict how long the negotiation process will take or whether any transaction will result.

In fiscal 2005, 2004 and 2003, we provided carrier services to IDT of $6.0 million, $4.9 million and $7.9 million, respectively, and purchased wholesale carrier services from IDT of $3.7 million, $4.3 million and $9.3 million, respectively. In addition, we have on occasion aggregated the purchase of long distance minutes and other services with IDT. Our corporate headquarters and several other facilities are leased from

IDT. During fiscal 2005, 2004, and 2003, IDT charged us $1.8 million, $1.8 million and $2.1 million, respectively, in facilities lease fees.

IDT’s treasury function provides investment management services relating to our portfolio of marketable securities. These services are provided in accordance with investment policy guidelines approved by the Audit Committee of our Board of Directors. On occasion, IDT is a counterparty to our purchase or sale of investment securities. During fiscal 2005, no securities purchases or sales were settled through IDT. During fiscal 2004, $38.5 million in securities purchases and sales were settled through IDT, and during fiscal 2003, $10.1 million in securities sales were settled through IDT.

We outsource some of our administrative and support functions to IDT. These administrative functions include, but are not limited to, tax compliance services, legal services, payroll services and internal audit support services. In most cases, fees for services are negotiated on a cost recovery basis. We are party to a Tax Services Agreement pursuant to which we pay IDT $10,000 a month for tax services, and to an Internal Audit Agreement pursuant to which we pay IDT on a cost recovery basis. On March 30, 2005, we signed an engagement letter with Outside Counsel Solutions, Inc., a division of IDT, pursuant to which we have the right to retain legal counsel on an hourly basis from time to time to supplement the resources in our internal legal department as we deem appropriate. In January 2003, we entered into an Intellectual Property Legal Services Agreement pursuant to which IDT charged us $25,000 per month for intellectual property services, including patent and trademark prosecution. On April 4, 2005, we terminated this agreement and are either performing internally, or retaining outside counsel or other advisors to provide, the intellectual property services formerly provided by IDT. We are in the process of negotiating a new agreement with IDT for IDT’s assistance with the development and maintenance of our intellectual property licensing and enforcement program. During fiscal 2005, 2004 and 2003, we incurred fees totaling $0.7 million, $0.5 million and $0.1 million, respectively, for all such services. We are currently negotiating other service agreements with IDT for the services they are providing that have not been formalized in written agreements. The costs for such services are included in the total charges noted.

On occasion, we provide administrative, technical development and support services to IDT based on the need for such services. During fiscal 2005, 2004 and 2003, we charged IDT reimbursement fees for project support services totalling $0.7 million, $0.3 million and $0.2 million, respectively.

During the second quarter of fiscal 2004, we executed an agreement with Union Telecard Alliance, LLC (“UTA”), a subsidiary of IDT, which ended UTA’s distribution of our disposable calling cards effective December 31, 2003, and provided for an orderly wind- down over a two-year period of our disposable calling card business. This resulted in exit costs of $0.4 million to compensate UTA for estimated obligations associated with our disposable calling cards then in the marketplace. These exit costs were recorded in restructuring, severance, impairment and other items during the second quarter of fiscal 2004. Pursuant to the terms of our agreement with UTA, the parties will settle the aforementioned obligations over a two-year period ending December 31, 2005, through monthly reconciliations of on- going wind down activities, with final settlement to be completed by February 15, 2006. Consequently, no sales of disposable calling cards to IDT affiliates were recorded during fiscal 2005, sales of such cards to IDT affiliates in fiscal 2004 were nominal, and sales of such cards to IDT affiliates in fiscal 2003 amounted to $6.4 million.

On October 29, 2003, we entered into a binding memorandum of understanding (“MOU”) with IDT, which requires us to issue 6.9 million shares of Class A common stock to IDT at the time we execute definitive telecommunications services and related agreements with IDT. No definitive agreements have been executed as of October 12, 2005.

The MOU requires IDT to provide us, directly or through its subsidiaries, with local and inter-exchange network access, termination, origination and other related services, including sales and marketing assistance and an agreement by IDT not to compete in the cable and broadband telephony market. IDT is a competitive local exchange carrier and an inter-exchange carrier and its network includes switching facilities in several U.S. cities and additional points of presence in various countries, allowing us to co-locate our equipment and interconnect to IDT’s network at those points.

Once issued, the 6.9 million shares will be held in escrow to secure IDT’s performance obligations under the agreements and are to be released to IDT in equal annual installments over the five year term of the MOU, which began October 29, 2003, with the first release to occur when definitive agreements are signed. During the second quarter of fiscal 2004, IDT started providing us with services and benefits under the terms of the MOU. Pursuant to the terms of the MOU, IDT has provided certain services to us at IDT’s cost plus 5 percent, which we record to our direct cost of revenue. IDT charged us $0.2 million for such services in fiscal 2005. No charges were incurred in fiscal 2004.

We maintain a close working relationship with IDT, and we do business with them on a variety of levels. The fact that we have not completed definitive agreements has not prevented us from working together pursuant to the terms of the MOU nor has it prevented IDT from supporting our cable telephony service offerings while we negotiate definitive agreements. While the MOU identifies the scope of services to be provided and the consideration and methodology for paying for such services, we cannot finalize the definitive agreements until our business units and technical teams further develop the details of the services to be provided by IDT. The issuance of the 6.9 million shares is subject to variable accounting treatment until the shares are released from escrow. Therefore, the shares potentially earned by IDT must be marked-to-market each quarter based on their current market value. Consequently, we recorded net charges of $1.1 million to non-cash services provided by IDT related to this agreement during fiscal 2005. The charges relate to 2.4 million shares that we have recognized as potentially earned by IDT for services and benefits provided by IDT through July 31, 2005. We recorded charges of $3.4 million to non-cash services provided by IDT related to this agreement during fiscal 2004.

We followed the guidance in EITF 96-18 in determining to apply variable accounting treatment to the shares that will be held in escrow under the definitive agreements until they are released to IDT. While we have no expectation of changing the type or amount of consideration to be paid to IDT under the MOU, if we do, EITF 96-18 may no longer apply, which would cause us to apply different accounting rules to this transaction, which could adversely affect our financial results.

We determined that non-cash services provided by IDT are attributable to direct cost of revenue and selling, general and administrative expense. However, given that the services provided by IDT do not individually have readily identifiable market values, and that the variable accounting treatment will result in different values being ascribed to the same services from period to period, we believe differentiating between direct cost of revenue and selling, general and administrative expense is not practicable. Therefore, we have classified the non-cash services provided by IDT in a separate line in the consolidated statements of operations.

We have determined that, beginning in the second quarter of fiscal 2004 through and including the first quarter of fiscal 2005, we incorrectly included the shares we may issue (related to the first year of the agreement) upon reaching a definitive agreement, and subsequently release from escrow to IDT, in our calculation of basic net loss per share, and also incorrectly included such shares as outstanding on our condensed consolidated balance sheets. However, this error, which we have corrected, did not have any impact on basic net loss per share during any of these quarterly or full year fiscal periods, and was not material to the number of outstanding shares included on our condensed consolidated balance sheets. In accordance with EITF Topic D-90, Grantor Balance Sheet Presentation of Unvested, Forfeitable Equity Instruments Granted to a Non-employee, shares we may release from escrow for services received from IDT will not be included in the total number of Class A common stock shares reported as issued and outstanding until a definitive agreement is reached and such shares vest. The cumulative amount of equity on our condensed consolidated balance sheets related to this agreement was $4.4 million and $3.4 million as of July 31, 2005 and 2004, respectively.

Liberty Media Corporation

Beginning in 2001, Liberty Media Corporation had been a strategic investor in our company. As reported in a Schedule 13D/A filed by IDT and related reporting persons, on March 8, 2005, IDT purchased all of Liberty Media Corporation’s direct and indirect interests in Net2Phone. Consequently, Liberty Media Corporation no longer beneficially owns any of our outstanding stock, but continues to maintain business relationships with us through its participation on our Cable Advisory Board. Previously, on October 22, 2003, one of our wholly owned subsidiaries, Net2Phone Cable Telephony, LLC and Liberty Cablevision of Puerto Rico, Inc., then an affiliate of Liberty Media Corporation, executed a Cable Telephony Production Agreement. According to the terms of this agreement, Net2Phone Cable Telephony provides cable telephony services to Liberty Cablevision of Puerto Rico’s customers, and Net2Phone Cable Telephony acts as Liberty Cablevision of Puerto Rico’s agent in requisitioning, configuring, staging and installing all infrastructure and technology components that facilitate these telecommunication services. During fiscal 2005 and 2004, we recorded $1.8 million and $1.5 million, respectively, in revenue from Liberty Cablevision of Puerto Rico. Fiscal 2004 includes revenue of $1.3 million from infrastructure and related technology components installed during the fiscal year that were necessary for Liberty Cablevision of Puerto Rico to broadly distribute our services. As of July 31, 2005 and 2004, we had receivables from this agreement of $1.0 million and $0.5 million, respectively, and had deferred revenue from this agreement of $1.2 million and $0.7 million, respectively.

Loans with Chairman

In April 2002, we loaned Stephen Greenberg, who was then our Vice Chairman and Chief Executive Officer and is now our Chairman, the sum of $3.6 million. The loan bore interest at the short-term applicable federal rate under code section 1274(d) and principal and interest were due on April 9, 2005 (“Maturity Date”). The loan was non-recourse to Mr. Greenberg and was secured by options to purchase 300,000 shares, which carried a strike price of $5.08, of our common stock granted to Mr. Greenberg in April 2002. The loan principal and accrued interest was not repaid on the Maturity Date and, pursuant to the terms of the loan agreement, Mr. Greenberg returned the 300,000 options to us for cancellation. Due to the non-recourse nature of the loan, we recorded compensation expense for the $3.6 million principal amount of the note over its three-year maturity period. We recorded compensation expense relating to this loan of $0.8 million, $1.2 million and $1.2 million, respectively, during fiscal 2005, 2004 and 2003. During fiscal 2005 we wrote-off $0.3 million of interest that had accrued on the loan and was forgiven.

We previously loaned Mr. Greenberg $600,000 pursuant to his original employment agreement with us entered into in July 2000, which was paid in full, plus interest, in the first quarter of fiscal 2004.

Agreement with Chief Executive Officer

On October 31, 2004, Liore Alroy became our Chief Executive Officer, and our then current Vice Chairman and Chief Executive Officer, Stephen Greenberg, assumed the role of Chairman of the Board. Pursuant to an employment agreement we entered into with Mr. Alroy effective October 31, 2004, we granted Mr. Alroy 800,000 stock options and 800,000 shares of restricted stock pursuant to our 1999 Amended and Restated Stock Option and Incentive Plan. The stock options have an exercise price equal to $3.45 per share, which was the fair market value of our stock on the grant date, and will vest over the three-year term of the agreement, 33.3 percent on each anniversary of the effective date of the agreement. Similarly, the restrictions on the sale of the restricted stock will lapse over the three-year term of the agreement, 33.3 percent on each anniversary of the effective date of the agreement. During fiscal 2005, we recorded $2.8 million in deferred compensation related to Mr. Alroy’s restricted stock grant and $0.7 million of non-cash compensation expense related to this agreement.

Agreement with former General Counsel

Pursuant to an employment agreement with our former General Counsel dated January 8, 2001, we guaranteed that the value (as defined in the agreement) of 150,000 options to purchase our common stock held by our then General Counsel would be at least $1.6 million on January 7, 2004. To the extent the value of such options was less than $1.6 million, we would pay our then General Counsel the difference in cash. On January 7, 2004, the value of the 150,000 options was $0.7 million. As required by the agreement, we paid $0.9 million to our then General Counsel at that time. We had amortized the $1.6 million guaranteed option value over the three-year term of the agreement, less the intrinsic value of the stock options as of each fiscal quarter end. Due to the higher stock price on January 7, 2004 as compared to July 31, 2003, we reversed $0.2 million of previously recorded non-cash compensation expense as a result of this agreement. During fiscal 2003, we recorded non-cash compensation expense of $0.5 million related to this agreement.

Liquidity and Capital Resources

Historically, we have satisfied our cash requirements through a combination of cash flow from operating activities and sales of equity securities. For the most part, our cash requirements have been satisfied through our existing cash, cash equivalents and marketable securities balances.

The following table provides our cash flow data for the fiscal years ended July 31, 2005, 2004 and 2003.

	Year Ended July 31,
	2005	2004	2003

	(in thousands)
Net cash used in operating activities	$(21,356)	$(16,167)	$(7,132)
Net cash provided by (used in) investing activities	9,153	(44,713)	(22,597)
Net cash provided by (used in) financing activities	736	63,938	(2,147)

Net (decrease) increase in cash and cash equivalents	$(11,467)	$3,058	$(31,876)

As of July 31, 2005, we reported total cash, cash equivalents, restricted cash, and marketable securities of $98.0 million and working capital of $63.9 million. Of the $98.0 million, $20.3 million in short term restricted cash, and $0.2 million in long term restricted cash, cash equivalents and marketable securities was held as collateral for various letter of credit obligations, the majority of which related to our purchase of Aplio, S.A. from the stockholders of Aplio (see Note 9 of the Notes to Consolidated Financial Statements included elsewhere herein). On May 7, 2003, our obligations to the Aplio stockholders were assigned to Deutsche Bank AG London. Our payment obligations to Deutsche Bank are secured by standby letters of credit from a U.S. commercial bank, which are, in turn, collateralized by $19.9 million in marketable securities held by the bank. The letters of credit expire on August 4, 2006.

In fiscal 2005, we released $7.5 million, which was previously held in an escrow account, to fund defined capital expenditures and other investments made by certain of our cable operator customers to support the deployment of our service (see Note 7 of Notes to Consolidated Financial Statements included elsewhere in this Annual Report). Net cash used in operating activities was $21.4 million in fiscal 2005, compared with $16.2 million in fiscal 2004 and $7.1 million in fiscal 2003. The increase in cash flow used in operating activities from fiscal 2004 to fiscal 2005 is primarily due to the aforementioned release of $7.5 million. The increase in cash flow used in operating activities from fiscal 2003 to fiscal 2004 is primarily due to receipt of $19.5 million, in the first quarter of fiscal 2003, from the settlement of litigation with Cisco. Thus, the $16.2 million of cash used in operating activities in fiscal 2004 represents a $10.4 million improvement compared to $26.6 million used in operating activities in fiscal 2003, excluding the cash received from the settlement of litigation with Cisco. This improvement was primarily attributable to favorable changes in working capital as a result of the timing of receipts and disbursements, as well as reduced operating costs.

Net cash provided by investing activities was $9.2 million during fiscal 2005, as compared to net cash used in investing activities of $44.7 million during fiscal 2004 and $22.6 million in fiscal 2003. The increase in net cash provided by investing activities from fiscal 2004 to fiscal 2005 is primarily due to lower net purchases of marketable securities. Our capital expenditures increased from $5.5 million in fiscal 2004 to $12.6 million in fiscal 2005. The increase in net cash used in investing activities from fiscal 2003 to fiscal 2004 is primarily due to more cash being available in fiscal 2004 for investment in marketable securities following our issuance of 14 million shares of common stock in a public follow-on offering during the second quarter of fiscal 2004 (see Note 15 of the Notes to Consolidated Financial Statements included elsewhere in this Annual Report). Our capital expenditures decreased from $7.1 million in fiscal 2003 to $5.5 million in fiscal 2004.

Net cash provided by financing activities decreased from $63.9 million during fiscal 2004 to $0.7 million during fiscal 2005, primarily due to the receipt of proceeds obtained from the issuance of common stock during the second quarter of fiscal 2004. Net cash provided by financing activities had increased from fiscal 2003 to fiscal 2004 by $66.0 million due to the fiscal 2004 common stock issuance.

We believe that, based upon our present business plans, our existing cash resources will be sufficient to meet our currently anticipated working capital and capital expenditure requirements, and to fund any potential operating cash flow deficits for the foreseeable future. We expect to continue to incur significant costs and capital expenditures to fund the anticipated growth of our sales to cable operators and broadband providers. We believe that if the expected growth in our sales to cable operators and broadband providers accelerates or if we acquire the business or assets of another company, we may need to raise additional capital from equity or debt sources. There can be no assurance that we will be able to raise such capital on favorable terms or at all. If we are unable to obtain such additional capital, we may be required to reduce the scope of our anticipated expansion, which could have a material effect on our business, financial condition or results of operations.

We have no off balance sheet arrangements or transactions with unconsolidated, limited purpose or variable interest entities.

Contractual Obligations

The following table provides a summary of our contractual obligations and commercial commitments as of July 31, 2005. Additional detail regarding these items is included in the Notes to Consolidated Financial Statements included elsewhere in this Annual Report.

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years

	(in thousands)
Contractual Obligations
Operating leases	$12,252	$3,473	$7,177	$1,391	$211
Obligation to Deutsche Bank	18,142	18,142	—	—	—
Other debt	652	652	—	—	—

Total contractual obligations	$31,046	$22,267	$7,177	$1,391	$211

	Payments Due by Period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years

	(in thousands)
Other Commercial Commitments
Standby letters of credit and other collateral	$21,268	$21,107	$161	$—	$—
Purchase commitments	2,007	2,007	—	—	—

Total other commercial commitments	$23,275	$23,114	$161	$—	$—

The $18.1 million debt obligation to Deutsche Bank matures in May 2006. Pursuant to our agreements with Deutsche Bank, we are required to purchase from Deutsche Bank the 585,325 shares of our common stock that they own for a total price of $19.2 million. However, we also have, at our sole and exclusive option, the right to cause Deutsche Bank, to commence selling the shares in regular market transactions during the period between January 2, 2006 and April 25, 2006. In the event we exercise this right, we will pay Deutsche Bank on May 1, 2006, the excess of $19.2 million over the amount, net of commissions, received by Deutsche Bank from the sales of the shares during this period. As a result, we recorded a long-term obligation of $19.2 million less the value of the 585,325 shares of Net2Phone common stock on May 7, 2003. As of July 31, 2005, the obligation was $18.1 million. Market gains on our shares held by Deutsche Bank will serve to reduce the $18.1 million debt obligation if our stock price increases above the price at July 31, 2005. Conversely, if our stock price decreases below the July 31, 2005 price, our obligation would increase from $18.1 million up to no more than $19.2 million. This obligation is secured by standby letters of credit from a U.S. commercial bank, which are, in turn, collateralized by $19.9 million of marketable securities held by the bank

Effects of Inflation

Due to relatively low levels of inflation over the last several years, inflation has not had a material effect on our results of operations.

Quarterly Results of Operations

The following table sets forth certain quarterly financial data for the eight quarters ended July 31, 2005. This quarterly information is unaudited, has been prepared on the same basis as the annual financial statements, and, in our opinion, reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the information for the periods presented.

	Quarter Ended
	July 31, 2005	April 30, 2005	Jan. 31, 2005	Oct. 31, 2004

	(in thousands, except per share data)
Total revenue	$20,817	$19,814	$17,817	$20,309
Direct cost of revenue	12,220	11,615	11,376	11,720
Income (loss) from operations	(10,115)	(8,239)	(10,593)	(9,020)
Net income (loss)	(9,633)	(9,806)	(10,603)	(8,243)
Net income (loss) per share-basic and diluted	$(0.13)	$(0.13)	$(0.14)	$(0.11)

	Quarter Ended

	July 31, 2004	April 30, 2004	Jan. 31, 2004	Oct. 31, 2003

	(in thousands, except per share data)
Total revenue	$21,111	$21,451	$19,812	$20,405
Direct cost of revenue	11,813	12,790	11,243	10,948
Income (loss) from operations	(7,214)	392	(10,922)	(7,640)
Net income (loss)	(6,282)	(462)	(9,522)	5,098
Net income (loss) per share-basic and diluted	$(0.08)	$(0.01)	$(0.13)	$0.08

As discussed in further detail in “Adjustments Reducing Revenue” above, beginning in the third quarter of fiscal 2002 and continuing through fiscal 2005, we performed an analysis each quarter of our deferred revenue account to determine whether the balance appropriately reflected our liability to provide services to our prepaid customers. These analyses often resulted in increases to the deferred revenue liability with corresponding and equal decreases to revenue, which we believe resulted from revenue and deferred revenue being misstated in periods prior to the third quarter of fiscal 2002. Since we were not able to determine in which prior periods deferred revenue and revenue may have been misstated, and by how much, the adjustments were recorded in the quarter each analysis was completed and prior period financial results were not restated. Adjustments were recorded in the following quarters: $0.2 million in the first quarter of fiscal 2004, $0.1 million in the second quarter of fiscal 2004, $0.3 million in the first quarter of fiscal 2005 and $2.0 million in the second quarter of fiscal 2005. They resulted in an equal reduction to income from operations and net income / increase to loss from operations and net loss.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

The Securities and Exchange Commission’s rule related to market risk disclosure requires that we describe and quantify our potential losses from market risk sensitive instruments attributable to reasonably possible market changes. Market risk sensitive instruments include all financial or commodity instruments and other financial instruments (such as investments and debt) that are sensitive to future changes in interest rates, currency exchange rates, commodity prices or other market factors. We are not materially exposed to market risks from changes in foreign currency exchange rates or commodity prices. In general, we do not hold derivative financial instruments or securities for trading or speculative purposes. However, we occasionally utilize foreign exchange forward contracts to mitigate the effect of currency movements in the purchase of equipment from foreign vendors. While not qualifying as hedges, these contracts are recognized at fair value in the consolidated balance sheet, and changes in fair value are recognized currently in net income. We are exposed to changes in interest rates primarily from our investments in cash equivalents and marketable securities. Under our current policies, we do not use interest rate derivative instruments to manage our exposure to interest rate changes. Our reported financial results may vary significantly based upon fluctuations in our stock price. Our long-term obligation with Deutsche Bank changes based upon our stock price. If our stock price decreases, our overall obligation will increase. If our stock price increases, our overall obligation will decrease.

Item 8. Financial Statements and Supplementary Data

The Financial Statements filed as part of this Annual Report are identified in the index to Consolidated Financial Statements on Page F-1 hereto and are set forth on pages F-2 through F-35 hereto.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A. Controls and Procedures

Evaluation of Disclosure Controls and Procedures.     Our Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) as of the end of the period covered by this Annual Report. Based on such evaluation, such officers have concluded that, as of such date, our disclosure controls and procedures are effective.

Management’s Report on Internal Controls Over Financial Reporting.     Our management is responsible for establishing and maintaining adequate internal controls over financial reporting. Our internal controls over financial reporting are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles.

Our internal controls over financial reporting include those policies and procedures that:

•	Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and disposition of our assets;

•
Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

•	Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material affect on the financial statements.

Because of inherent limitations, our internal controls over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree or compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal controls over financial reporting as of July 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in its “Internal Control-Integrated Framework” report. Based on our assessment of our internal financial controls and the COSO criteria, management believes that Net2Phone, Inc. maintained effective internal controls over financial reporting as of July 31, 2005.

Our independent registered public accounting firm, Ernst & Young, LLP, has audited our internal financial controls and issued their report on management’s assessment and on the effectiveness of our internal controls over financial reporting. This report appears on page F-2 of this Annual Report, and expresses unqualified opinions on management’s assessment and on the effectiveness of our internal controls over financial reporting as of July 31, 2005.

Changes in Internal Controls over Financial Reporting.     During the quarters ended January 31, 2005 and April 30, 2005, we identified deficiencies in our internal financial controls related to (i) our fixed asset and depreciation tracking system, (ii) our accounting policies and controls related to deferred revenue liability, (iii) our financial statement closing process, and (iv) the staffing of our finance department. These deficiencies have now been fully remediated. We implemented several changes to our internal financial controls to remediate these deficiencies, including:

(A) New systems have been designed and are currently in service to accurately report fixed assets, depreciation expense and accumulated depreciation.

(B) We have established additional controls to ensure our deferred revenue liability properly reflects the current terms and conditions of our product offerings.

(C) We have instituted a comprehensive review of our financial statement close process and continue to experience improvements to the process, including for the fourth quarter and fiscal year end.

(D) We conducted a comprehensive review of the staffing needs of our finance department, replaced certain employees, promoted others and have hired both full time and temporary resources to address specific resource requirements. We are continuing our efforts to hire additional resources in this department as needed.

There were no additional changes in our internal control over financial reporting implemented during the fourth quarter of fiscal 2005 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 9B. Other Information

None.

PART III

Item 10. Directors and Executive Officers of the Registrant

Information under the captions “Board of Directors” and “Section 16(a) Beneficial Ownership Reporting Compliance” in our Proxy Statement for the 2005 Annual Meeting of Stockholders, are incorporated herein by reference. Certain information concerning our executive officers is set forth in Part I of this Annual Report under the caption “Executive Officers.”

On April 15, 2003, we adopted a Code of Conduct applicable to all employees and directors of Net2Phone, including our principal executive officer, principal financial officer and principal accounting officer and controller. A copy of the Code of Conduct is available on our website at www.net2phone.com. We intend to post on our website any amendments to, or waivers from, our Code of Conduct that apply to our principal executive officer, principal financial officer and principal accounting officer and controller.

Item 11. Executive Compensation

Information set forth under the captions “Executive Compensation” and “Board of Directors” in our Proxy Statement is incorporated herein by reference. The sections captioned “Report of the Compensation Committee on Executive Compensation”, “Report of the Audit Committee”, and “Stock Price Performance Graph” in our Proxy Statement are not incorporated herein by reference.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Information set forth under the caption “Information Regarding Beneficial Ownership of Principal Stockholders, Directors and Management” in our Proxy Statement is incorporated herein by reference.

Equity Compensation Plan Information

The following table provides, as of July 31, 2005, information with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	10,767,504	(1)	$4.07	2,454,843
Equity compensation plans not approved by security holders	0		0	0

Total	10,767,504		$4.07	2,454,843

(1)	Represents stock options granted pursuant to 1999 Net2Phone Stock Option Plan.

Item 13. Certain Relationships and Related Transactions

Information set forth under the caption entitled “Certain Relationships and Related Transactions” in our Proxy Statement is incorporated herein by reference.

Item 14. Principal Accounting Fees and Services

Information set forth under the caption entitled “Matters Related to our Independent Auditors” in our Proxy Statement is incorporated herein by reference.

PART IV

Item 15. Exhibits and Financial Statement Schedules

(a) (1) Financial Statements.

The Financial Statements filed as part of this Annual Report are identified in the Index to Consolidated Financial Statements on page F-1 hereto.

(2) Financial Statement Schedules.

The Financial Statement Schedules filed as part of this Annual Report are identified in the index to Consolidated Financial Statements on page F-1 hereto. Schedules other than the one identified on such index have been omitted because the information required to be set forth therein is not applicable or is shown on the financial statements or notes thereto.

(3) Exhibits.

The exhibits required by Item 601 of Regulation S-K filed as part of, or incorporated by reference in, this Annual Report are listed below in (b).

(b) Exhibits.

The following exhibits are filed herewith or are incorporated by reference to exhibits previously filed with the Commission.

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation. (Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-78713)).

3.2	Amended and Restated Bylaws. (Incorporated by reference from our Current Report on Form 8-K filed on December 16, 2005).

3.3	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant. (Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-78713)).

3.4	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant. (Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-78713)).

3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation. (Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended July 31, 2000).

4.1	Specimen Common Stock Certificate of the Registrant. (Incorporated by reference from our registration statement on Form S-1. (Registration No. 333-78713)).

4.2	Form of Warrant (Incorporated by reference from our registration statement on Form S-3 (Registration No. 333-125880)).

4.3
Registration Agreement, dated November 3, 2004, among Net2Phone, Inc., Bresnan Communications, LLC and Millennium Digital Media Systems, L.L.C. (Incorporated by reference from our registration statement on Form S-3 (Registration No. 333-125880)).

4.4
Registration Agreement, dated March 11, 2005, between Net2Phone, Inc. and Atlantic Broadband Finance, LLC (Incorporated by reference from our registration statement on Form S-3 (Registration No. 333-125880)).

10.1
Internet/Telecommunications Agreement, dated as of May 7, 1999, by and between IDT and the Registrant. (Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-78713))

Exhibit No.	Description

10.2	Joint Marketing Agreement, dated as of May 7, 1999, by and between IDT and the Registrant. (Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-78713))

10.3	IDT Services Agreement, dated as of May 7, 1999, by and between IDT and the Registrant. (Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-78713))

10.4	Net2Phone Services Agreement, dated as of May 7, 1999, by and between IDT and the Registrant. (Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-78713))

10.5	Assignment Agreement, dated as of May 7, 1999, by and between IDT and the Registrant. (Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-78713)).

10.6
Tax Sharing and Indemnification Agreement, dated as of May 7, 1999, by and between IDT and the Registrant. (Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-78713)).

10.7	Separation Agreement, dated as of May 7, 1999, by and between IDT and the Registrant. (Incorporated by reference from our registration statement on Form S-1. (Registration No. 333-78713)).

10.8	The Registrant’s Amended and Restated 1999 Stock Option and Incentive Plan. (Incorporated by reference from our Proxy Statement dated June 6, 2000).†

10.9	Lease for premises located at 520 Broad Street, Newark, New Jersey. (Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended July 31, 2000).

10.11
Form of Promissory Note between Adir Technologies, Inc. and certain executive officers of the Registrant. (Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended July 31, 2000).

10.12
Agreement and Plan of Merger, dated as of June 11, 2001, by and among Adir Technologies, Inc., A Tech Merger Sub, Inc. and NetSpeak. (Incorporated by reference from our Current Report on Form 8-K filed on June 21, 2001).

10.13	Employment Agreement executed by the Registrant and Bruce Shoulson, dated January 8, 2001. (Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended July 31, 2002).†

10.14
Memorandum amending Employment Agreement executed by the Registrant and Bruce Shoulson, dated December 10, 2002. (Incorporated by reference from our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2003).†

10.15	Employment agreement executed by the Registrant and Glenn Williams, dated March 1, 2001. (Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended July 31, 2003).†

10.16
Memorandum amending Employment Agreement executed by the Registrant and Glenn Williams, dated December 20, 2002. (Incorporated by reference from our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2003).†

10.17	Amended and Restated Settlement Agreement, dated May 7, 2003, between Net2Phone, Inc. and Deutsche Bank AG London. (Incorporated by reference from our Report on Form 8-K dated May 7, 2003).

10.18	Continuing Letter of Credit Agreement, dated May 5, 2003, by Net2Phone, Inc. in favor of Wachovia Bank, N.A. (Incorporated by reference from our Report on Form 8-K dated May 7, 2003).

10.19	Security Agreement, dated May 7, 2003, by Net2Phone, Inc. in favor of Wachovia Bank, N.A. (Incorporated by reference from our Report on Form 8-K dated May 7, 2003).

Exhibit No.	Description

10.20
Agreement and Plan of Merger, dated as of June 11, 2001, by and among Adir Technologies, Inc., A Tech Merger Sub, Inc. and NetSpeak. (Incorporated by reference from our Current Report on Form 8-K filed on June 21, 2001).

10.21
Employment Agreement by and between the Registrant and Arthur Dubroff, dated as of November 20, 2002. (Incorporated by reference from our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2002.)†

10.22
Employment Agreement by and between the Registrant and Norman Klugman, dated January 1, 2003. (Incorporated by reference from our Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2003.)†

10.23	Employment Agreement, dated August 1, 2003, between Net2Phone, Inc. and Stephen M. Greenberg. (Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended July 31, 2003.)

10.24	Employment Agreement, dated as of August 1, 2002, between Net2Phone, Inc. and Jonathan Reich. (Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended July 31, 2003.)

10.25
Memorandum of understanding dated October 29, 2003, by and between IDT Corporation, Winstar Communications, LLC and the Registrant. (Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended July 31, 2003.)

10.26
Employment Agreement, dated November 25, 2003, among Net2Phone Global Services, LLC, Net2Phone, Inc. and Bryan Wiener. (Incorporated by reference from our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2003.)

10.27
Memorandum of Understanding Re: Continuing Employment Agreement, effective January 8, 2004, between the Company and Bruce Shoulson. (Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended January 31, 2004.)†

10.28	Agreement, dated January 30, 2004, between the Company and Union Telecard Alliance, LLC. (Incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended January 31, 2004.)†

10.29	Memorandum of Understanding, dated July 21, 2004, between the Company and Bryan Wiener. (Incorporated by reference from our Annual Report on Form 10-K for the year ended July 31, 2004)†

10.30
Memorandum of Amendment of Employment Agreement, effective November 1, 2004, between Net2Phone, Inc. and Stephen M. Greenberg. (Incorporated by reference from our Annual Report on Form 10-K for the year ended July 31, 2004)†

10.31	Employment Agreement, dated October 19, 2004, between Net2Phone, Inc. and Liore Alroy. (Incorporated by reference from our Report on Form 8-K/A filed on October 22, 2004).†

Exhibit No.	Description

14.1	Net2Phone, Inc. Code of Conduct. (Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended July 31, 2004.)

21.1*	Subsidiaries.

23.1*	Consent of Ernst & Young LLP.

24	Power of Attorney (included in signature page).

31.1*	Certification of the Chief Executive Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2*	Certification of the Chief Financial Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32*	Certification of the Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith
†	Management contract or compensation plan.

(c) Financial statement schedules required by Regulation S-X (17 CFR 210) which are excluded from the annual report to shareholders by Rule 14a-3(b).

Reference is hereby made to page F-35 for Schedule II—Valuation and Qualifying Accounts.

NET2PHONE, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting	E-F-2

Report of Independent Registered Public Accounting Firm on Financial Statements	E-F-3

Consolidated Balance Sheets as of July 31, 2005 and 2004	E-F-4

Consolidated Statements of Operations for the years ended July 31, 2005, 2004 and 2003	E-F-5

Consolidated Statements of Stockholders’ Equity for the years ended July 31, 2005, 2004 and 2003	E-F-6

Consolidated Statements of Cash Flows for the years ended July 31, 2005, 2004 and 2003	E-F-7

Notes to Consolidated Financial Statements	E-F-8

The following consolidated financial statement schedule of Net2Phone, Inc. and Subsidiaries is included in Item 15(a):

Schedule II-Valuation and Qualifying Accounts	E-F-35

E-F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders of Net2Phone, Inc.:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Controls Over Financial Reporting, that Net2Phone, Inc. maintained effective internal control over financial reporting as of July 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Net2Phone Inc.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Net2Phone, Inc. maintained effective internal control over financial reporting as of July 31, 2005 is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Net2Phone, Inc. maintained, in all material respects, effective internal control over financial reporting as of July 31, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Net2Phone, Inc. as of July 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended July 31, 2005 of Net2Phone, Inc. and our report dated October 10, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York,
October 10, 2005

E-F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON FINANCIAL STATEMENTS

To the Board of Directors and Stockholders of Net2Phone, Inc.:

We have audited the accompanying consolidated balance sheets of Net2Phone, Inc. as of July 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended July 31, 2005. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of Net2Phone, Inc.’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Net2Phone, Inc. at July 30, 2005 and 2004 and the results of their operations and their cash flows for each of the three years in the period ended July 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Net2Phone Inc.’s internal control over financial reporting as of July 31, 2005, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated October 10, 2005 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York,
October 10, 2005

E-F-3

Net2Phone, Inc.

CONSOLIDATED BALANCE SHEETS

	July 31,
	2005	2004

	(in thousands, except per share data)
Assets:
Current assets:
Cash and cash equivalents	$941	$12,408
Restricted cash, cash equivalents, and marketable securities	20,266	919
Marketable securities	76,656	98,391
Trade accounts receivable, net of allowance for doubtful accounts of $255 (2005) and $364 (2004)	5,095	2,822
Notes receivable from employees	125	925
Other current assets	6,323	6,417

Total current assets	109,406	121,882
Property and equipment, net	22,805	18,929
Restricted cash, cash equivalents, and marketable securities — long term	161	20,362
Consideration paid to customers, net	7,138	—
Other assets	2,320	4,084

Total assets	$141,830	$165,257

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,123	$838
Accrued expenses	13,320	9,629
Deferred revenue	8,461	6,145
Current portion of long-term obligation	18,142	—
Due to IDT	796	971
Other current liabilities	652	611

Total current liabilities	45,494	18,194
Other liabilities	717	1,109
Long-term obligations	—	17,329

Total liabilities	46,211	36,632

Stockholders’ equity:
Common stock, $.01 par value; 200,000 shares authorized including redeemable shares; 51,792 and 50,083 shares issued and outstanding	518	501
Class A common stock, $.01 par value; 37,924 shares authorized; 28,912 shares issued and outstanding	289	289
Additional paid in capital	944,374	938,371
Accumulated deficit	(815,065)	(773,699)
Accumulated other comprehensive loss	(1,329)	(962)
Deferred compensation	(2,967)	(1,159)
Loans to stockholders, net	(239)	(1,171)
Treasury stock, at cost; 3,106 and 3,326 shares	(29,962)	(33,545)

Total stockholders’ equity	95,619	128,625

Total liabilities and stockholders’ equity	$141,830	$165,257

See accompanying notes

E-F-4

Net2Phone, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended July 31,
	2005	2004	2003

	(in thousands, except per share data)
Revenue, net (a)	$78,757	$82,779	$91,750
Costs and expenses:
Direct cost of revenue (exclusive of depreciation and amortization and non-cash services provided by IDT) (a)	46,931	46,794	52,820
Selling, general and administrative (a)	54,399	48,446	53,728
Depreciation and amortization	8,488	10,530	11,037
Non-cash services provided by IDT (attributable to direct cost of revenue and selling, general and administrative)	1,071	3,369	—
Non-cash compensation (attributable to selling, general and administrative)	3,972	(3,168)	15,304
Restructuring, severance, impairment and other items (a)	2,562	2,192	7,363
Settlement of Cisco litigation	—	—	(58,034)

Total costs and expenses	117,423	108,163	82,218
Miscellaneous income	699	—	—

Income (loss) from operations	(37,967)	(25,384)	9,532
Interest income, net	1,864	1,981	2,021
Other income (loss), net	(2,182)	12,235	696

Income (loss) before minority interests	(38,285)	(11,168)	12,249
Minority interests	—	—	4,546

Net income (loss)	$(38,285)	$(11,168)	$16,795

Net income (loss) per common share — basic and diluted	$(0.50)	$(0.16)	$0.28

Weighted average number of common shares used in the calculation of basic net income (loss) per common share:	76,120	70,560	59,700

Weighted average number of common shares used in the calculation of diluted net income (loss) per common share:	76,120	70,560	60,101

(a) Includes the following income and expenses resulting from transactions with IDT Corporation:

Revenue	$5,965	$4,925	$7,871
Direct cost of revenue	3,706	4,316	9,310
Selling, general and administrative	1,835	2,140	1,898
Restructuring, severance, impairment and other items	—	428	—

See accompanying notes

E-F-5

Net2Phone, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
YEARS ENDED JULY 31, 2003, 2004, 2005

	Common Stock		Class A Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Deferred	Loans to	Treasury Stock		Total Stockholders’
(in thousands)	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Compensation	Stockholders	Shares	Amount	Equity

Balance at July 31, 2002	33,871	$339	28,995	$290	$862,767	$(773,266)	$240	$(1,210)	$(2,040)	3,751	$(41,207)	$45,913
Net income for the year ended July 31, 2003	—	—	—	—	—	16,795	—	—	—	—	—	16,795
Foreign currency translation	—	—	—	—	—	—	(59)	—	—	—	—	(59)
Unrealized gain on marketable securities, net	—	—	—	—	—	—	45	—	—	—	—	45

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	16,781
Treasury share funding of 401K Plan	—	—	—	—	—	(4,015)	—	—	—	(275)	4,934	919
Conversion of Class A stock to common stock	74	1	(74)	(1)	—	—	—	—	—	—	—	0
Conversion of Redeemable common to common stock	294	3	—	—	(3)	—	—	—	—	—	—	0
Transfer of IDT Minority Interest in ADIR to N2P	—	—	—	—	5,068	—	—	—	—	—	—	5,068
Exercise of stock options	393	3	—	—	985	—	—	—	(63)	—	—	925
Issuance of Restricted Share grant to executive	—	—	—	—	394	—	—	—	—	—	—	394
Repayment of loans to stockholders	—	—	—	—	—	—	—	—	98	—	—	98
Loan forgiveness	—	—	—	—	—	—	—	—	611	—	—	611
Forfeiture of stock options	—	—	—	—	(104)	—	—	104	—	—	—	0
Variable accounting adjustment to repriced stock options	—	—	—	—	4,970	—	—	(4,970)	—	—	—	0
Amortization of deferred compensation	—	—	—	—	—	—	—	5,620	—	—	—	5,620

Balance at July 31, 2003	34,632	$346	28,921	$289	$874,077	$(760,486)	$226	$(456)	$(1,394)	3,476	$(36,273)	$76,329
Net loss for the year ended July 31, 2004	—	—	—	—	—	(11,168)	—	—	—	—	—	(11,168)
Foreign currency translation	—	—	—	—	—	—	(50)	—	—	—	—	(50)
Unrealized loss on marketable securities, net	—	—	—	—	—	—	(1,138)	—	—	—	—	(1,138)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(12,356)
Issuance of Common Stock in follow-on public offering	14,000	140	—	—	58,504	—	—	—	—	—	—	58,644
Treasury share funding of 401K Plan	—	—	—	—	—	(2,045)	—	—	—	(150)	2,728	683
Conversion of Class A stock to common stock	9	—	(9)	—	—	—	—	—	—	—	—	0
Exercise of stock options	1,270	13	—	—	5,424	—	—	—	—	—	—	5,437
Issuance of stock to employees, officers & directors	172	2	—	—	2,551	—	—	(1,449)	—	—	—	1,104
Shares which may be released to IDT per memorandum of understanding	—	—	—	—	3,368	—	—	—	—	—	—	3,368
Repayment of loan by stockholder	—	—	—	—	—	—	—	—	64	—	—	64
Variable accounting adjustment to repriced stock options	—	—	—	—	(5,553)	—	—	5,553	—	—	—	0
Forgiveness of loan to stockholder	—	—	—	—	—	—	—		159	—	—	159
Amortization of deferred compensation	—	—	—	—	—	—	—	(4,807)	—	—	—	(4,807)

Balance at July 31, 2004	50,083	$501	28,912	$289	$938,371	$(773,699)	$(962)	$(1,159)	$(1,171)	3,326	$(33,545)	$128,625
Net loss for the year ended July 31, 2005	—	—	—	—	—	(38,285)	—	—	—	—	—	(38,285)
Foreign currency translation	—	—	—	—	—	—	(21)	—	—	—	—	(21)
Unrealized loss on marketable securities, net	—	—	—	—	—	—	(346)	—	—	—	—	(346)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(38,652)
Treasury share funding of 401K Plan	—	—	—	—	—	(3,081)	—	—	—	(220)	3,583	502
Issuance of stock to employees, officers and directors	1,698	17	—	—	4,944	—	—	(3,613)	—	—	—	1,348
Shares which may be released to IDT per memorandum of understanding	—	—	—	—	1,071	—	—	—	—	—	—	1,071
Reserve for uncollectibility of loans to stockholders									445			445
Forgiveness of loans to stockholders	—	—	—	—	—	—	—	—	487	—	—	487
Amortization of deferred compensation	—	—	—	—	—	—	—	1,805	—	—	—	1,805
Exercise of stock options and other	11	—	—	—	(12)	—	—	—	—	—	—	(12)

Balance at July 31, 2005	51,792	$518	28,912	$289	$944,374	$(815,065)	$(1,329)	$(2,967)	$(239)	3,106	$(29,962)	$95,619

See accompanying notes

E-F-6

Net2Phone, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended July 31,
	2005	2004	2003

	(in thousands)
Operating activities
Net income (loss)	$(38,285)	$(11,168)	$16,795
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,488	10,530	11,037
Non-cash services provided by IDT	1,071	3,369	15,304
Non-cash compensation	3,972	(3,168)	—
Gain on buyout of minority interests	—	(12,182)	—
Loss on sale of assets	—	—	348
Restructuring, severance, impairment, and other non-cash items	4,393	4,387	7,703
Impairment of Investment	1,410	—	—
Non-cash litigation settlement	—	—	(38,929)
Minority interests	—	—	(4,546)
Changes in assets and liabilities:
Accounts receivable	(2,532)	(871)	(188)
Consideration paid to customers, net	(7,138)
Other assets	(876)	2,578	1,358
Accounts payable and accrued expenses	5,983	(8,156)	(16,587)
Deferred revenue	2,332	(270)	(1,022)
Net advances from (repayments to) IDT Corporation	(174)	178	1,595
Other	—	(1,394)	—

Net cash used in operating activities	(21,356)	(16,167)	(7,132)

Investing activities:
Purchases of property and equipment	(12,565)	(5,539)	(7,068)
Purchases of marketable securities	(510,598)	(318,195)	(78,388)
Proceeds from the sale of marketable securities	532,156	278,624	62,358
Other	160	397	501

Net cash provided by (used in) investing activities	9,153	(44,713)	(22,597)
Financing activities:
Proceeds from issuance of common stock	—	58,644	—
Payments of capital lease obligations	(127)	(4,417)	(1,759)
Proceeds from exercise of stock options	53	5,436	1,055
Proceeds from repayment of employee loans	—	670	115
Decrease (increase) in restricted cash obligations	810	2,785	(1,217)
Other	—	820	(341)

Net cash provided by (used in) financing activities	736	63,938	(2,147)

Net (decrease) increase in cash and cash equivalents	(11,467)	3,058	(31,876)
Cash and cash equivalents at beginning of period	12,408	9,350	41,226

Cash and cash equivalents at end of period	$941	$12,408	$9,350

Supplemental disclosure of cash flow information:
Cash payments for interest	$708	$789	$170

See accompanying notes

E-F-7

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
July 31, 2005

1. Description of Business and Basis of Presentation

The accompanying consolidated financial statements reflect the historical financial information of Net2Phone, Inc. and its subsidiaries. Our company was incorporated in October 1997, to operate and develop our Internet telephony business. Prior to such time, our business was conducted as a division of IDT Corporation (“IDT”).

We are a leading provider of Voice over Internet Protocol, or VoIP, telephony services. Since we began operations in 1995, we have evolved from a pioneer in developing PC-to-telephone calling services over the Internet to a next generation provider of high quality voice and enhanced communication services throughout the world.

Our controlling stockholder is IDT Corporation, a global telecommunications, entertainment and technology company. As of October 6, 2005, IDT holds an aggregate of 40.8 percent of our outstanding capital stock and 56.9 percent of our aggregate voting power. We entered into a Memorandum of Understanding with IDT on October 29, 2003, which calls for us to issue an additional 6.9 million shares of Class A common stock, which carries two votes per share, to IDT when we enter into a definitive telecommunications services and related agreements with IDT. Assuming these shares are issued, IDT would hold an aggregate of 45.7 percent of our outstanding capital stock and 61.8 percent of our aggregate voting power based on our stock outstanding on October 6, 2005.

In light of the relationship between us and IDT, our Board of Directors had previously formed a committee of independent directors to review and approve agreements and other material related party transactions arising from time to time between IDT and us. On June 28, 2005, we received a letter from IDT notifying our Board of Directors that IDT intends to make an offer to purchase all outstanding shares of our common stock not owned by IDT or its affiliates, at a price of $1.70 per share. Our Board of Directors charged the independent committee with reviewing the IDT offer, and the committee found the initial IDT offer not acceptable. On September 6, 2005, IDT announced that it was changing the form of consideration in its proposed offer to purchase our outstanding shares not owned by IDT or its affiliates from $1.70 in cash to $1.70 in value of IDT’s Class B Common Stock at a ratio of 0.1283 IDT shares for each of our shares and the committee stated that this offer was also not acceptable. On September 13, 2005, the committee stated that it anticipates being in a position to engage in discussions with IDT in the near future, and such discussions are ongoing. The committee is continuing to negotiate with IDT. We cannot predict how long the negotiation process will take or whether any transaction will result.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include our accounts and the accounts of all companies in which we have a controlling voting interest (“subsidiaries”), as if we and our subsidiaries were a single company. Significant intercompany accounts and transactions between consolidated subsidiaries have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

E-F-8

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation. In addition, the weighted average number of common shares used in the calculation of basic and diluted net loss per common share for the fiscal year ended July 31, 2004, have been restated from previously reported amounts to reflect the reversal of 353,331 weighted shares. This restatement did not have any impact on basic or diluted earnings per share for that period. In addition, Class A common stock par value and additional paid-in capital amounts as of July 31, 2004 have been restated from the amounts disclosed in our Form 10-K for fiscal 2004 for the reversal of 1,046,129 shares. The shares that were reversed relate to shares we expect to issue to IDT in accordance with the October 29, 2003 Memorandum of Understanding with IDT (see Note 4). Such shares will not be treated as outstanding until a definitive agreement is reached with IDT and the shares vest in accordance with the terms of such agreement.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted average of common shares outstanding during the period. Diluted earnings (loss) per share adjusts basic earnings (loss) per share for the effect of stock options and warrants and other contingently issuable shares, only in the periods in which such effect is dilutive.

Stock options of 9.5 million, 9.7 million, and 9.9 million shares for fiscal 2005, 2004, and 2003, respectively, were not included in the computation of diluted earnings per share, as their inclusion would have been anti-dilutive. Additionally, restricted shares of 1.2 million and 0.3 million for fiscal 2005 and fiscal 2004, respectively, were not included in the computation of diluted earnings per share as their inclusion would have been anti-dilutive. The weighted average number of common shares outstanding for computing diluted earnings per share for fiscal 2003, includes 0.4 million shares for the assumed conversion of dilutive stock options. In addition, 4.4 million shares issuable upon the exercise of warrants outstanding as of July 31, 2005 were not included in the computation of diluted net loss per share. Lastly, the 6.9 million shares of our Class A common stock to be issued in connection with definitive agreements reached pursuant to the memorandum of understanding with IDT (see Note 4) have been excluded from the calculation of earnings per share for fiscal 2005 and 2004.

We have determined that, beginning in the second quarter of fiscal 2004 through and including the first quarter of fiscal 2005, we incorrectly included the shares we may issue (related to the first year of the agreement) upon reaching a definitive agreement, and subsequently release from escrow to IDT, in our calculation of basic net loss per share, and also incorrectly included such shares as outstanding on our condensed consolidated balance sheets. However, this error, which we have corrected, did not have any impact on basic net loss per share during any of these quarterly or full year fiscal periods, and was not material to the number of outstanding shares included on our condensed consolidated balance sheets.

Cash and Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates market value. A portion of our cash is restricted, as these balances are required to collateralize our outstanding letters of credit.

Inventory

Inventories are stated at the lower of cost or market. Cost is computed on a specific identification basis. For fiscal 2005, 2004 and 2003, direct cost of revenue includes inventory write-downs of $0.4 million,

E-F-9

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

$0.6 million and $0.1 million, respectively, that relate to inventory identified as obsolete or slow moving. This inventory has been written down to its net realizable value.

Property and Equipment

Equipment and furniture and fixtures are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets, which range from five to ten years. Leasehold improvements are recorded at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the improvement or the remaining life of the related lease.

Computer software licensed from third parties is recorded at cost and amortized using the straight-line method over the shorter of five years or the term of the related agreement.

Software Development Costs

Costs for the internal development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs are capitalized. Software development costs are our only research and development expenditures. For fiscal 2005, 2004, and 2003, included in selling, general administrative costs are research and development costs totaling $12.0 million, $8.2 million, and $5.4 million, respectively.

Capitalized Internal Use Software Costs

Once technological feasibility of internally developed new software products or substantial enhancements to existing software products has been established, further costs incurred on these projects are capitalized. These costs consist of payments made to third parties and the compensation costs of those employees working on such software development projects. Capitalized internal use software costs are amortized using the straight-line method over the shorter of five years or the useful lives of the internal use software. In fiscal 2005, 2004, and 2003, we capitalized approximately $4.2 million, $4.4 million, and $4.5 million, respectively, of internal use software costs.

Long-Lived Assets, Including Amortizable Intangible Assets

We review long-lived assets and certain identifiable intangibles for impairment on a quarterly basis by determining whether events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If there are indicators of impairment, the analysis of the recoverability utilizes undiscounted cash flows to determine fair value. The measurement of the loss, if any, is calculated as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill

Goodwill has been tested for impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. The goodwill impairment test under SFAS No. 142 requires a two-step approach, which is performed at the reporting unit level, as defined in SFAS No. 142. Step one identifies potential impairments by comparing the fair value of the reporting unit to its carrying amount. Step two, which is only performed if there is a potential impairment, compares the carrying amount of the reporting unit’s goodwill to its implied value, as defined in SFAS No. 142. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized for an amount equal to that excess.

E-F-10

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

Adjustments Reducing Revenue

We receive prepayments from customers for communications services. These payments are recorded as deferred revenue and recognized as revenue as the communications services are provided. During the period from our inception through January 31, 2002, we also recorded revenue based on historical information regarding the percentage of prepayments for which it was probable and estimable that the customer would not ultimately utilize our service. We referred to this revenue as “breakage revenue”. We determined during our financial statement close process for the third quarter of fiscal 2002 that our deferred revenue liability did not adequately reflect our liability to provide future service to our customers. We concluded that the understatement of deferred revenue was the result of the estimated percentage applied to determine breakage revenue in prior periods being too high. Accordingly, in the third quarter of fiscal 2002, we ceased recording breakage revenue, and we developed a deferred revenue adequacy assessment process.

The process we developed at that time to examine the adequacy of our deferred liability as of April 30, 2002 was a balance sheet focused review. We reconciled the deferred revenue liability balance in our general ledger with our customer prepaid account balance details. Based on the results of this reconciliation, we determined that an adjustment was necessary to increase the April 30, 2002 deferred revenue balance by $5.0 million, with a corresponding decrease to our revenue. We were unable to determine in which prior periods deferred revenue was understated and revenue was overstated, and by how much, because there was insufficient information available to determine what the proper estimate of breakage revenue by each period should have been in comparison to the breakage revenue that was recorded in each of those periods. Therefore, we recorded the $5.0 million reduction to revenue in the third quarter of fiscal 2002 rather than restating prior periods.

After the third quarter of fiscal 2002, we continued to use the aforementioned deferred revenue adequacy assessment process. Our revenue recognition policy was updated to reflect this process in our fiscal 2002 Form 10-K. In quarters subsequent to the third quarter of fiscal 2002, this process often resulted in additional increases to deferred revenue and decreases to revenue, which, when all of the quarterly adjustments are aggregated, totaled $10.0 million over the period April 30, 2002 through October 31, 2004, as detailed in the table below. The table below sets forth the amount of the adjustment to reduce revenue in each period and the revenue and net income (loss) reported each period after taking into account such adjustments. Since the adjustments reducing revenue did not impact any costs, the full amount of each revenue reduction increased our net loss, or reduced our net income, by that same full amount. As we were unable to determine to which prior periods these adjustments related, and in what amounts, we recorded each of these adjustments in the then current quarters rather than restating prior periods.

In the second quarter of fiscal 2005, we determined that the deferred revenue adequacy assessment process in place was deficient because it did not take into account the impact of changing product characteristics with certain customers, such as service charges and expiration dates, on the liability associated with those customers’ prepaid account balance details. We determined that this process was “significantly deficient” as defined by the Public Company Accounting Oversight Board’s Auditing Standard No. 2 (“AS No. 2”).

We implemented changes to the deferred revenue adequacy assessment process as of the second quarter of fiscal 2005 to appropriately reflect the present terms and conditions of our prepaid customer accounts, including whether the account has an expiration date or service charge associated with it. These changes resulted in an additional $2.0 million increase to deferred revenue and decrease to revenue in the second quarter of fiscal 2005. The $2.0 million adjustment brought the total of all adjustments resulting from our deferred revenue adequacy assessment process that we began in the third quarter of fiscal 2002 to $12.0 million. In our Forms 10-Q for the periods ended January 31, 2005 and April 30, 2005, we revised our revenue recognition policy to reflect our updated process, as set forth below. In addition, we believe the

E-F-11

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

improvements implemented to this process in the second quarter of fiscal 2005 enabled us to quantify and segregate the amounts of prepaid balances with no service fees as expiration dates that, based on historical data, are unlikely to be used. Since this income does not result from providing services to our customers, we have reported this income as miscellaneous income, rather than revenue, on the accompanying consolidated statements of operations in the second through fourth quarters of fiscal 2005, in the aggregate amount of $0.7 million. The table below sets forth the amount of the adjustment to reduce revenue in each period, which resulted in an equal reduction (increase) to income (loss) from operations and net income (loss) and the revenue, income (loss) from operations and net income (loss) reported each period, which reflect these adjustments.

Period ended	Adjustments reducing revenue	Revenue as reported (post adjustment)	Income (loss) from operations as reported (post adjustment)	Net income (loss) as reported (post adjustment)

	(in thousands)
10/31/2001	$—	$42,891	$(50,680)	$(41,355)
1/31/2002	—	37,839	(50,036)	(46,314)
4/30/2002	5,000	30,563	(139,582)	(138,492)
7/31/2002	775	26,562	(17,496)	(19,767)

Fiscal year 2002	$5,775	$137,855	$(257,794)	$(245,928)

10/31/2002	1,150	23,948	45,467	46,124
1/31/2003	596	23,051	(9,964)	(9,241)
4/30/2003	515	23,788	(9,831)	(9,289)
7/31/2003	1,475	20,963	(16,140)	(10,800)

Fiscal year 2003	$3,736	$91,750	$9,532	$16,795

10/31/2003	160	20,405	(7,640)	5,098
1/31/2004	111	19,812	(10,922)	(9,522)
4/30/2004	—	21,451	392	(462)
7/31/2004	—	21,111	(7,214)	(6,282)

Fiscal year 2004	$271	$82,779	$(25,384)	$(11,168)

10/31/2004	286	20,309	(9,020)	(8,243)
1/31/2005	1,971	17,817	(10,593)	(10,603)
4/30/2005	—	19,814	(8,239)	(9,806)
7/31/2005	—	20,817	(10,115)	(9,633)

Fiscal year 2005	$2,257	$78,757	$(37,967)	$(38,285)

Totals	$12,039	$391,141	$(311,613)	$(278,586)

Revenue Recognition

Our international reseller revenue is recognized as service is provided, that is, as minutes are used. Our consumer revenue, which consists primarily of prepaid calling card revenue, is also recognized as service is provided, that is, as minutes are used, or when service fees are charged. Pre-payments for communications services are deferred and recognized as revenue as the communications services are provided, service charges are levied or remaining balances expire. We conduct evaluations of outstanding prepaid balances that do not have expiration dates or service fees associated with them to determine, based on historical data, whether such balances are likely to be utilized. If it is determined that balances are unlikely to be used, the deferred revenue liability is reduced accordingly and miscellaneous income is recognized. The balances likely to be utilized are reconciled to our deferred revenue account and deferred revenue is increased or decreased

E-F-12

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

accordingly to properly reflect our liability. With respect to our relationships with cable operators and broadband providers, we have not recognized significant revenue to date.

In accordance with EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (including a Reseller of the Vendor’s Products), the fair value of warrants issued in connection with our warrant incentive program (see Note 3) will be recorded as a reduction of revenue on the date the warrants vest, and the amortization of consideration paid to customers (see Note 7) is recorded as a reduction of revenue over the term of the related contracts.

Direct Cost of Revenue

Direct cost of revenue consists primarily of telecommunication costs, connectivity costs, and the cost of equipment sold to customers. Direct cost of revenue excludes depreciation and amortization and non-cash services provided by IDT.

Advertising Costs

We expense the costs of advertising as incurred. For fiscal 2005, 2004, and 2003, advertising expense amounted to $1.9 million, $1.8 million and $1.8 million, respectively.

Income Taxes

We account for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities. Due to our accumulated losses, we fully offset net deferred tax assets with a valuation allowance due to the uncertainty of the realization of the assets.

At July 31, 2005, we had net operating loss carry-forwards for federal income tax purposes of approximately $564.8 million expiring in years through 2025. These net operating loss carry-forwards may be limited by both the future taxable earnings of our company and limitations imposed by Internal Revenue Code Section 382.

Vulnerability Due to Certain Concentrations

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash, cash equivalents, marketable securities and trade receivables. Management regularly monitors the creditworthiness of its domestic and international customers and believes that it has adequately provided for any exposure to potential credit losses.

Stock Based Compensation

We have a stock option and incentive plan which is described more fully in Note 18. In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values (i.e., pro forma disclosure is no longer an alternative to financial statement recognition). SFAS No. 123 (R) is effective for public companies at the beginning of the first interim or annual period beginning after June 15, 2005. This required us to adopt SFAS No. 123 (R) effective August 1, 2005.

As permitted by SFAS No. 123, through July 31, 2005 we accounted for share-based payments to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and related Interpretations. As such, we generally

E-F-13

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

recognize no compensation cost on grants of employee stock options. Accordingly, the adoption of SFAS No. 123 (R) may have a significant impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS No. 123 (R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted SFAS No. 123 (R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net loss and net loss per share in the table below. SFAS No. 123 (R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement is not anticipated to be material since we do not currently recognize a benefit of excess tax deductions because of federal and state net operating loss carryforwards available to offset future U.S. federal and state taxable income.

Public entities that used the fair-value-based method of accounting under the original provisions of SFAS No. 123 (whether for recognition or pro forma disclosure purposes) must adopt the provisions of SFAS No. 123 (R) using either the modified-prospective- transition (MPT) or the modified-retrospective-transition (MRT) methods. Under the MPT transition method entities will be required to apply all the measurement, recognition and attribution provisions of SFAS No. 123 (R) to all share-based payments granted, modified or settled after the date of adoption, while under the MRT transition method companies would restate prior periods by recognizing in the financial statements the same amount of compensation cost as previously reported in the pro forma footnote disclosures under the provisions of SFAS No. 123. Effective August 1, 2005, we adopted SFAS No. 123 (R) using the MPT transition method.

The following table illustrates the effect on net loss and net loss per share if we had applied the fair value based method of SFAS No. 123 to stock-based employee compensation.

	Year ended July 31,
	2005	2004	2003

	(in thousands, except per share data)

Net income (loss), as reported	$(38,285)	$(11,168)	$16,795
Add (deduct): Stock option-related employee compensation expense (benefit) included in reported net income (loss)	8	(5,096)	6,255
Deduct: Total stock option-related employee compensation expense determined under fair value based method for all awards	(3,216)	(4,169)	(9,860)

Pro forma net income (loss)	$(41,494)	$(20,433)	$13,190

Basic and diluted income (loss) per share, as reported	$(0.50)	$(0.16)	$0.28

Basic and diluted income (loss) per share, Pro forma	$(0.55)	$(0.29)	$0.22

The weighted average fair value of options granted was $2.03, $5.73, and $3.30 per share for fiscal 2005, 2004, and 2003, respectively. The fair value of the stock options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for vested and non-vested options:

	Year ended July 31,
Assumptions	2005	2004	2003

Average risk-free interest rate	4.16%	3.35%	2.88%
Dividend yield	—	—	—
Volatility factor of the expected market price of our common stock	110%	116%	124%
Average life	6 years	6 years	6 years

E-F-14

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because our employee stock options have characteristics that are significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options’ vesting period.

Non-cash compensation expense for other stock based compensation included in net income for the years ended July 31, 2005, 2004 and 2003 was $4.0 million, $1.9 million and $9.0 million, respectively. These expenses primarily relate to restricted stock, bonuses paid in stock, stock funding of our 401(k) plan (see Note 21), and the discount on the ADIR shares (see Note 8).

3. Warrant Incentive Program

In early fiscal 2005, we introduced a warrant incentive program, which allows selected cable operators to receive warrants to purchase shares of our common stock. Our Board of Directors reserved up to five million shares for issuance under this plan. The execution of definitive agreements with cable operators that met specific criteria triggered warrant grants, which become exercisable as the cable operator reaches specified telephony subscriber levels. During fiscal 2005, we issued warrants to purchase a total of 4.4 million shares of common stock to four cable operator customers, Altice One, Bresnan Communications, LLC, Millennium Digital Media Systems, LLC and Atlantic Broadband Finance LLC.

The warrants expire on December 31, 2011 and may be exercised for specified purchase prices per share, which range from $3.80 to $5.93. Only vested warrant shares can be exercised, and vesting is based on the number of customers subscribing to our telephony service in each cable operator’s service area. The shares subject to the warrants generally vest as follows: beginning on the last day of the calendar quarter ending 12 months from the commercial launch date of the cable telephony services, ten shares vest for each subscriber to our cable telephony service pursuant to the cable telephony agreement, and thereafter until December 9, 2009, the warrant shares vest quarterly at a rate of ten shares per incremental net subscriber on the last day of each calendar quarter.

We account for the warrants issued in accordance with EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Accordingly, there is no measurement date prior to the date when vesting of the warrants begins and the measurement date will occur for each group of warrants as they vest. Upon vesting of the warrants, we will record a cost equal to the fair value of the vested warrants on that date. The cost related to the vested warrants that are issued each quarter, if any, is treated as a one-time expense and will be shown as a reduction of revenue, in accordance with EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (including a Reseller of the Vendor’s Products). To date, we have not recorded any expense related to the warrants issued since none of the warrants have vested.

4. Related Party Transactions

IDT Corporation

Our controlling stockholder is IDT Corporation. We maintain significant business relationships with IDT and its affiliates. The following summarizes our interactions with IDT and its affiliates and the balances due to or from IDT at the end of the fiscal years indicated.

E-F-15

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

	Years ended July 31,

	2005	2004	2003

	(in thousands)
Due to (from) IDT – Opening Balance	$971	$1,057	$(682)
Charges to IDT affiliate for purchases of disposable calling cards from Net2Phone	(22)	(188)	(6,399)
Charges to IDT for services provided by Net2Phone	(5,965)	(4,925)	(7,871)
Charges to Net2Phone for services provided by IDT	4,393	6,223	11,124
Expenses paid by IDT on behalf of Net2Phone requiring Net2Phone remittance	2,395	1,192	2,862
Expenses paid by Net2Phone on behalf of IDT requiring IDT reimbursement	(718)	(698)	(884)
Payments received from IDT	73	648	9,948
Payments remitted to IDT	(331)	(2,338)	(7,041)

Due to IDT – Ending Balance	$796	$971	$1,057

Average Balance Owed to IDT:	$315	$854	$1,112

Securities Purchases/Sales Settled through IDT:	$—	$38,491	$10,124

In fiscal 2005, 2004 and 2003, we provided carrier services to IDT of $6.0 million, $4.9 million and $7.9 million, respectively, and purchased wholesale carrier services from IDT of $3.7 million, $4.3 million and $9.3 million, respectively. In addition, we have on occasion aggregated the purchase of long distance minutes and other services with IDT. Our corporate headquarters and several other facilities are leased from IDT. During fiscal 2005, 2004, and 2003, IDT charged us $1.8 million, $1.8 million and $2.1 million, respectively, in facilities lease fees.

IDT’s treasury function provides investment management services relating to our portfolio of marketable securities. These services are provided in accordance with investment policy guidelines approved by the Audit Committee of our Board of Directors. On occasion, IDT is a counterparty to our purchase or sale of investment securities. During fiscal 2005, no securities purchases or sales were settled through IDT. During fiscal 2004, $38.5 million in securities purchases and sales were settled through IDT, and during fiscal 2003, $10.1 million in securities sales were settled through IDT.

We outsource some of our administrative and support functions to IDT. These administrative functions include, but are not limited to, tax compliance services, legal services, payroll services and internal audit support services. In most cases, fees for services are negotiated on a cost recovery basis. We are party to a Tax Services Agreement pursuant to which we pay IDT $10,000 a month for tax services, and to an Internal Audit Agreement pursuant to which we pay IDT on a cost recovery basis. On March 30, 2005, we signed an engagement letter with Outside Counsel Solutions, Inc., a division of IDT, pursuant to which we have the right to retain legal counsel on an hourly basis from time to time to supplement the resources in our internal legal department as we deem appropriate. In January 2003, we entered into an Intellectual Property Legal Services Agreement pursuant to which IDT charged us $25,000 per month for intellectual property services, including patent and trademark prosecution. On April 4, 2005, we terminated this agreement and are either performing internally, or retaining outside counsel or other advisors to provide, the intellectual property services formerly provided by IDT. We are in the process of negotiating a new agreement with IDT for IDT’s assistance with the development and maintenance of our intellectual property licensing and enforcement program. During fiscal 2005, 2004 and 2003, we incurred fees totaling $0.7 million, $0.5 million and $0.1 million, respectively, for all such services. We are currently negotiating other service agreements with IDT for the services they are providing that have not been formalized in written agreements. The costs for such services are included in the total charges noted.

E-F-16

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

On occasion, we provide administrative, technical development and support services to IDT based on the need for such services. During fiscal 2005, 2004 and 2003, we charged IDT reimbursement fees for project support services totaling $0.7 million, $0.3 million and $0.2 million, respectively.

During the second quarter of fiscal 2004, we executed an agreement with Union Telecard Alliance, LLC (“UTA”), a subsidiary of IDT, which ended UTA’s distribution of our disposable calling cards effective December 31, 2003, and provided for an orderly wind- down over a two-year period of our disposable calling card business. This resulted in exit costs of $0.4 million to compensate UTA for estimated obligations associated with our disposable calling cards then in the marketplace. These exit costs were recorded in restructuring, severance, impairment and other items during the second quarter of fiscal 2004. Pursuant to the terms of our agreement with UTA, the parties will settle the aforementioned obligations over a two-year period ending December 31, 2005, through monthly reconciliations of on- going wind down activities, with final settlement to be completed by February 15, 2006. Consequently, no sales of disposable calling cards to IDT affiliates were recorded during fiscal 2005, sales of such cards to IDT affiliates in fiscal 2004 were nominal, and sales of such cards to IDT affiliates in fiscal 2003 amounted to $6.4 million.

On October 29, 2003, we entered into a binding memorandum of understanding (“MOU”) with IDT, which requires us to issue 6.9 million shares of Class A common stock to IDT at the time we execute definitive telecommunications services and related agreements with IDT. No definitive agreements have been executed as of October 12, 2005.

The MOU requires IDT to provide us, directly or through its subsidiaries, with local and inter-exchange network access, termination, origination and other related services, including sales and marketing assistance and an agreement by IDT not to compete in the cable and broadband telephony market. IDT is a competitive local exchange carrier and an inter-exchange carrier and its network includes switching facilities in several U.S. cities and additional points of presence in various countries, allowing us to co-locate our equipment and interconnect to IDT’s network at those points.

Once issued, the 6.9 million shares will be held in escrow to secure IDT’s performance obligations under the agreements and are to be released to IDT in equal annual installments over the five year term of the MOU, which began October 29, 2003, with the first release to occur when definitive agreements are signed. During the second quarter of fiscal 2004, IDT started providing us with services and benefits under the terms of the MOU. Pursuant to the terms of the MOU, IDT has provided certain services to us at IDT’s cost plus 5 percent, which we record to our direct cost of revenue. IDT charged us $0.2 million for such services in fiscal 2005. No charges were incurred in fiscal 2004.

We maintain a close working relationship with IDT, and we do business with them on a variety of levels. The fact that we have not completed definitive agreements has not prevented us from working together pursuant to the terms of the MOU nor has it prevented IDT from supporting our cable telephony service offerings while we negotiate definitive agreements. While the MOU identifies the scope of services to be provided and the consideration and methodology for paying for such services, we cannot finalize the definitive agreements until our business units and technical teams further develop the details of the services to be provided by IDT. The issuance of the 6.9 million shares is subject to variable accounting treatment until the shares are released from escrow and, therefore, the shares potentially earned by IDT must be marked-to-market each quarter based on their current market value. Consequently, we recorded net charges of $1.1 million to non-cash services provided by IDT related to this agreement during fiscal 2005. The charges relate to 2.4 million shares that we have recognized as potentially earned by IDT for services and benefits provided by IDT through July 31, 2005. We recorded charges of $3.4 million to non-cash services provided by IDT related to this agreement during fiscal 2004.

E-F-17

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

We followed the guidance in EITF 96-18 in determining to apply variable accounting treatment to the shares that will be held in escrow under the definitive agreements until they are released to IDT. While we have no expectation of changing the type or amount of consideration to be paid to IDT under the MOU, if we do, EITF 96-18 may no longer apply, which would cause us to apply different accounting rules to this transaction, which could adversely affect our financial results.

We determined that non-cash services provided by IDT are attributable to direct cost of revenue and selling, general and administrative expense. However, given that the services provided by IDT do not individually have readily identifiable market values, and that the variable accounting treatment will result in different values being ascribed to the same services from period to period, we believe differentiating between direct cost of revenue and selling, general and administrative expense is not practicable. Therefore, we have classified the non-cash services provided by IDT in a separate line in the consolidated statements of operations.

In accordance with EITF Topic D-90, Grantor Balance Sheet Presentation of Unvested, Forfeitable Equity Instruments Granted to a Nonemployee, shares we may release from escrow for services received from IDT will not be included in the total number of Class A common stock shares reported as issued and outstanding until a definitive agreement is reached and such shares vest. The cumulative amount of equity on our condensed consolidated balance sheets related to this agreement was $4.4 million and $3.4 million as of July 31, 2005 and 2004, respectively.

Liberty Media Corporation

Beginning in 2001, Liberty Media Corporation had been a strategic investor in our company. As reported in a Schedule 13D/A filed by IDT and related reporting persons, on March 8, 2005, IDT purchased all of Liberty Media Corporation’s direct and indirect interests in Net2Phone. Consequently, Liberty Media Corporation no longer beneficially owns any of our outstanding stock, but continues to maintain business relationships with us through its participation on our Cable Advisory Board. Previously, on October 22, 2003, one of our wholly owned subsidiaries, Net2Phone Cable Telephony, LLC and Liberty Cablevision of Puerto Rico, Inc., then an affiliate of Liberty Media Corporation, executed a Cable Telephony Production Agreement. According to the terms of this agreement, Net2Phone Cable Telephony provides cable telephony services to Liberty Cablevision of Puerto Rico’s customers, and Net2Phone Cable Telephony acts as Liberty Cablevision of Puerto Rico’s agent in requisitioning, configuring, staging and installing all infrastructure and technology components that facilitate these telecommunication services. During fiscal 2005 and 2004, we recorded $1.8 million and $1.5 million, respectively, in revenue from Liberty Cablevision of Puerto Rico. Fiscal 2004 includes revenue of $1.3 million from infrastructure and related technology components installed during the fiscal year that were necessary for Liberty Cablevision of Puerto Rico to broadly distribute our services. As of July 31, 2005 and 2004, we had receivables from this agreement of $1.0 million and $0.5 million, respectively, and had deferred revenue from this agreement of $1.2 million and $0.7 million, respectively.

Loans with Chairman

In April 2002, we loaned Stephen Greenberg, who was then our Vice Chairman and Chief Executive Officer and is now our Chairman, the sum of $3.6 million. The loan bore interest at the short-term applicable federal rate under code section 1274(d) and principal and interest were due on April 9, 2005 (“Maturity Date”). The loan was non-recourse to Mr. Greenberg and was secured by options to purchase 300,000 shares, which carried a strike price of $5.08, of our common stock granted to Mr. Greenberg in April 2002. The loan principal and accrued interest was not repaid on the Maturity Date and, pursuant to the terms of the loan agreement, Mr. Greenberg returned the 300,000 options to us for cancellation. Due to the non-recourse nature

E-F-18

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

of the loan, we recorded compensation expense for the $3.6 million principal amount of the note over its three-year maturity period. We recorded compensation expense relating to this loan of $0.8 million, $1.2 million and $1.2 million, respectively, during fiscal 2005, 2004 and 2003. During fiscal 2005 we wrote-off $0.3 million of interest that had accrued on the loan and was forgiven.

We previously loaned Mr. Greenberg $600,000 pursuant to his original employment agreement with us entered into in July 2000, which was paid in full, plus interest, in the first quarter of fiscal 2004.

Agreement with Chief Executive Officer

On October 31, 2004, Liore Alroy became our Chief Executive Officer, and our then current Vice Chairman and Chief Executive Officer, Stephen Greenberg, assumed the role of Chairman of the Board. Pursuant to an employment agreement we entered into with Mr. Alroy effective October 31, 2004, we granted Mr. Alroy 800,000 stock options and 800,000 shares of restricted stock pursuant to our 1999 Amended and Restated Stock Option and Incentive Plan. The stock options have an exercise price equal to $3.45 per share, which was the fair market value of our stock on the grant date, and will vest over the three-year term of the agreement, 33.3 percent on each anniversary of the effective date of the agreement. Similarly, the restrictions on the sale of the restricted stock will lapse over the three-year term of the agreement, 33.3 percent on each anniversary of the effective date of the agreement. During fiscal 2005, we recorded $2.8 million in deferred compensation related to Mr. Alroy’s restricted stock grant and $0.7 million of non-cash compensation expense related to this agreement.

Agreement with former General Counsel

Pursuant to an employment agreement with our former General Counsel dated January 8, 2001, we guaranteed that the value (as defined in the agreement) of 150,000 options to purchase our common stock held by our then General Counsel would be at least $1.6 million on January 7, 2004. To the extent the value of such options was less than $1.6 million, we would pay our then General Counsel the difference in cash. On January 7, 2004, the value of the 150,000 options was $0.7 million. As required by the agreement, we paid $0.9 million to our then General Counsel at that time. We had amortized the $1.6 million guaranteed option value over the three-year term of the agreement, less the intrinsic value of the stock options as of each fiscal quarter end. Due to the higher stock price on January 7, 2004 as compared to July 31, 2003, we reversed $0.2 million of previously recorded non-cash compensation expense as a result of this agreement. During fiscal 2003, we recorded non-cash compensation expense of $0.5 million related to this agreement.

5. Restructuring, Severance, Impairment and Other Items

The following table summarizes the charges included in Restructuring, severance, impairment and other items in the statements of operations:

	Year ended July 31,

	2005	2004	2003

	(in thousands)

Exit and other costs	$706	$1,293	$3,970
Separation agreements of former CEO, CFO & COO	872	1,244	2,877
Workforce reductions	552	163	4,116
Impairment charges, including recovery on assets held for sale	247	(89)	1,815
Reserve adjustments	185	(419)	(5,415)

Total	$2,562	$2,192	$7,363

E-F-19

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

Exit and Other Costs

During fiscal 2005, we incurred net exit and related costs of $0.7 million, which represents $1.2 million in contract termination costs relating to a secondary disaster recovery site that was being migrated to an existing backup facility and to exited lease costs, offset by a $0.5 million insurance recovery relating to the theft of certain equipment.

During fiscal 2004, we incurred exit and other costs of $1.3 million, which included $0.4 million in costs to exit our disposable calling card business and $0.9 million in costs primarily related to losses on existing office leases.

During fiscal 2003, we incurred exit and other costs of approximately $4.0 million. These included $1.9 million for the write off of fixed assets that we were unable to deploy in our network; $1.6 million relating to lease termination costs on various leases, and $0.5 million relating to the sale of our web-based banner advertising business in fiscal 2002.

Separation Agreements of Former CEO, CFO & COO

In October 2001, Howard Balter resigned as our Chief Executive Officer. Pursuant to an agreement between Mr. Balter and us, Mr. Balter waived various rights under his employment agreement, entered into a 30-month restrictive non-compete covenant and agreed to provide consulting services for a 15-month period, all in exchange for the settlement of various loans and the guarantee of continued benefits for a similar period. In addition, Mr. Balter’s options were repriced at the conclusion of the first three months of the consultancy period. While most of the charges relating to this agreement were recorded in fiscal 2002, during fiscal 2004 and 2003, additional charges of $0.2 million and $1.9 million, respectively, were recorded relating to Mr. Balter’s separation agreement.

In January 2002, Ilan Slasky tendered his resignation as our Chief Financial Officer. Pursuant to an agreement between Mr. Slasky and us, Mr. Slasky waived all of his rights under his employment agreement, entered into a 2 year restrictive non-compete covenant and agreed to provide consulting services for a 4 year period, all in exchange for settlement of various loans with us and the guarantee of continued benefits for a similar period. We recorded charges of $0.6 million in fiscal 2003, $0.5 million in fiscal 2004 and $0.5 million in fiscal 2005 related to Mr. Slasky’s separation agreement. In connection with the termination of his employment, Mr. Slasky sold 500 shares of ADIR stock to IDT Corporation. IDT then transferred the ADIR shares to us in exchange for 273,798 shares of our common stock valued at $1.4 million or $5.20 per share, the closing price of the stock on the date of transfer. Under certain circumstances, we are required to guarantee to IDT that those shares still owned by IDT on January 31, 2007 will have a market value of at least $5.20 per share on that date. During fiscal 2002, we recorded a charge of $0.4 million relating to this guarantee based on the decrease in value of our common stock. The $0.4 million charge was reversed during fiscal 2003, based on an increase in our stock price above the $5.20 per share guaranteed value. During fiscal 2004 and 2005, we recorded charges of $0.5 million and $0.4 million, respectively, relating to this guarantee based on the decrease in value of our common stock.

In April 2003, Norman Klugman, our Chief Operating Officer, announced his intention to resign and terminated his employment with us in July 2003. During fiscal 2003, we recorded a $0.8 million charge related to a severance agreement reached with Mr. Klugman, pursuant to which he waived all of his rights under his employment agreement.

E-F-20

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

Workforce Reductions

During fiscal 2005, we incurred workforce reduction costs totaling $0.6 million relating to severance expense for 10 employees whose jobs were either consolidated or eliminated. During fiscal 2004, we incurred similar workforce reduction costs totaling $0.2 million relating to severance expense for six employees.

During fiscal 2003, we consolidated our development and support organizations and scaled back development activities which resulted in a staff reduction of approximately 23 percent, or 63 employees, over the course of the fiscal year. These staff reduction initiatives accounted for nearly all of the $4.1 million of severance related charges incurred in fiscal 2003.

Impairment Charges and Changes in Assets Held for Sale

During fiscal 2005, we incurred $0.2 million in charges related to certain internally developed capitalized software that we determined was no longer in service.

During fiscal 2004, we recorded a net recovery of $0.1 million for equipment that had been previously written off. In addition, we transferred $0.2 million of these assets to service in our network based on our operational needs. At the close of fiscal 2004 we had $0.2 million in Assets Held for Sale, which were sold in fiscal 2005.

During fiscal 2003, we recognized $0.9 million of net impairment charges related to the elimination of various equipment and network build-outs, $0.4 million of impairment charges to capitalized software related to the de-emphasis of our carrier services business and $0.2 million of charges relating to the write-off of acquired software and equipment due to vendor bankruptcies. In addition, we recorded a write-down to net realizable value of $0.3 million on equipment that we had determined would not be deployed in our network and that we would sell in the secondary equipment market.

Reserve Adjustments

During fiscal 2005, reserves were increased $0.2 million primarily relating to legal expenses relating to the anticipated disposition of Aplio’s debt (see Note 9).

During fiscal 2004, $0.4 million in net reserves were reversed primarily due to the execution of sublease agreements at more favorable terms than originally estimated and to adjustments of employee termination agreements based on subsequent decisions to retain certain employees.

During fiscal 2003, $5.4 million in net reserves were reversed. During the first quarter of fiscal 2003, we reversed $2.1 million of previously recognized charges as a result of a preliminary settlement agreement with vendors regarding cancellation charges. In the first and second quarter of fiscal 2003, we reversed a total of $0.5 million of previously recognized severance expense as a result of the subsequent retention of several individuals whose employment had been terminated. During the fourth quarter of fiscal 2003, we reversed $1.9 million in reserves based on final contract settlement with one of our media partners. Additionally, we reversed $0.9 million in reserves related the termination of ADIR’s Boca Raton office lease based upon executing a termination agreement relating to the lease on more favorable terms than previously anticipated.

E-F-21

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

The following table summarizes the remaining reserve balances related to restructuring, severance, and exit costs:

	Balance @ July 31, 2004	Charged to Expense	Payments	Non-Cash Charges	Reserve Adjustments	Balance @ July 31, 2005

	(in thousands)
Workforce Reductions	$—	$230	$(155)	$(2)	$—	$73
Exit and Other Costs	1,551	706	(590)	(217)	185	1,635
Separation Agreements of Former CEO, CFO & COO	563	1,194	(21)	(807)	—	929
Impairment Charges and changes in Assets Held for Sale	—	247	2	(249)	—	—

Total Restructuring, Severance, Impairment, and Other Items	$2,114	$2,377	$(764)	$(1,275)	$185	$2,637

6. Business Segment Information

As discussed in further detail elsewhere in this Annual Report, from August 2003 until the end of fiscal 2005, our corporate structure was organized around two wholly owned operating subsidiaries, which we reported as distinct segments during this period:

•
Net2Phone Global Services, which delivers VoIP telephone services to businesses and consumers directly and through its global distribution network of over 500 resellers in over 130 countries, capitalizing on the growth, quality, flexibility and cost advantages of VoIP technologies; and

•
Net2Phone Cable Telephony, which offers cable and other broadband operators a complete suite of services enabling them to deliver residential phone service to their customers having comparable features and functionality to that offered by traditional telephone companies.

On August 22, 2005, our Board of Directors approved a reorganization of our management team and business lines, which will have the effect of integrating many aspects of our Net2Phone Global Services and Net2Phone Cable Telephony businesses. The result of these internal changes is that we no longer qualify for segment reporting under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Therefore, beginning with the first quarter of fiscal 2006, we will no longer present our financial results on a segment basis. Going forward, our reporting will focus on our four core sales channels: International Reseller, Consumer, Carrier and Cable.

Until the change noted above, the operating results of our business segments have been distinguishable and have been regularly reviewed by senior executive management. We evaluate the performance of our business segments based primarily on segment income (loss) and capital expenditures. Segment income (loss) excludes from net income (loss), depreciation and amortization, other income (loss), interest income, net, non-cash compensation, non-cash services provided by IDT, restructuring, severance, impairment and other items, settlement of Cisco litigation, minority interests and certain non-recurring items. Management, in allocating resources and making other daily operating decisions, excludes these items in evaluating segment performance. Portions of corporate expenses are allocated to the business segments based on relative headcount and attributed value-added.

E-F-22

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

Operating results presented for our business segments are as follows:

	Year ended July 31,

	2005	2004	2003

NGS	(in thousands)
Total revenue	$76,322	$81,137	$91,131

US based revenue	31,597	35,689	45,473
Foreign based revenue	44,725	45,448	45,658
Segment income	3,739	5,161	1,833
Depreciation and amortization	5,164	7,747	9,051
Capital expenditures	3,419	3,038	4,044
Total assets	$32,453	$30,090	$38,995

US based assets	32,147	(a)	(a)
Foreign based assets	306	(a)	(a)

NCT
Total revenue	$2,435	$1,551	$33

US based revenue	2,435	1,551	33
Foreign based revenue	(b)	(b)	—
Segment loss	(16,171)	(9,306)	(7,202)
Depreciation and amortization	2,525	1,126	335
Capital expenditures	9,116	2,481	2,345
Total assets	$25,529	$8,607	$13,445

US based assets	15,633	(a)	(a)
Foreign based assets	9,896	(a)	(a)

Corporate & Other
Total revenue	$–—	$91	$586

US based revenue	—	91	586
Foreign based revenue	—	—	—
Segment loss	(7,492)	(7,928)	(7,700)
Depreciation and amortization	799	1,657	1,651
Capital expenditures	30	20	679
Total assets	$83,848	$126,560	$92,206

US based assets	83,848	(a)	(a)
Foreign based assets	—	(a)	(a)
Total Consolidated
Revenue	$78,757	$82,779	$91,750
Segment loss	$(19,924)	$(12,073)	$(13,069)

(a)	Substantially all long-lived assets were located in the United States during this period.
(b)	Substantially all revenue was derived from United States based customers during this period.

No single customer contributed 10 percent or more to NGS revenue during fiscal 2005 and fiscal 2004. During fiscal 2003, IDT and its affiliates accounted for 18.3 percent of NGS revenue.

E-F-23

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

Liberty Cablevision of Puerto Rico, Inc. generated the majority of NCT’s revenue during fiscal 2005 and fiscal 2004.

Reconciliation to Consolidated Financial Information

A reconciliation of segment loss to consolidated net income (loss) as reported is as follows:

	Years ended July 31,

	2005	2004	2003

	(in thousands)
Segment loss, reportable segments	$(19,924)	$(12,073)	$(13,069)
Add/(Deduct):
Depreciation and amortization	(8,488)	(10,530)	(11,037)
Inventory obsolescence expense	(364)	(556)	—
Other SG&A expense	(1,586)	168	(481)
Forgiveness of former executive loan	—	—	(1,248)
Gain on settlement of Cisco litigation	—	—	58,034
Restructuring and other charges	(2,562)	(2,192)	(7,363)
Non-cash compensation expense	(3,972)	3,168	(15,304)
Non-cash services	(1,071)	(3,369)	—
Interest income, net	1,864	1,981	2,021
Other income/(loss), net	(2,182)	12,235	696
Minority interest	—	—	4,546

Consolidated net income (loss) as reported	$(38,285)	$(11,168)	$16,795

7. Consideration Paid to Customers

In the third quarter of fiscal 2005, we completed payment of $7.5 million to certain of our cable operator customers to fund defined capital expenditures and other investments made by these customers to support the deployment of our service. These funds had been held in an escrow account, and were released to the customers upon their meeting specified objectives, including upgrading and testing their networks to the extent necessary to deploy our services to established numbers of homes passed, and marketing our services to these homes. The funds in escrow had previously been reported as short term restricted cash. The amount paid is now reported as “Consideration paid to customers, net” in the accompanying consolidated balance sheet as of July 31, 2005, to reflect the future benefit of these exclusive business relationships. This asset is being amortized over the term of the related contracts and the amortization, which amounted to $0.4 million during fiscal 2005, is reflected as a reduction of revenue in accordance with EITF 01-9.

8. ADIR Technologies, Inc.

On July 31, 2003, we acquired 4,000 shares of ADIR Technology Inc.’s Series A-1 preferred stock from IDT. As consideration for the shares, we assigned to IDT our rights to a $1.0 million note receivable from a third party. We had previously written off such note receivable, but during recovery negotiations in the fourth quarter of fiscal 2003, we estimated a $0.1 million value to our claim. As a result of this transaction, we recorded a capital contribution from IDT of approximately $4.5 million, which equalled the excess of the recorded value of IDT’s minority interest in ADIR over the $0.1 million value of the note receivable. Also, during the fourth quarter of fiscal 2003, we transferred to ADIR $14.5 million of the cash we received in the first quarter of fiscal 2003 from the settlement of the Cisco litigation (see Note 16). This transfer was recorded as a capital contribution from us to ADIR since we did not receive any additional shares in ADIR.

E-F-24

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

In addition, we recorded $2.4 million of minority interest expense, which represents the portion of the $14.5 million capital contribution that was allocated to the ADIR minority shareholders.

Also, in the fourth quarter of fiscal 2003, we recorded a decrease to minority interest expense of $7.0 million, principally to reallocate prior year operating losses of ADIR between Net2Phone and the ADIR minority shareholders. This decrease in minority interest expense was partially offset by an adjustment to ADIR related deferred compensation expense of $3.6 million.

In September 2003, we paid $0.5 million to acquire 1,750 shares of ADIR’s Series A-1 preferred stock that was held by a group of investment funds. The recorded value of the minority interest related to these 1,750 shares on the date of this transaction was approximately $3.4 million. As a result, we recorded other income of approximately $2.9 million in the first quarter of fiscal 2004, representing the excess of the minority interest balance over the $0.5 million paid. With the acquisition of these preferred shares, Net2Phone owned all of the outstanding preferred stock of ADIR.

Also in September 2003, in consideration for general releases from certain of our current and former employees, and the surrender by them of their shares of ADIR common stock, ADIR cancelled the promissory notes originally delivered by such employees. The principal amount of the notes and all accrued interest equaled the book value of the surrendered shares. Therefore, the notes and accrued interest receivable of $3.5 million were written off against minority interest in the first quarter of fiscal 2004. In addition, since all outstanding employee shares were redeemed and all remaining options were forfeited, we wrote off $3.8 million in unamortized deferred compensation against minority interest in the first quarter of fiscal 2004. Following this transaction, we became the sole shareholder of ADIR. As a result, in addition to the aforementioned $2.9 million gain from the acquisition of the remaining preferred shares during the first quarter of fiscal 2004, we recorded additional other income of $9.3 million in the first quarter of fiscal 2004, representing the remaining minority interest balance after all minority shareholder interests have been satisfied. Pursuant to approvals of its board of directors, ADIR was liquidated in the fourth quarter of fiscal 2004.

9. Aplio Obligation

On July 7, 2000, we acquired all of the outstanding capital stock of Aplio, S.A. (“Aplio”), a company located in France which owned technology that enabled VoIP hardware devices to provide our services. In the third quarter of fiscal 2001, we discontinued Aplio’s operations.

Pursuant to settlement agreements with the former Aplio shareholders, we made certain payments and transfers to the former shareholders in 2001 and 2002 and were required to pay the shareholders on April 30, 2003 a remaining balance of $19.2 million, less the then current value of 585,325 shares of our common stock previously transferred to them. On May 7, 2003, as the result of several simultaneous transactions, the former Aplio shareholders transferred their 585,325 Company shares and assigned their rights under the settlement agreements to Deutsche Bank AG London in exchange for a payment of $19.2 million. Simultaneously, we and Deutsche Bank amended and restated the settlement agreements to provide for the extension of the payment obligation to May 1, 2006 and payment by us of annual interest of 3.5 percent on the unpaid balance during the period.

Under amended and restated settlement agreements, on May 1, 2006, we are required to purchase from Deutsche Bank the 585,325 shares for a total price of $19.2 million. However, we also have, at our sole and exclusive option, the right to cause Deutsche Bank, to commence selling the shares in regular market transactions during the period between January 2, 2006 and April 25, 2006. In the event we exercise this right, we will pay Deutsche Bank on May 1, 2006, the excess of $19.2 million over the amount, net of commissions, received by Deutsche Bank from the sales of the shares during this period. As a result, we

E-F-25

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

recorded a long-term obligation of $19.2 million less the value of the 585,325 shares of Net2Phone common stock on May 7, 2003. As of July 31, 2005, the obligation was $18.1 million. We will continue to mark-to-market this obligation at each reporting period based on the value of Net2Phone’s common stock. This mark-to-market is included in other income (loss), net. At July 31, 2005, the obligation was reclassified to current liabilities. Interest cost incurred and charged to expense related to this obligation for fiscal years 2005, 2004 and 2003 was $0.7 million, $0.7 million and $0.2 million, respectively.

Our payment obligations are secured by standby letters of credit from a U.S. commercial bank, which are, in turn, collateralized by $19.9 million of marketable securities held by the bank. The letters of credit expire on August 4, 2006, however, the restricted marketable securities have been reclassified to current assets at July 31, 2005 as they will be utilized to pay the obligation in May 2006.

Our Aplio subsidiary is indebted to a French quasi-governmental lender in the amount of 0.5 million euros, which debt was due in March 2005, at which time the lender demanded payment of the balance due, with interest at the rate of 0.7 percent from the date of demand. Aplio has notified the lender that it is unable to repay the loan. The debt and estimated legal fees in conjunction with the anticipated disposition of this debt amounted to $0.8 million at July 31, 2005 and are reflected as current liabilities in the accompanying consolidated balance sheet.

10. Marketable Securities

Marketable securities consist of U.S. Government Agency Obligations and commercial paper. We utilize a specific identification process to determine the cost basis of securities sold and amounts to be reclassified out of accumulated other comprehensive income and into earnings.

The following is a summary of the marketable securities at July 31, 2005:

	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses (a)	Fair Value

	(in thousands)
U.S. Government Agency Obligations	$78,095	$—	$(1,439)	$76,656
Commercial paper	—	—	—	—

Total	$78,095	$—	$(1,439)	$76,656

The following is a summary of the marketable securities at July 31, 2004:

	Carrying Amount	Gross Unrealized Gains	Gross Unrealized Losses (a)	Fair Value

	(in thousands)
U.S. Government Agency Obligations	$98,662	$32	$(1,112)	$97,582
Commercial paper	1,556	4	(17)	1,543

Total	$100,218	$36	$(1,129)	$99,125

(a)	Gross unrealized losses relate primarily to short term fixed income securities and are temporary in nature.

E-F-26

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

The contractual maturities of our available-for-sale marketable securities at July 31, 2005 are as follows:

	Carrying Amount	Fair Value

	(in thousands)
Within one year	$33,759	$33,144
After one year and through five years	44,336	43,512

Total	$78,095	$76,656

11. Property and Equipment

Property and equipment consists of the following:

	July 31,

	2005	2004

	(in thousands)
Equipment	$27,845	$20,122
Computer software	22,643	18,985
Furniture and fixtures	1,810	1,720

	52,298	40,827
Accumulated depreciation	(29,493)	(21,898)

Property and equipment, net	$22,805	$18,929

There were no fixed assets under capital leases at July 31, 2005, and there were $0.7 of fixed assets under capital leases at July 31, 2004. The accumulated amortization related to these assets under capital leases was nil and $0.7 million at July 31, 2005 and 2004, respectively. Amortization of assets recorded under capital leases is included in depreciation and amortization expense in the accompanying consolidated statements of operations.

Depreciation and amortization of fixed assets for the years ended July 31, 2005, 2004, and 2003 was approximately $8.2 million, $10.2 million, and $10.6 million respectively.

12. Investments

In the third quarter of fiscal 2005, we determined that our recorded investment in a telephony software solutions provider experienced an other-than-temporary decline in value such that it no longer had any value to us. As a result, we wrote off the value of this investment, and the related impairment charge of $1.4 million is included in other income (loss), net, in the accompanying consolidated statement of operations for fiscal 2005.

During the fourth quarter of fiscal 2004 we sold our minority interest in eXact Advertising resulting in a gain of $0.8 million, which is reflected in other income (loss), net, in the accompanying consolidated statement of operations for fiscal 2004.

13. Goodwill and Other Intangible Assets

There were no changes in the carrying amount of goodwill of $1.7 million, net of accumulated amortization, which is attributable to our Net2Phone Global Services segment for the years ended July 31, 2005 and 2004.

E-F-27

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

The major components and average useful lives of our other acquired intangible assets follows:

		July 31, 2005			July 31, 2004
	Amortization Period (mos.)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

	(in thousands)
Technology	35	$160	$(160)	$—	$160	$(123)	$37
Trademarks	36	1,488	(1,086)	402	1,387	(800)	587
Non-compete covenants	24-30	800	(800)	—	800	(800)	—

		$2,448	$(2,046)	$402	$2,347	$(1,723)	$624

Intangible assets (other than goodwill and intangible assets with indefinite lives) are amortized on a straight-line basis. Intangible assets amortization expense for the years ended July 31, 2005, 2004, and 2003 was $0.3 million $0.3 million, and $0.7 million, respectively. Intangible assets amortization expense is estimated to be $0.3 million in fiscal 2006, and $0.1 million in fiscal 2007. After fiscal 2007, all intangible assets will be fully amortized.

14. Financial Instruments

The carrying value of our financial instruments, which include our investments (see Notes 9 and 12) and marketable securities (see Note 10), approximates fair value. It was not practicable to estimate the fair value of certain of our equity investments as of July 31, 2004 because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs. The balance of these investments at July 31, 2005 was nil and at July 31, 2004 was $1.4 million. The fair value of financial instruments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques.

15. Common Stock Offering

On November 25, 2003, we issued additional shares through an underwritten common stock offering. The transaction, which was completed at $4.50 per share, included 10.5 million shares issued to the public, an additional 1.0 million shares purchased as part of an over allotment option exercised by the underwriters, and an aggregate of 2.5 million shares purchased by IDT Corporation, our controlling shareholder, and Liberty Media Corporation, a former strategic investor. We received net proceeds of $58.6 million as a result of the offering.

16. Settlement of Cisco Litigation

In August 2002, Net2Phone and ADIR Technologies, Inc., a then majority-owned subsidiary (see Note 8), consummated the settlement of their lawsuit in the United States District Court for the District of New Jersey against Cisco Systems and a Cisco executive who had been a member of the board of directors of ADIR. The suit arose out of the relationships that had been created in connection with Cisco’s and Net2Phone’s original investments in ADIR and out of ADIR’s subsequent purchase of NetSpeak Corporation in August 2001. The parties settled the suit and all related claims against Cisco and the Cisco executive in exchange for: (i) the transfer, during the first quarter of fiscal 2003, to Net2Phone of Cisco’s and Softbank Asia Infrastructure Fund’s respective 11.5 percent and 7.0 percent interests in ADIR, and (ii) the payment by Cisco, during such quarter, of $19.5 million to Net2Phone and ADIR. As a result of this settlement, we recognized a gain of $58.0 million during fiscal 2003 consisting of a $38.9 million reduction in minority interests as a result of the transfer of the ADIR shares, receipt of settlement proceeds of $19.5 million less compensation expense of

E-F-28

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

$0.4 million. No income taxes have been provided for with respect to the gain as we have sufficient net operating loss carry-forwards to offset the gain.

17. Leasing Arrangements

We lease certain facilities and equipment for use in our operations under operating leases.

The aggregate minimum rental commitments under non-cancelable leases for the periods shown at July 31, 2005 are as follows:

Fiscal Years Ending July 31,	Operating Leases

(in thousands)
2006	$3,473
2007	2,846
2008	2,462
2009	1,869
2010	1,391
Thereafter	211

Total minimum rental commitments	$12,252

Rent expense for fiscal years 2005, 2004 and 2003 was $2.9 million, $2.8 million, and $3.4 million, respectively.

As of July 31, 2005, the aggregate minimum sublease rentals to be received in the future for operating subleases is $0.5 million.

18. Stock Compensation

Options

In April 1999, we adopted a stock option and incentive plan, as amended (the “Plan”). Pursuant to the Plan, our officers, employees and non-employee directors, as well as those of IDT, are eligible to receive awards of incentives and non-qualified stock options, stock appreciation rights, limited stock appreciation rights and restricted stock. There are currently 20,940,000 shares of common stock authorized for issuance under the plan. The compensation committee of our board of directors is responsible for determining the type of award, when and to whom awards are granted, the number of shares and terms of the awards and the exercise price. The options are exercisable for a period not to exceed ten years from the date of the grant, unless otherwise approved by the committee. Vesting periods range from immediate to four years.

In fiscal 2003 we recorded non-cash compensation expense of $6.3 million from the issuance of stock options, using the straight line method. In fiscal 2004, we reversed $5.1 million of previously recorded non-cash compensation expense relating to stock options. In fiscal 2005, non-cash compensation expense relating to stock options was less than $0.1 million. All our non-cash compensation is attributable to general and administrative expense.

Based on our stock price at July 31, 2005, there was no deferred compensation relating to the issuance of stock options.

E-F-29

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

A summary of stock option activity under our stock option plan is as follows:

	Shares	Weighted Average Exercise Price

	(in thousands)
Outstanding at July 31, 2002	10,319
Granted	1,055	$3.30
Exercised	(393)	2.85
Cancelled	(181)	6.47
Forfeited	(447)	12.58

Outstanding at July 31, 2003	10,353
Granted	974	5.73
Exercised	(1,270)	4.18
Cancelled	(66)	5.56
Forfeited	(262)	10.58

Outstanding at July 31, 2004	9,729
Granted	1,209	3.08
Exercised	15	3.84
Cancelled	(1,000)	5.04
Forfeited	(444)	5.07

Outstanding at July 31, 2005	9,479

The following table summarizes the status of the stock options outstanding and exercisable at July 31, 2005:

	Stock Options Outstanding			Stock Options Exercisable

Range of Exercise Prices	Number of Options	Weighted Remaining Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price

	(in thousands)	(in years)		(in thousands)
$0.0 – $5.56	7,930	5.9	$3.79	6,278	$3.90
$5.56 – $11.11	1,386	5.8	6.70	1,139	6.82
$11.11 – $16.67	80	4.0	15.00	80	15.00
$16.67 – $22.22	17	5.3	16.75	17	16.75
$22.22 – $27.78	1	5.0	25.00	1	25.00
$33.34 – $38.89	3	4.7	35.00	3	35.00
$38.89 – $44.45	55	4.5	42.25	55	42.25
$44.45 – $50.00	7	4.3	48.50	7	48.50

	9,479			7,580

Option Repricing

On December 18, 2001, our Board of Directors approved the repricing of options to purchase 6,373,863 shares of our common stock granted on or before December 18, 2001. The exercise price per share of the repriced options ranged from $3.50 per share to $7.00 per share. The repriced options have been subject to variable accounting treatment and, therefore, the repriced options, which are vested and unexercised, have been marked-to-market each quarter. Based on our stock price at July 31, 2005, we did not record any non-

E-F-30

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

cash compensation expense related to these repriced options for fiscal 2005, as our stock price at this date was below the exercise price of our repriced options. For fiscal 2004, we reversed $5.3 million of previously recognized non-cash compensation expense related to these repriced options. For fiscal 2003, we recorded $4.9 million of non-cash compensation expense relating to repriced options. Effective August 1, 2005, we adopted SFAS No. 123 (R), which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

Incentive Stock Compensation

On September 20, 2005, the compensation committee of our board of directors approved a compensation program for fiscal 2005 that includes granting $1.5 million of Net2Phone’s common stock to qualifying employees as a component of the fiscal 2005 bonus program. We expect to issue fiscal 2005 bonus shares in October 2005. The corresponding cost of these shares has been recorded in non-cash compensation expense for fiscal 2005. On September 20, 2004, the compensation committee of our board of directors approved a compensation program for fiscal 2004, that included granting $1.3 million of Net2Phone’s common stock to employees as a component of the fiscal 2004 bonus programs. Fiscal 2004 bonus shares were issued on November 11, 2004 and were reflected in non-cash compensation expense for fiscal 2004. On October 9, 2003, the compensation committee of our board of directors approved a compensation program for fiscal 2003, that included granting approximately $1.0 million of Net2Phone’s common stock to employees as a component of the fiscal 2003 bonus programs. Fiscal 2003 bonus shares were issued in early 2004 and were reflected in non-cash compensation expense for fiscal 2003.

Restricted Stock Grants

During fiscal 2005 and 2004, we granted 1,112,038 and 279,881 restricted shares of Net2Phone common stock, respectively, to officers, directors, employees and consultants under our 1999 Amended and Restated Stock Option and Incentive Plan. In general, the restrictions on transfer of the restricted shares lapse over a three or four year period on or about the anniversary of the date of grant. Total non-cash compensation expense relating to restricted shares granted was $1.8 million for fiscal 2005 and $0.4 million for fiscal 2004. No similar compensation expense was incurred prior to fiscal 2004. Deferred compensation related to these restricted stock grants totaled $3.0 million and $1.2 million as of July 31, 2005 and 2004, respectively, using the straight line method. Of the total restricted shares granted, 69,934 shares have been issued and are outstanding as of July 31, 2005. The weighted average price of grants issued during fiscal 2005 and 2004 was $3.39 and $5.56, respectively.

Other Stock-Based Compensation

Non-cash compensation expense for other stock-based compensation included in net loss for fiscal 2005, 2004 and 2003 was $0.6 million, $0.5 million and $0.8 million, respectively. These expenses primarily relate to the stock funding of our match of employee contributions as stipulated in our 401(k) plan (See Note 21).

19. Charitable Contributions

On December 31, 2001, we transferred 600,000 shares of our common stock to the Net2Phone Charitable Foundation Philanthropic Fund established under the auspices of the Jewish Community Foundation of MetroWest. The shares were transferred to the Net2Phone Charitable Foundation, Inc., a New Jersey not-for-profit corporation that, on February 13, 2002, was determined by the Internal Revenue Service to be a 501(c)(3) organization. The shares were used as collateral to support non-interest bearing loans of $0.4 million from Net2Phone and $1.0 million from IDT Corporation. The proceeds of the loans were used to provide liquidity to the Foundation for purposes of matching charitable gifts contributed by our employees in

E-F-31

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

accordance with a matching charitable gift program approved by our Board of Directors in March 2001. Certain executives of Net2Phone are also trustees and officers of the Foundation. In the third quarter of fiscal 2004, the Foundation sold the 600,000 shares of Net2Phone common stock for net proceeds of $3.9 million. The Foundation used these proceeds to repay its loan obligations to Net2Phone and IDT, and will use the remaining proceeds to continue to match charitable gifts in accordance with our matching charitable gift program.

20. Other Comprehensive Income

The accumulated balances for each classification of other comprehensive income (loss) consist of the following:

	Unrealized gain (loss) on available for sale securities	Foreign Currency Translation	Accumulated other comprehensive income (loss)

	(in thousands)
Balance at July 31, 2003	$45	$181	$226
Change during period	(1,138)	(50)	(1,188)

Balance at July 31, 2004	$(1,093)	$131	$(962)
Change during period	(346)	(21)	(367)

Balance at July 31, 2005	$(1,439)	$110	$(1,329)

21. 401(k) Plan

During October 1999, we established a 401(k) Plan which permits employees to make contributions to the plan on a pre-tax salary reduction basis in accordance with the Internal Revenue Code. All full-time employees 21 years old or over are eligible to participate in the plan after completing three months of service. Eligible employees may contribute up to 15 percent of their annual compensation, subject to IRS limitations. Prior to January 2002, we matched a discretionary amount of the employees’ contributions in cash. Beginning January 1, 2002, we match a discretionary amount of the employees’ contributions in our common shares. During fiscal 2005, we contributed 219,197 shares of common stock to the matching plan and bore the administrative cost of the Plan. We provided no cash contributions during fiscal 2005, 2004 and 2003. During fiscal 2005, 2004 and 2003, we recorded $0.6 million, $0.5 million, and $0.8 million, respectively, in non-cash compensation expense related to matching contributions in our common shares.

E-F-32

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

22. Income Taxes

Significant components of our deferred tax assets and liabilities consist of the following:

	July 31,

	2005	2004

	(in thousands)
Deferred tax assets:
Net operating loss carry-forward	$231,552	$211,506
Compensation charge from issuance of stock options	12,113	10,485
Restructuring costs	9,766	15,831
Contribution carryover	1,350	1,345
Deferred tax liabilities:
Depreciation	(15,418)	(15,418)
Other	(243)	(304)
Unrealized gain on investments		—

Net deferred tax asset	$239,120	$223,445
Valuation allowance	(239,120)	(223,445)

Total deferred tax assets	$—	$—

The net deferred tax assets have been fully offset by a valuation allowance due to the uncertainty of the realization of the assets.

At July 31, 2005, we had net operating loss carry-forwards for federal income tax purposes of approximately $564.8 million expiring in years through 2025. These net operating loss carry-forwards may be limited by both the future taxable earnings of our company and limitations imposed by Internal Revenue Code Section 382.

	Year ended July 31,

	2005	2004	2003

	(in thousands)
Tax at effective rate	$(13,400)	$(3,909)	$5,878
Non-deductible expenses	19	25	5
Losses for which no benefit is provided	13,381	3,884	(5,883)

Tax Provision	$—	$—	$—

23. Customer and Geographical Area

Revenue from customers outside the United States represented approximately 57 percent, 55 percent, and 50 percent of total revenue during fiscal years 2005, 2004, and 2003, respectively. More than 10 percent of total revenue was derived from customers in the Middle East during fiscal 2005, 2004 and 2003.

24. Legal Proceedings

On June 28, 2005, our controlling stockholder, IDT Corporation, announced its intention to commence a tender offer for all outstanding shares of our common stock not already owned by IDT or its affiliates. Thereafter, six class actions were filed on behalf of our public common stockholders against IDT, Net2Phone, Inc. and all of our directors. Five of these actions were filed in the Court of Chancery, New Castle County, in Delaware and the sixth was filed in the Superior Court of New Jersey, Chancery Division, Essex County. In these actions, plaintiffs allege that the defendants have breached their fiduciary duty to the public

E-F-33

Net2Phone, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
July 31, 2005

shareholders and seek to enjoin the transaction alleging that the proposed consideration offered by IDT is inadequate. Plaintiffs also seek damages from the defendants in the event the transaction is consummated. Plaintiffs have granted an extension to answer, move or otherwise respond to the complaints until October 28, 2005.

We are subject to other legal proceedings that have arisen in the ordinary course of business and have not been finally adjudicated. Although there can be no assurance in this regard, in the opinion of management, none of these additional legal proceedings to which we are currently a party will have a material adverse effect on our results of operations, cash flows or our financial condition.

25. Commitments and Contingencies

Letters of Credit

As of July 31, 2005, we had letters of credit outstanding totaling $20.3 million, of which $20.2 million expires during fiscal 2006 and the remainder will expire in 2007 through 2010. The letters of credit primarily relate to payments we are required to make as a result of the Deutsche Bank agreement (See Note 9).

Purchase Commitments

We have entered into purchase commitments of approximately $2.0 million as of July 31, 2005, primarily related to our product sales. The term of commitment is less than one year for all purchase commitments.

E-F-34

Net2Phone, Inc.

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
For the Years Ended July 31, 2005, 2004 and 2003

	Balance at Beginning of Period	Charged to Expenses	Deductions (Note (a))	Balance at End of Period

	(in thousands)
Allowance For Uncollectible Accounts Receivable:
Fiscal 2005	$364	$312	$(421)	$255
Fiscal 2004	$581	$28	$(245)	$364
Fiscal 2003	$507	$272	$(198)	$581

(a)	Amounts written off as uncollectible.

E-F-35

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Net2Phone, Inc.

By:	/s/ LIORE ALROY

Liore Alroy
Chief Executive Officer

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints each of Glenn J. Williams and Arthur Dubroff the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities and Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on this 12th day of October, 2005.

/s/ STEPHEN M. GREENBERG Stephen M. Greenberg	Chairman of the Board	Dated: October 12, 2005

/s/ HOWARD S. JONAS Howard S. Jonas	Vice Chairman of the Board	Dated: October 12, 2005

/s/ LIORE ALROY Liore Alroy	Chief Executive Officer and Director (Principal Executive Officer)	Dated: October 12, 2005

/s/ ARTHUR DUBROFF Arthur Dubroff	Chief Financial Officer (Chief Accounting Officer)	Dated: October 12, 2005

/s/ JAMES R. MELLOR James R. Mellor	Director	Dated: October 12, 2005

/s/ JAMES A. COURTER James A. Courter	Director	Dated: October 12, 2005

/s/ HARRY C. MCPPHERSON, JR. Harry C. McPherson, Jr.	Director	Dated: October 12, 2005

/s/ JESSE P. KING Jesse P. King	Director	Dated: October 12, 2005

/s/ MICHAEL WEISS Michael Weiss	Director	Dated: October 12, 2005

/s/ MARC J. OPPENHEIMER Marc J. Oppenheimer	Director	Dated: October 12, 2005

E-S-1

ANNEX F

United States
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

(Mark one)

QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended October 31, 2005

OR

TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 000-26763

NET2PHONE, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-3559037
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 Broad Street, Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

(973) 438-3111
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes       No

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).    Yes       No

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes       No

As of December 2, 2005, the registrant had outstanding 49,650,160 shares of common stock, $.01 par value, and 28,909,500 shares of Class A common stock, $.01 par value. (The number of outstanding shares of Class A common stock does not include 6.9 million shares the registrant expects to issue as of the date definitive agreements are executed between Net2Phone, Inc. and IDT Corporation as described in more detail in Note 6 to the Condensed Consolidated Financial Statements included herein.)

NET2PHONE, INC.

NET2PHONE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	July 31,
	2005	2005
(in thousands, except per share data)	(unaudited)	(note 1)

Assets:
Current assets:
Cash and cash equivalents	$1,239	$941
Restricted cash, cash equivalents, and marketable securities	20,266	20,266
Marketable securities	67,342	76,656
Trade accounts receivable, net of allowance for doubtful accounts of $400
(October 31, 2005) and $255 (July 31, 2005)	7,082	5,095
Notes receivable from employees	94	125
Other current assets	8,010	6,323

Total current assets	104,033	109,406

Property and equipment, net	23,817	22,805
Restricted cash, cash equivalents, and marketable securities – long term	161	161
Consideration paid to customers, net	6,897	7,138
Other assets	2,266	2,320

Total assets	$137,174	$141,830

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,879	$4,123
Accrued expenses	12,427	13,320
Deferred revenue	8,629	8,461
Current portion of long-term obligation	18,335	18,142
Due to IDT	1,557	796
Other current liabilities	647	652

Total current liabilities	45,474	45,494

Other liabilities	645	717

Total liabilities	46,119	46,211

Stockholders' equity:

Common stock, $.01 par value; 200,000 shares authorized including redeemable
shares; 52,545 and 51,792 shares issued and outstanding	525	518
Class A common stock, $.01 par value; 37,924 shares authorized; 28,910 and
28,912 shares issued and outstanding	289	289
Additional paid-in capital	943,468	944,374
Accumulated deficit	(824,747)	(815,065)
Accumulated other comprehensive loss	(1,207)	(1,329)
Deferred compensation	—	(2,967)
Loans to stockholders, net	(146)	(239)
Treasury stock, at cost; 2,895 and 3,106 shares	(27,127)	(29,962)

Total stockholders' equity	91,055	95,619

Total liabilities and stockholders' equity	$137,174	$141,830

See accompanying notes

Back to Contents

NET2PHONE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended
	October 31,

(in thousands, except per share data)	2005	2004

Revenue, net (a)	$21,726	$20,309
Costs and expenses:
Direct cost of revenue (exclusive of depreciation and amortization and
non-cash services provided by IDT) (a)	12,608	11,720
Selling, general and administrative (a) (b)	15,466	13,378
Depreciation and amortization	2,183	1,894
Non-cash services provided by IDT (attributable to direct cost of revenue
and selling, general and administrative)	(283)	1,459
Restructuring, severance, impairment and other items	(585)	878

Total costs and expenses	29,389	29,329
Miscellaneous income	313	—

Loss from operations	(7,350)	(9,020)
Interest income, net	244	622
Other income (loss), net	(103)	155

Net loss	$(7,209)	$(8,243)

Net loss per common share – basic and diluted	$(0.09)	$(0.11)

Weighted average number of common shares used in the calculation of basic
net loss per common share:	76,664	75,807

Weighted average number of common shares used in the calculation of diluted
net loss per common share:	76,664	75,807

(a) Includes the following income and expenses resulting from transactions with
IDT Corporation:
Revenue	$324	$2,249
Direct cost of revenue	647	1,345
Selling, general and administrative	500	406

(b) Includes non-cash compensation expense of:	$1,677	$683

See accompanying notes

Back to Contents

NET2PHONE, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
THREE MONTHS ENDED OCTOBER 31, 2005
(unaudited)

	Common Stock		Class A Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Deferred	Loans to	Treasury Stock		Total Stockholders'
(in thousands)	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Compensation	Stockholders	Shares	Amount	Equity

Balance at July 31, 2005	51,792	$518	28,912	$289	$944,374	$(815,065)	$(1,329)	$(2,967)	$(239)	3,106	$(29,962)	$95,619
Net loss for the three months ended October 31, 2005	—	—	—	—	—	(7,209)	—	—	—	—	—	(7,209)
Foreign currency translation	—	—	—	—	—	—	(58)	—	—	—	—	(58)
Unrealized gain on marketable securities, net	—	—	—	—	—	—	180	—	—	—	—	180
Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(7,087)
Treasury share funding of 401K Plan	—	—	—	—	—	(2,473)	—	—	—	(211)	2,835	362
Conversion of Class A stock to common stock	2	—	(2)	—	—	—	—	—	—	—	—	—
Issuance of stock to employees, officers and directors	928	9	—	—	1,454	—	—	—	—	—	—	1,463
Common shares retired	(177)	(2)	—	—	(288)	—	—	6	—	—	—	(284)
Shares which may be released to IDT per memorandum of understanding	—	—	—	—	(283)	—	—	—	—	—	—	(283)
Share based compensation	—	—	—	—	1,172	—	—	—	—	—	—	1,172
Reclassification of deferred compensation upon	—	—	—	—	—	—	—	—	—	—	—
adoption of FAS123R	—	—	—	—	(2,961)	—	—	2,961	—	—	—	—
Forgiveness of loans to stockholders	—	—	—	—	—	—	—	—	93	—	—	93

Balance at October 31, 2005	52,545	$525	28,910	$289	$943,468	$(824,747)	$(1,207)	$—	$(146)	2,895	$(27,127)	$91,055

See accompanying notes

NET2PHONE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended
	October 31,

	2005	2004

	(in thousands)
Operating activities
Net loss	$(7,209)	$(8,243)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,183	1,894
Non-cash services provided by IDT	(283)	1,459
Non-cash compensation	1,677	683
Restructuring, severance, impairment, and other non-cash items	1,740	854
Changes in assets and liabilities:	(4,053)	(1,280)

Net cash used in operating activities	(5,945)	(4,633)

Investing activities:
Purchases of property and equipment	(3,141)	(2,600)
Purchases of marketable securities	(79,956)	(30,026)
Proceeds from the sale of marketable securities	89,450	25,850
Other	34	(12)

Net cash provided by (used in) investing activities	6,387	(6,788)

Financing activities:
Payments of capital lease obligations	—	(127)
Common shares retired	(144)	—
Other	—	(1)

Net cash used in financing activities	(144)	(128)

Net increase (decrease) in cash and cash equivalents	298	(11,549)
Cash and cash equivalents at beginning of period	941	12,408

Cash and cash equivalents at end of period	$1,239	$859

See accompanying notes

NET2PHONE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

1.  Basis of Presentation

General

The accompanying unaudited condensed consolidated financial statements of Net2Phone, Inc. and its subsidiaries (collectively “we” or “Net2Phone” or “the Company”) have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. generally accepted accounting principles for annual financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation, including normal recurring accruals and other items, have been included. The results for the interim periods presented are not necessarily indicative of the results that may be expected for any future period. The balance sheet at July 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete audited financial statements. For further information, refer to the audited financial statements and notes thereto included in Net2Phone’s Annual Report on Form 10-K for the year ended July 31, 2005.

Our fiscal year ends on July 31 of each year. Each reference below to a Fiscal Year refers to the Fiscal Year ending in the year indicated (e.g., fiscal 2006 refers to the Fiscal Year ending July 31, 2006).

Our controlling stockholder is IDT Corporation, a global telecommunications, entertainment and technology company. As of December 2, 2005, IDT beneficially owns an aggregate of 40.3 percent of our outstanding capital stock and 56.4 percent of our aggregate voting power. We entered into a Memorandum of Understanding with IDT on October 29, 2003, which calls for us to issue an additional 6.9 million shares of Class A common stock, which carries two votes per share, to IDT when we enter into a definitive telecommunications services and related agreements with IDT. Assuming these shares are issued, IDT would beneficially own an aggregate of 45.1 percent of our outstanding capital stock and 61.3 percent of our aggregate voting power based on our stock outstanding on December 2, 2005.

In light of the relationship between us and IDT, on February 17, 2004 our Board of Directors formed a committee of independent directors (“Independent Committee”) to review, evaluate, and approve or disapprove of agreements and other material issues arising from time to time between IDT and us, and if appropriate, to take action on behalf of the Board of Directors. On October 12, 2004, our Board of Directors made the Independent Committee a standing committee and adopted a charter under which the Independent Committee is to operate.

     On March 17, 2005, our Board of Directors considered the prospect of a transaction whereby IDT would take the Company private, and authorized and directed the Independent Committee to review, consider and negotiate the terms of the transaction with IDT, and, on behalf of the Board of Directors, to determine conclusively whether the Board should recommend any proposed transaction to the public stockholders. On November 10, 2005, IDT made an unsolicited tender offer for all of the outstanding shares of our common stock that IDT and its affiliates do not currently own for $2.00 per share in cash, without interest. Our Board of Directors delegated the authority to respond to the tender offer on behalf of the Company to the Independent Committee. On November 25, 2005, the Independent Committee filed on behalf of the Company a Solicitation/Recommendation Statement on Schedule 14D-9 in which the Independent Committee expressed no opinion and made no recommendation to shareholders, respecting the tender offer. For more information on our relationship with IDT, see “Related Party Transactions” below.

Reclassifications

In accordance with Staff Accounting Bulletin No. 107 issued on March 29, 2005 by the Office of the Chief Accountant of the Securities and Exchange Commission, effective August 1, 2005 we are reporting non-cash compensation expense within selling, general and administrative expense in the accompanying condensed consolidated statement of operations. We have previously reported this expense as a separate line item. We have reclassified prior year’s non-cash compensation expense to conform to this presentation.

In addition, the weighted average number of common shares used in the calculation of basic and diluted net loss per common share, for the three months ended October 31, 2004, have been restated from previously reported amounts to reflect the reversal of 1,221,129 weighted shares. This restatement did not have any impact on basic or diluted earnings per share for this period. The shares that were reversed relate to shares we expect to issue to IDT Corporation (“IDT”) in accordance with the October 29, 2003 Memorandum of Understanding with IDT (see Note 6). Such shares will not be treated as outstanding until a definitive agreement is reached with IDT and the shares vest in accordance with the terms of such agreement.

Elimination of Segment reporting

From August 2003 until the end of fiscal 2005, our corporate structure was organized around two wholly owned operating subsidiaries, which we reported as distinct segments during that period:

•	Net2Phone Global Services, which delivered VoIP telephone services to businesses and consumers directly and through its global distribution network; and

•	Net2Phone Cable Telephony, which offered cable and other broadband operators a suite of services enabling them to deliver residential phone service to their customers having comparable features and functionality to that offered by traditional telephone companies.

On August 22, 2005, our Board of Directors approved a reorganization of our business lines, with corresponding changes to the responsibilities of members of our management team, which had the effect of integrating many aspects of our Net2Phone Global Services and Net2Phone Cable Telephony businesses. The result of these internal changes is that we no longer qualify for segment reporting under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Therefore, beginning with this first quarter of fiscal 2006, we no longer present our financial results on a segment basis. Please refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations elsewhere in this Form 10-Q for a description of our four core distribution channels, International Reseller, Cable, Consumer and Carrier, and the revenues generated by each.

Adjustment Reducing Restructuring Expense

During the first quarter of fiscal 2006, we noted that we had inadvertently overstated restructuring expense relating to fiscal 2004 and fiscal 2005 by $0.4 million and $0.5 million, respectively. We corrected this error during the first quarter of fiscal 2006, which resulted in a $0.9 million reduction to restructuring expense (see Note 6).

Adjustments Reducing Revenue

As a result of our quarterly deferred revenue adequacy assessment process, which is more fully described in our fiscal 2005 Annual Report on Form 10-K, the accompanying statement of operations reflects a $0.3 million adjustment to decrease revenue in the first quarter of fiscal 2005.

Since the filing of our Annual Report on Form 10-K for the year ended July 31, 2005, we have updated our revenue recognition policy to provide more clarity as to how we record the revenue generated by our distribution channels. Our updated revenue recognition policy is set forth below:

Revenue Recognition

Our products and services are sold through our four distribution channels, International Reseller, Cable, Consumer, and Carrier, as more fully described in Management’s Discussion and Analysis of Financial Condition and Results of Operations found elsewhere in this Form 10-Q. Revenue is recognized from these products and services as follows:

Postpaid minutes revenue–revenue from these sales, primarily on a wholesale basis, is recognized as minutes are used.

Prepaid minutes revenue–prepayments for communications services are deferred and recognized as revenue as the communications services are provided, service charges are levied or remaining balances expire. We conduct evaluations of outstanding prepaid balances that do not have expiration dates or service fees associated with them to determine, based on historical data, whether such balances are likely to be utilized. If it is determined that balances are unlikely to be used, the deferred revenue liability is reduced accordingly and miscellaneous income is recognized. The balances likely to be utilized are reconciled to our deferred revenue account and deferred revenue is increased or decreased accordingly to properly reflect our liability.

Platform license fees – these fees are charged to certain customers based on customer contracted commitment levels and revenue is deferred and recognized over the remaining life of the agreement.

Monthly recurring fees – these are generally flat monthly fees based on the level of service or calling plans that the subscriber receives. Revenue from these fees is recognized as service is provided.

Revenue share – these fees are charges to certain cable operators or broadband service providers as a percentage of those operators’ telephony revenue from subscribers and revenue is recognized as service is provided.

Maintenance and support fees – revenue from these fees is recognized when maintenance and support services are provided.

Transaction fees – these fees are for certain services such as out-of-plan minutes, directory assistance and transaction fees for service activation, deactivation and number porting. Revenue from these fees is recognized as service is provided, that is, as minutes are used or as transactions occur.

Equipment sales – revenue from the sale of equipment is recognized when such products are delivered, collection of payments is assured and there are no significant future obligations.

Miscellaneous Income

In the second quarter of fiscal 2005, we began reporting as miscellaneous income, rather than revenue, prepaid balances with no services fees or expiration dates that, based on historical data, are unlikely to be used. For the first quarter of fiscal 2006, we reported miscellaneous income of $0.3 million.

2. Stock-Based Compensation

In April 1999, we adopted a stock option and incentive plan, which has been amended on several occasions since that time. Prior to August 1, 2005, we accounted for this plan under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation (“Statement 123”). In accordance with APB 25, no employee compensation cost related to stock options is recognized for options granted under the plan where the exercise price is equal to the market value of the underlying common stock on the date of grant. Effective August 1, 2005, we adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (“Statement 123(R)”), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in the three months ended October 31, 2005 reflects the quarter’s proportional share of: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of August 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to July 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated.

As a result of adopting Statement 123(R) on August 1, 2005, our net loss for the three months ended October 31, 2005 is $0.7 million higher than if we had continued to account for share-based compensation based upon Opinion 25. Basic and diluted loss per share for the three months ended October 31, 2005 would have been $(0.08) if we had not adopted Statement 123(R), compared to reported basic and diluted loss per share of $(0.09).

Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement does not impact us since we do not currently recognize a benefit of excess tax deductions given the federal and state net operating loss carryforwards available to us to offset our future U.S. federal and state taxable income.

The following table illustrates the effect on net income and earnings per share if we had applied the fair value recognition provisions of Statement 123 to options granted under our stock option plan in the three months ended October 31, 2004. For purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes-Merton option-pricing formula and amortized to expense over the options’ vesting periods.

October 31, 2004

Net loss, as reported	$(8,243)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(914)

Pro forma net loss	$(9,157)

Loss per share
Basic and diluted– as reported	$(0.11)

Basic and diluted– pro forma	$(0.12)

Restricted Stock Grants

During the three months ended October 31, 2005, we granted 10,500 restricted shares of Net2Phone common stock to officers, employees and directors under our 1999 Amended and Restated Stock Option and Incentive Plan. In general, the restrictions on transfer of the restricted shares granted to employees are removed, referred to as a “lapse”, over a three or four year period from the date of grant, and there are no restrictions on shares granted to non-employee directors as part of an annual award program. Total non-cash compensation expense relating to the lapse of restrictions on all outstanding restricted shares was $0.5 million and $0.2 million for the three months ended October 31, 2005 and 2004, respectively. Deferred compensation totaled $3.0 million as of July 31, 2005. Upon the adoption of Statement No. 123(R) on August 1, 2005, deferred compensation was eliminated against additional paid-in capital.

Option Repricing

On December 18, 2001, the Board of Directors approved the repricing of options to purchase 6,373,863 shares of our common stock granted on or before December 18, 2001. The exercise price per share of the repriced options ranged from $3.50 per share to $7.00 per share. Until we adopted Statement No. 123(R) on August 1, 2005, the repriced options were subject to variable accounting treatment and, therefore, the repriced options that were vested and unexercised were marked-to-market each quarter. Based on our stock price at October 31, 2004, we recorded no non-cash compensation expense related to these repriced options for the three months ended October 31, 2004.

Other Stock-Based Compensation

Non-cash compensation expense for other stock-based compensation included in net loss for the three months ended October 31, 2005 and 2004 was $0.5 million in each period. These expenses primarily relate to bonuses paid in stock and to the use of stock to fund the matching of employee contributions under our 401(k) plan.

3. Net Loss Per Share

Shares issuable upon the exercise of stock options and warrants or the lapsing of restrictions on restricted shares are excluded from the calculation of net loss per share if their effect would be antidilutive.  Accordingly, stock options of 9.5 million shares and 10.4 million shares for the three months ended October 31, 2005 and 2004, respectively, were not included in the computation of diluted net loss per share. Additionally, restricted shares of 0.7 million and 0.9 million for the three months ended October 31, 2005 and 2004, respectively, and 4.4 million shares issuable upon the exercise of warrants outstanding as of October 31, 2005 were not included in the computation of diluted earnings per share. Also, the 6.9 million shares of Class A common stock to be issued in connection with our Memorandum of Understanding with IDT have been excluded from the calculation of diluted net loss per share for the three months ended October 31, 2005 and 2004 (see Note 1 and Note 6).

4. Other Comprehensive Loss

The accumulated balances for each classification of other comprehensive income (loss) consist of the following:

	Unrealized gain (loss) on available for sale securities	Foreign Currency Translation	Accumulated other comprehensive income (loss)

	(in thousands)
Balance at July 31, 2005	$(1,439)	$110	$(1,329)
Change during period	180	(58)	122

Balance at October 31, 2005	$(1,259)	$52	$(1,207)

5. Consideration Paid to Customers

In the third quarter of fiscal 2005, we completed payment of  $7.5 million to certain of our cable operator customers controlled by Altice One: Coditel, S.A., Coditel Brabant, S.A. and EST Videocommunication SAS (collectively “Altice”) to fund defined capital expenditures and other investments made by these customers to support the deployment of our cable telephony service. These funds had been held in an escrow account, and were released to the customers upon their meeting specified objectives, including upgrading and testing their networks to the extent necessary to deploy our services to established numbers of homes passed, and marketing our services to these homes. The amount paid is reported as “Consideration paid to customers, net” in the accompanying condensed consolidated balance sheet as of October 31, 2005, to reflect the future benefit of these exclusive business relationships. This asset was being amortized over the term of the related contracts and the amortization, which amounted to $0.2 million during the three months ended October 31, 2005 is reflected as a reduction of revenue in accordance with EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products). As more fully described in Note 11, on November 15, 2005, each of the Altice entities notified us that a third party had acquired a controlling interest in Altice, that the third party would not agree to be bound by all of Altice’s obligations under the three cable telephony agreements with the Altice entities, and that therefore, the agreements were being terminated. As a result, the unamortized balance of this asset will be written off in the second quarter of fiscal 2006. This write-off will be an element in the calculation of the net gain that will be recognized as a result of the Altice contract termination (see Note 11).

6. Related Party Transactions

IDT Corporation

As more fully described in Note 1, IDT Corporation, our controlling stockholder, has made an unsolicited tender offer for all of the outstanding shares of our common stock that IDT and its affiliates do not currently own. IDT has publicly announced that if it completes the tender offer, which is subject to a number of conditions, it intends to effect a merger of Net2Phone with a subsidiary of IDT.

We maintain significant business relationships with IDT and its affiliates. In the three months ended October 31, 2005 and 2004, we provided carrier services to IDT of $0.3 million and $2.2 million, respectively. In the three months ended October 31, 2005 and 2004, we purchased wholesale carrier services from IDT of $0.6 million and $1.3 million, respectively. In addition, we have on occasion aggregated the purchase of long distance minutes and other services with IDT.

Our corporate headquarters and several other facilities are leased from IDT. In the three months ended October 31, 2005 and 2004, IDT charged us $0.5 million in each period for leasing their facilities.

IDT’s treasury function provides investment management services relating to our portfolio of marketable securities. These services are provided in accordance with investment policy guidelines approved by the Audit Committee of our Board of Directors.  On occasion, IDT is a counterparty to our purchase or sale of investment securities. During the three months ended October 31, 2005 and 2004, no securities purchases or sales were settled through IDT.

We outsource some of our administrative and support functions to IDT. These administrative functions include, but are not limited to, tax compliance services, legal services, payroll services and internal audit support services. In most cases, fees for services are negotiated on a cost recovery basis. We are party to a Tax Services Agreement pursuant to which we pay IDT $10,000 a month for tax services, and to an Internal Audit Agreement pursuant to which we pay IDT on a cost recovery basis.  On March 30, 2005, we signed an engagement letter with Outside Counsel Solutions, Inc., a division of IDT, pursuant to which we have the right to retain legal counsel on an hourly basis from time to time to supplement the resources in our internal legal department as we deem appropriate.  During the three months ended October 31, 2005 and 2004, IDT charged us a total of $0.1 million and $0.2 million, respectively, for all such aforementioned services. We are currently negotiating other service agreements with IDT for the services they are providing that have not been formalized in written agreements. The costs for such services are included in the total charges noted.

On occasion, we provide administrative, technical development and support services to IDT based on the need for such services. During the three months ended October 31, 2005 and 2004, we charged IDT reimbursement fees of $0.1 million and $0.3 million, respectively, for such services.

The Due to IDT balances reflected in the accompanying condensed consolidated balance sheets, represent net amounts due to IDT principally for wholesale carrier services and facilities lease payments. On October 31, 2005, we owed IDT $1.6 million and on July 31, 2005, we owed IDT $0.8 million. The average net balance we owed to IDT during the three months ended October 31, 2005 was $1.1 million and the average net balance we owed to IDT during the three months ended October 31, 2004 was $0.6 million.

During the second quarter of fiscal 2004, we executed an agreement with Union Telecard Alliance, LLC (“UTA”), a subsidiary of IDT, which ended UTA’s distribution of Net2Phone disposable calling cards effective December 31, 2003, and provided for an orderly wind-down over a two-year period of our disposable calling card business. This resulted in exit costs of $0.4 million to compensate UTA for estimated obligations associated with the Net2Phone disposable calling cards then in the marketplace. These exit costs were recorded in restructuring, severance, impairment and other items during the second quarter of fiscal 2004. Pursuant to the terms of our agreement with UTA, the parties will settle the aforementioned obligations over a two-year period ending December 31, 2005, through monthly reconciliations of on-going wind down activities, with final settlement to be completed by February 15, 2006. Consequently, no sales of disposable calling cards to IDT affiliates were recorded for the three months ended October 31, 2005 or 2004.

On October 29, 2003, we entered into a binding memorandum of understanding (“MOU”) with IDT, which requires us to issue 6.9 million shares of Class A common stock to IDT at the time we execute definitive telecommunications services and related agreements with IDT. No definitive agreements have been executed as of December 12, 2005. Once issued, the shares will be held in escrow to secure IDT’s performance obligations under the agreements and are to be released to IDT in equal annual installments over the five year term of the MOU, which began October 29, 2003, with the first release to occur when definitive agreements are signed. During the second quarter of fiscal 2004, IDT started providing us with services and benefits under the terms of the MOU. Pursuant to the terms of the MOU, IDT has provided certain services to us at IDT’s cost plus 5 percent, which we record to our direct cost of revenue.  IDT charged us $0.2 million for such services during the first quarter of fiscal 2006 and zero during the first quarter of fiscal 2005.

We maintain a close working relationship with IDT, and we do business with them on a variety of levels. The fact that we have not completed definitive agreements has not prevented us from working together pursuant to the terms of the MOU nor has it prevented IDT from supporting our cable telephony service offerings while we negotiate definitive agreements. While the MOU identifies the scope of services to be provided and the consideration and methodology for paying for such services, we cannot finalize the definitive agreements until our business units and technical teams further develop the details of the services to be provided by IDT. The issuance of the 6.9 million shares is subject to variable accounting treatment and, therefore, the shares potentially earned by IDT must be marked-to-market each quarter based on their current market value. Consequently, we recorded a net reduction of $0.3 million and a charge of $1.5 million to non-cash services provided by IDT related to this agreement during the three months ended October 31, 2005 and 2004, respectively.  The net reduction and charge to non-cash services provided by IDT related to 2.8 million shares that we have recognized as potentially earned by IDT for services and benefits provided by IDT through October 31, 2005.

We followed the guidance in EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services in determining to apply variable accounting treatment to the shares that will be held in escrow under the definitive agreements until they are released to IDT. While we have no expectation of changing the type or amount of consideration to be paid to IDT under the MOU, if we do, EITF 96-18 may no longer apply, which would cause us to apply different accounting rules to this transaction, which could adversely affect our financial results.

We determined that non-cash services provided by IDT are attributable to direct cost of revenue and selling, general and administrative expense. However, given that the services provided by IDT do not individually have readily identifiable market values, and that the variable accounting treatment will result in different values being ascribed to the same services from period to period, we believe differentiating between direct cost of revenue and selling, general and administrative expense is not practicable. Therefore, we have classified the non-cash services provided by IDT in a separate line in the condensed consolidated statements of operations.

We determined that, beginning in the second quarter of fiscal 2004 through and including the first quarter of fiscal 2005, we incorrectly included the shares we may issue (related to the first year of the agreement) upon reaching a definitive agreement, and subsequently release from escrow to IDT, in our calculation of basic net loss per share, and also incorrectly included such shares as outstanding on our condensed consolidated balance sheets. However, this error, which we have corrected, did not have any impact on basic net loss per share during any of these quarterly or full year fiscal periods, and was not material to the number of outstanding shares included on our condensed consolidated balance sheets. In accordance with EITF Topic D-90, Grantor Balance Sheet Presentation of Unvested, Forfeitable Equity Instruments Granted to a Nonemployee, shares we may release from escrow for services received from IDT will not be included in the total number of Class A common stock shares reported as issued and outstanding until a definitive agreement is reached and such shares vest. The cumulative amount of equity on our condensed consolidated balance sheets related to this agreement was $4.2 million as of October 31, 2005 and $4.4 million as of July 31, 2005.

Loans with Chairman

In April 2002, we loaned Stephen Greenberg, who was then our Vice Chairman and Chief Executive Officer and is now our Chairman, the sum of $3.6 million. The loan bore interest at the short-term applicable federal rate under code section 1274(d) and principal and interest were due on April 9, 2005 (“Maturity Date”). The loan was non-recourse to Mr. Greenberg and was secured by options to purchase 300,000 shares, which carried a strike price of $5.08, of our common stock granted to Mr. Greenberg in April 2002.  The loan principal and accrued interest was not repaid on the Maturity Date and, pursuant to the terms of the loan agreement, Mr. Greenberg returned the 300,000 options to us for cancellation. Due to the non-recourse nature of the loan, we recorded compensation expense for the $3.6 million principal amount of the note over its three-year maturity period. We recorded compensation expense relating to this loan of $0.3 million during the three months ended October 31, 2004.

We previously loaned Mr. Greenberg $600,000 pursuant to his original employment agreement with us entered into in July 2000, which was paid in full, plus interest, in the first quarter of fiscal 2004.

Agreement with Chief Executive Officer

On October 31, 2004, Liore Alroy became our Chief Executive Officer, and Stephen Greenberg, who was then our Vice Chairman and Chief Executive Officer, assumed the role of Chairman of the Board. Pursuant to an employment agreement we entered into with Mr. Alroy effective October 31, 2004, we granted Mr. Alroy 800,000 stock options and 800,000 shares of restricted stock pursuant to our 1999 Amended and Restated Stock Option and Incentive Plan. The stock options have an exercise price equal to $3.45 per share, which was the fair market value of our stock on the grant date, and will vest over the three-year term of the agreement, 33.3 percent on each anniversary of the effective date of the agreement. Similarly, the restrictions on the sale of the restricted stock will lapse over the three-year term of the agreement, 33.3 percent on each anniversary of the effective date of the agreement. During the three months ended October 31, 2004, we recorded $2.8 million in deferred compensation related to Mr. Alroy’s restricted stock grant, and during the three months ended October 31, 2005, we recorded $0.2 million of non-cash compensation expense related to this agreement.

Agreement with Former Chief Financial Officer

In January 2002, Ilan Slasky tendered his resignation as our Chief Financial Officer. Pursuant to an agreement between Mr. Slasky and us, Mr. Slasky waived all of his rights under his employment agreement, entered into a 2 year restrictive non-compete covenant and agreed to provide consulting services for a 4 year period, all in exchange for settlement of various loans with us and the guarantee of continued benefits for a similar period. In connection with the termination of his employment, Mr. Slasky sold 500 shares of ADIR stock to IDT Corporation. IDT then transferred the ADIR shares to us in exchange for 273,798 shares of our common stock valued at $1.4 million or $5.20 per share, the closing price of the stock on the date of transfer. Under certain circumstances, we were required to guarantee to IDT that those shares still owned by IDT on January 31, 2007 will have a market value of at least $5.20 per share on that date. Pursuant to the agreement, the guaranteed value is reduced by the average of the 10 highest closing sales prices of Net2Phone common stock for all such dates between January 24, 2002 (the date of the agreement) and January 31, 2007 as long as the stock is saleable as either registered shares or pursuant to Rule 144. Our stock became saleable on January 26, 2004 and the average of the 10 highest stock prices after that date (which occurred in February and March 2004) was $7.00. Because the average stock price was greater than the $5.20 guaranteed amount, the guaranteed amount was reduced to zero at that time and we no longer has a liability to IDT. However, we mistakenly continued to account for these shares as if they were liable to IDT if our stock price declined below $5.20. As a result of declines in our stock price subsequent to March 2004, we incorrectly overstated restructuring expense in fiscal 2004 and fiscal 2005 by $0.4 million and $0.5 million, respectively. Upon realizing this error in the first quarter of fiscal 2006, we reversed the aggregate $0.9 million of excess restructuring expense. We determined that the impact of not recording the charges in each of the respective prior periods is not material. In addition, we determined that, although the impact of recording aggregate prior period overstatements of restructuring expense in the first quarter of fiscal 2006 is material to the results of operations of the current quarter, it is not expected to be material to the full year results. Accordingly, we recorded a reduction to restructuring expense in the first quarter of fiscal 2006 and have not restated any prior periods.

7. Restructuring, Severance, Impairment and Other Items

During the three months ended October 31, 2005 and 2004, we incurred severance and other work force reduction expense of $0.2 million in each period primarily due to ongoing charges related to the separation agreements we entered into with former officers.

During the three months ended October 31, 2005 and 2004, we incurred exit and related costs of $0.2 million and $0.7 million, respectively, related to losses on office leases we exited.

As of July 31, 2005, the restructuring, severance, impairment and other items reserve balance amounted to $2.6 million. During the three months ended October 31, 2005, the reserve balance was increased by $0.4 million of expenses and reduced by payments and non-cash charges of $0.5 million. It was further reduced by the reversal of $0.9 million of restructuring expenses resulting from an accounting error in prior periods, as further described in Note 6. As of October 31, 2005, the reserve balance amounted to $1.6 million.

8. Warrant Incentive Program

In early fiscal 2005, we introduced a warrant incentive program, which allows selected cable operators to receive warrants to purchase shares of our common stock. Our Board of Directors has reserved up to five million shares for issuance under this plan. The execution of definitive agreements with cable operators that met specific criteria triggered warrant grants, which become exercisable as the cable operator reaches specified telephony subscriber levels. During the second and third quarters of fiscal 2005, we issued warrants to purchase a total of 4.4 million shares of common stock to four cable operator customers, Altice One, Bresnan Communications, LLC, Millennium Digital Media Systems, LLC and Atlantic Broadband Finance LLC. On November 15, 2005, Altice One terminated its relationship with us (see Note 5 and Note 11), and we have deemed the warrants to have expired. Without the Altice One warrants, we have issued 3.1 million warrant shares to the remaining three cable operator customers participating in the program.

The warrants expire on December 31, 2011 and may be exercised for specified purchase prices per share, which range from $3.80 to $4.35. Only vested warrant shares can be exercised, and vesting is based on the number of customers subscribing to our telephony service in each cable operator’s service area. The shares subject to the warrants generally vest as follows: beginning on the last day of the calendar quarter ending 12 months from the commercial launch date of the cable telephony services, ten shares vest for each subscriber to our cable telephony service pursuant to the cable telephony agreement, and thereafter until December 9, 2009, the warrant shares vest quarterly at a rate of ten shares per incremental net subscriber on the last day of each calendar quarter.

We account for the warrants issued in accordance with EITF 96-18. Accordingly, there is no measurement date prior to the date when vesting of the warrants begins and the measurement date will occur for each group of warrants as they vest. Upon vesting of the warrants, we will record a cost equal to the fair value of the vested warrants on that date.  The cost related to the vested warrants that are issued each quarter, if any, is treated as a one-time expense and will be shown as a reduction of revenue, in accordance with EITF 01-9. To date, we have not recorded any expense related to the warrants issued since none of the warrants has vested.

We have agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission to register for resale the shares of common stock that will be issued upon exercise of these warrants. We did not grant demand or piggyback registration rights. The issuance of these warrants did not involve the use of an underwriter and no commissions were paid in connection with the issuance of these warrants.

9. Legal Proceedings

On June 30, 2005, two days after IDT announced its intention to commence the current tender offer, Spring Partners, LLC, stating that it is a stockholder of Net2Phone, filed a purported class action in the Superior Court of New Jersey, Chancery Division, Essex County, seeking to recover unspecified damages and to enjoin the proposed transaction. The action names as defendants Net2Phone, IDT, Liore Alroy, Harry C. McPherson, Jr., Marc J. Oppenheimer, James A. Courter, Jesse P. King, Michael J. Weiss, M.D., Ph.D., Howard S. Jonas, Stephen M. Greenberg and James R. Mellor. Each of the individual defendants is a director of Net2Phone, and Mr. Alroy is also Chief Executive Officer of Net2Phone. The complaint alleges primarily that the tender offer was timed to exploit low trading prices in our common stock, that the tender offer price is unfair and inadequate, that the Net2Phone board of directors lacks independence and that the defendants have breached their fiduciary duty to protect the public stockholders of Net2Phone (other than IDT). The complaint also alleges that each of the individual defendants, except for Mr. King, Mr. McPherson, Mr. Oppenheimer and Dr. Weiss, is currently, or was in the past, affiliated with IDT. The parties have stipulated to a number of extensions in the deadline for defendants to respond to the complaint and as a result, no response has been filed.

Between July 1, 2005 and July 18, 2005, five putative stockholder class action complaints were filed in the Court of Chancery, New Castle County, Delaware. The five named plaintiffs are Melly Hamel, Israel Nekritz, George Grossberger, William Lattarulo, and Weida Li. On July 13, 2005, one of the plaintiffs, Melly Hamel, served the defendants with a request for the production of documents. On July 27, 2005, the Delaware court consolidated these actions under the caption “In re Net2Phone, Inc. Shareholders Litigation,” appointed lead counsel and designated the Hamel complaint as the operative complaint in the action. The Hamel complaint makes substantially the same allegations concerning the pricing and timing of the tender offer, and breaches of fiduciary duty, as the complaint filed in New Jersey. The complaint also names the same defendants as the complaint filed in New Jersey – IDT, Net2Phone, Liore Alroy, Harry C. McPherson, Jr., Marc J. Oppenheimer, James A. Courter, Jesse P. King, Michael J. Weiss, M.D., Ph.D., Howard S. Jonas, Stephen M. Greenberg and James R. Mellor. The complaint alleges that each of these individuals, except for Mr. King, Mr. McPherson and Dr. Weiss, is currently, or was in the past, affiliated with IDT. The parties have stipulated to a number of extensions in the deadline for defendants to respond to the Hamel complaint and as a result, no response has been filed.

10. Aplio Obligation

On July 7, 2000, we acquired all of the outstanding capital stock of Aplio, S.A. (“Aplio”), a company located in France which owned technology that enabled VoIP hardware devices to provide our services. In the third quarter of fiscal 2001, we discontinued Aplio’s operations.

Pursuant to settlement agreements with the former Aplio stockholders, we made certain payments and transfers to the former stockholders in 2001 and 2002 and were required to pay the stockholders on April 30, 2003 a remaining balance of $19.2 million, less the then current value of 585,325 shares of our common stock previously transferred to them. On May 7, 2003, as the result of several simultaneous transactions, the former Aplio stockholders transferred their 585,325 Company shares and assigned their rights under the settlement agreements to Deutsche Bank AG London in exchange for a payment of $19.2 million. Simultaneously, we and Deutsche Bank amended and restated the settlement agreements to provide for the extension of the payment obligation to May 1, 2006 and payment by us of annual interest of 3.5 percent on the unpaid balance during the period.

Under amended and restated settlement agreements, on May 1, 2006, we are required to purchase from Deutsche Bank the 585,325 shares for a total price of $19.2 million. However, we also have, at our sole and exclusive option, the right to cause Deutsche Bank, to commence selling the shares in regular market transactions during the period between January 2, 2006 and April 25, 2006. In the event we exercise this right, we will pay Deutsche Bank on May 1, 2006, the excess of $19.2 million over the amount, net of commissions, received by Deutsche Bank from the sales of the shares during this period. As a result, we recorded a long-term obligation of $19.2 million less the value of the 585,325 shares of Net2Phone common stock on May 7, 2003. As of October 31, 2005, the obligation was $18.3 million. We will continue to mark-to-market this obligation at each reporting period based on the value of Net2Phone’s common stock. This mark-to-market is included in other income (loss), net. At July 31, 2005, the obligation was reclassified to current liabilities. Interest cost incurred and charged to expense related to this obligation for the three months ended October 31, 2005 and 2004 was $0.2 million in each period.

Our payment obligations are secured by standby letters of credit from a U.S. commercial bank, which are, in turn, collateralized by $19.9 million of marketable securities held by the bank. The letters of credit expire on August 4, 2006, however, the restricted marketable securities have been reclassified to current assets at July 31, 2005 as they will be utilized to pay the obligation in May 2006.

Our Aplio subsidiary is indebted to a French quasi-governmental lender in the amount of 0.5 million euros, which debt was due in March 2005, at which time the lender demanded payment of the balance due, with interest at the rate of 0.7 percent per month from the date of demand. Aplio notified the lender that it is unable to repay the loan, and on September 30, 2005 filed for protection under French bankruptcy laws. The debt and estimated legal fees in conjunction with the anticipated disposition of this debt amounted to $0.8 million at October 31, 2005 and are reflected as current liabilities in the accompanying consolidated balance sheet. We will continue to reflect these liabilities until Aplio’s bankruptcy filing is adjudicated.

11. Subsequent Event

On November 4, 2004, we entered into cable telephony license agreements (the “Agreements”) with three Altice One cable properties (collectively “Altice”), to enable Altice to offer our VoIP solutions to its subscribers in Belgium, Luxembourg and France. Since Altice launched our telephony services earlier this year, approximately 10,000 customers have subscribed as of November 17, 2005. The Agreements with Altice provide that, in the event of a change in control of any of the cable systems, Altice is required to either terminate the Agreements and remit a predetermined buyout payment to us, or cause an acquirer of a controlling interest to be bound by the Agreements.

On November 15, 2005, Altice notified us that a third party had acquired a controlling interest in Altice, that the third party would not agree to be bound by all of Altice’s obligations under the Agreements, and that therefore, the Agreements were being terminated. Altice wired us an $18.8 million buyout payment as a result of this termination. This amount is materially less than the predetermined buyout payment we believe is required by the Agreements. We have informed Altice and its third-party acquirer that we believe the buyout provisions of the Agreements require an additional payment of approximately $29 million and that we reserve our rights to all claims that may result from the termination. We are initiating negotiations with Altice and believe such discussions could include, in addition to our position related to the additional buyout payment, the execution of new operating agreements with the new ownership group to continue to provide services to the existing cable systems. There can be no assurance that we will receive any portion of this additional $29 million or will be able to execute new operating agreements on terms favorable to us, or at all. Under the terms of the Agreements, we will continue to service Altice’s telephony subscribers for a 90-day transition period, which began on November 15, 2005.

The $18.8 million Altice payment is not reflected in our financial statements for the first quarter of fiscal 2006, but will be recorded in our second fiscal quarter ending January 31, 2006. We expect the financial impact will include: writing off $6.9 million of assets on our balance sheet (reported as “Consideration paid to customers, net”–see Note 5), reviewing the valuation implications of redeploying certain fixed assets, assessing the value of certain intangible assets that we expect to continue to own after the transition period, increasing our reported cash and cash equivalents and marketable securities by a total of $18.8 million and recognizing a net gain from the termination of the Agreements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

This report contains forward-looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “expects,” “estimates,” “anticipates,” “intends,” “plans” and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed under “Cautionary Statement Concerning Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report. The cautionary statements made in this report should be read as being applicable to all forward-looking statements wherever they appear in this report.

Overview

We are a leading provider of Voice over Internet Protocol, or VoIP, telephony services. Since we began operations in 1995, we have evolved from being a pioneer in developing PC-to-telephone calling services over the Internet to a next generation provider of high quality voice and enhanced communication services throughout the world.

Our Relationship with IDT

Our controlling stockholder is IDT Corporation, a global telecommunications, entertainment and technology company. As of December 2, 2005, IDT beneficially owns an aggregate of 40.3 percent of our outstanding capital stock and 56.4 percent of our aggregate voting power. We entered into a Memorandum of Understanding with IDT on October 29, 2003, which calls for us to issue an additional 6.9 million shares of Class A common stock, which carries two votes per share, to IDT when we enter into a definitive telecommunications services and related agreements with IDT. Assuming these shares are issued, IDT would beneficially own an aggregate of 45.1 percent of our outstanding capital stock and 61.3 percent of our aggregate voting power based on our stock outstanding on December 2, 2005.

In light of the relationship between us and IDT, on February 17, 2004 our Board of Directors formed a committee of independent directors (“Independent Committee”) to review, evaluate, and approve or disapprove of agreements and other material issues arising from time to time between IDT and us, and if appropriate, to take action on behalf of the Board of Directors. On October 12, 2004, our Board of Directors made the Independent Committee a standing committee and adopted a charter under which the Independent Committee is to operate. The Independent Committee currently consists of three directors, Messrs. Mellor, King and Oppenheimer, each of whom is an independent director as defined by the Nasdaq Marketplace Rules.

On March 17, 2005, our Board of Directors considered the prospect of a transaction whereby IDT would take the Company private, and authorized and directed the Independent Committee to review, consider and negotiate the terms of the transaction with IDT, and, on behalf of the Board of Directors, to determine conclusively whether the Board should recommend any proposed transaction to the public stockholders. On November 10, 2005, IDT made an unsolicited tender offer for all of the outstanding shares of our common stock that IDT and its affiliates do not currently own for $2.00 per share in cash, without interest. Our Board of Directors delegated the authority to respond to the tender offer on behalf of the Company to the Independent Committee. On November 25, 2005, the Independent Committee filed on behalf of the Company a Solicitation/Recommendation Statement on Schedule 14D-9 in which the Independent Committee expressed no opinion and made no recommendation to shareholders, respecting the tender offer. The Independent Committee stated in the Schedule 14D-9 that certain of our directors and executive officers have, and our management has informed the Independent Committee that its members may have, actual or potential conflicts of interest with respect to IDT’s tender offer and as a result limited management's participation in the review process associated with preparation of the Schedule 14D-9 and excluded management in decisions related to disclosures reflected therein. The Independent Committee has advised our management that in the event that it determines that additional disclosures are necessary, the Independent Committee will cause a subsequent amendment or amendments to the Schedule 14D-9 to be prepared and filed. For more information about the tender offer and the position of the Independent Committee, we refer you to the Schedule 14D-9 and any amendments thereto. For more information on our relationship with IDT, see “Related Party Transactions” below.

Elimination of Segment Reporting and Inclusion of Distribution Channel Revenue Reporting

From August 2003 until the end of fiscal 2005, our corporate structure was organized around two wholly-owned operating subsidiaries, which we reported as distinct segments during this period:

•	Net2Phone Global Services, which delivered VoIP telephone services to businesses and consumers directly and through its global distribution network of over 500 resellers in over 130 countries, capitalizing on the growth, quality, flexibility and cost advantages of VoIP technologies; and

•	Net2Phone Cable Telephony, which offered cable and other broadband operators a complete suite of services enabling them to deliver residential phone service to their customers having comparable features and functionality to that offered by traditional telephone companies.

On August 22, 2005, our Board of Directors approved a reorganization of our business lines, with corresponding changes to the responsibilities of members of our management team, which had the effect of integrating many aspects of our Net2Phone Global Services and Net2Phone Cable Telephony businesses. The result of these internal changes is that we no longer qualify for segment reporting under applicable accounting standards. Therefore, beginning with this first quarter of fiscal 2006, we are no longer presenting our financial results on a segment basis. Rather, our reporting focuses on the company as a whole and includes information regarding revenue from our four core distribution channels: International Reseller, Cable, Consumer and Carrier. Revenue from these four channels for the three months ended October 31, 2005 and 2004, is as follows:

	Three months ended October 31,

			Percent
			better
	2005	2004	(worse)

	(in thousands)

International reseller	$12,424	$10,025	23.9%
Cable	1,464	331	342.3%
Consumer	5,969	6,190	-3.6%
Carrier	1,869	3,763	-50.3%

Total	$21,726	$20,309	7.0%

We offer a variety of VoIP-based telecommunications products and services to consumers, enterprises and service providers around the world through our four distribution channels. Our centrally managed platform supports a full range of consumer and corporate services and hardware products that we believe can enhance quality, lower costs and improve ease of use and management.

International Reseller primarily markets and sells our products and services to resellers around the world, who in turn sell our services to consumers, businesses, internet cafes and others. While we may offer other products and services through this distribution channel when the opportunity arises, we have focused and expect to continue to focus sales to our resellers on our VoiceLineSM offering and our suite of enterprise solutions. Our VoiceLine service is an alternative to a traditional phone line, and allows our customers to offer residential broadband telephony solutions to their end users. One of our fastest growing services, VoiceLine is now offered through our International Reseller, Consumer and Cable distribution channels. We believe this service is still in its early growth stage as we work with new partners to install services and current partners to add new markets. Since calls route through the Internet, or our managed network, the costs are lower and the savings are passed onto end users. International Reseller sells VoiceLine to resellers, primarily located outside of the United States, who then market and sell our service to end users, either under our brand, as a co-branded service, or as a private label service.

In addition to our VoiceLine offering, International Reseller offers a suite of VoIP products and services targeting enterprise customers. The suite is designed to meet the needs of small and medium sized businesses by providing them with the flexibility of either adding VoIP to their existing analog private branch exchange, or PBX, system or replacing these systems with a full fledged Internet protocol, or IP, PBX offering. These solutions provide customers with the ability to make free calls within their corporations, connect branch offices and lower local, national and international telephone bills.

Consumer is comprised of broadband telephony, calling card services in the U.S. and our personal computer-to-telephone service, which we call PC-to-phone, which we pioneered in 1995. We sell and market our rechargeable calling cards in the U.S. through traditional direct-response advertising. In addition, many customers enroll for calling card services on our website. We offer two primary calling card products, our Net2Phone DirectSM card and our PennyTalkSM card, each with features designed to fit the personal needs of our customers. We also offer a calling card that enables users to access our VoIP platform from 25 countries to place low cost calls. We also market through loyalty programs as well as through e-mail-based programs to existing customers, and other on-line advertising.We offer our broadband telephony service, which we call VoiceLine, directly to consumers from our website, www.net2phone.com.We also offer PC-to-phone, PC-to-fax and PC-to-PC services, primarily utilizing our Net2Phone CommCenterSM software, which allows consumers to place phone calls and send faxes to telephones and computers around the world. We provide these services to consumers globally through our website.

Through Carrier, we sell wholesale minutes through our VoIP network to telecommunications providers around the world. Through our VoIP network, we offer carriers what we believe is a low cost, high quality alternative for the transport and termination of voice and fax communications.

For the two years prior to August 1, 2005, we offered our cable telephony products and services through our Net2Phone Cable Telephony segment. Beginning August 1, 2005, we market and sell these services through our Cable distribution channel. Taking advantage of our experience and leadership in VoIP services, we have developed a fully outsourced VoIP service offering that enables cable operators to provide VoIP-based residential telephone services. Our offering provides comparable features and functionality to those provided by traditional phone companies. We offer cable operators the ability to provide cable telephony services to their customers faster and with less expense than if they were to develop their own cable telephony service. Our service offerings allow cable operators to bundle telephony services with their video and broadband internet services. The cable operator can use its own brand, deliver a single bill and provide direct customer support to its customers. We work with cable operators to deploy an integrated, tested and operational telephony service, that may include our customized operations support systems, managed switching platforms, network interfaces, carrier interconnects, telecommunications methods and procedures and real-time service assurance, including 24 x 7 network operations center support. Our service offerings include two primary solutions, CableLineSM and VoiceLineSM.

•	Our CableLine service resembles traditional telephony in terms of service, quality, enhanced features, functionality and reliability, and is engineered to conform with the PacketCable technical specifications set by CableLabs, a consortium of cable operators in the U.S. Our platform uses a fully managed network and does not need to carry voice traffic over the public Internet, which may suffer from data loss and transmission delays. CableLine’s accompanying network management toolset, which we call CVOSS, enables us to guarantee quality from call inception through termination. Throughout each point in the network – the local cable hybrid fiber coaxial, or HFC, network, the Inter-Exchange Carrier, or IXC, segment and the local termination – our CableLine solution delivers end-to-end guaranteed call quality, network availability and service management. We also support the back office platform, switching and transport of voice traffic, ongoing operations and secondary technical support. We continue to evolve our packet cable telephony offering. Most recently we have developed an architecture, signaling and management method (Centralized Packet Cable) to reliably and cost effectively service cable operators that may not have the resources necessary to develop the infrastructure required to introduce managed quality of service (QoS) packet cable telephony to their subscribers. By aggregating multiple cable operators and their telephony subscribers onto a guaranteed quality of service, centrally hosted platform, we are able to achieve economies of scale (both economically and operationally) that can be shared between the cable operator, their telephony customers and us. We expect this offering to improve our ability to maintain and upgrade equipment, and reduce the time and costs associated with scaling our offering to meet increased demand. We have signed a letter of intent with our first customer to utilize this offering, and we believe it will be an attractive market for us going forward.

•	We also offer our VoiceLine service through our Cable channel. As described above, VoiceLine is a broadband phone service that uses Session Initiation Protocol, or SIP, signaling, which empowers edge devices, such as multimedia terminal adapters, to establish and manage voice calls on all types of high-speed data networks. VoiceLine allows cable operators and other broadband service providers to offer their subscribers residential broadband telephony service. The VoiceLine service is a centrally managed and hosted telephony solution that supports local, long distance and international calling. It provides an end user with a local phone number for inbound calling, and comes with a full set of features and functionality, including call waiting, caller ID, three-way conference calling and voice mail. Our VoiceLine service can also seamlessly integrate its front and back office systems, including its billing platform, into the operator’s infrastructure. This allows the operator to provision accounts, provide customer support, and create a unified bill for video, high-speed data, telecommunications and other services. Additional features include web-based tools allowing subscribers to manage their telephony features online, manage their accounts, and check their voice mail.

From August 2003 through the end of fiscal 2005, our International Reseller, Consumer and Carrier distribution channels, which comprised our Net2Phone Global Services segment during that period, generated substantially all of our revenue. Going forward, we expect our revenue from our Cable distribution channel (previously our Net2Phone Cable Telephony segment) to represent a growing percentage of our total revenue over the next several years. We are actively marketing our products and services to a large number of cable operators in the U.S., Europe and Latin America whom we believe may prefer to buy our products and services rather than to build their own internally developed cable telephony service. During fiscal 2005, we signed long-term agreements with several cable operators in the U.S. and Europe, and our cable operator customers are marketing our services to over 1.4 million homes as of October  31, 2005. We will continue to work with cable operators to deploy an integrated, tested and production ready telephony service, that may include our customized operations support systems, managed switching platforms, network interfaces, carrier interconnects, telecommunications methods and procedures and real-time service assurance, including 24 x 7 network operations support.

We signed our first cable contract with Liberty Cablevision of Puerto Rico on October 22, 2003, and subsequently signed definitive cable telephony service agreements with Northland Communications Corporation, three Altice One entities (Coditel, S.A., Coditel Brabant, S.A. and EST Videocommunication SAS), Bresnan Communications, LLC, Millennium Digital Media Systems, LLC and Atlantic Broadband Finance LLC. In addition, on March 1, 2005, we entered into a Master Services Agreement with the National Cable Television Cooperative, a consortium of over 1,000 cable operators in the U.S., to provide an outsourced solution that allows member cable operators to provide telephony solutions to their subscribers. To date, several member cable operators have signed Member Participation Agreements pursuant to which they are providing telephony service to their subscribers utilizing our VoiceLineSM service.

Our agreements with the three Altice One entities (the “Agreements”) provide that, in the event of a change in control of any of the cable systems, Altice is required to either terminate the Agreements and remit a predetermined buyout payment to us, or cause an acquirer of a controlling interest to be bound by the Agreements. On November 15, 2005, Altice notified us that a third party had acquired a controlling interest in Altice, that the third party would not agree to be bound by all of Altice’s obligations under the Agreements, and that therefore, the Agreements were being terminated. Simultaneously, Altice wired an $18.8 million buyout payment to us. This amount is materially less than the predetermined buyout payment we believe is required by the Agreements.

We have informed Altice and its third-party acquirer that the buyout provisions of the Agreements require an additional payment of approximately $29 million and that we reserve our rights to all claims that may result from the termination. We are initiating negotiations with Altice and believe such discussions could include, in addition to our position related to the additional buyout payment, executing new operating agreements with the new ownership group to continue to provide services to the existing cable systems. There can be no assurance that we will receive any portion of this additional $29 million or will be able to execute new operating agreements on terms favorable to us, or at all. Under the terms of the Agreements, we will continue to service Altice’s telephony subscribers for a 90-day transition period.

The $18.8 million Altice payment is not reflected in our financial statements for the first quarter of fiscal 2006, but will be recorded in our second fiscal quarter ending January 31, 2006. We expect the financial impact will include: writing off $6.9 million of assets on our balance sheet (reported as “Consideration paid to customers, net” as more fully described in Note 5 to our Condensed Consolidated Financial Statements included elsewhere in this quarterly report), reviewing the valuation implications of redeploying certain fixed assets, increasing our reported cash and cash equivalents and marketable securities by a total of $18.8 million and recognizing a net gain from the termination of the Agreements.

Adjustments Reducing Revenue

As a result of our quarterly deferred revenue adequacy assessment process, which is more fully described in our fiscal 2005 Annual Report on Form 10-K, the accompanying condensed statement of operations reflects a $0.3 million adjustment to decrease revenue in the first quarter of fiscal 2005.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. These generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. We continually evaluate our estimates, including those related to revenue recognition, bad debts, intangible assets, income taxes, fixed assets, access line costs, restructuring, contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the facts and circumstances. Actual results may differ from these estimates under different assumptions or conditions.

We believe the critical accounting policies noted in our Annual Report on Form 10-K for the year ended July 31, 2005 impact the most difficult, subjective and complex judgments used in the preparation of our consolidated financial statements, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. For more information about these and other accounting policies, see our Annual Report on Form 10-K.

Since the filing of our Annual Report on Form 10-K for the year ended July 31, 2005, we have updated our revenue recognition policy to provide more clarity as to how we manage our business and how we record revenue generated by it, as follows.

Revenue Recognition

As described above, our products and services are sold through our four distribution channels, International Reseller, Cable, Consumer and Carrier, and certain products or services are sold through more than one distribution channel. Revenue is recognized from these products and services as follows:

Postpaid minutes revenue–revenue from these sales, primarily on a wholesale basis, is recognized as minutes are used.

Prepaid minutes revenue–prepayments for communications services are deferred and recognized as revenue as the communications services are provided, service charges are levied or remaining balances expire. We conduct evaluations of outstanding prepaid balances that do not have expiration dates or service fees associated with them to determine, based on historical data, whether such balances are likely to be utilized. If it is determined that balances are unlikely to be used, the deferred revenue liability is reduced accordingly and miscellaneous income is recognized. The balances likely to be utilized are reconciled to our deferred revenue account and deferred revenue is increased or decreased accordingly to properly reflect our liability.

Platform license fees – these fees are charged to certain customers based on customer contracted commitment levels and revenue is deferred and recognized over the remaining life of the agreement.

Monthly recurring fees – these are generally flat monthly fees based on the level of service or calling plans that the subscriber receives. Revenue from these fees is recognized as service is provided.

Revenue share – these fees are charges to certain cable operators or broadband service providers as a percentage of those operators’ telephony revenue from subscribers and revenue is recognized as service is provided.

Maintenance and support fees – revenue from these fees is recognized when maintenance and support services are provided.

Transaction fees – these fees are for certain services such as out-of-plan minutes, directory assistance and transaction fees for service activation, deactivation and number porting. Revenue from these fees is recognized as service is provided, that is, as minutes are used or as transactions occur.

Equipment sales – revenue from the sale of equipment is recognized when such products are delivered, collection of payments is assured and there are no significant future obligations.

In accordance with EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (including a Reseller of the Vendor’s Products), the fair value of warrants issued in connection with our warrant incentive program (see Note 8 to our Condensed Consolidated Financial Statements) will be recorded as a reduction of revenue on the date the warrants vest, and the amortization of consideration paid to customers (see Notes 5 and 8 to our Condensed Consolidated Financial Statements) is recorded as a reduction of revenue over the term of the related contracts.

Miscellaneous Income

In the second quarter of fiscal 2005, we began reporting as miscellaneous income, rather than revenue, prepaid balances with no services fees or expiration dates that, based on historical data, are unlikely to be used. For the first quarter of fiscal 2006, we reported miscellaneous income of $0.3 million.

Stock based compensation

In April 1999, we adopted a stock option and incentive plan, which has been amended on several occasions since that time. Prior to August 1, 2005, we accounted for this plan under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”) and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation (“Statement 123”). In accordance with APB 25, no employee compensation cost related to stock options is recognized for options granted under the plan where the exercise price is equal to the market value of the underlying common stock on the date of grant. Effective August 1, 2005, we adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (“Statement 123(R)”), using the modified-prospective-transition method. Under that transition method, compensation cost recognized in the three months ended October 31, 2005 reflects the quarter’s proportional share of: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of August 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to July 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Results for prior periods have not been restated.

Results of Operations

Three Months Ended October 31, 2005 Compared to Three Months Ended October 31, 2004

Revenue.   Our revenue is earned from per-minute charges to our customers, primarily on a prepaid basis, and the sale of VoIP equipment and services to consumers, resellers, IDT, other carriers and cable operators, as more fully described above in Critical Accounting Policies, “Revenue Recognition”. Revenue increased by 7.0 percent from $20.3 million for the three months ended October 31, 2004 to $21.7 million for the three months ended October 31, 2005, primarily due to increases in International Reseller and Cable, which were partially offset by lower revenue from Carrier, as described below.

•	International Reseller: Revenue from our partnerships with resellers globally was $12.4 million in the first quarter, up 23.9 percent from revenue of $10.0 million in the first quarter of 2005. This significant growth is primarily attributable to our ability to sell its VoiceLine broadband telephony service through multiple international channels, including telecommunications operators, ISPs, retail stores and local distributors in more than 60 countries. We contract with high-speed access providers to sell a full suite of VoIP products to consumers and small businesses. In the first quarter, we launched telephony services for a number of service providers and recently announced an agreement to deliver broadband telephony solutions to Telemar, the largest telecommunications company in South America with more than 17 million fixed lines and 731,000 broadband subscribers that reach 93 million people.

•	Cable: Revenue from partnerships with cable operators was $1.5 million in the first quarter, up 342.3 percent from $0.3 million in the first quarter of 2005. Recurring subscription fees we earn from our deployments as they begin to mature and subscriber penetration increases primarily drove this increase. As of the end of the first quarter, we had executed contracts to serve cable operators serving franchises with over 3.2 million homes (including the Altice cable telephony properties), with cable telephony services marketed to more than 1.4 million of these homes.

As previously discussed, our Altice customers recently terminated their contracts with us, and paid us $18.8 million pursuant to a buy-out provision in our agreement with them. In addition to the termination’s favorable impact on cash and cash equivalents and marketable securities, which will be reflected in our second quarter results, we anticipate it will have an effect on our financial results in several other respects. First, we continued to amortize the Consideration Paid to Customers asset during the first quarter of fiscal 2006. That amortization resulted in negative cable revenue of $0.2 million in the first quarter. In the second quarter, we expect to write-off the remaining Consideration Paid to Customers against the $18.8 million payment we received from Altice. Therefore, the second quarter will not reflect the negative revenue amortization of $0.2 million but will reflect continuing revenue from Altice since, based upon our agreement, we have a continuing obligation to service their cable telephony customers for 90 days following contract termination, which began on November 15, 2005. Although the negative revenue amortization is relatively immaterial to our total quarterly revenue, it is relatively significant to Cable revenue that will be reported in our second fiscal quarter. We are unable to predict the impact of the Altice termination on Cable revenue beyond the second quarter of fiscal 2006, as we may enter into new production agreements with Altice which would extend our relationship.

•	Consumer: Revenue from our direct-to-consumer products and services was $6.0 million in the first quarter, a decline of 3.6 percent from revenue of $6.2 million in the first quarter of 2005. Consumer products include rechargeable calling cards, PC2Phone, software-based calling applications, and VoiceLine broadband telephony services sold directly. We have more than 100,000 active subscribers using various consumer services – and have kept that number stable for the past few years. Given the success of this channel, we expect to increase media spending directed toward marketing consumer products and services and believe this will positively impact our overall results.

•	Carrier: Revenue from our sale of traffic capacity to carriers was $1.9 million in the first quarter, down 50.3 percent from revenue of $3.8 million in the first quarter of 2005. Carrier is a low margin business. The primary focus of our Carrier business is to satisfy our wholesale carrier purchasing needs as required to support its various products and services. Revenue is generated via the sale of excess carrier capacity as market opportunities arise from time to time. The decline in carrier revenue this quarter reflects fewer excess capacity sales opportunities, and dampened our overall revenue growth.

Direct cost of revenue.   Our direct cost of revenue consists primarily of network costs associated with carrying our customers’ traffic on our network and leased networks, and routing their calls through a local telephone company to reach their final destination. It also includes the cost of purchasing, storing and shipping VoIP devices. Direct cost of revenue increased 7.6 percent from $11.7 million for the three months ended October 31, 2004 to $12.6 million for the three months ended October 31, 2005. As a percentage of total revenue, these costs were essentially flat, increasing slightly from 57.7 percent for the three months ended October 31, 2004 to 58.0 percent for the three months ended October 31, 2005.

Selling, general and administrative.   Selling, general and administrative expense consists in part of compensation of our employees and associated benefits, and the cost of insurance, legal, rent, utilities and other services, expenses associated with acquiring customers, including commissions paid to our sales force, advertising costs, travel, entertainment and referral fees. In accordance with Staff Accounting Bulletin No. 107 issued on March 29, 2005 by the Office of the Chief Accountant of the Securities and Exchange Commission, effective August 1, 2005 selling, general and administrative expense also includes non-cash compensation expense which consists of expenses related to our stock based incentive compensation program and the funding of our 401(k) plan company match program.

Selling, general and administrative expense increased 15.6 percent from $13.4 million for the three months ended October 31, 2004, to $15.5 million for the three months ended October 31, 2005, primarily due to (a) the increased administrative costs associated with the growth of our cable distribution channel, (b) commissions paid to our sales force, (c) the recording of $0.7 million of non-cash compensation expense in the three months ended October 31, 2005 resulting from our adoption of Statement 123(R) effective August 1, 2005 (see Note 1 to our Condensed Consolidated Financial Statements), and (d) $0.3 million of non-recurring professional fees and other expenses associated with the IDT tender offer. Statement 123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

Depreciation and amortization.   Depreciation and amortization increased 15.3 percent from $1.9 million for the three months ended October 31, 2004 to $2.2 million for the three months ended October 31, 2005, reflecting a $0.7 million adjustment that was recorded during the three months ended October 31, 2004, which corrected overstatements of depreciation expense relating to fiscal years 2003 and 2004. This was partially offset by lower depreciation associated with certain assets which, based on their estimated useful lives, have been fully depreciated.

Non-cash services provided by IDT (attributable to direct cost of revenue and selling, general and administrative).   In the three months ended October 31, 2004, we recorded $1.5 million of net charges on the 1.4 million shares of our Class A common stock that may be issued and subsequently released from escrow to IDT for services and benefits provided by IDT through October 31, 2004. In the three months ended October 31, 2005, we reversed $0.3 million of expense on a total of 2.8 million Class A shares that may be issued to IDT for services and benefits provided by IDT through October 31, 2005. Non-cash services provided by IDT, which was recorded for the first time during the fiscal quarter ended January 31, 2004 is based on a binding memorandum of understanding executed on October 29, 2003 with IDT, whereby, in exchange for favorable pricing on local and inter-exchange network access, termination, origination and other related services, as compared to third party vendors, access to IDT’s facilities and other benefits, we have agreed to issue 6.9 million shares of our Class A common stock to IDT at the time we enter into a definitive agreement. The issuance of these shares is subject to variable accounting treatment, and therefore, the shares potentially earned by IDT must be marked-to-market each quarter based on their current market value. The $0.3 million expense reversal in the first quarter of fiscal 2006 was caused by a decline in our stock price from July 31, 2005 to October 31, 2005. It is anticipated that the 6.9 million shares will be issued upon execution of definitive agreements, with the shares earned as of that date released to IDT and any unearned shares held in escrow to secure IDT’s performance obligation and released on October 31st of each year for the remainder of the term, which expires October 31, 2008. See “Related Party Transactions” below.

Restructuring, severance, impairment and other items.

The following table summarizes the charges included in restructuring, severance, impairment and other items in the statements of operations:

	Three months ended October 31,

	2005	2004

	(in thousands)
Exit and other costs	$157	$716
Separation agreements of former CEO, CFO and COO	94	138
Workforce reductions	87	24
Reserve adjustment	(923)	—

Total	$(585)	$878

During the three months ended October 31, 2005 and 2004, we incurred exit and related costs of $0.2 million and $0.7 million, respectively, related to losses on office leases we exited.

During the three months ended October 31, 2005 and 2004, we incurred severance and other work force reduction expense of $0.2 million in each period primarily due to ongoing charges related to the separation agreements we entered into with former officers.

As of July 31, 2005, the restructuring, severance, impairment and other items reserve balance amounted to $2.6 million. During the three months ended October 31, 2005, the reserve balance was increased by $0.4 million of expenses and reduced by payments and non cash charges of $0.5 million. It was further reduced by the reversal of $0.9 million of restructuring expenses resulting from an accounting error in prior periods, as further described in Note 6 to the Condensed Consolidated Financial Statements. As of October 31, 2005, the reserve balance amounted to $1.6 million.

Miscellaneous income. We conduct evaluations of outstanding prepaid balances that do not have expiration dates or service fees associated with them to determine, based on historical data, whether such balances are likely to be utilized. Beginning in the second quarter of fiscal 2005, if we determined that balances are unlikely to be used, we reduced the deferred revenue liability accordingly and recognized miscellaneous income. During the three months ended October 31, 2005, we recorded $0.3 million of such income. During fiscal periods prior to the second quarter of fiscal 2005, the impact of eliminating such liabilities was recorded as revenue and we are unable to determine what such amounts might have been, if any.

Loss from operations.   Loss from operations dropped by 18.5 percent to $7.4 million for the three months ended October 31, 2005, as compared to loss from operations of $9.0 million during the three months ended October 31, 2004. This change is primarily due to the higher gross profit achieved in the first quarter of fiscal 2006 and the reversal of previously recorded expense for non-cash services provided by IDT, which was driven by a decline in our stock price from July 31, 2005 to October 31, 2005 as compared to an increase in our stock price from July 31, 2004 to October 31, 2004. The $0.9 million reversal of restructuring expense was substantially offset by the $0.7 million charge to non-cash compensation during the first quarter of fiscal 2006 caused by the adoption of Statement 123(R) on August 1, 2005.

Interest income, net.   Interest income, net, consists primarily of net interest earned on cash and cash equivalents and marketable securities, partially offset by interest expense incurred on long-term obligations. Interest income, net, decreased from $0.6 million for the three months ended October 31, 2004, to $0.2 million for the three months ended October 31, 2005, primarily as a result of the decrease in our invested cash, cash equivalents and marketable securities.

Other income (loss), net. Other income (loss), net includes the losses or gains resulting from non-operating transactions. We recorded other income of $0.2 million during the three months ended October 31, 2004 primarily attributable to a mark-to-market gain on Net2Phone shares held by Deutsche Bank, and a loss of $0.1 million for the three months ended October 31, 2005 primarily attributable to a mark-to-market charge on Net2Phone shares held by Deutsche Bank.

Liquidity and Capital Resources

Historically, we have satisfied our cash requirements through a combination of cash generated by sales to customers and sales of equity securities. For the most part, our cash requirements have been satisfied through our existing cash, cash equivalents and marketable securities balances.

The following table provides our cash flow data for the three months ended October 31, 2005 and 2004.

	Three months ended October 31,

	2005	2004

	(in thousands)
Net cash used in operating activities	$(5,945)	$(4,633)
Net cash provided by (used in) investing activities	6,387	(6,788)
Net cash used in financing activities	(144)	(128)

Net increase (decrease) in cash and cash equivalents	$298	$(11,549)

As of October 31, 2005, we reported total cash, cash equivalents, restricted cash, and marketable securities of $89.0 million and working capital of $58.6 million. Of the $89.0 million, $20.3 million in short term restricted cash, and $0.2 million in long term restricted cash, cash equivalents and marketable securities was held as collateral for various letter of credit obligations, the majority of which related to our purchase of Aplio, S.A. from the stockholders of Aplio. On May 7, 2003, our obligations to the Aplio stockholders were assigned to Deutsche Bank AG London. Our payment obligations to Deutsche Bank are secured by standby letters of credit from a U.S. commercial bank, which are, in turn, collateralized by $19.9 million in marketable securities held by the bank. The letters of credit expire on August 4, 2006.

Net cash used in operating activities was $5.9 million in the three months ended October 31, 2005, compared with $4.6 million in the three months ended October 31, 2004. The increase in cash used in operating activities from the three months ended October 31, 2004 to the three months ended October 31, 2005 is primarily attributable to a lower net loss on a cash basis more than offset by unfavorable changes in working capital as a result of the timing of receipts and disbursements. The primary element of the increase in working capital requirements was an increase in accounts receivable that reflects a greater portion of our business activities being conducted on a postpaid, rather than prepaid, basis compared to the prior period.

Net cash provided by investing activities was $6.4 million during the three months ended October 31, 2005, as compared to net cash used in investing activities of $6.8 million during the three months ended October 31, 2004. The increase in net cash provided by investing activities from the three months ended October 31, 2004 to the three months ended October 31, 2005 is primarily due to higher net sales of marketable securities. Our capital expenditures increased from $2.6 million in the three months ended October 31, 2004 to $3.1 million in the three months ended October 31, 2005. Net cash used by financing activities remained even at $0.1 million during the three months ended October 31, 2005 and 2004.

We believe that, based upon our present business plans, our existing cash resources will be sufficient to meet our currently anticipated working capital and capital expenditure requirements, and to fund any potential operating cash flow deficits for the foreseeable future. We expect to continue to incur significant costs and capital expenditures to fund the anticipated growth of our sales to cable operators and broadband providers. We believe that if the expected growth in our sales to cable operators and broadband providers accelerates or if we acquire the business or assets of another company, we may need to raise additional capital from equity or debt sources. There can be no assurance that we will be able to raise such capital on favorable terms or at all. If we are unable to obtain such additional capital, we may be required to reduce the scope of our anticipated expansion, which could have a material effect on our business, financial condition or results of operations.

We have no off balance sheet arrangements or transactions with unconsolidated, limited purpose or variable interest entities.

Related Party Transactions

We believe the below disclosure is useful for investors and stockholders to understand certain related party transactions that impact our financial position and operating results. We have disclosed additional information with respect to related party transactions in our Proxy Statement filed with the Commission on November 18, 2005 and the Schedule 14D-9 filed with the Commission on November 25, 2005, as may be amended from time to time.

IDT Corporation

As more fully described above, IDT Corporation, our controlling stockholder, has made an unsolicited tender offer for all of the outstanding shares of our common stock that IDT and its affiliates do not currently own. IDT has publicly announced that if it completes the tender offer, which is subject to a number of conditions, it intends to effect a merger of Net2Phone with a subsidiary of IDT.

 We maintain significant business relationships with IDT and its affiliates. In the three months ended October 31, 2005 and 2004, we provided carrier services to IDT of $0.3 million and $2.2 million, respectively. In the three months ended October 31, 2005 and 2004, we purchased wholesale carrier services from IDT of $0.6 million and $1.3 million, respectively. In addition, we have on occasion aggregated the purchase of long distance minutes and other services with IDT.

Our corporate headquarters and several other facilities are leased from IDT. In the three months ended October 31, 2005 and 2004, IDT charged us $0.5 million in each period for leasing their facilities.

IDT’s treasury function provides investment management services relating to our portfolio of marketable securities. These services are provided in accordance with investment policy guidelines approved by the Audit Committee of our Board of Directors.  On occasion, IDT is a counterparty to our purchase or sale of investment securities. During the three months ended October 31, 2005 and 2004, no securities purchases or sales were settled through IDT.

We outsource some of our administrative and support functions to IDT. These administrative functions include, but are not limited to, tax compliance services, legal services, payroll services and internal audit support services. In most cases, fees for services are negotiated on a cost recovery basis. We are party to a Tax Services Agreement pursuant to which we pay IDT $10,000 a month for tax services, and to an Internal Audit Agreement pursuant to which we pay IDT on a cost recovery basis.  On March 30, 2005, we signed an engagement letter with Outside Counsel Solutions, Inc., a division of IDT, pursuant to which we have the right to retain legal counsel on an hourly basis from time to time to supplement the resources in our internal legal department as we deem appropriate.  During the three months ended October 31, 2005 and 2004, IDT charged us a total of $0.1 million and $0.2 million, respectively, for all such aforementioned services. We are currently negotiating other service agreements with IDT for the services they are providing that have not been formalized in written agreements. The costs for such services are included in the total charges noted.

On occasion, we provide administrative, technical development and support services to IDT based on the need for such services. During the three months ended October 31, 2005 and 2004, we charged IDT reimbursement fees of $0.1 million and $0.3 million, respectively, for such services.

The Due to IDT balances reflected in the accompanying condensed consolidated balance sheets, represent net amounts due to IDT principally for wholesale carrier services and facilities lease payments. On October 31, 2005, we owed IDT $1.6 million and on July 31, 2005, we owed IDT $0.8 million. The average net balance we owed to IDT during the three months ended October 31, 2005 was $1.1 million and the average net balance we owed to IDT during the three months ended October 31, 2004 was $0.6 million.

During the second quarter of fiscal 2004, we executed an agreement with Union Telecard Alliance, LLC (“UTA”), a subsidiary of IDT, which ended UTA’s distribution of Net2Phone disposable calling cards effective December 31, 2003, and provided for an orderly wind-down over a two-year period of our disposable calling card business. This resulted in exit costs of $0.4 million to compensate UTA for estimated obligations associated with the Net2Phone disposable calling cards then in the marketplace. These exit costs were recorded in restructuring, severance, impairment and other items during the second quarter of fiscal 2004. Pursuant to the terms of our agreement with UTA, the parties will settle the aforementioned obligations over a two-year period ending December 31, 2005, through monthly reconciliations of on-going wind down activities, with final settlement to be completed by February 15, 2006. Consequently, no sales of disposable calling cards to IDT affiliates were recorded for the three months ended October 31, 2005 or 2004.

On October 29, 2003, we entered into a binding memorandum of understanding (“MOU”) with IDT, which requires us to issue 6.9 million shares of Class A common stock to IDT at the time we execute definitive telecommunications services and related agreements with IDT. No definitive agreements have been executed as of December 12, 2005. Once issued, the shares will be held in escrow to secure IDT’s performance obligations under the agreements and are to be released to IDT in equal annual installments over the five year term of the MOU, which began October 29, 2003, with the first release to occur when definitive agreements are signed. During the second quarter of fiscal 2004, IDT started providing us with services and benefits under the terms of the MOU. Pursuant to the terms of the MOU, IDT has provided certain services to us at IDT’s cost plus 5 percent, which we record to our direct cost of revenue.  IDT charged us $0.2 million for such services during the first quarter of fiscal 2006 and zero during the first quarter of fiscal 2005.

We maintain a close working relationship with IDT, and we do business with them on a variety of levels. The fact that we have not completed definitive agreements has not prevented us from working together pursuant to the terms of the MOU nor has it prevented IDT from supporting our cable telephony service offerings while we negotiate definitive agreements. While the MOU identifies the scope of services to be provided and the consideration and methodology for paying for such services, we cannot finalize the definitive agreements until our business units and technical teams further develop the details of the services to be provided by IDT. The issuance of the 6.9 million shares is subject to variable accounting treatment and, therefore, the shares potentially earned by IDT must be marked-to-market each quarter based on their current market value. Consequently, we recorded a net reduction of $0.3 million and a charge of $1.5 million to non-cash services provided by IDT related to this agreement during the three months ended October 31, 2005 and 2004, respectively.  The net reduction and charge to non-cash services provided by IDT related to 2.8 million shares that we have recognized as potentially earned by IDT for services and benefits provided by IDT through October 31, 2005.

We followed the guidance in EITF 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services in determining to apply variable accounting treatment to the shares that will be held in escrow under the definitive agreements until they are released to IDT. While we have no expectation of changing the type or amount of consideration to be paid to IDT under the MOU, if we do, EITF 96-18 may no longer apply, which would cause us to apply different accounting rules to this transaction, which could adversely affect our financial results.

We determined that non-cash services provided by IDT are attributable to direct cost of revenue and selling, general and administrative expense. However, given that the services provided by IDT do not individually have readily identifiable market values, and that the variable accounting treatment will result in different values being ascribed to the same services from period to period, we believe differentiating between direct cost of revenue and selling, general and administrative expense is not practicable. Therefore, we have classified the non-cash services provided by IDT in a separate line in the condensed consolidated statements of operations.

We determined that, beginning in the second quarter of fiscal 2004 through and including the first quarter of fiscal 2005, we incorrectly included the shares we may issue (related to the first year of the agreement) upon reaching a definitive agreement, and subsequently release from escrow to IDT, in our calculation of basic net loss per share, and also incorrectly included such shares as outstanding on our condensed consolidated balance sheets. However, this error, which we have corrected, did not have any impact on basic net loss per share during any of these quarterly or full year fiscal periods, and was not material to the number of outstanding shares included on our condensed consolidated balance sheets. In accordance with EITF Topic D-90, Grantor Balance Sheet Presentation of Unvested, Forfeitable Equity Instruments Granted to a Nonemployee, shares we may release from escrow for services received from IDT will not be included in the total number of Class A common stock shares reported as issued and outstanding until a definitive agreement is reached and such shares vest. The cumulative amount of equity on our condensed consolidated balance sheets related to this agreement was $4.2 million as of October 31, 2005 and $4.4 million as of July 31, 2005.

Loans with Chairman

In April 2002, we loaned Stephen Greenberg, who was then our Vice Chairman and Chief Executive Officer and is now our Chairman, the sum of $3.6 million. The loan bore interest at the short-term applicable federal rate under code section 1274(d) and principal and interest were due on April 9, 2005 (“Maturity Date”). The loan was non-recourse to Mr. Greenberg and was secured by options to purchase 300,000 shares, which carried a strike price of $5.08, of our common stock granted to Mr. Greenberg in April 2002.  The loan principal and accrued interest was not repaid on the Maturity Date and, pursuant to the terms of the loan agreement, Mr. Greenberg returned the 300,000 options to us for cancellation. Due to the non-recourse nature of the loan, we recorded compensation expense for the $3.6 million principal amount of the note over its three-year maturity period. We recorded compensation expense relating to this loan of $0.3 million during the three months ended October 31, 2004.

We previously loaned Mr. Greenberg $600,000 pursuant to his original employment agreement with us entered into in July 2000, which was paid in full, plus interest, in the first quarter of fiscal 2004.

Agreement with Chief Executive Officer

On October 31, 2004, Liore Alroy became our Chief Executive Officer, and Stephen Greenberg, who was then our Vice Chairman and Chief Executive Officer, assumed the role of Chairman of the Board. Pursuant to an employment agreement we entered into with Mr. Alroy effective October 31, 2004, we granted Mr. Alroy 800,000 stock options and 800,000 shares of restricted stock pursuant to our 1999 Amended and Restated Stock Option and Incentive Plan. The stock options have an exercise price equal to $3.45 per share, which was the fair market value of our stock on the grant date, and will vest over the three-year term of the agreement, 33.3 percent on each anniversary of the effective date of the agreement. Similarly, the restrictions on the sale of the restricted stock will lapse over the three-year term of the agreement, 33.3 percent on each anniversary of the effective date of the agreement. During the three months ended October 31, 2004, we recorded $2.8 million in deferred compensation related to Mr. Alroy’s restricted stock grant, and during the three months ended October 31, 2005, we recorded $0.2 million of non-cash compensation expense related to this agreement.

Agreement with Former Chief Financial Officer

In January 2002, Ilan Slasky tendered his resignation as our Chief Financial Officer. Pursuant to an agreement between Mr. Slasky and us, Mr. Slasky waived all of his rights under his employment agreement, entered into a 2 year restrictive non-compete covenant and agreed to provide consulting services for a 4 year period, all in exchange for settlement of various loans with us and the guarantee of continued benefits for a similar period. In connection with the termination of his employment, Mr. Slasky sold 500 shares of ADIR stock to IDT Corporation. IDT then transferred the ADIR shares to us in exchange for 273,798 shares of our common stock valued at $1.4 million or $5.20 per share, the closing price of the stock on the date of transfer. Under certain circumstances, we were required to guarantee to IDT that those shares still owned by IDT on January 31, 2007 will have a market value of at least $5.20 per share on that date. Pursuant to the agreement, the guaranteed value is reduced by the average of the 10 highest closing sales prices of Net2Phone common stock for all such dates between January 24, 2002 (the date of the agreement) and January 31, 2007 as long as the stock is saleable as either registered shares or pursuant to Rule 144. Our stock became saleable on January 26, 2004 and the average of the 10 highest stock prices after that date (which occurred in February and March 2004) was $7.00. Because the average stock price was greater than the $5.20 guaranteed amount, the guaranteed amount was reduced to zero at that time and we no longer has a liability to IDT. However, we mistakenly continued to account for these shares as if they were liable to IDT if our stock price declined below $5.20. As a result of declines in our stock price subsequent to March 2004, we incorrectly overstated restructuring expense in fiscal 2004 and fiscal 2005 by $0.4 million and $0.5 million, respectively. Upon realizing this error in the first quarter of fiscal 2006, we reversed the aggregate $0.9 million of excess restructuring expense. We determined that the impact of not recording the charges in each of the respective prior periods is not material. In addition, we determined that, although the impact of recording aggregate prior period overstatements of restructuring expense in the first quarter of fiscal 2006 is material to the results of operations of the current quarter, it is not expected to be material to the full year results. Accordingly, we recorded a reduction to restructuring expense in the first quarter of fiscal 2006 and have not restated any prior periods.

Effects of Inflation

Due to relatively low levels of inflation over the last several years, inflation has not had a material effect on our results of operations.

Cautionary Statement Concerning Forward-Looking Statements

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors and stockholders can better understand a company’s future prospects and make informed investment decisions. This Form 10-Q contains forward-looking statements that set out anticipated results based on management’s plans and assumptions. We have tried, wherever possible, to identify such statements by using words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with any discussion of future operating or financial performance.

Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. The following factors, among others, could cause actual results to be materially different from any future results that may be expressed or implied by the forward-looking statements contained in this Form 10-Q:

•	our ability to expand our customer base and to develop additional and leverage our existing distribution channels for our products and solutions,
•	dependence on strategic and channel partners including their ability to distribute our products and meet or renew their financial commitments,
•	our ability to address international markets,
•	the effectiveness of our sales and marketing activities,
•	the acceptance of our products in the marketplace,
•	the timing and scope of deployments of our products by customers,
•	fluctuations in customer sales cycles,
•	our customers’ ability to obtain additional funding,
•	technical difficulties with respect to our products or products in development,
•	the need for ongoing product development in an environment of rapid technological change,
•	the emergence of new competitors in the marketplace,
•	our ability to compete successfully against established competitors with greater resources,
•	the uncertainty of future governmental regulation,
•	our ability to manage growth and obtain patent protection and additional funds,
•	general economic conditions, and
•	other risks discussed in this report and in our other filings with the Securities and Exchange Commission, including those risks set forth in these filings that are associated with our relationship with IDT.

On November 10, 2005, IDT Corporation, our controlling stockholder, made an unsolicited tender offer to purchase all of the outstanding shares of our common stock that IDT and its affiliates do not currently own for $2.00 per share in cash, without interest. We cannot predict if the tender offer will close, or how long the closing process will take if it does go forward. The tender offer process involves a number of risks, including: the diversion of management attention from operational matters; the incurrence of significant incremental costs associated with the proposed transaction; our inability to attract and retain key personnel given the uncertainty of the transaction and the company’s future; the potential disruption of our business; and customer dissatisfaction or performance problems. The realization of all or any of the risks described above could materially and adversely affect our stock price, business and our results of operations.

An additional risk factor that could affect investor confidence and the market value of our stock relates to our compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted pursuant thereto (“Section 404 Rules”). We have previously identified material weaknesses in our internal controls over financial reporting, and if we identify additional issues, this could negatively impact our stock price. These material weaknesses have since been remediated, and our management report included in our Annual Report on Form 10-K for the year ending July 31, 2005 contained our assessment that we believe that we maintained effective internal controls over financial reporting as of July 31, 2005. Our independent auditors reported that they agreed with management’s assessment.

We will continue to report on the adequacy of our internal controls over financial reporting as required by law. If we are unable to timely report on the effectiveness of our system of internal controls over financial reporting under the Section 404 Rules, or if we must disclose material weaknesses related to our system of internal controls over financial reporting, investor confidence in our internal controls over financial reporting and financial statements could be damaged and cause our stock price to decline.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. This discussion of potential risks and uncertainties is by no means complete but is designed to highlight important factors that may impact our financial condition or results of operations. Other sections of this Form 10-Q may include additional factors which could adversely affect our business and financial performance. Moreover, we operate in a competitive environment. New risks emerge from time to time and it is not always possible for management to predict all such risk factors, nor can management assess the impact of all such risk factors on our business or to which any factor or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, shareholders should not place undue reliance on forward-looking statements as a prediction of actual results.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

The Securities and Exchange Commission’s rule related to market risk disclosure requires that we describe and quantify our potential losses from market risk sensitive instruments attributable to reasonably possible market changes. Market risk sensitive instruments include all financial or commodity instruments and other financial instruments (such as investments and debt) that are sensitive to future changes in interest rates, currency exchange rates, commodity prices or other market factors. We are not materially exposed to market risks from changes in foreign currency exchange rates or commodity prices. In general, we do not hold derivative financial instruments or securities for trading or speculative purposes. However, we occasionally utilize foreign exchange forward contracts to mitigate the effect of currency movements in the purchase of equipment from foreign vendors. While not qualifying as hedges, these contracts are recognized at fair value in the consolidated balance sheet, and changes in fair value are recognized currently in net income. We are exposed to changes in interest rates primarily from our investments in cash equivalents and marketable securities. Under our current policies, we do not use interest rate derivative instruments to manage our exposure to interest rate changes. Our reported financial results may vary significantly based upon fluctuations in our stock price. Our long-term obligation with Deutsche Bank changes based upon our stock price. If our stock price decreases, our overall obligation will increase. If our stock price increases, our overall obligation will decrease.

 Item 4. Controls and Procedures

Evaluation of Disclosure Controls and Procedures. Our Chief Executive Officer and Chief Financial Officer have evaluated the effectiveness of our disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934), as amended as of October 31, 2005. Based on such evaluation, such officers have concluded that, as of such date, our disclosure controls and procedures were ineffective, solely as a result of the following circumstance. Our board of directors delegated the authority to respond to the tender offer on behalf of Net2Phone, Inc. to the independent committee. The independent committee stated in the Schedule 14D-9 filed in connection with the tender offer on November 25, 2005 that certain of our directors and executive officers have, and our management has informed the independent committee that its members may have, actual or potential conflicts of interest with respect to IDT’s tender offer and as a result limited management's participation in the review process associated with preparation of the Schedule 14D-9 and excluded management in decisions related to disclosures reflected therein. Such limitation represents an exception to our standard disclosure controls and procedures but did not affect our internal controls over financial reporting. Accordingly, we believe that the condensed consolidated financial statements, and other financial information in this report, fairly present in all material respects our financial condition, results of operations and cash flows for the periods presented.

Changes in Internal Controls over Financial Reporting.      There were no changes in our internal control over financial reporting implemented during the first quarter of fiscal 2006 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II–OTHER INFORMATION

Item 1. Legal Proceedings

On June 30, 2005, two days after IDT announced its intention to commence the current tender offer, Spring Partners, LLC, stating that it is a stockholder of Net2Phone, filed a purported class action in the Superior Court of New Jersey, Chancery Division, Essex County, seeking to recover unspecified damages and to enjoin the proposed transaction. The action names as defendants Net2Phone, IDT, Liore Alroy, Harry C. McPherson, Jr., Marc J. Oppenheimer, James A. Courter, Jesse P. King, Michael J. Weiss, M.D., Ph.D., Howard S. Jonas, Stephen M. Greenberg and James R. Mellor. Each of the individual defendants is a director of Net2Phone, and Mr. Alroy is also Chief Executive Officer of Net2Phone. The complaint alleges primarily that the tender offer was timed to exploit low trading prices in the Common Stock, that the tender offer price is unfair and inadequate, that the Net2Phone board of directors lacks independence and that the defendants have breached their fiduciary duty to protect the public stockholders of Net2Phone (other than IDT). The complaint also alleges that each of the individual defendants, except for Mr. King, Mr. McPherson, Mr. Oppenheimer and Dr. Weiss, is currently, or was in the past, affiliated with IDT. The parties have stipulated to a number of extensions in the deadline for defendants to respond to the complaint and as a result, no response has been filed.

Between July 1, 2005 and July 18, 2005, five putative stockholder class action complaints were filed in the Court of Chancery, New Castle County, Delaware. The five named plaintiffs are Melly Hamel, Israel Nekritz, George Grossberger, William Lattarulo, and Weida Li. On July 13, 2005, one of the plaintiffs, Melly Hamel, served the defendants with a request for the production of documents. On July 27, 2005, the Delaware court consolidated these actions under the caption “In re Net2Phone, Inc. Shareholders Litigation,” appointed lead counsel and designated the Hamel complaint as the operative complaint in the action. The Hamel complaint makes substantially the same allegations concerning the pricing and timing of the tender offer, and breaches of fiduciary duty, as the complaint filed in New Jersey. The complaint also names the same defendants as the complaint filed in New Jersey – IDT, Net2Phone, Liore Alroy, Harry C. McPherson, Jr., Marc J. Oppenheimer, James A. Courter, Jesse P. King, Michael J. Weiss, M.D., Ph.D., Howard S. Jonas, Stephen M. Greenberg and James R. Mellor. The complaint alleges that each of these individuals, except for Mr. King, Mr. McPherson and Dr. Weiss, is currently, or was in the past, affiliated with IDT. The parties have stipulated to a number of extensions in the deadline for defendants to respond to the Hamel complaint and as a result, no response has been filed.

We are subject to legal proceedings that have arisen in the ordinary course of business and have not been finally adjudicated. Although there can be no assurance in this regard, in the opinion of management, none of the legal proceedings to which we are currently a party will have a material adverse effect on our results of operations, cash flows or our financial condition.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

Not applicable.

Item 3. Defaults Upon Senior Securities

Not applicable.

Item 4. Submission of Matters to a Vote of Security Holders

None.

Item 5. Other Information

There was no information required to be disclosed as a Current Report on Form 8-K during the first quarter of fiscal 2006 that was not previously reported.

Item 6. Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation. (Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-78713)).

3.2	Amended and Restated Bylaws. (Incorporated by reference from our Current Report on Form 8-K filed on December 16, 2005).

3.3	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant. (Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-78713)).

3.4	Certificate of Amendment to the Restated Certificate of Incorporation of the Registrant. (Incorporated by reference from our registration statement on Form S-1 (Registration No. 333-78713)).

3.5	Certificate of Amendment to the Amended and Restated Certificate of Incorporation. (Incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended July 31, 2000).

31.1	Certification of the Chief Executive Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

31.2	Certification of the Chief Financial Officer, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32	Certification of the Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NET2PHONE, INC.

Date: December 12, 2005	By:	/s/ Liore Alroy
Liore Alroy
Chief Executive Officer

Date: December 12, 2005	By:	/s/ Arthur Dubroff
Arthur Dubroff
Chief Financial Officer

ANNEX G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2006

_________________

NET2PHONE, INC.

_________________

(Exact name of registrant as specified in its charter)

000-26763
(Commission File Number)

Delaware	22-3559037
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

_________________

520 Broad Street
Newark, New Jersey 07102
(Address of principal executive offices, with zip code)

(973) 438-3111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

         Written communications pursuant to Rule 425 under the Securities Act

         Soliciting material pursuant to Rule 14a-12 under the Exchange Act

         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

On February 17, 2006, Net2Phone, Inc. (“Net2Phone”), IDT Corporation, a Delaware corporation (“IDT”) and NTOP Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of IDT (“Merger Sub”), entered in to an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, IDT will acquire Net2Phone in a taxable all-cash transaction for total equity consideration of approximately $28.1 million in the aggregate. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Net2Phone (the “Merger”), with Net2Phone continuing as the surviving corporation, the effect of which is to make Net2Phone a wholly owned subsidiary of IDT. Stockholders of Net2Phone will receive $2.05 in cash in exchange for each share of common stock and Class A common stock of Net2Phone, without interest. Following the merger, Net2Phone will be a privately held, wholly-owned subsidiary of IDT, and shares of Net2Phone common stock will cease to be quoted on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Consummation of the Merger is subject to closing conditions relating to approval by Net2Phone’s stockholders and the absence of certain legal impediments to the consummation of the Merger.

Net2Phone’s Board of Directors (the “Board”) has unanimously approved the Merger Agreement, following the recommendation of the Independent Committee of the board of directors of Net2Phone. During the course of its deliberations, the Independent Committee has been advised by Kirkland & Ellis, LLP as legal advisor and The Blackstone Group, L.P. as financial advisor. Prior to making its determination, the Independent Committee received the opinion of The Blackstone Group, L.P. that, as of February 16, 2006 and subject to certain qualifications set forth in the opinion, the consideration of $2.05 per share in cash, without interest, in the proposed merger is fair to the holders of shares of Net2Phone’s capital stock (other than IDT and its subsidiaries) from a financial point of view. The Merger Agreement contains customary representations, warranties and covenants made by the parties to each other. Net2Phone’s covenants include that, from February 17, 2006 to the effective time of the Merger, it will (i) conduct its business in the ordinary course consistent with past practice, (ii) not engage in certain kinds of transactions during such period, (iii) not (A) solicit proposals relating to alternative business combination transactions or (B) subject to certain exceptions, enter into discussions concerning an alternative business combination transactions, and (iv) conduct a consent solicitation to obtain the consent of Net2Phone’s stockholders to adopt the Merger Agreement and thereby approve the Merger, and (v) subject to certain exceptions, recommend, through its Board of Directors, that Net2Phone’s stockholders consent to the Merger Agreement and the Merger.

The Merger Agreement also provides, upon consummation of the Merger, for the cash-out of any outstanding stock options under Net2Phone’s stock option plans, in an amount per option equal to the excess, if any, of $2.05 over the per share exercise price of each such option, multiplied by the amount of shares covered by each such option.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger agreement, a copy of which is filed as Exhibit 2.1 and is incorporated by reference. The Merger Agreement has been included to provide investors with information regarding its terms and is not intended to provide any other factual information about Net2Phone or IDT or its affiliates. The Merger Agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure schedule that the parties have exchanged in connection with signing the Merger Agreement and that modifies, qualifies and creates exceptions to the representations and warranties contained in the Merger Agreement. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of the Merger Agreement or a prior, specified date, (ii) in some cases they are subject to qualifications with respect to materiality, knowledge and/or other matters, and (iii) they are modified in important part by the underlying disclosure schedule. This disclosure schedule contains information that has been included in Net2Phone’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Net2Phone’s public disclosures.

About the Proposed Transaction

Net2Phone will file a consent solicitation statement and other documents regarding the proposed merger with the Securities and Exchange Commission (“SEC”). NET2PHONE’S STOCKHOLDERS ARE URGED TO READ NET2PHONE’S SOLICITATION STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A definitive solicitation statement will be sent to Net2Phone’s stockholders seeking their consent for the transaction. Investors may obtain a free copy of the solicitation statement and other documents filed by Net2Phone with the Commission at the Commission’s website at www.sec.gov, or by directing a request to: Net2Phone, Inc., 520 Broad Street, Newark, NJ 07012, Attention: Investor Relations.

Howard S. Jonas, a director of the Company, and James A. Courter, Vice-Chairman of the Company’s board of directors, are also directors of IDT and will be subject to Rule 13e-3 promulgated under the Securities Exchange Act of 1934. In addition, Net2Phone and its other officers and directors may, under the rules of the Commission, may be deemed to be participants in the solicitation of consents in connection with the proposed merger. Investors may obtain additional information regarding the interests of such participants by reading the solicitation statement when it becomes available.

Item 8.01      Other Events.

A copy of the joint press release issued by Net2Phone and IDT on February 17, 2006 announcing the Merger Agreement is filed as Exhibit 99.1 and is incorporated by reference.

Item 9.01      Financial Statements and Exhibits.

(d)	Exhibits

2.1	Agreement and Plan of Merger by and among Net2Phone, IDT, and Merger Sub, dated as of February 17, 2006

99.1	Press Release dated February 17, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET2PHONE, INC.

Date: February 21, 2006	By:	/s/ GLENN J WILLIAMS
	Name:	Glenn J. Williams
	Title:	Executive Vice President of Business and Legal Affairs, General Counsel and Secretary of the Company

ANNEX H

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
––––––––––––––––––
FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2006
––––––––––––––––––
NET2PHONE, INC.
––––––––––––––––––
(Exact name of registrant as specified in its charter)

Delaware	000-26763	22-3559037
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Broad Street
Newark, New Jersey 07102
––––––––––––––––––
(Address of principal executive offices, with zip code)

(973) 438-3111
––––––––––––––––––
(Registrant's telephone number, including area code)

––––––––––––––––––
(Former name or former address,
if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

        Written communications pursuant to Rule 425 under the Securities Act

        Soliciting material pursuant to Rule 14a-12 under the Exchange Act

        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.02. Results of Operations and Financial Condition.

On March 7, 2006, Net2Phone, Inc. reported its earnings for the fiscal quarter ended January 31, 2006. A copy of the Company’s related press release dated March 7, 2006 is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Current Report on Form 8-K, including Exhibit 99.1, is being furnished, and shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934. Accordingly, the information in this Current Report on Form 8-K will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference, or otherwise subject to any of the liabilities of Section 18 of the Securities Act of 1934.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 7, 2006
NET2PHONE, INC.

By: /s/ Liore Alroy
Liore Alroy
Chief Executive Officer

ANNEX I

CONTACT: Sarah Hofstetter Net2Phone Corporate Communications 973-438-3838/sarah@net2phone.com

Net2Phone Reports 2nd Quarter Fiscal 2006 Financial Results

NEWARK, NJ – March 7, 2006 – Net2Phone, Inc. (Nasdaq: NTOP), a leading Voice over IP service provider, today announced results for the second quarter of fiscal 2006 ended January 31, 2006.

Firmwide revenue for the second quarter totaled $25.8 million, up 19% from revenue of $21.7 million from the prior quarter, and up 45% as compared with revenue of $17.8 million in the second quarter of fiscal 2005 (which included a $2.0 million reduction in revenue that resulted from a review of Net2Phone’s quarterly deferred revenue adequacy analysis).

Quarterly gross profit continued to improve, with second quarter gross profit of $10.5 million on 41% gross margins, up from $9.1 million on 42% gross margins in the first quarter of fiscal 2006 and $6.4 million on 36% gross margins in the second quarter of fiscal 2005 (which included a $2.0 million reduction in gross profit that resulted from a review of Net2Phone’s quarterly deferred revenue adequacy analysis).

Net loss for the second quarter was ($4.1) million compared to a net loss of ($7.2) million in the prior quarter and net loss of ($10.6) million in the second quarter of 2005. Net loss for the second quarter includes an $8.1 million net gain resulting from the termination of agreements with Altice One. During November 2005, Net2Phone received $18.8 million from Altice One, an investment fund with interests in cable properties, due to a recent change in ownership of those cable properties. The net gain generated by the termination of the Altice agreements, which is reflected in Other income (loss) in second quarter financial results, includes buy-out provision proceeds of $18.8 million reduced by a write-off of $6.9 million of Consideration paid to customers, $3.4 million in impairment of equipment and internally developed software related to the Altice deployments, and legal, arbitration and other expenses totaling $0.4 million. Net2Phone is seeking an additional payment from Altice of approximately Є25 million, which is the difference between $18.8 million (the amount of the initial payment) and the buyout payment Net2Phone believes is required by the agreements. The financial statements for the second quarter do not include any amounts relating to the aforementioned Є25 million nor any other claims or counterclaims of Altice and Net2Phone.

Net loss includes certain non-operational, non-cash and/or non-recurring items that management excludes in assessing Net2Phone's performance. As a result, Net2Phone also reports net income (loss) before special and non-cash items1 (adjusted for inventory obsolescence expense, non-recurring selling, general and administrative expense, depreciation and amortization, non-cash compensation, non-cash services provided by IDT, restructuring, severance, impairment and other items, interest income net, and other income (loss)), which excludes the impact that these aforementioned items have on Net2Phone's financial results.

[1]	The schedule accompanying this release provides reconciliations to generally accepted accounting principles (GAAP) for all non-GAAP financial measures mentioned in this release.

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Net loss before special and non-cash items for the quarter improved to ($3.8) million, as compared with ($4.0) million in the prior quarter, and ($6.6) million in the second quarter of 2005 (which included a $2.0 million increase in net loss before special and non-cash items that resulted from a review of Net2Phone’s quarterly deferred revenue adequacy analysis). Net loss before special and non-cash items excludes, among other items, non-recurring selling, general and administrative expense. Non-recurring selling, general and administrative expense for the second quarter of fiscal 2006 of $2.4 million and $0.3 million in the prior quarter consisted entirely of expenses directly related to the tender offer commenced by IDT Corporation on November 10, 2005. Net income (loss) before special and non-cash items is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP.

Net2Phone believes that net income (loss) before special and non-cash items provides investors with a measure of Net2Phone’s operational and financial progress that corresponds with the measurements used by management. Management uses this measurement, instead of net income (loss), as a basis for allocating resources and making other daily operating decisions. The accompanying table includes a detailed reconciliation of net loss reported in accordance with generally accepted accounting principles to net loss before special and non-cash items.

Capital expenditures during the second quarter were $1.3 million, compared with $3.1 million in the prior quarter, and $2.6 million in the second quarter of 2005.

As of January 31, 2006, cash, cash equivalents and marketable securities stood at $99.2 million, including $20.1 million of restricted funds.

As of the end of the quarter, Net2Phone had more than 85,000 broadband telephony subscriber lines, including 13,000 subscribers from Altice One’s cable properties, which Net2Phone is no longer servicing as a result of the aforementioned change of ownership of the Altice cable properties. This is a 50% increase from 57,000 subscriber lines at the end of the prior quarter and up more than 200% from 25,000 subscribers at the end of the second quarter of 2005.

Distribution Channels

International Reseller: Revenue from Net2Phone’s partnerships with resellers including licensed telecom operators was $15.4 million in the second quarter, up 24% from the prior quarter’s revenue of $12.4 million and up 66% from $9.3 million in the second quarter of 2005 (which included a $1.1 million reduction in revenue that resulted from a review of Net2Phone’s quarterly deferred revenue adequacy analysis). This significant growth is primarily attributable to Net2Phone’s ability to sell its IP telephony services through multiple international channels, including telecommunications operators, ISPs, retail stores and local distributors in 89 countries. Net2Phone contracts with telecommunications and other broadband providers to sell a full suite of VoIP products to consumers and small businesses.

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Cable: Revenue from partnerships with cable operators was $2.0 million in the second quarter, up 39% from the prior quarter’s revenue of $1.5 million and up 518% from $0.3 million in the second quarter of 2005. As of the end of the second quarter, Net2Phone had executed contracts to serve cable operators serving franchises with over 3.2 million homes (including 520,000 homes in the Altice cable telephony properties), with cable telephony services marketed to more than 1.5 million of these homes (including 520,000 homes in the Altice cable telephony properties).

Consumer: Revenue from Net2Phone’s direct-to-consumer products and services was $5.8 million in the second quarter, as compared with $6.0 in the prior quarter and $5.2 million in the second quarter of 2005 (which included a $0.9 million reduction in revenue that resulted from a review of Net2Phone’s quarterly deferred revenue adequacy analysis). Consumer products include rechargeable calling cards, PC2Phone, software-based calling applications, and Voiceline broadband telephony services sold directly. Net2Phone has more than 100,000 active subscribers using various consumer services – and Net2Phone has kept that number stable for the past few years.

Carrier: Revenue from Net2Phone’s sale of wholesale traffic capacity to carriers was $2.5 million in the second quarter, up 32% from the prior quarter’s revenue of $1.9 million and down 17% from revenue of $3.0 million in the second quarter of 2005. Carrier is a low margin business. The primary focus of the Carrier business is to satisfy Net2Phone’s wholesale carrier purchasing needs as required to support its various products and services. Revenue is generated via the sale of excess carrier capacity as market opportunities arise from time to time. Growth this quarter was directly attributed to increased demand for excess capacity, though this is the first quarter of revenue growth in six quarters. The volatility in carrier revenue has impacted recent growth in Net2Phone’s overall revenue.

Merger Update

As previously reported, IDT Corporation, Net2Phone’s controlling stockholder, completed an unsolicited tender offer for all of the outstanding shares of Net2Phone’s common stock that IDT and its affiliates did not own for $2.05 per share in cash on January 27, 2006. On January 30, 2006, IDT announced that, as a result of the tender offer, IDT owned approximately 80.52% of the then-outstanding capital stock and 85.75% of the then-outstanding voting power of Net2Phone.

On February 17, 2006, IDT and Net2Phone jointly announced that they had executed a merger agreement providing for the acquisition of Net2Phone by IDT. Under the terms and subject to conditions described in the merger agreement, NTOP Acquisition, Inc., a wholly-owned subsidiary of IDT, would merge with and into Net2Phone, with Net2Phone continuing as the surviving corporation. If the merger is consummated, each issued and outstanding share of common stock and Class A common stock of Net2Phone, other than shares held by IDT or its subsidiaries or as to which dissenters’ rights have been perfected, will be canceled and converted automatically into the right to receive $2.05 in cash, without interest.

Net2Phone filed preliminary solicitation materials with the Securities and Exchange Commission (the “Commission”) on February 24, 2006, and intends to distribute final solicitation materials to seek stockholders’ written consents to approve and adopt the merger and the merger agreement as promptly as practicable. Net2Phone expects to close the merger promptly following receipt of the requisite stockholder approval, subject to the closing conditions described in the merger agreement. The Net2Phone board of directors is recommending that Net2Phone’s stockholders approve the transaction.

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As of March 3, 2006, Net2Phone shares beneficially owned by IDT represented approximately 87.2% of the voting power of Net2Phone’s outstanding capital stock. IDT has informed the Independent Committee that it intends to grant its consent in favor of the merger agreement and the merger. The consent of the shares controlled by IDT is sufficient under Delaware law and the Net2Phone Certificate of Incorporation to adopt the merger agreement and approve the merger. Accordingly, if the other conditions in the merger agreement are satisfied, Net2Phone is likely to complete the merger whether or not its remaining shareholders grant their consent.

THIS PRESS RELEASE SHALL NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY PURPOSE. NET2PHONE HAS FILED A PRELIMINARY SCHEDULE 14A AND SCHEDULE 13E-3 WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER. THE DEFINITIVE SCHEDULE 14A WILL CONTAIN A CONSENT SOLICITATION STATEMENT AND OTHER DOCUMENTS FOR THE STOCKHOLDERS' TO CONSIDER IN DECIDING HOW TO VOTE ON THE PROPOSED TRANSACTION. NET2PHONE PLANS TO MAIL THE DEFINITIVE CONSENT SOLICITATION STATEMENT TO ITS STOCKHOLDERS. THE DEFINITIVE CONSENT SOLICITATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT NET2PHONE, THE PROPOSED MERGER AND RELATED MATTERS. INVESTORS AND STOCKHOLDERS SHOULD READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT AND THE OTHER DOCUMENTS FILED WITH THE COMMISSION IN CONNECTION WITH THE PROPOSED MERGER CAREFULLY BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TRANSACTION. THE CONSENT SOLICITATION STATEMENT AND ALL OTHER DOCUMENTS FILED WITH THE COMMISSION IN CONNECTION WITH THE PROPOSED MERGER WILL BE AVAILABLE, AS AND WHEN FILED, FREE OF CHARGE AT THE SEC'S WEB SITE, WWW.SEC.GOV. IN ADDITION, THE CONSENT SOLICITATION STATEMENT AND ALL OTHER DOCUMENTS FILED WITH THE COMMISSION IN CONNECTION WITH THE MERGER WILL BE MADE AVAILABLE TO INVESTORS FREE OF CHARGE BY WRITING TO NET2PHONE AT THE ADDRESS SET FORTH IN THIS PRESS RELEASE.

THE PARTICIPANTS IN THE SOLICITATION INCLUDE NET2PHONE, IDT CORPORATION, HOWARD S. JONAS AND JAMES A. COURTER AND MAY INCLUDE THE RESPECTIVE AFFILIATES, DIRECTORS AND EXECUTIVE OFFICERS OF NET2PHONE AND IDT CORPORATION. INFORMATION CONCERNING THEM AND THEIR DIRECT AND INDIRECT INTERESTS IN NET2PHONE IS CONTAINED IN THE PRELIMINARY SCHEDULE 14A FILED WITH THE COMMISSION ON FEBRUARY 24, 2006.

About Net2Phone

Net2Phone provides VoIP PacketCable, SIP and wireless solutions around the world. As a leader in turnkey hosted VoIP telephony services, Net2Phone has routed billions of VoIP minutes globally, servicing more than 100,000 users in the US as well as hundreds of thousands more overseas. Net2Phone provides partners with a SIP-based broadband telephony solution, calling cards, prefix dialing and enterprise services in over 100 countries. Net2Phone helps cable operators deliver a high-quality, primary-line-type service that includes emergency calling, basic and enhanced features. For more information about Net2Phone's products and services, please visit www.net2phone.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve risks and uncertainties and actual results could differ materially from those discussed in the forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Factors which may affect Net2Phone's results include, but are not limited to, Net2Phone's ability to satisfy in a timely manner the requirements of Section 404 of the Sarbanes-Oxley Act and the rules and regulations adopted pursuant thereto, the Net2Phone's ability to expand its customer base, Net2Phone's ability to develop additional and leverage its existing distribution channels for its products and solutions, dependence on strategic and channel partners including their ability to distribute Net2Phone's products and meet or renew their financial commitments, Net2Phone's ability to address international markets, the effectiveness of Net2Phone's sales and marketing activities, the acceptance of Net2Phone's products in the marketplace, the timing and scope of deployments of Net2Phone's products by customers, fluctuations in customer sales cycles, customers' ability to obtain additional funding, technical difficulties with respect to Net2Phone's products or products in development, the need for ongoing product development in an environment of rapid technological change, the emergence of new competitors in the marketplace, Net2Phone's ability to compete successfully against established competitors with greater resources, the uncertainty of future governmental regulation, Net2Phone's ability to manage growth, obtain patent protection, and obtain additional funds, general economic conditions and other risks discussed in this Press Release and in Net2Phone's filings with the Securities and Exchange Commission. In addition, the payment of any additional amount related to the termination of the Altice agreements is uncertain, and will be affected by uncertainties associated with any continued negotiation with Altice, or the results of arbitration proceedings. Consequently, there can be no assurance that Net2Phone will receive any portion of the additional Є25 million and/or the additional claims it is seeking from Altice. All forward-looking statements and risk factors included in this document are made as of the date hereof, based on information available to Net2Phone as of the date thereof, and Net2Phone assumes no obligation to update any forward-looking statement or risk factors.

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Net2Phone, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

(All Numbers in 000's except EPS Calculation)	2Q06 January 31, 2006	2Q05 January 31, 2005	1Q06 October 31,2005

Revenue	$25,799	$17,817	$21,726

Direct cost of revenue	$15,324	$11,376	12,608
Selling, general and administrative [a]	17,877	14,721	15,466
Depreciation and amortization	1,984	2,097	2,183
Non-cash services provided by IDT	2,231	(504)	(283)
Restructuring, severance, impairment and other items	24	887	(585)

Total cost and expense	37,441	28,577	29,389

Miscellaneous Income [b]	(249)	168	313

Loss from operations	$(11,891)	$(10,592)	$(7,350)

Interest income, net	486	571	244
Other Income (loss)	7,307	(581)	(103)

Net loss	$(4,098)	$(10,603)	$(7,209)

Net loss per common share—basic and diluted	$(0.05)	$(0.14)	$(0.09)

Weighted Average number of common shares used in the
calculation of basic and diluted net loss per common share	77,837	76,166	76,664

Cash, cash equivalents and marketable securities [c]	$99,156	$118,022	$89,009
Fixed assets (net)	19,841	20,010	23,817
Total assets	136,036	152,238	137,174
Total Stockholders' Equity	90,563	112,911	91,055

[a] Includes non-cash compensation of $1,305; $1,165, $1,677, respectively
[b] Includes estimation adjustment related to first quarter of fiscal 2006
[c] Includes restricted cash of $20,092; $27,880; $20,428, respectively

Net loss	$(4,098)	$(10,603)	$(7,209)
EXCLUDING
Inventory obsolescence expense	(93)	—	(9)
Non-recurring SG&A expense	(2,403)	(374)	(328)
Depreciation and amortization	(1,984)	(2,097)	(2,183)
Non-cash compensation	(1,306)	(1,165)	(1,677)
Non-cash services provided by IDT	(2,231)	504	283
Restructuring, severance, impairment and other items	(24)	(887)	585
Interest income, net	486	571	244
Other Income (loss)	7,307	(581)	(103)

Net loss before special and non-cash items	$(3,850)	$(6,573)	$(4,022)

Revenue by distribution channel

The following table summarizes Net2Phone's revenue by business channel:

International Reseller	15,446	9,286	12,424
Cable	2,038	330	1,464
Consumer	5,840	5,221	5,969
Carrier	2,475	2,980	1,869

Consolidated Total	$25,799	$17,817	$21,726

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Net2Phone, Inc.
520 Broad Street
Newark, New Jersey 07102
WRITTEN CONSENT SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS

Please return the consent promptly to the Company’s consent tabulator, ADP Investor Communications Services, at ADP Investor Communications Services, 51 Mercedes Way, Edgewood, NY 11717. This consent form must be received no later than the deadline stated in the Solicitation Statement in order for your consent to count.

Our board of directors recommends a vote FOR proposal 1.

1.	Approval of the Company’s entry into and completion of the transactions contemplated by the Agreement and Plan of Merger among IDT Corporation, NTOP Acquisition, Inc. and Net2Phone, Inc. dated February 17, 2006.

FOR	AGAINST	ABSTAIN

Dated:	______________	, 2006

(Stockholder’s Signature)

(Stockholder’s Signature)

Please sign exactly as your name appears on this Consent Card. If signing for trusts, estates, partnerships, or corporations, your title or capacity should be stated. If shares are held jointly, each holder should sign.